Form 10-K, Exhibit 13
period 1993-10-31
NORDSON CORP
filed 1994-01-28
CIK 72331

                                                                  Exhibit 13-a
Nordson Corporation
MANAGEMENT'S DISCUSSION AND ANALYSIS

FISCAL YEARS 1993 AND 1992

Sales in 1993 reached a record level of $461.6 million, an 8 percent increase over 1992. This increase is attributable to an 11 percent improvement in sales volume, reduced by unfavorable currency effects. Strong volume gains were achieved by North American and Pacific South operations. European operations reported moderate volume increases, while our Japanese organization experienced a decline in local activity. Overall growth was driven by increased sales of adhesive dispensing systems for nonwovens applications and specially engineered powder coating systems. Sales of adhesive application equipment to the packaging industry also showed steady gains.

Gross margins, expressed as a percentage of sales, were 58.5 percent in 1993 compared with 60.4 percent in 1992. The decline in the margin rate reflects product sales mix and unfavorable currency exchange rates.

Selling and administrative costs, expressed as a percentage of sales, decreased to 43.9 percent in 1993 from 44.6 percent in 1992. Although Nordson continued to expand its geographic operations, spending grew at a slower rate than sales.

Interest expense, net of interest income, decreased $.4 million. This improvement was due to lower average borrowing levels and lower average rates. Other income increased $1.0 million, primarily because of non-recurring occupancy charges recognized in the prior year. The effective tax rate decreased to 34.5 percent in 1993 from 34.9 percent in 1992. Lower aggregate effective foreign tax rates and a lower federal tax rate on previously taxed income offset the impact of a higher statutory federal tax rate and higher effective state and local taxes.

Effective as of the beginning of 1993, Nordson adopted Financial Accounting Standards Board Statements "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106), "Accounting for Income Taxes" (FAS 109), and "Employers' Accounting for Postemployment Benefits" (FAS 112). The combined cumulative effect of these changes in accounting principles was an aftertax charge to first quarter earnings of $4.8 million or $.25 per share. Aside from the one-time charge, adoption of these statements was not material to current year results.

Income before cumulative effect of accounting changes was $40.8 million, or $2.13 per share, in 1993 compared with $39.5 million, or $2.03 per share, in 1992. After the cumulative effect of accounting changes, net income in 1993 was $36.0 million, or $1.88 per share.


FISCAL YEARS 1992 AND 1991

Sales in 1992 were $425.6 million, a 10 percent increase over 1991. Sales volume, which advanced 8 percent, and favorable currency effects accounted for this increase. Steady gains were achieved in sales of adhesive application systems. These gains were complemented by strong demand in North America for special engineered coating systems. North American, European, and Pacific South operations recorded solid volume gains in 1992, while in local currency, operations in Japan posted a slight decline.

Gross margins, expressed as a percentage of sales, were 60.4 percent in 1992 compared with 59.0 percent in 1991. This increase was influenced by growth in core product sales and positive currency effects.

Selling and administrative costs, expressed as a percentage of sales, rose to
44.6 percent in 1992 from 44.0 percent in 1991. This growth resulted from the residual effects of converting independent distributor organizations to directly owned entities in 1991, and from Nordson's commitment to long-term spending programs.

Interest expense, net of interest income, decreased $.8 million due to lower average borrowing levels and higher cash balances available for investment. Other expenses increased $1.1 million, primarily from losses under the equity method of accounting for investments in affiliates and non-recurring occupancy charges, offset in part by lower net currency exchange losses. The effective tax rate decreased to 34.9 percent in 1992 from 35.0 percent in 1991. Lower aggregate effective foreign tax rates were substantially offset by higher effective state and local taxes and lower tax benefits from the Foreign Sales Corporation.

Net income was $39.5 million in 1992, up $5.8 million from 1991. Earnings per share were $2.03 in 1992, representing a 15 percent improvement over earnings of $1.77 in 1991.


LIQUIDITY AND SOURCES OF CAPITAL

Cash and cash equivalents increased $10.7 million during 1993. Cash generated by operations increased to $61.5 million. Significant uses for cash included capital expenditures, repayments of short-term and long-term debt and capital lease obligations, repurchases of Nordson stock, and dividends.

In 1993, working capital increased $20.3 million to $125.4 million. Current year operations increased working capital by $22.3 million, driven by increases in cash and receivables and decreases in notes payable. The effects of currency translations reduced working capital by $1.2 million, and a business acquisition reduced it by $.9 million.

Long-term debt, including the current portion, decreased $4.6 million from the prior year. The decrease resulted primarily from scheduled repayments of $3.4 million and from the early repayment of a $1.7 million, 7.3 percent note originally due in 1998.

Nordson has various lines of credit with both domestic and foreign banks. At October 31, 1993, these lines aggregated $128.8 million, of which $109.7 was unused. The company believes that the combination of present capital resources, internally generated funds, and unused financing sources are more than adequate to meet cash requirements for 1994.


EFFECTS OF FOREIGN CURRENCY AND INFLATION

The impact of changes in foreign currency exchange rates on sales and operating results cannot be precisely measured because of changes in selling prices, sales volume, product mix and cost structures in each country where Nordson operates. As a general rule, a weakening of the U.S. dollar relative to foreign currencies has a favorable effect on sales and net income, while a strengthening of the U.S. dollar has a detrimental effect.

In 1993 relative to 1992, the U.S. dollar was stronger against European currencies and weaker against the Japanese yen. If exchange rates for 1992 had been in effect during 1993, sales would have been approximately $11.7 million higher, and third-party costs would have been approximately $5.7 million higher. In 1992 relative to 1991, the U.S. dollar was generally weaker against foreign currencies. If exchange rates for 1991 had been in effect during 1992, sales would have been approximately $6.6 million lower, and third-party costs would have been approximately $3.9 million lower.

Inflation puts pressure on profit margins because the ability to pass cost increases onto customers is restricted by competitive pricing. Although inflation has been modest in recent years, and its effect is not material for the years covered by the financial statements, Nordson continues to seek ways to minimize the impact of inflation through efforts to achieve greater productivity.


TRENDS

The Eleven-Year Summary on pages 40 and 41 documents Nordson's historical financial trends. Over this period, world economic conditions fluctuated significantly. Nordson's solid performance is traced to the company's long-term commitment to develop and provide quality products and worldwide service to meet customers' changing needs.
                                       19