Form 10-K, Exhibit 13
period 1993-10-31
NORDSON CORP
filed 1994-01-28
CIK 72331

                                                              Exhibit 13-b

Nordson Corporation
CONSOLIDATED STATEMENT OF INCOME
Years ended October 31, 1993, November 1, 1992 and November 3, 1991


                                                1993      1992      1991
- --------------------------------------------------------------------------
                                                     (In thousands)
SALES                                         $461,557  $425,618  $387,962

OPERATING COSTS
  AND EXPENSES:
  Cost of sales                                191,575   168,437   158,885
  Selling and administrative expenses          202,608   189,887   170,814
                                              --------  --------  --------
                                               394,183   358,324   329,699
                                              --------  --------  --------
OPERATING PROFIT                                67,374    67,294    58,263

Other income (expense):
  Interest expense                              (6,426)   (6,796)   (7,333)
  Interest and investment income                 1,110     1,098       798
  Other - net                                      190      (829)      232
                                              --------  --------  --------
                                                (5,126)   (6,527)   (6,303)
                                              --------  --------  --------
Income before income taxes and cumulative
  effect of accounting changes                  62,248    60,767    51,960

Income taxes:
  Current                                       23,198    22,838    21,466
  Deferred                                      (1,725)   (1,608)   (3,293)
                                              --------  --------  --------
                                                21,473    21,230    18,173
                                              --------  --------  --------
Income before cumulative effect of
  accounting changes                            40,775    39,537    33,787
Cumulative effect of accounting changes         (4,784)       --        --
                                              --------  --------  --------
NET INCOME                                    $ 35,991  $ 39,537  $ 33,787
                                              ========  ========  ========
COMMON SHARES
  AND COMMON SHARE EQUIVALENTS                  19,184    19,471    19,093
                                              ========  ========  ========
EARNINGS PER SHARE:
  Income before cumulative effect of
    accounting changes                        $   2.13  $   2.03  $   1.77
  Cumulative effect of accounting changes         (.25)       --        --
                                              --------  --------  --------
  Net income                                  $   1.88  $   2.03  $   1.77
                                              ========  ========  ========

The accompanying notes are an integral part of the consolidated financial statements.

                                       20