Form 10-K, Exhibit 13
period 1993-10-31
NORDSON CORP
filed 1994-01-28
CIK 72331

                                                                Exhibit 13-c

Nordson Corporation
CONSOLIDATED BALANCE SHEET
October 31, 1993 and November 1, 1992


                                                  1993                1992
- ----------------------------------------------------------------------------
                                                      (In thousands)
ASSETS
Current assets:
  Cash and cash equivalents                     $ 18,128            $  7,409
  Marketable securities                            5,235               5,600
  Receivables                                    107,395             106,489
  Inventories                                     84,661              87,674
  Deferred income taxes                           21,708              20,819
  Prepaid expenses                                 4,545               3,845
                                                --------            --------
    TOTAL CURRENT ASSETS                         241,672             231,836

Property, plant and equipment - net               78,689              77,372
Intangible assets - net                           27,251              31,578
Deferred income taxes                              6,689                  --
Other assets                                       3,669               5,511
                                                --------            --------
                                                $357,970            $346,297
                                                ========           =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable                                 $ 19,050            $ 39,743
  Accounts payable                                22,186              19,082
  Income taxes payable                            16,955              14,945
  Accrued liabilities                             44,420              42,779
  Deferred income taxes                            3,810                  --
  Customer advance payments                        3,505               3,557
  Current maturities of long-term debt             3,174               3,366
  Current obligations under capital leases         3,181               3,226
                                                --------            --------
    TOTAL CURRENT LIABILITIES                    116,281             126,698

Long-term debt                                    17,667              22,075
Obligations under capital leases                   4,422               4,748
Deferred income taxes                                495               2,647
Other liabilities                                 22,700              12,409

Shareholders' equity:
  Common shares without par value:
    Authorized - 80,000,000 shares
    Issued - 24,506,000 shares                    12,253              12,253
  Capital in excess of stated value               45,167              37,264
  Cumulative translation adjustments               7,627              13,378
  Retained earnings                              263,988             236,973
  Common shares in treasury, at cost            (129,549)           (118,096)
  Guarantee of ESOP obligation                    (3,081)             (4,052)
                                                --------            --------
    TOTAL SHAREHOLDERS' EQUITY                   196,405             177,720
                                                --------            --------
                                                $357,970            $346,297
                                                ========            ========

The accompanying notes are an integral part of the consolidated financial statements.

                                       21