Form 10-K, Exhibit 13
period 1993-10-31
NORDSON CORP
filed 1994-01-28
CIK 72331

                                                                  Exhibit 13-d

Nordson Corporation
CONSOLIDATED STATEMENT OF CASH FLOWS
Years ended October 31, 1993, November 1, 1992 and November 3, 1991


                                                   1993        1992      1991
- -------------------------------------------------------------------------------
                                                         (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                       $35,991    $39,537    $33,787
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                   17,107     16,679     14,747
   Provision for losses on receivables                646      1,173      1,637
   Deferred income taxes                           (5,989)    (1,822)    (3,354)
   Other                                            1,356        690        232
   Changes in working capital:
    Receivables                                    (8,807)   (15,853)    (7,356)
    Inventories                                    (2,081)    (2,022)    (7,424)
    Other current assets                             (929)    (1,365)       (57)
    Accounts payable                                3,963       (465)    (2,801)
    Income taxes payable                            3,562      2,292      1,511
    Accrued liabilities                             4,661      4,748      8,163
    Customer advance payments                         314        752       (756)
   Decrease (increase) in
    other non-current assets                        1,221       (590)    (1,948)
   Increase in other non-current liabilities       10,436      2,294        833
                                                  -------    -------    -------
  Net cash provided by operating activities        61,451     46,048     37,214

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and equipment       (15,834)   (10,271)    (9,785)
 Proceeds from sale of property, plant
  and equipment                                       419      1,639        236
 Acquisition of businesses                           (455)    (8,302)    (5,562)
 Purchase of marketable securities                 (6,925)    (5,110)        --
 Proceeds from sale of marketable securities        7,290         10        790
                                                  -------    -------    -------
  Net cash used in investing activities           (15,505)   (22,034)   (14,321)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from short-term borrowing                   588     10,482      8,557
 Repayment of short-term borrowing                (17,245)   (10,508)   (16,181)
 Proceeds from long-term debt                         702         --      3,901
 Repayment of long-term debt                       (3,955)    (2,373)    (3,899)
 Repayment of capital lease obligations            (3,298)    (3,154)    (2,360)
 Issuance of common shares under company
  stock and employee benefit plans                  3,841      9,374      4,956
 Purchase of treasury shares                       (9,400)   (22,782)    (8,641)
 Tax benefit from stock option and restricted
  stock transactions                                1,134        982        418
 Dividends paid                                    (8,976)    (8,271)    (7,464)
                                                  -------    --------   -------
  Net cash used in financing activities           (36,609)   (26,250)   (20,713)

 Effect of exchange rate changes                    1,382       (336)       254
                                                  -------    -------    -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS   10,719     (2,572)     2,434
 Cash and cash equivalents at beginning of year     7,409      9,981      7,547
                                                  -------    -------    -------
 Cash and cash equivalents at end of year         $18,128    $ 7,409    $ 9,981
                                                  =======    =======    =======

The accompanying notes are an integral part of the consolidated financial statements.

                                       22