Form 10-K, Exhibit 13
period 1993-10-31
NORDSON CORP
filed 1994-01-28
CIK 72331

                                                                   Exhibit 13-e

Nordson Corporation
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
Years ended October 31, 1993, November 1, 1992 and November 3, 1991

                                            CAPITAL IN       CUMULATIVE                                             GUARANTEE
                              COMMON         EXCESS OF       TRANSLATION       RETAINED           TREASURY           OF ESOP
                              SHARES        STATED VALUE     ADJUSTMENTS       EARNINGS            SHARES          OBLIGATION
- ------------------------------------------------------------------------------------------------------------------------------
                                                      (In thousands)
BALANCE AT
  OCTOBER 28, 1990            $12,253          $21,130          $7,075          $179,384          $ (88,668)          $  (800)

  Shares issued under
    company stock and
    employee benefit plans                       3,968                                                1,943
  Net increase in
    guarantee of
    ESOP obligation                                                                                                      (805)
  Tax benefit from
    stock option and restricted
    stock transactions                             418
  Purchase of treasury
    shares                                                                                           (8,641)
  Translation adjustments                                         (866)
  Net income                                                                      33,787
  Dividends - $.40 per share                                                      (7,464)
                              ------------------------------------------------------------------------------------------------
BALANCE AT
  NOVEMBER 3, 1991             12,253           25,516           6,209           205,707            (95,366)           (1,605)

  Shares issued under
    company stock and
    employee benefit plans                      10,766                                                3,017
  Net increase in
    guarantee of
    ESOP obligation                                                                                                    (2,447)
  Tax benefit from
    stock option and restricted
    stock transactions                             982
  Purchase of treasury
    shares                                                                                          (25,747)
  Translation adjustments                                        7,169
  Net income                                                                      39,537
  Dividends - $.44 per share                                                      (8,271)
                              ------------------------------------------------------------------------------------------------
BALANCE AT
  NOVEMBER 1, 1992             12,253           37,264          13,378           236,973           (118,096)           (4,052)

  Shares issued under
    company stock and
    employee benefit plans                       6,769                                                1,560
  Reduction in
    guarantee of
    ESOP obligation                                                                                                       971
  Tax benefit from
    stock option and restricted
    stock transactions                           1,134
  Purchase of treasury
    shares                                                                                          (13,013)
  Translation adjustments                                       (5,751)
  Net income                                                                      35,991
  Dividends - $.48 per share                                                      (8,976)
                              ------------------------------------------------------------------------------------------------
BALANCE AT
  OCTOBER 31, 1993            $12,253          $45,167          $7,627          $263,988          $(129,549)          $(3,081)
                              ================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                                              23