Form 10-K, Exhibit 13
period 1993-10-31
NORDSON CORP
filed 1994-01-28
CIK 72331

                                                                  Exhibit 13-f
Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES
- --------------------------------------------------------------------------------

FISCAL YEAR -- The fiscal year for the Company's domestic operations ends on the Sunday closest to October 31, and in 1993, 1992 and 1991, contained 52, 52 and 53 weeks, respectively. For international operations, the Company's fiscal year ends on September 30.

CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in non-controlled affiliates are accounted for by the equity method.

CASH AND CASH EQUIVALENTS -- The Company considers highly liquid instruments with a maturity of 90 days or less at date of purchase to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market.

MARKETABLE SECURITIES -- Marketable securities, consisting primarily of municipal and other short-term notes with maturities greater than 90 days at date of purchase, are carried at cost, which approximates market.

INVENTORIES -- Inventories are valued at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for approximately 56 percent of consolidated inventories at October 31, 1993 (55 percent at November 1, 1992). The first-in, first-out (FIFO) method is used for all other inventories. Consolidated inventories would have been $10,752,000 and $10,867,000 higher than reported at October 31, 1993 and November 1, 1992, respectively, had the Company used the FIFO method, which approximates current cost, for valuation of all inventories.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION -- Property, plant and equipment is carried at cost. The Company capitalizes interest costs as part of the cost of constructing major facilities and equipment. No interest costs were capitalized in 1993, 1992 or 1991. Plant and equipment is depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets or, in the case of property under capital leases, over the terms of the leases.

INTANGIBLE ASSETS -- Intangibles, consisting primarily of costs in excess of net assets of acquired businesses, are amortized using the straight-line method over periods not exceeding 15 years.

RESEARCH AND DEVELOPMENT -- Research and development costs are charged to expense as incurred and amounted to $19,655,000 in 1993 ($18,431,000 in 1992 and $17,999,000 in 1991).

EARNINGS PER SHARE -- Earnings per common share are computed based on the weighted average number of common shares and common share equivalents outstanding during each year. Common share equivalents consist primarily of shares issuable upon exercise of the Company's stock options and stock purchase rights, computed using the treasury stock method.

PRESENTATION -- Certain 1992 and 1991 amounts have been reclassified to conform with the 1993 presentation.

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - ACCOUNTING CHANGES
- -------------------------------------------------------------------------------

In the fourth quarter of 1993, the Company adopted Statement of Financial Accounting Standards (FAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective as of the beginning of the year. This statement requires accrual over the employee service period of the expected cost of providing postretirement medical and life insurance benefits. Prior to 1993, the Company expensed these benefits when they were paid. The cumulative effect at November 2, 1992 of adopting FAS 106 reduced net income by $4,344,000, net of $2,692,000 of income tax benefits.

In the fourth quarter of 1993, the Company adopted FAS 109, "Accounting for Income Taxes," effective as of the beginning of the year. This statement requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other liabilities and assets. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The cumulative effect at November 2, 1992 of adopting FAS 109 reduced net income by $138,000.

Also, in the fourth quarter of 1993, the Company adopted FAS 112, "Employers' Accounting for Postemployment Benefits," effective as of the beginning of the year. This statement requires that certain benefits available to former employees be accrued when it becomes probable that such benefits will be paid. Prior to 1993, the Company expensed these benefits when they were paid. The cumulative effect at November 2, 1992 of adopting FAS 112 reduced net income by $302,000, net of $187,000 of income tax benefits.

No prior year financial statements have been restated. Previously reported first quarter 1993 results have been restated to reflect the combined aftertax charge of $4,784,000, or $.25 per share. Aside from the one-time charge, adoption of these statements was not material to quarterly or annual results in the current year.


NOTE 3 -- PENSION, RETIREMENT AND OTHER POSTRETIREMENT PLANS
- -------------------------------------------------------------------------------

PENSION PLANS -- The Company has various pension plans which cover substantially all employees. Pension plan benefits are generally based on years of employment and, for salaried employees, the level of compensation.
The Company contributes actuarially determined amounts to domestic plans to provide sufficient assets to meet future benefit payment requirements. The Company's international subsidiaries fund their pension plans according to local requirements. The Company also sponsors an unfunded supplemental pension plan for certain employees.

Net pension cost for the Company's significant plans consists of the following components:

                                                                         1993             1992           1991
- -------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)
Service cost - benefits earned during period                           $2,893           $2,531         $2,145
Interest cost on projected benefit obligations                          3,625            2,917          2,305
Actual return on assets                                                (5,654)          (2,742)        (7,230)
Net amortization and deferral                                           2,572              (51)         4,735
                                                                       ------           ------         ------
Net periodic pension cost                                              $3,436           $2,655         $1,955
                                                                       ======           ======         ======

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -- PENSION, RETIREMENT AND OTHER POSTRETIREMENT PLANS (CONTINUED)

- ------------------------------------------------------------------------------
The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheet for its significant pension plans:

                                                                      1993                       1992
- ---------------------------------------------------------------------------------------------------------------
                                                               ASSETS    ACCUMULATED       ASSETS   ACCUMULATED
                                                               EXCEED      BENEFITS        EXCEED     BENEFITS
                                                            ACCUMULATED     EXCEED      ACCUMULATED    EXCEED
                                                              BENEFITS      ASSETS        BENEFITS     ASSETS
- ---------------------------------------------------------------------------------------------------------------
                                                                                (In thousands)
Actuarial present value of obligations:
  Vested benefit obligations                                  $ 28,637      $  6,413     $ 25,088      $  5,137
                                                              ========      ========     ========      ========
  Accumulated benefit obligations                             $ 30,559      $  9,935     $ 26,722      $  8,320
                                                              ========      ========     ========      =========
  Projected benefit obligations                               $ 39,577      $ 15,381     $ 34,515      $ 13,341
Plan assets at fair value                                       40,851         2,513       35,933         2,173
                                                              --------      --------     --------      --------
Excess (deficiency) of assets over
  projected benefit obligations                                  1,274       (12,868)       1,418       (11,168)
Unrecognized prior service costs                                 1,205         2,168        1,307         2,028
Unrecognized net (gain) loss                                    (3,292)        4,254       (2,071)        4,319
Unrecognized net transition
  (asset) obligation                                            (3,021)          178       (3,653)          240
                                                              --------      --------     --------      --------
Accrued pension costs                                         $ (3,834)     $ (6,268)    $ (2,999)     $ (4,581)
                                                              ========      ========     ========      ========

The actuarial present value of projected benefit obligations at the end of 1993 and 1992 was determined using a weighted average discount rate of 7.5 percent and 8.0 percent, respectively, and a rate of increase in future compensation levels of 4.6 percent and 5.0 percent, respectively. Plan assets consist primarily of stocks and bonds. The expected long-term rate of return on plan assets was 8.0 percent for 1993, 1992 and 1991.

Plans for which accumulated benefit obligations exceeded plan assets consist of the unfunded supplemental plan and certain international plans, which are partially unfunded by local practice.

RETIREMENT PLANS -- The parent company and certain subsidiaries have funded contributory retirement plans covering certain employees. The Company's contributions are primarily determined by the terms of the plans subject to the limitation that they shall not exceed the amounts deductible for income tax purposes. The Company also sponsors an unfunded contributory supplemental retirement plan for certain employees. Generally, benefits under these plans vest gradually over a period of approximately five years from date of employment, and are based on the employee's contribution. The expense applicable to retirement plans for 1993, 1992 and 1991 was approximately $1,988,000, $1,756,000 and $1,555,000, respectively.

POSTRETIREMENT BENEFIT PLAN -- The parent company has an unfunded postretirement defined benefit plan covering certain employees. The plan provides medical and life insurance benefits. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance.

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -- PENSION, RETIREMENT AND OTHER POSTRETIREMENT PLANS (CONTINUED)
- --------------------------------------------------------------------------------
Effective as of the beginning of 1993, the Company adopted FAS 106, which requires these benefits to be expensed during the employees' working careers. Postretirement benefit expense for years prior to 1993, which was recorded when the benefits were paid, has not been restated. The Company elected to immediately expense the accumulated benefit obligation at the beginning of the year of $4,344,000, net of $2,692,000 of income tax benefits. Aside from the one-time charge, adoption of this accounting method was not material to current year results.

Net postretirement benefit cost includes the following components:

                                                                               1993         1992          1991
- --------------------------------------------------------------------------------------------------------------
                                                                                       (In thousands)
Service cost - benefits earned during period                                   $388           --            --
Interest cost on accumulated benefit obligations                                551           --            --
                                                                               ----         ----          ----
Net periodic postretirement benefit cost                                       $939         $153          $142
                                                                               ====         ====          ====

The following table sets forth the amount recognized in the Company's balance sheet for its postretirement benefit plan:



                                                                                                          1993
- --------------------------------------------------------------------------------------------------------------
                                                                                                (In thousands)
Accumulated postretirement benefit obligation:
  Retirees                                                                                              $2,339
  Fully eligible active plan participants                                                                1,687
  Other active plan participants                                                                         3,762
                                                                                                        ------
                                                                                                         7,788
Unrecognized net loss                                                                                      (38)
                                                                                                        ------
Accrued postretirement benefit costs                                                                    $7,750
                                                                                                        ======


The discount rate used in determining the accumulated postretirement benefit obligation at October 31, 1993 was 7.5 percent. The annual rate of increase in the per capita cost of covered benefits (the health care cost trend rate) was assumed to be 10.0 percent for 1994, decreasing gradually to 5 percent for 2001 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the net postretirement benefit cost for 1993 by $185,000 and the accumulated postretirement benefit obligation as of October 31, 1993 by $1,347,000.

NOTE 4 -- INCENTIVE COMPENSATION PLAN

- -----------------------------------------------------------------------------

The Company has an incentive compensation plan for executive officers. Participants in the plan and payments under the plan are approved by a committee appointed by the Board of Directors. Members of the committee are directors and are not active officers of the Company. Amounts paid under the plan are based on a percentage of the base salary of each participant. Compensation expense attributable to the plan was $1,557,000 in 1993 ($1,843,000 in 1992 and $1,719,000 in 1991).

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 -- INCOME TAXES
- -------------------------------------------------------------------------------
Effective as of the beginning of 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FAS 109. As permitted under the new rules, prior years' financial statements have not been restated. The cumulative effect of adopting FAS 109 as of the beginning of 1993 decreased net income by $138,000. Application of the new income tax rules was not material to current year results.

Income tax expense includes the following:

                                  U.S.         STATE
                                 FEDERAL     AND LOCAL         FOREIGN            TOTAL
- ---------------------------------------------------------------------------------------
                                                   (In thousands)
1993 - LIABILITY METHOD
  Current                       $ 12,825       $ 2,684         $ 7,689         $ 23,198
  Deferred                        (1,547)         (140)            (38)          (1,725)
                                --------        ------        --------         --------
    Total                       $ 11,278       $ 2,544         $ 7,651         $ 21,473
                                ========       =======         =======         ========
1992 - DEFERRED METHOD
  Current                       $  9,705       $ 1,849         $11,284         $ 22,838
  Deferred                          (138)         (270)         (1,200)          (1,608)
                                --------       -------         -------         --------
    Total                       $  9,567       $ 1,579         $10,084         $ 21,230
                                ========       =======         =======         ========
1991 - DEFERRED METHOD
  Current                       $  9,169       $ 1,452         $10,845         $ 21,466
  Deferred                        (2,537)         (744)            (12)          (3,293)
                                --------       -------         -------         --------
    Total                       $  6,632       $   708         $10,833         $ 18,173
                                ========       =======         =======         ========

Earnings before income taxes of international operations were $16,884,000, $20,431,000 and $24,472,000 in 1993, 1992 and 1991, respectively. Deferred income taxes are not provided on undistributed earnings (which aggregated approximately $17,977,000 at October 31, 1993) of international subsidiaries which are intended to be permanently invested in those operations. Should those earnings be distributed, applicable foreign tax credits would substantially offset U.S. taxes due upon the distribution.

The reconciliation of the United States statutory federal income tax rate to the worldwide consolidated effective tax rate follows:


                                                                LIABILITY       DEFERRED
                                                                  METHOD         METHOD
                                                                   1993       1992     1991
- -------------------------------------------------------------------------------------------
Statutory federal income tax rate                                  34.8%     34.0%     34.0%
Foreign Sales Corporation exemption                                (3.8)     (3.9)     (4.5)
Foreign earnings (excluding unrealized net exchange
  gains and losses) subject to an aggregate tax
  rate different than the statutory federal tax rate
  (including the effect of U.S. tax credits)                        1.7       2.6       3.7
State and local taxes, net of federal income tax benefit            2.7       1.7        .9
Enacted rate changes                                               (1.0)       --        --
Other - net                                                          .1        .5        .9
                                                                  -----     ------    ------
Effective tax rate                                                 34.5%     34.9%     35.0%
                                                                  ======    ======    ======

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 -- INCOME TAXES (CONTINUED)
- ------------------------------------------------------------------------------
Significant components of the Company's deferred tax assets and liabilities as of October 31, 1993 are as follows:

                                                                                   1993
- ---------------------------------------------------------------------------------------
                                                                          (In thousands)
Deferred tax assets:
  Sales to international subsidiaries and related consolidation adjustments     $15,174
  Accruals not currently deductible for taxes                                     4,844
  Employee benefits                                                               4,663
  Inventory adjustments                                                           1,586
  Translation of foreign currency accounts                                        1,494
  Depreciation                                                                      276
  Other - net                                                                       360
                                                                                -------
      Total deferred tax assets                                                  28,397

Deferred tax liabilities:
  Depreciation                                                                    3,734
  Inventory adjustments                                                             435
  Other - net                                                                       136
                                                                                -------
      Total deferred tax liabilities                                              4,305
                                                                                -------
  Net deferred tax assets                                                       $24,092
                                                                                =======


The components of the provision for deferred income taxes for 1992 and 1991 are as follows:

                                                               1992              1991
- --------------------------------------------------------------------------------------
                                                                   (In thousands)
Sales to international subsidiaries
  and related consolidation adjustments                     $  (721)          $(1,854)
Declared repatriation of foreign earnings
  net of foreign tax credit                                     913              (193)
Employee benefits                                              (657)             (425)
Depreciation                                                   (180)              235
Inventory adjustments                                          (253)             (387)
Translation of foreign currency accounts                        218              (372)
Changes in accruals not currently
  deductible for taxes                                         (901)             (275)
Other - net                                                     (27)              (22)
                                                            -------           -------
      Total                                                 $(1,608)          $(3,293)
                                                            =======           =======

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 -- ACQUISITIONS
- -------------------------------------------------------------------------------
During 1993, the Company acquired a distributor in Latin America. During 1992, the Company acquired a U.S. manufacturer of adhesive application equipment.
The cost of acquisitions amounted to $455,000 in 1993 and $8,302,000 in 1992.

Business acquisitions are accounted for as purchases, with the acquired assets and liabilities recorded at their estimated fair value at the dates of acquisition, and the related operating results included in the consolidated financial statements from the dates of acquisition. The excess of the total acquisition costs over the fair value of net assets acquired is included in intangible assets and amortized over 15 years using the straight-line method.

Assuming the acquisitions had taken place at the beginning of each year, net sales on a pro forma unaudited basis would have been $438,017,000 in 1992, while the effects on net sales in 1993 and net income and earnings per share for both years would have been immaterial.


NOTE 7 -- LINES OF CREDIT AND NOTES PAYABLE
- -------------------------------------------------------------------------------
At October 31, 1993, the Company had lines of credit with various domestic and foreign banks aggregating $128,758,000. The unused portion of these credit lines was $109,708,000. The Company has no agreement, formal or informal, to maintain compensating balances or to pay significant commitment fees relating to these lines, which can generally be withdrawn at the option of the banks.
The carrying amount of the Company's notes payable approximates their fair value.


NOTE 8 -- LONG-TERM DEBT
- -------------------------------------------------------------------------------
The long-term debt of the Company follows:

                                                                  1993              1992
- ----------------------------------------------------------------------------------------
                                                                     (In thousands)
Industrial Revenue Bonds -- City of Westlake, Ohio             $ 7,650           $ 8,500
Industrial Revenue Bonds -- Gwinnett County, Georgia             6,000             6,000
Variable Rate Term Loan                                            387               774
State of Ohio Loan                                                 585               685
Guarantee of ESOP obligation                                     3,081             4,052
5.33% Mortgage Note, payable in semi-annual installments of
  $153,000 through June 1996                                       971             1,418
5.50% Mortgage Note, payable in semi-annual installments of
  $49,000 through June 1998                                        491               681
5.50% Mortgage Note, payable in semi-annual installments of
  $52,000 through June 1998                                        518               718
4.70% Note, payable in semi-annual installments of
  $94,000 through June 1997                                        755                --
5.75% Note, payable in semi-annual installments of
  $52,000 through December 1996                                    364               541
7.30% Note, payable upon maturity in August 1998                    --             1,667
Other (primarily foreign currency borrowings)                       39               405
                                                               -------           -------
                                                                20,841            25,441
Less current maturities                                          3,174             3,366
                                                               -------           -------
      Total                                                    $17,667           $22,075
                                                               =======           =======

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 -- LONG-TERM DEBT (CONTINUED)
- -------------------------------------------------------------------------------
INDUSTRIAL REVENUE BONDS -- CITY OF WESTLAKE, OHIO -- These bonds were issued in connection with the construction of the Company's World Headquarters in Westlake, Ohio. The bonds are due in annual installments of $850,000 extending through 2002 with interest payable quarterly. The tax-free interest rate varies weekly and was 2.55 percent at October 31, 1993. The bonds are secured by a $7,977,000 standby letter of credit.

INDUSTRIAL REVENUE BONDS -- GWINNETT COUNT, GEORGIA -- These bonds were issued in connection with the acquisition and renovation of the Norcross Manufacturing Facility in Gwinnett County, Georgia. These bonds are due in annual installments of $600,000 beginning in 2000 and extending through 2009 with interest payable quarterly. The tax-free interest rate varies weekly and was
2.70 percent at October 31, 1993. The bonds are secured by a $6,300,000 standby letter of credit.

VARIABLE RATE TERM LOAN -- The loan proceeds were used to purchase shares of the Company's common stock which were subsequently contributed to the Company's Employee Stock Ownership Plan. The final annual installment of $387,000 is due in 1994 with interest payable quarterly. Interest resets periodically at a rate below generally available taxable rates (3.41 percent at October 31, 1993).

STATE OF OHIO LOAN -- This loan was issued for the construction of a sales and demonstration facility in Amherst, Ohio. The loan is payable in annual installments of $100,000 through 1998, with the final installment of $85,000 due in 1999. Interest is payable quarterly at a fixed rate of 5.00 percent. The loan is secured by a $1,025,000 standby letter of credit.

GUARANTEE OF ESOP OBLIGATION -- The Company's Employee Stock Ownership Plan
(ESOP) has borrowed under a $10,000,000 revolving credit agreement. Since the Company has unconditionally guaranteed the repayment of the ESOP's borrowings, the loans are reported as long-term debt on the consolidated balance sheet. A corresponding amount has also been recorded as a reduction of shareholders' equity. The obligation is payable in annual installments of $570,000 to $971,000 through 1997 with interest payable quarterly. Interest resets periodically at a rate approximately 20 percent below generally available taxable rates (3.20 percent at October 31, 1993). The ESOP will repay the loans plus interest using Company contributions and dividends received on the shares of common stock that have not been allocated to plan participants. Dividends on unallocated shares were $49,000, $46,000 and $22,000 in 1993, 1992 and 1991, respectively.

MORTGAGE AND OTHER NOTES PAYABLE -- The mortgage and other notes are payable primarily in deutsche marks. Assets with a net book value of $5,218,000 have been pledged as security for certain notes.

FAIR VALUE -- The fair value of the Company's long-term debt, including current maturities, at October 31, 1993, is approximately $19,957,000, estimated by discounting future cash flows at currently available taxable rates for borrowing arrangements with similar terms and conditions.

ANNUAL MATURITIES -- The annual maturities of long-term debt for the five years subsequent to October 31, 1993 are as follows: 1994 - $3,174,000, 1995 - $2,536,000, 1996 - $2,533,000, 1997 - $1,962,000 and 1998 - $1,152,000.


NOTE 9 -- CAPITAL SHARES
- --------------------------------------------------------------------------------
PREFERRED -- The Company has authorized 10,000,000 Series A convertible preferred shares without par value. No preferred shares were outstanding in 1993 or 1992.

COMMON -- The Company has 80,000,000 authorized common shares without par value. In March 1992, the shareholders adopted an amendment to the Company's articles of incorporation which, when filed with the state of Ohio, would increase the number of authorized common shares to 160,000,000. At October 31, 1993 and November 1, 1992, there were 24,506,000 common shares issued, which included 5,780,000 and 5,754,000 treasury shares, respectively.

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -- COMPANY STOCK PLANS
- --------------------------------------------------------------------------------
LONG-TERM PERFORMANCE PLAN -- The Company's long-term performance plan, adopted in 1993, provides for the granting of stock options, stock appreciation rights, restricted stock, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives. The number of common shares available for grant of awards is 3 percent of the number of common shares outstanding as of the first day of each fiscal year, plus up to an additional
.5 percent, consisting of shares available, but not granted, in prior years.
At November 1, 1993, there were 655,000 shares available for grant in 1994.

STOCK OPTIONS -- The Company may grant non-qualified or incentive stock options to employees and directors of the Company. The exercise price of outstanding stock options is the fair market value of the common shares at the date of grant. Generally, the options may be exercised after one year from the date of grant at a rate not exceeding 25 percent per year and expire 10 years from the date of grant. Vesting accelerates upon the occurrence of events which involve or may result in a change of control of the Company.

No charges have been made against income in accounting for stock options. Tax benefits arising from the exercise of non-qualified stock options are recognized when realized and credited to capital in excess of stated value. Summarized transactions are as follows:

                                      Number of                 Exercise Price
                                       Options                 Range Per Share
- -------------------------------------------------------------------------------
Outstanding at November 1, 1992       1,213,491                $ 9.75 - $52.00
Granted                                 302,020                $43.50 - $47.00
Exercised                              (133,266)               $12.75 - $42.50
Forfeited                                (7,544)               $19.75 - $47.00
                                      ---------
Outstanding at October 31, 1993       1,374,701                $ 9.75 - $52.00
                                      =========
Exercisable at October 31, 1993         800,000                $ 9.75 - $52.00
                                      =========


STOCK APRECIATION RIGHTS -- The Company may grant stock appreciation rights to employees. A stock appreciation right provides for a payment equal to the excess of the fair market value of a common share when the right is exercised, over its value when the right was granted. The Company accrues for these payments over the periods in which the stock appreciation rights vest and are exercisable. There were no stock appreciation rights outstanding during 1993, 1992 and 1991.

Limited stock appreciation rights that become exercisable upon the occurrence of events which involve or may result in a change of control of the Company have been granted with respect to 1,305,901 shares.

RESTRICTED STOCK -- The Company may grant restricted stock to employees. Generally, these shares may not be disposed of for a designated period of time defined at the date of grant, and are to be returned to the Company if the recipient's employment terminates during the restriction period. As shares are issued, deferred compensation equivalent to the market value on the date of grant is charged to shareholders' equity and subsequently amortized over the restriction period. Net amortization was $876,000 in 1993 ($1,443,000 in 1992 and $955,000 in 1991). Tax benefits arising from restricted stock are recognized when realized and credited to capital in excess of stated value. In 1993, there were 8,850 restricted shares granted and 200 restricted shares forfeited.

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -- COMPANY STOCK PLANS (CONTINUED)
- -------------------------------------------------------------------------------
EMPLOYEE STOCK PURCHASE RIGHTS -- Under the Company's stock purchase programs, eligible employees may purchase common shares at specified times each year in an amount up to 15 percent of their annual compensation. For domestic employees, the purchase price is equal to 95 percent of the fair market value of the common shares at the date of purchase. Foreign employees may purchase shares at a price equal to the lesser of: (a) 85 percent of the fair market value of the common shares at the date of the employee's entry into the program, or (b) 85 percent of the fair market value at the date of purchase.
In 1993, there were 106,550 common shares issued under these programs at an average price of $35.25 per share. As of October 31, 1993, common shares totaling 525,354 could be purchased in 1994 under the programs.

EMPLOYEE STOCK OWNERSHIP PLAN -- The Employee Stock Ownership Plan covers all domestic employees. Company contributions are discretionary and funded annually by a combination of cash and shares of the Company's common stock. Allocations to the participants' accounts are made on December 31 on the basis of their compensation for the year. Each participant vests in his account at a rate of 20 percent per year. Distribution of a participant's account occurs at retirement, death, or termination of employment.

During 1993, $1,809,000 was charged to expense ($2,031,000 in 1992 and $2,850,000 in 1991) using the shares-allocated method. These amounts include $128,000, $131,000 and $69,000 in 1993, 1992 and 1991, respectively, charged to interest expense related to the Company's guarantee of the plan's debt obligation. Contributions to the plan were $2,068,000, $1,929,000 and $1,812,000 in 1993, 1992 and 1991, respectively.

SHAREHOLDER RIGHTS PLAN -- In August 1988, the Board of Directors declared a dividend of one common share purchase right for each common share outstanding on September 9, 1988. Rights are also distributed with common shares issued by Nordson after that date. The rights may only be exercised if a party acquires 20 percent or more of the Company's common shares, makes a tender offer for at least 20 percent of the Company's common shares, or is declared to be an "adverse person." The exercise price of each right is $100 per share. The rights trade with the shares until the rights become exercisable.

If a party acquires at least 25 percent of the Company's common shares, is declared to be an "adverse person," or attempts a "control share acquisition" without complying with Ohio law, or if an acquiring party engages in certain self-dealing actions ("flip-in" events), each right then becomes the right to purchase two common shares of Nordson for $.50 per share. In the event the Company is acquired in a merger or other business combination ("flip-over" events), each right entitles its holder to purchase, for $1, shares of the surviving company having a market value equal to two common shares of Nordson.

The rights may be redeemed by the Company at a price of $.01 per right at any time prior to the earlier of the "flip-in" or "flip-over" events, or expiration of the rights on September 9, 1998.

SHARES RESERVED FOR FUTURE ISSUANCE -- At October 31, 1993, there were 41,964,000 shares reserved for future issuance through the exercise of outstanding options or rights, including 40,064,000 shares under the shareholder rights plan.

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 -- OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK
- -------------------------------------------------------------------------------
The Company uses foreign exchange contracts as one method to hedge receivables and payables denominated in foreign currencies. These contracts usually have maturities of 90 days or less and generally require the Company to exchange foreign currencies for U.S. dollars at maturity, at rates agreed to at the inception of the contracts. Gains and losses from changes in the market value of these contracts offset foreign exchange losses and gains on the related asset or liability. At October 31, 1993, the Company had $42,422,000 of contracts outstanding, of which $29,500,000 were in European currencies and $10,731,000 were in Japanese yen. The carrying amount of the Company's foreign exchange contracts approximates their market value.

As a financing tool, certain subsidiaries of the Company discount a portion of their receivables to financial institutions with recourse to those subsidiaries. Reserves for potential credit losses have been recorded and are evaluated regularly. At October 31, 1993, the related credit risk amounted to $1,913,000.

At October 31, 1993, the Company had issued $2,247,000 of guarantees to support the term borrowing facilities of an unconsolidated affiliate. The fair value of these guarantees is not material.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company invests its excess cash in deposits with major banks throughout the world and in securities with strong credit ratings. The Company's customers represent a wide variety of industries and geographic regions. As of October 31, 1993, there were no significant concentrations of credit risk.


NOTE 12 -- INDUSTRY SEGMENT AND GEOGRAPHIC AREA DATA
- --------------------------------------------------------------------------------
INDUSTRY SEGMENT DATA -- The Company operates in one industry segment which engages in developing, manufacturing and marketing industrial application equipment. This equipment is used to apply adhesives, sealants, and liquid and powder coatings to a broad range of consumer and industrial products during manufacturing operations.

GEOGRAPHIC AREA DATA -- Financial data by geographic area is before elimination of intercompany transactions. Geographic transfers are generally accounted for at prices which approximate arm's-length wholesale market prices.

Operating profit is total revenue less operating expenses. In computing operating profit, none of the following has been added or deducted: general corporate expenses, other income and expense, and provision for income taxes.

Identifiable assets are those assets used in the operations of each geographic area. Corporate assets are principally cash and cash equivalents, marketable securities, and property, plant and equipment maintained for general corporate purposes.

No single customer accounted for more than 5 percent of sales in 1993, 1992 or 1991.

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 -- INDUSTRY SEGMENT AND GEOGRAPHIC AREA DATA (CONTINUED)
- -------------------------------------------------------------------------------
The following table summarizes the Company's operations within geographic areas:

                                                  1993        1992        1991
- -------------------------------------------------------------------------------
                                                        (In thousands)
Sales to unaffiliated customers:
  North America                              $ 197,708   $ 154,502   $ 140,666
  Europe                                       166,927     180,718     162,458
  Japan                                         64,871      63,125      61,066
  Pacific and Latin America                     32,051      27,273      23,772
                                             ---------   ---------   ---------
                                               461,557     425,618     387,962
Transfers between geographic areas:
  North America                                101,496     102,497      95,030
  Europe                                         7,694      10,194       8,831
  Japan                                            262         112          56
  Pacific and Latin America                        354          60          25
  Eliminations                                (109,806)   (112,863)   (103,942)
                                             ---------   ---------   ---------
    Total sales                              $ 461,557   $ 425,618   $ 387,962
                                             =========   =========   =========
Operating profit:
  North America                              $  68,169   $  61,831   $  53,128
  Europe                                        14,610      21,417      22,112
  Japan                                          6,497       7,184       9,499
  Pacific and Latin America                      2,067       2,867       2,482
  Eliminations                                   1,337        (902)     (4,597)
                                             ---------   ---------   ---------
    Geographic operating profit                 92,680      92,397      82,624
  General corporate expenses                   (25,306)    (25,103)    (24,361)
  Other expense - net                           (5,126)     (6,527)     (6,303)
                                             ---------   ---------   ---------
    Income before income taxes and
    cumulative effect of accounting changes  $  62,248   $  60,767   $  51,960
                                             =========   =========   =========
Assets:
  North America                              $ 164,029   $ 147,737   $ 126,180
  Europe                                       112,892     133,655     114,771
  Japan                                         47,176      40,376      36,338
  Pacific and Latin America                     17,310      15,368      12,754
  Corporate                                     32,140      25,900      20,086
  Eliminations                                 (15,577)    (16,739)    (13,199)
                                             ---------   ---------   ---------
    Total assets                             $ 357,970   $ 346,297   $ 296,930
                                             =========   =========   =========

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 -- LEASES
- --------------------------------------------------------------------------------
The Company has lease commitments expiring at various dates, principally for warehouse and office space, automobiles and office equipment. Most leases contain renewal options and some contain purchase options.

The Company has an operating lease for office space owned by a partnership in which the Company is a partner. The lease ends in 2010 and contains a renewal option and an option to purchase the property at fair market value in 2000. Monthly rentals range from $35,000 to $89,000 and approximate market rates.

Rent expense for all operating leases was approximately $8,740,000 in 1993 ($6,784,000 in 1992 and $5,349,000 in 1991).

Assets held under capitalized leases are included in property, plant and equipment as follows:

                                                       1993             1992
- ------------------------------------------------------------------------------
                                                          (In thousands)
Transportation equipment                             $  9,438         $ 10,241
Other                                                   3,374            2,619
                                                     --------         --------
Total capitalized leases                               12,812           12,860
Less accumulated amortization                           5,203            4,887
                                                     --------         --------
   Net capitalized leases                            $  7,609         $  7,973
                                                     ========         ========


At October 31, 1993, future minimum lease payments under noncancellable capitalized and operating leases are as follows:

                                                        CAPITALIZED  OPERATING
                                                           LEASES      LEASES
- ------------------------------------------------------------------------------
                                                              (In thousands)
Fiscal Year Ending:
  1994                                                     $ 4,163    $  7,556
  1995                                                       3,231       5,964
  1996                                                       1,813       4,678
  1997                                                         454       3,686
  1998                                                         218       1,846
Later years                                                     51      13,763
                                                           -------    --------
Total minimum lease payments                                 9,930    $ 37,493
                                                                      ========
Less amount representing executory costs                       621
                                                           -------
Net minimum lease payments                                   9,309

Less amount representing interest                            1,706
                                                           -------
Present value of net minimum lease payments                  7,603
Less current portion                                         3,181
                                                           -------
Long-term obligations at October 31, 1993                  $ 4,422
                                                           =======

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 -- DETAILS OF BALANCE SHEET

- --------------------------------------------------------------------------------------------------------------
                                                                                  1993                 1992
- --------------------------------------------------------------------------------------------------------------
                                                                                        (In thousands)
Receivables:
  Accounts                                                                      $  92,298            $  90,075
  Notes                                                                            14,397               16,103
  Other                                                                             3,347                3,026
                                                                                ---------            ---------
                                                                                  110,042              109,204
  Less allowance for doubtful accounts                                             (2,647)              (2,715)
                                                                                ---------            ---------
                                                                                $ 107,395            $ 106,489
                                                                                =========            =========
Inventories:
  Finished goods                                                                $  30,747            $  35,121
  Work in process                                                                   8,466               14,217
  Raw materials and finished parts                                                 45,448               38,336
                                                                                ---------            ---------
                                                                                $  84,661            $  87,674
                                                                                =========            =========
Property, plant and equipment:
  Land                                                                          $   3,655            $   3,748
  Land improvements                                                                 2,342                2,363
  Buildings                                                                        49,964               50,538
  Machinery and equipment                                                          68,560               65,266
  Construction in progress                                                          9,606                4,327
  Leased property under capitalized leases                                         12,812               12,860
                                                                                ---------            ---------
                                                                                  146,939              139,102
  Less accumulated depreciation and amortization                                  (68,250)             (61,730)
                                                                                ---------            ---------
                                                                                $  78,689            $  77,372
                                                                                =========            =========
Intangibles:
  Costs in excess of net assets of acquired businesses                          $  34,064            $  36,614
  Other                                                                             1,580                1,465
                                                                                ---------            ---------
                                                                                   35,644               38,079
  Less accumulated amortization                                                    (8,393)              (6,501)
                                                                                ---------            ---------
                                                                                $  27,251            $  31,578
                                                                                =========            =========
Accrued liabilities:
  Salaries and other compensation                                               $  18,341            $  18,041
  Pension and retirement                                                            7,900                6,397
  Taxes other than income taxes                                                     2,802                2,446
  Other                                                                            15,377               15,895
                                                                                ---------            ---------
                                                                                $  44,420            $  42,779
                                                                                =========            =========

Nordson Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 -- SUPPLEMENTAL INFORMATION FOR THE STATEMENT OF CASH FLOWS

- --------------------------------------------------------------------------------------------------------------
                                                                     1993               1992              1991
- --------------------------------------------------------------------------------------------------------------
                                                                              (In thousands)
Cash operating activities:
  Interest paid                                                  $  6,351           $  6,831          $  7,095
  Income taxes paid                                                19,355             20,038            20,058
                                                                 ========           ========          ========
Noncash investing and financing activities:
  Capitalized lease obligations incurred                         $  4,670           $  6,061          $  3,666
  Capitalized lease obligations terminated                          1,250                945               824
  Shares acquired and issued through
     exercise of stock options                                      3,613              2,965                --
                                                                 ========           ========          ========
Noncash assets and liabilities of businesses
  acquired:
    Working capital                                              $   (406)          $    883          $  1,613
    Property, plant and equipment                                      --                411               696
    Intangibles and other                                             861              7,103             8,253
    Long-term debt and other liabilities                               --                (95)           (5,000)
                                                                 --------           --------          --------
                                                                 $    455           $  8,302          $  5,562
                                                                 ========           ========          ========



NOTE 16 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

- --------------------------------------------------------------------------------------------------------------
The following table sets forth selected financial data for each quarter of 1993 and 1992.  The first quarter of 1993 has been restated due to accounting changes, as described in Note 2.
                                                       First           Second            Third          Fourth
                                                     Quarter          Quarter          Quarter         Quarter
- --------------------------------------------------------------------------------------------------------------
                                                             (In thousands except for per share amounts)
1993
  Sales                                             $100,300         $109,250         $123,341        $128,666
  Cost of sales                                       40,318           44,564           52,748          53,945
  Income before cumulative effect
    of accounting changes                              6,683            8,787           12,075          13,230
  Cumulative effect of accounting
    changes                                           (4,784)              --               --              --
  Net income                                           1,899            8,787           12,075          13,230

  Earnings per share:
    Income before cumulative effect
      of accounting changes                             $.35             $.46             $.63            $.69
    Cumulative effect of
      accounting changes                                (.25)              --               --              --
    Net income                                           .10              .46              .63             .69
1992
  Sales                                             $ 93,392         $106,166         $105,559        $120,501
  Cost of sales                                       36,496           41,060           41,523          49,358
  Net income                                           7,376           10,238           10,307          11,616

  Earnings per share                                    $.38             $.52             $.53            $.60

                                                      38