Form 10-K, Exhibit 13
period 1993-10-31
NORDSON CORP
filed 1994-01-28
CIK 72331

                                                                   Exhibit 13-g
REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Nordson Corporation

We have audited the accompanying consolidated balance sheet of Nordson Corporation as of October 31, 1993 and November 1, 1992, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nordson Corporation at October 31, 1993 and November 1, 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in fiscal 1993 the Company changed its method of accounting for postretirement benefits other than pensions, postemployment benefits, and income taxes.


/s/ Ernst & Young

Cleveland, Ohio
December 7, 1993
                                       39