Form 10-K, Exhibit 13
period 1993-10-31
NORDSON CORP
filed 1994-01-28
CIK 72331


                                                                                                           Exhibit 13-h
Nordson Corporation

ELEVEN-YEAR SUMMARY


(Dollars and shares in thousands
except for per share amounts)                       1993(d)         1992             1991             1990(e)        1989
- ---------------------------------------------------------------------------------------------------------------------------

OPERATING DATA (a)
  Sales                                               $461,557        425,618          387,962          344,904        282,098
  Cost of sales                                       $191,575        168,437          158,885          154,653        116,588
     % of sales                                             42             40               41               45             41
  Selling and administrative expenses                 $202,608        189,887          170,814          140,450        112,716
     % of sales                                             44             45               44               41             40
  Operating profit                                    $ 67,374         67,294           58,263           49,801         52,794
     % of sales                                             15             16               15               14             19
  Income from continuing operations                   $ 40,775         39,537           33,787           29,346         34,187
     % of sales                                              9              9                9                9             12
  Income before cumulative effect of
   accounting changes                                 $ 40,775         39,537           33,787           29,346         34,187
     % of sales                                              9              9                9                9             12
   Net income                                         $ 35,991         39,537           33,787           29,346         34,187
     % of sales                                              8              9                9                9             12
FINANCIAL DATA (a)
   Working capital                                    $125,391        105,138           87,004           66,093         53,834
   Net property, plant and equipment
     and other non-current assets                     $116,298        114,461          103,015           95,599         79,383
   Total invested capital                             $241,689        219,599          190,019          161,692        133,217
   Total assets                                       $357,970        346,297          296,930          269,523        235,551
   Long-term obligations                              $ 45,284         41,879           37,305           31,318         26,299
   Shareholders' equity                               $196,405        177,720          152,714          130,374        106,918
   Return on average invested
     capital --  % (b)                                      19             20               21               21             29
   Return on average shareholders'
     equity -- % (c)                                        23             24               25               25             35
PER SHARE DATA (a)
   Earnings per share:
     Continuing operations                              $ 2.13           2.03             1.77             1.52           1.76
     Income before cumulative effect of
       accounting changes                               $ 2.13           2.03             1.77             1.52           1.76
     Net income                                         $ 1.88           2.03             1.77             1.52           1.76
   Dividends per common share                           $  .48            .44              .40              .36            .32
   Book value per common share                          $10.49           9.48             8.14             6.94           5.69
   Common shares and common share
      equivalents                                       19,184         19,471           19,093           19,266         19,386



(Dollars and shares in thousands
except for per share amounts)                       1988         1987         1986(e)         1985         1984          1983
- ---------------------------------------------------------------------------------------------------------------------------

OPERATING DATA (a)
  Sales                                            245,028      205,175      168,693         140,005      140,109      121,057
  Cost of sales                                     96,771       81,604       74,494          65,975       58,558       48,778
     % of sales                                         40           40           44              47           42           40
  Selling and administrative expenses               99,039       84,106       71,726          58,352       58,440       52,213
     % of sales                                         40           41           43              42           42           43
  Operating profit                                  49,218       39,465       22,473          15,678       23,111       20,066
     % of sales                                         20           19           13              11           16           17
  Income from continuing operations                 31,583       24,707       13,834           9,714       13,336       12,418
     % of sales                                         13           12            8               7           10           10
  Income before cumulative effect of
   accounting changes                               31,583       24,707       13,834           9,714       11,254       10,352
     % of sales                                         13           12            8               7            8            9
   Net income                                       31,583       24,707       13,834           9,714       11,254       10,352
     % of sales                                         13           12            8               7            8            9
FINANCIAL DATA (a)
   Working capital                                  64,040       80,528       61,108          50,920       66,266       64,038
   Net property, plant and equipment
     and other non-current assets                   43,075       37,835       37,076          34,820       29,454       27,251
   Total invested capital                          107,115      118,363       98,184          85,740       95,720       91,708
   Total assets                                    162,912      164,212      133,981         113,240      119,558      114,158
   Long-term obligations                            18,006       17,158       16,406          13,361       13,384       13,321
   Shareholders' equity                             89,109      101,205       81,778          72,379       82,336       78,387



   Return on average invested
     capital --  % (b)                                  29           23           16              11           13           12
   Return on average shareholders'
     equity -- % (c)                                    33           27           18              13           14           14
PER SHARE DATA (a)
   Earnings per share:
     Continuing operations                            1.55         1.17          .67             .43          .55          .51
     Income before cumulative effect of
       accounting changes                             1.55         1.17          .67             .43          .46          .43
     Net income                                       1.55         1.17          .67             .43          .46          .43
   Dividends per common share                          .28          .24          .23             .22          .20          .18
   Book value per common share                        4.66         4.89         3.97            3.43         3.55         3.35
   Common shares and common share
      equivalents                                   20,340       21,040       20,752          22,488       24,382        24,190

(a) See accompanying Notes to Consolidated Financial Statements.

(b) Income before cumulative efffect of accounting changes plus interest on long-term obligations net of income taxes, as a percentage of total assets less current liabilities.

(c) Income before cumulative effect of accounting changes, as a percentage of shareholders' equity.

(d) In 1993, the Company adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement
    Benefits Other Than Pensions," No. 109, "Accounting for Income Taxes," and No. 112, "Employers' Accounting for Postemployment
    Benefits." Prior years have not been restated.

(e) The Company adopted Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," for its domestic plans in 1986 and for its significant foreign plans in 1990; prior years have not been restated.