Form 10-K, Exhibit 13
period 1993-10-31
NORDSON CORP
filed 1994-01-28
CIK 72331

                                                                   Exhibit 13-i
INVESTOR INFORMATION

Following is a summary of dividends paid per common share, the range of market prices, and average price-earnings ratios with respect to common shares, during each quarter of 1993 and 1992. The price-earnings ratios reflect average market prices relative to trailing four-quarter earnings before cumulative effect of accounting changes.

                                                              Common Stock Price                    Price-
                                 Dividend           ---------------------------------------        Earnings
                                   Paid                   1993                  1992                 Ratio
                              ---------------       -----------------     -----------------      --------------
                              1993       1992        High       Low        High       Low        1993      1992
- ---------------------------------------------------------------------------------------------------------------

First Quarter                 $ .12      $ .11      $52.00     $43.00     $48.75     $37.00      23.8      23.7
Second Quarter                  .12        .11       47.00      38.25      53.00      45.00      22.0      25.4
Third Quarter                   .12        .11       46.00      39.25      57.00      47.50      20.9      26.1
Fourth Quarter                  .12        .11       54.75      42.00      51.50      43.25      22.7      23.3

DIVIDEND POLICY AND CORPORATE DATA

Nordson Corporation's policy is to pay annual                        ANNUAL SHAREHOLDERS' MEETING
dividends in an amount which approximates
6 percent of shareholders' equity at the                                Date:    March 10, 1994
beginning of the fiscal year. This policy                               Time:    5:30 p.m.
mitigates the effect of short-term swings in                            Place:   The Stocker Center
earnings and results in predictable, stable                                      1005 North Abbe Road
dividend payments to shareholders.                                               Elyria, Ohio
Registered owners of commons tock may
automatically reinvest dividends in additional
shares through the Company's dividend                                ADDITIONAL INFORMATION
reinvestment program. For additional
information, contact our transfer agent and                          Copies of Nordson Corporation's annual
registrar.                                                           Report to the Securities and Exchange
                                                                     Commission (Form 10-K), quarterly reports
                                                                     and proxy statement are available without
NASDAQ SYMBOL: NDSN                                                  charge to shareholders upon written request
INDEPENDENT AUDITORS                                                 to Barbara Price, Supervisor, Shareholder
                                                                     Services, Nordson Corporaiton, 28601 Clemens
   Ernst & Young                                                     Road, Westlake, Ohio 44145. Telephone:
   Cleveland, Ohio                                                   (216) 892-1580; telecopier: (216) 892-9507.

TRANSFER AGENT AND REGISTRAR

   Society National Bank
   P. O. Box 6477
   Cleveland, Ohio 44101
   Telephone: (216) 737-5745


MARKET MAKERS AND RESEARCH

The following firms make a market (M) in                             Roney & Co. (M)
Nordson Corporation stock and/or provide                             Smith Barney, Shearson, Inc. (M)
research data (R) on Nordson Corporation:                            Sherwood Securities Corp. (M)
                                                                     Standard & Poors Corp. (R)
Barrington Research Assoc. (R)                                       Troster Singer Corp. (M)
Black & Co., Inc. (R)                                                Value Line, Inc. (R)
The First Boston Corp. (R)                                           Weeden & Co., Inc. (M)
Kemper Securities Group, Inc. (M)                                    Wertheim Schroder & Co., Inc. (M) (R)
McDonald & Co. Securities, Inc. (M) (R)                              Wheat, First Securities, Inc. (M)
Merrill Lynch, Pierce, Fenner &                                      Wright Investors' Service (R)
   Smith, Inc. (M)
The Robinson-Humphrey Co., Inc. (M) (R)

                                                    40