Form 10-K, Exhibit 13
period 1994-10-30
NORDSON CORP
filed 1995-01-27
CIK 72331

                                                               Exhibit 13-a

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------

FISCAL YEARS 1994 AND 1993
Sales in 1994 reached a record level of $506.7 million, a 10 percent increase over 1993. Favorable currency effects in Japan substantially offset unfavorable currency effects in Europe. Sales volume gains were achieved in each of our four geographic regions. Strong growth was achieved in powder coating equipment and other special engineered systems sales. Steady gains continued in sales of adhesive application equipment to the packaging industry.

Gross margins, expressed as a percentage of sales, were 58.0 percent in 1994 compared with 58.5 percent in 1993. Margins were primarily influenced by changes in the product sales mix.

Selling and administrative costs, expressed as a percentage of sales, decreased to 43.3 percent in 1994 from 43.9 percent in 1993. Efficiencies achieved across all operations allowed spending to grow at a slower rate than sales.

Interest expense, net of interest income, decreased $1.8 million due to lower average borrowing levels and lower average rates. Other expense increased $.2 million due to higher net currency exchange losses.

The effective tax rate decreased to 34.2 percent in 1994 from 34.5 percent in 1993. This change can be traced to lower effective foreign, state and local tax rates, partially offset by a higher statutory federal income tax rate and a benefit recognized in 1993 related to enacted rate changes.

Effective as of the beginning of 1993, Nordson adopted Financial Accounting Standards Board Statements "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106), "Accounting for Income Taxes" (FAS 109), and "Employers' Accounting for Postemployment Benefits" (FAS 112). The combined cumulative effect of these changes in accounting principles was an aftertax charge to first quarter 1993 earnings of $4.8 million or $.25 per share. Aside from the one-time charge, adoption of these statements was not material to 1993 results.

Net income was $46.7 million, or $2.45 per share, in 1994. In 1993, income before cumulative effect of accounting changes was $40.8 million, or $2.13 per share. After the cumulative effect of accounting changes, net income in 1993 was $36.0 million, or $1.88 per share.

FISCAL YEARS 1993 AND 1992
Sales in 1993 were $461.6 million, an 8 percent increase over 1992. This increase was attributable to an 11 percent improvement in sales volume, reduced by unfavorable currency effects. Strong volume gains were achieved by North American and Pacific South operations. European operations reported moderate volume increases, while our Japanese organization experienced a decline in local activity. Overall growth was driven by increased sales of adhesive dispensing systems for nonwovens applications and specially engineered powder coating systems. Sales of adhesive application equipment to the packaging industry also showed steady gains.

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

LIQUIDITY AND SOURCES OF CAPITAL
In 1994, working capital increased $1.6 million to $127.0 million. Current year operations increased working capital by $1.7 million, which was attributable to increases in receivables and inventories to support a higher level of business activity, offset by decreases in cash and increases in notes payable. In addition, currency translations increased working capital by $3.9 million, and business acquisitions reduced it by $4.0 million.

Cash and cash equivalents decreased $13.6 million. Cash generated by operations was $47.0 million. Significant uses of cash included net repurchases of Nordson stock, outlays for capital expenditures, dividends, acquisitions of new businesses, and net payments on long-term borrowings.

Repurchased shares are used to provide shares for various employee stock programs. At October 30, 1994, management had authorization through June 1997 to repurchase up to 1,368,000 shares on the open market or in privately negotiated transactions at the prevailing market price. Capital expenditures in 1994 will expand the company's manufacturing and sales capacity. Investments included machinery to produce circuit boards and a separate facility to support the product development and sales of systems for the nonwovens industry. Also, site preparation was completed for a new building in Amherst, Ohio. Dividend payments increased 16 percent over 1993. Acquisitions of two U.S. manufacturers of coating application equipment extended existing product lines. Scheduled repayments on long-term debt decreased the outstanding balance, including the current portion, by $3.2 million.

Nordson has various lines of credit with both domestic and foreign banks. At October 30, 1994, these lines aggregated $119.8 million, of which $93.4 million was unused. The company believes that the combination of present capital resources, internally generated funds, and unused financing sources are more than adequate to meet cash requirements for 1995.

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

In 1994 relative to 1993 and in 1993 relative to 1992, the U.S. dollar was stronger against European currencies and weaker against the Japanese yen. If exchange rates for 1993 had been in effect during 1994, sales would have been approximately $.8 million higher, and third-party costs would have been approximately $.5 million higher. If exchange rates for 1992 had been in effect during 1993, sales would have been approximately $11.7 million higher, and third-party costs would have been approximately $5.7 million higher.

The Company uses foreign exchange contracts to hedge receivables and payables denominated in foreign currencies. These contracts usually have maturities of 90 days or less and generally require the Company to exchange foreign currencies for U.S. dollars at maturity, at rates agreed to at the inception of the contracts. Gains and losses from changes in the market value of these contracts offset foreign exchange losses and gains on the related asset or liability.

Inflation puts pressure on profit margins because the ability to pass cost increases onto customers is restricted by competitive pricing. Although inflation has been modest in recent years, and its effect is not material for the years covered by the financial statements, Nordson continues to seek ways to minimize the impact of inflation through efforts to achieve greater productivity.

TRENDS
The Eleven-Year Summary on pages 32 and 33 documents Nordson's historical financial trends. Over this period, world economic conditions fluctuated significantly. Nordson's solid performance is traced to the company's long-term commitment to develop and provide quality products and worldwide service to meet customers' changing needs.


                                      17