Form 10-K, Exhibit 13
period 1994-10-30
NORDSON CORP
filed 1995-01-27
CIK 72331

                                                                                                                Exhibit 13-b
                                                 CONSOLIDATED STATEMENT OF INCOME
- -----------------------------------------------------------------------------------------------------------------------------
NORDSON CORPORATION
Years ended October 30, 1994, October 31, 1993 and November 1, 1992                1994             1993             1992
- -----------------------------------------------------------------------------------------------------------------------------
(In thousands)

SALES                                                                           $ 506,692        $461,557         $ 425,618

OPERATING COSTS AND EXPENSES:
       Cost of sales                                                              212,866         191,575           168,437
       Selling and administrative expenses                                        219,422         202,608           189,887
                                                                              ----------------------------------------------
                                                                                  432,288         394,183           358,324
                                                                              ----------------------------------------------
OPERATING PROFIT                                                                   74,404          67,374            67,294


Other income (expense):
       Interest expense                                                            (4,392)         (6,426)           (6,796)
       Interest and investment income                                                 866           1,110             1,098
       Other -- net                                                                   (20)            190              (829)
                                                                              ----------------------------------------------
                                                                                   (3,546)         (5,126)           (6,527)
                                                                              ----------------------------------------------
Income before income taxes and cumulative
       effect of accounting changes                                                70,858          62,248            60,767


Income taxes:
       Current                                                                     28,406          23,198            22,838
       Deferred                                                                    (4,202)         (1,725)           (1,608)
                                                                              ----------------------------------------------
                                                                                   24,204          21,473            21,230
                                                                              ----------------------------------------------
Income before cumulative effect of
       accounting changes                                                          46,654          40,775            39,537
Cumulative effect of accounting changes                                                --          (4,784)               --
                                                                              ----------------------------------------------
NET INCOME                                                                      $  46,654        $ 35,991         $  39,537
                                                                              ==============================================

COMMON SHARES
       AND COMMON SHARE EQUIVALENTS                                                19,067          19,184            19,471
                                                                              ==============================================

EARNINGS PER SHARE:
       Income before cumulative effect of
          accounting changes                                                    $    2.45        $   2.13         $    2.03
       Cumulative effect of accounting changes                                         --            (.25)               --
                                                                              ----------------------------------------------
       Net income                                                               $    2.45        $   1.88         $    2.03
                                                                              ==============================================

The accompanying notes are an integral part of the consolidated financial statements.


                                                        18