Form 10-K, Exhibit 13
period 1994-10-30
NORDSON CORP
filed 1995-01-27
CIK 72331

                                                                                                        Exhibit 13-c
                                                    CONSOLIDATED BALANCE SHEET
- ------------------------------------------------------------------------------------------------------------------------
NORDSON CORPORATION
October 30, 1994 and October 31, 1993                                                       1994                1993
- ------------------------------------------------------------------------------------------------------------------------
(In thousands)
ASSETS
Current assets:
   Cash and cash equivalents                                                              $  4,578            $ 18,128
   Marketable securities                                                                     6,486               5,235
   Receivables                                                                             120,073             107,395
   Inventories                                                                              93,615              84,661
   Deferred income taxes                                                                    20,575              21,708
   Prepaid expenses                                                                          4,980               4,545
                                                                                      --------------------------------
      TOTAL CURRENT ASSETS                                                                 250,307             241,672
                                                                                      --------------------------------

Property, plant and equipment - net                                                         88,655              78,689
Intangible assets - net                                                                     29,900              27,251
Deferred income taxes                                                                        7,583               6,689
Other assets                                                                                 4,499               3,669
                                                                                      --------------------------------
                                                                                          $380,944            $357,970
                                                                                      ================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                          $ 26,917            $ 19,050
   Accounts payable                                                                         26,900              22,186
   Income taxes payable                                                                     10,476              16,955
   Accrued liabilities                                                                      48,583              44,420
   Deferred income taxes                                                                         -               3,810
   Customer advance payments                                                                 4,712               3,505
   Current maturities of long-term debt                                                      2,468               3,174
   Current obligations under capital leases                                                  3,255               3,181
                                                                                      --------------------------------
      TOTAL CURRENT LIABILITIES                                                            123,311             116,281

Long-term debt                                                                              15,212              17,667
Obligations under capital leases                                                             4,042               4,422
Deferred income taxes                                                                            -                 495
Other liabilities                                                                           25,955              22,700

Shareholders' equity:
   Preferred shares, no par value; 10,000,000 shares authorized; none issued
   Common shares, no par value; 80,000,000 shares authorized;
      24,506,000 shares issued                                                              12,253              12,253
   Capital in excess of stated value                                                        57,590              45,699
   Cumulative translation adjustments                                                       10,977               7,627
   Retained earnings                                                                       300,223             263,988
   Common shares in treasury, at cost                                                     (166,098)           (129,549)
   Deferred stock-based compensation                                                        (2,521)             (3,613)
                                                                                      --------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                           212,424             196,405
                                                                                      --------------------------------
                                                                                          $380,944            $357,970
                                                                                      ================================

The accompanying notes are an integral part of the consolidated financial statements.


                                                       19