Form 10-K, Exhibit 13
period 1994-10-30
NORDSON CORP
filed 1995-01-27
CIK 72331

                                                                                                                Exhibit 13-d
                                               CONSOLIDATED STATEMENT OF CASH FLOWS
- ------------------------------------------------------------------------------------------------------------------------------------
NORDSON CORPORATION
Years ended October 30, 1994, October 31, 1993 and November 1, 1992                  1994               1993              1992
- ------------------------------------------------------------------------------------------------------------------------------------
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                     $46,654              $35,991            $39,537
   Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation                                                             15,223               13,653             12,992
          Amortization                                                              3,195                3,454              3,687
          Provision for losses on receivables                                         783                  646              1,173
          Deferred income taxes                                                    (3,910)              (5,989)            (1,822)
          Other                                                                    (1,087)               1,356                690
          Changes in working capital:
              Receivables                                                          (9,235)              (8,807)           (15,853)
              Inventories                                                          (7,305)              (2,081)            (2,022)
              Other current assets                                                   (351)                (929)            (1,365)
              Accounts payable                                                      4,003                3,963               (465)
              Income taxes payable                                                 (6,391)               3,562              2,292
              Accrued liabilities                                                   3,187                4,661              4,748
              Customer advance payments                                               100                  314                752
          Decrease (increase) in other non-current assets                          (1,050)               1,221               (590)
          Increase in other non-current liabilities                                 3,201               10,436              2,294
                                                                                -------------------------------------------------
       Net cash provided by operating activities                                   47,017               61,451             46,048

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant and equipment                                     (20,558)             (15,834)           (10,271)
   Proceeds from sale of property, plant and equipment                                257                  419              1,639
   Acquisition of businesses                                                       (3,933)                (455)            (8,302)
   Purchase of marketable securities                                               (4,105)              (6,925)            (5,110)
   Proceeds from sale of marketable securities                                      2,755                7,290                 10
                                                                                -------------------------------------------------
       Net cash used in investing activities                                      (25,584)             (15,505)           (22,034)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from short-term borrowing                                              22,236                  588             10,482
   Repayment of short-term borrowing                                              (15,958)             (17,245)           (10,508)
   Proceeds from long-term debt                                                       106                  702                 --
   Repayment of long-term debt                                                     (2,580)              (3,955)            (2,373)
   Repayment of capital lease obligations                                          (3,491)              (3,298)            (3,154)
   Issuance of common shares under company
       stock and employee benefit plans                                             7,053                3,841              9,374
   Purchase of treasury shares                                                    (33,673)              (9,400)           (22,782)
   Tax benefit from stock option and restricted stock transactions                  1,530                1,134                982
   Dividends paid                                                                 (10,419)              (8,976)            (8,271)
                                                                                -------------------------------------------------
       Net cash used in financing activities                                      (35,196)             (36,609)           (26,250)

   Effect of exchange rate changes                                                    213                1,382               (336)
                                                                                -------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  (13,550)              10,719             (2,572)
   Cash and cash equivalents at beginning of year                                  18,128                7,409              9,981
                                                                                -------------------------------------------------
   Cash and cash equivalents at end of year                                       $ 4,578              $18,128            $ 7,409
                                                                                =================================================

The accompanying notes are an integral part of the consolidated financial statements.


                                                      20