Form 10-K, Exhibit 13
period 1994-10-30
NORDSON CORP
filed 1995-01-27
CIK 72331

                                                                                                                        Exhibit 13-e
                                          CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                              COMMON SHARES
NORDSON CORPORATION                                 CAPITAL IN   CUMULATIVE                    IN TREASURY                DEFERRED
Years ended October 30, 1994,             COMMON     EXCESS OF   TRANSLATION   RETAINED    --------------------         STOCK-BASED
October 31, 1993 and November 1, 1992     SHARES   STATED VALUE  ADJUSTMENTS   EARNINGS     SHARES      AMOUNT         COMPENSATION
- ------------------------------------------------------------------------------------------------------------------------------------
(In thousands)

BALANCE AT NOVEMBER 3, 1991               $12,253     $26,244      $ 6,209     $205,707     5,752     $ (95,366)         $(2,333)

       Shares issued under
          company stock and
          employee benefit plans                       11,051                                (535)        3,017           (1,728)
       Guarantee of ESOP obligation                                                                                       (2,848)
       Amortization of deferred
          stock-based compensation                                                                                         1,844
       Tax benefit from stock
          option and restricted
          stock transactions                              982
       Purchase of treasury shares                                                            537       (25,747)
       Translation adjustments                                       7,169
       Net income                                                                39,537
       Dividends - $.44 per share                                                (8,271)
                                        ------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 1, 1992                12,253      38,277       13,378      236,973     5,754      (118,096)          (5,065)

       Shares issued under
          company stock and
          employee benefit plans                        6,288                                (273)        1,560             (394)
       Amortization of deferred
          stock-based compensation                                                                                         1,846
       Tax benefit from stock
          option and restricted
          stock transactions                            1,134
       Purchase of treasury shares                                                            299       (13,013)
       Translation adjustments                                      (5,751)
       Net income                                                                35,991
       Dividends - $.48 per share                                                (8,976)
                                        ------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 31, 1993                12,253      45,699        7,627      263,988     5,780      (129,549)          (3,613)

       Shares issued under
          company stock and
          employee benefit plans                       10,361                                (353)        1,997             (432)
       Amortization of deferred
          stock-based compensation                                                                                         1,524
       Tax benefit from stock
          option and restricted
          stock transactions                            1,530
       Purchase of treasury shares                                                            680       (38,546)
       Translation adjustments                                       3,350
       Net income                                                                46,654
       Dividends - $.56 per share                                               (10,419)
                                        ------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 30, 1994               $12,253     $57,590      $10,977     $300,233     6,107     $(166,098)         $(2,521)
                                        ==========================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


                                                      21