Form 10-K, Exhibit 13
period 1994-10-30
NORDSON CORP
filed 1995-01-27
CIK 72331

                                                                Exhibit 13-f

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR -- The fiscal year for the Company's domestic operations ends on the Sunday closest to October 31, and in 1994, 1993 and 1992, contained 52 weeks. For international operations, the Company's fiscal year ends on September 30.

CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in non-controlled affiliates are accounted for by the equity method.

CASH AND CASH EQUIVALENTS -- Highly liquid instruments with a maturity of 90 days or less at date of purchase are considered to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market.

MARKETABLE SECURITIES -- Marketable securities, consisting primarily of municipal and other short-term notes with maturities greater than 90 days at date of purchase, are carried at cost, which approximates market.

INVENTORIES -- Inventories are valued at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for 55 percent of consolidated inventories at October 30, 1994 (56 percent at October 31, 1993). The first-in, first-out (FIFO) method is used for all other inventories. Consolidated inventories would have been $9,960,000 and $10,752,000 higher than reported at October 30, 1994 and October 31, 1993, respectively, had the Company used the FIFO method, which approximates current cost, for valuation of all inventories.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION -- Property, plant and equipment is carried at cost. The Company capitalizes interest costs as part of the cost of constructing major facilities and equipment. Capitalized interest costs were $62,000 in 1994. No interest costs were capitalized in 1993 or 1992. Plant and equipment is depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets or, in the case of property under capital leases, over the terms of the leases.

INTANGIBLE ASSETS -- Intangibles, consisting primarily of costs in excess of net assets of acquired businesses, are amortized using the straight-line method over the periods of expected benefit.

RESEARCH AND DEVELOPMENT -- Research and development costs are charged to expense as incurred and amounted to $24,434,000 in 1994 ($20,521,000 in 1993 and $18,431,000 in 1992).

EARNINGS PER SHARE -- Earnings per common share are computed based on the weighted average number of common shares and common share equivalents out-standing during each year. Common share equivalents consist primarily of shares issuable upon exercise of the Company's stock options and stock purchase rights, computed using the treasury stock method.

PRESENTATION -- Certain 1993 and 1992 amounts have been reclassified to conform with the 1994 presentation.

NOTE 2 -- ACCOUNTING CHANGES

Effective as of the beginning of 1993, Nordson adopted Financial Accounting Standards Board Statements "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106), "Accounting for Income Taxes" (FAS 109), and "Employers' Accounting for Postemployment Benefits" (FAS 112). The combined cumulative effect of these changes in accounting principles was an aftertax charge to first quarter 1993 earnings of $4,784,000 or $.25 per share. Aside from the one-time charge, adoption of these statements was not material to 1993 results.

NOTE 3 -- ACQUISITIONS

During 1994, the Company acquired two U.S. manufacturers of coating application equipment. During 1993, the Company acquired a distributor in Latin America. The cost of acquisitions amounted to $4,533,000 in 1994 and $455,000 in 1993. Assuming the acquisitions had taken place at the beginning of each year, the effects on sales, net income and earnings per share for both years would have been immaterial.

Business acquisitions have been accounted for as purchases, with the acquired assets and liabilities recorded at their estimated fair value at the dates of acquisition, and the related operating results included in the consolidated financial statements from the dates of acquisition.

NOTE 4 -- INCOME TAXES

Effective as of the beginning of 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FAS 109. As permitted under the new rules, prior years' financial statements have not been restated.

Income tax expense includes the following:

                                             LIABILITY                 DEFERRED
                                              METHOD                    METHOD
                                       1994             1993             1992
- ------------------------------------------------------------------------------
                                                 (In thousands)
Current:
    U.S. federal                     $16,655          $12,825          $ 9,705
    State and local                    2,726            2,684            1,849
    Foreign                            9,025            7,689           11,284
- ------------------------------------------------------------------------------
        Total current                 28,406           23,198           22,838

Deferred:
    U.S. federal                      (2,346)          (1,547)            (138)
    State and local                     (521)            (140)            (270)
    Foreign                           (1,335)             (38)          (1,200)
- ------------------------------------------------------------------------------
        Total deferred                (4,202)          (1,725)          (1,608)
- ------------------------------------------------------------------------------
                                     $24,204          $21,473          $21,230
==============================================================================

The reconciliation of the United States statutory federal income tax rate to the worldwide consolidated effective tax rate follows:

                                             LIABILITY                 DEFERRED
                                              METHOD                    METHOD
                                       1994             1993             1992
- ------------------------------------------------------------------------------
Statutory federal
    income tax rate                    35.0%            34.8%           34.0%
Foreign Sales Corporation
    exemption                          (3.7)            (3.8)           (3.9)
Foreign tax rate variances,
    net of foreign tax credits          1.0              1.7             2.6
State and local taxes, net
    of federal income tax
    benefit                             2.0              2.7             1.7
Enacted rate changes                     --             (1.0)             --
Other - net                             (.1)              .1              .5
- ------------------------------------------------------------------------------
Effective tax rate                     34.2%            34.5%           34.9%
==============================================================================

Earnings before income taxes of international operations were $17,149,000, $16,884,000 and $20,431,000 in 1994, 1993 and 1992,
respectively. Deferred income taxes are not provided on undistributed earnings (which aggregated approximately $22,515,000 at October 30, 1994) of inter-national subsidiaries which are intended to be permanently invested in those operations. Should those earnings be distributed, applicable foreign tax credits would substantially offset U.S. taxes due upon the distribution.

Significant components of the Company's deferred tax assets and liabilities as of October 30, 1994 and October 31, 1993 are as follows:

                                                     1994                 1993
- -------------------------------------------------------------------------------
                                                          (In thousands)
Deferred tax assets:
    Sales to international subsidiaries
      and related consolidation
      adjustments                                   $14,185             $12,295
    Accruals not currently deductible
      for taxes                                       5,037               4,844
    Employee benefits                                 9,548               7,542
    Inventory adjustments                             1,113               1,151
    Translation of foreign currency
      accounts                                        1,266               1,494
    Other - net                                         344                 360
- -------------------------------------------------------------------------------
      Total deferred tax assets                      31,493              27,686

Deferred tax liabilities:
    Depreciation                                      3,216               3,458
    Other - net                                         119                 136
- -------------------------------------------------------------------------------
      Total deferred tax liabilities                  3,335               3,594
- -------------------------------------------------------------------------------
    Net deferred tax assets                         $28,158             $24,092
===============================================================================

The components of the provision for deferred income taxes for 1992 are as follows:

                                                                          1992
- ------------------------------------------------------------------------------
                                                                (In thousands)
Sales to international subsidiaries
    and related consolidation adjustments                              $  (721)
Declared repatriation of foreign
    earnings net of foreign tax credit                                     913
Employee benefits                                                         (657)
Depreciation                                                              (180)
Inventory adjustments                                                     (253)
Translation of foreign currency accounts                                   218
Changes in accruals not currently
    deductible for taxes                                                  (901)
Other - net                                                                 (2)
- ------------------------------------------------------------------------------
    Total                                                              $(1,608)
==============================================================================

NOTE 5 -- RETIREMENT, PENSION AND OTHER
POSTRETIREMENT PLANS

RETIREMENT PLANS -- The parent company and certain subsidiaries have funded contributory retirement plans covering certain employees. The Company's contributions are primarily determined by the terms of the plans subject to the limitation that they shall not exceed the amounts deductible for income tax purposes. The Company also sponsors an unfunded contributory supplemental retirement plan for certain employees. Generally, benefits under these plans vest gradually over a period of approximately five years from date of employment, and are based on the employee's contribution. The expense applicable to retirement plans for 1994, 1993 and 1992 was approximately $2,423,000, $1,988,000 and $1,756,000, respectively.

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

Net pension cost for the Company's significant plans consists of the following components:

                                  1994        1993       1992
- --------------------------------------------------------------
                                       (In thousands)
Service cost - benefits
       earned during period     $3,267       $2,893     $2,531
Interest cost on projected
       benefit obligations       3,857        3,625      2,917
Actual return on assets           (189)      (5,654)    (2,742)
Net amortization and
       deferral                 (3,313)       2,572        (51)
- --------------------------------------------------------------
Net periodic pension cost       $3,622       $3,436     $2,655
==============================================================

The following tables set forth the plans' funded status and amounts recognized in the Company's balance sheet for its significant pension plans:

                                                    1994
- ----------------------------------------------------------------------
                                             ASSETS        ACCUMULATED
                                             EXCEED          BENEFITS
                                           ACCUMULATED        EXCEED
                                            BENEFITS          ASSETS
- ----------------------------------------------------------------------
                                               (In thousands)
Actuarial present value of obligations:
       Vested benefit obligations          $28,579           $ 7,615
======================================================================
       Accumulated benefit obligations     $30,445           $12,331
======================================================================
       Projected benefit obligations       $38,489           $18,957
Plan assets at fair value                   41,622             3,113
- ----------------------------------------------------------------------
Excess (deficiency) of assets over
       projected benefit obligations         3,133           (15,844)
Unrecognized prior service costs               248             1,890
Unrecognized net (gain) loss                (4,348)            5,495
Unrecognized net transition
       (asset) obligation                   (2,459)              206
- ----------------------------------------------------------------------
Accrued pension costs                      $(3,426)          $(8,253)
======================================================================


                                                    1993
- ----------------------------------------------------------------------
                                             ASSETS        ACCUMULATED
                                             EXCEED          BENEFITS
                                           ACCUMULATED        EXCEED
                                            BENEFITS          ASSETS
- ----------------------------------------------------------------------
                                               (In Thousands)
Actuarial present value of obligations:
       Vested benefit obligations          $28,637           $ 6,413
======================================================================
       Accumulated benefit obligations     $30,559           $ 9,935
======================================================================
       Projected benefit obligations       $39,577           $15,381
Plan assets at fair value                   40,851             2,513
- ----------------------------------------------------------------------
Excess (deficiency) of assets over
       projected benefit obligations         1,274           (12,868)
Unrecognized prior service costs             1,205             2,168
Unrecognized net (gain) loss                (3,292)            4,254
Unrecognized net transition
       (asset) obligation                   (3,021)              178
- ----------------------------------------------------------------------
Accrued pension costs                      $(3,834)          $(6,268)
======================================================================


Plans for which accumulated benefit obligations exceeded plan assets consist of the unfunded supplemental plan and certain international plans, which are partially unfunded by local practice.

The actuarial present value of projected benefit obligations at the end of 1994 and 1993 was determined using a weighted average discount rate of 7.7 percent and 7.5 percent, respectively, and a rate of increase in future compensation levels of 5.0 percent and 4.6 percent, respectively. Plan assets consist primarily of stocks and bonds. The expected long-term rate of return on plan assets was 8.0 percent for 1994, 1993 and 1992.

POSTRETIREMENT BENEFIT PLAN -- The parent company has an unfunded postretirement defined benefit plan covering substantially all employees. The plan provides medical and life insurance benefits. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance.

Effective as of the beginning of 1993, the Company adopted FAS 106, which requires these benefits to be expensed during the employees' working careers. Postretirement benefit expense for years prior to 1993, which was recorded when the benefits were paid, has not been restated.

Net postretirement benefit cost includes the following components:

                                 1994       1993          1992
- ----------------------------------------------------------------------
                                       (In thousands)
Service cost - benefits
   earned during period        $  396       $388            --
Interest cost on accumulated
   benefit obligations            607        551            --
- ----------------------------------------------------------------------
Net periodic
   postretirement
   benefit cost                $1,003       $939          $153
======================================================================


The following table sets forth the amount recognized in the Company's balance sheet for its postretirement benefit plan:

                                                   1994          1993
- ----------------------------------------------------------------------
                                                 (In thousands)
Accumulated postretirement
   benefit obligation:
       Retirees                                  $2,362        $2,339
       Fully eligible active plan participants    1,732         1,687
       Other active plan participants             3,779         3,762
- ----------------------------------------------------------------------
                                                  7,873         7,788
Unrecognized net gain (loss)                        677           (38)
- ----------------------------------------------------------------------
Accrued postretirement benefit costs             $8,550        $7,750
======================================================================


The discount rate used in determining the accumulated postretirement benefit obligation at the end of 1994 and 1993 was 8.0 percent and 7.5 percent, respectively. The annual rate of increase in the per capita cost of covered benefits (the health care cost trend rate) was assumed to be 9.5 percent for 1995, decreasing gradually to 5.0 percent for 2001 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the net postretirement benefit cost for 1994 by $201,000 and the accumulated postretirement benefit obligation as of October 30, 1994 by $1,338,000.

NOTE 6 -- INCENTIVE COMPENSATION PLAN

The Company has an incentive compensation plan for executive officers. Participants in the plan and payments under the plan are approved by a committee appointed by the Board of Directors. Members of the committee are directors and are not active officers of the Company. Amounts paid under the plan are based on a percentage of the base salary of each participant. Compensation expense attributable to the plan was $2,238,000 in 1994 ($1,557,000 in 1993 and $1,843,000 in 1992).

NOTE 7 -- LINES OF CREDIT AND NOTES PAYABLE

At October 30, 1994, the Company had lines of credit with various domestic and foreign banks aggregating $119,764,000. The unused portion of these credit lines was $93,447,000. These lines, which can generally be withdrawn at the option of the banks, do not require material compensating balances or commitment fees.

The weighted average interest rate on notes payable was 5.0 percent and 8.7 percent at October 30, 1994 and October 31, 1993, respectively. The carrying amount of the Company's notes payable approximates their fair value.

NOTE 8 -- LONG-TERM DEBT

The long-term debt of the Company follows:

                                              1994         1993
- -----------------------------------------------------------------
                                                (In thousands)
Industrial revenue bonds --
       City of Westlake, Ohio               $ 6,800       $ 7,650
Industrial revenue bonds --
       Gwinnett County, Georgia               6,000         6,000
State of Ohio loan                              485           585
Guarantee of ESOP obligation                  2,001         3,081
5.33% Mortgage note, payable in
       semi-annual installments of
       $161,000 through June 1996               645           971
5.50% Mortgage note, payable in
       semi-annual installments of
       $52,000 through June 1998                413           491
5.50% Mortgage note, payable in
       semi-annual installments of
       $54,000 through June 1998                435           518
4.70% Note, payable in semi-
       annual installments of
       $101,000 through June 1997               606           755
5.75% Note, payable in semi-
       annual installments of
       $55,000 through December 1996            274           364
Variable rate term loan                          --           387
Other (primarily foreign currency borrowings)    21            39
- -----------------------------------------------------------------
                                             17,680        20,841
Less current maturities                       2,468         3,174
- -----------------------------------------------------------------
          Total                             $15,212       $17,667
=================================================================

INDUSTRIAL REVENUE BONDS -- CITY OF WESTLAKE, OHIO -- These bonds were issued in connection with the construction of the Company's world headquarters in Westlake, Ohio. The bonds are due in annual installments of $850,000 extending through 2002 with interest payable quarterly. The tax-free interest rate varies weekly and was 3.50 percent at October 30, 1994. The bonds are secured by a $7,091,000 standby letter of credit.

INDUSTRIAL REVENUE BONDS -- GWINNETT COUNTY, GEORGIA -- These bonds were issued in connection with the acquisition and renovation of the Norcross Manufacturing Facility in Gwinnett County, Georgia. These bonds are due in annual installments of $600,000 beginning in 2000 and extending through 2009 with interest payable quarterly. The tax-free interest rate varies weekly and was
3.55 percent at October 30, 1994. The bonds are secured by a $6,300,000 standby letter of credit.

STATE OF OHIO LOAN -- This loan was issued for the construction of a sales and demonstration facility in Amherst, Ohio. The loan is payable in annual installments of $100,000 through 1998, with the final installment of $85,000 due in 1999. Interest is payable quarterly at a fixed rate of 5.00 percent. The loan is secured by a $585,000 standby letter of credit.

GUARANTEE OF ESOP OBLIGATION -- The Company's Employee Stock Ownership Plan
(ESOP) has borrowed under a $10,000,000 revolving credit agreement. Since the Company has unconditionally guaranteed the repayment of the ESOP's borrowings, the loans are reported as long-term debt on the consolidated balance sheet. A corresponding amount of deferred stock-based compensation is also charged to shareholders' equity and subsequently credited when the shares are released for allocation to plan participants. The obligation is payable in annual installments of $570,000 to $770,000 through 1997 with interest payable quarterly. Interest resets periodically at a rate approximately 20 percent below generally available taxable rates (4.49 percent at October 30, 1994). The ESOP will repay the loans plus interest using Company contributions and dividends received on the shares of common stock that have not been allocated to plan participants. Dividends on unallocated shares were $37,000, $49,000 and $46,000 in 1994, 1993 and 1992, respectively.

MORTGAGE AND OTHER NOTES PAYABLE -- The mortgage and other notes are payable primarily in deutsche marks. Assets with a net book value of $5,211,000 have been pledged as security for certain notes.

FAIR VALUE -- The fair value of the Company's long-term debt, including current maturities, at October 30, 1994, is approximately $16,280,000, estimated by discounting future cash flows at currently available taxable rates for borrowing arrangements with similar terms and conditions.

ANNUAL MATURITIES -- The annual maturities of long-term debt for the five years subsequent to October 30, 1994 are as follows: $2,468,000 in 1995, $2,577,000 in 1996, $1,988,000 in 1997, $1,162,000 in 1998, and $935,000 in 1999.

NOTE 9 -- LEASES

The Company has lease commitments expiring at various dates, principally for warehouse and office space, automobiles and office equipment. Most leases contain renewal options and some contain purchase options.

The Company has an operating lease for office space owned by a partnership in which the Company is a partner. The lease ends in 2010 and contains a renewal option and an option to purchase the property at fair market value in 2000. Monthly rentals range from $54,000 to $97,000 and approximate market rates.

Rent expense for all operating leases was approximately $9,103,000 in 1994 ($8,740,000 in 1993 and $6,784,000 in 1992).

Assets held under capitalized leases are included in property, plant and equipment as follows:

                                              1994           1993
- ------------------------------------------------------------------
                                                 (In thousands)
Transportation equipment                    $ 9,797        $ 9,438
Other                                         3,347          3,374
- ------------------------------------------------------------------
Total capitalized leases                     13,144         12,812
Less accumulated amortization                 5,852          5,203
- ------------------------------------------------------------------
       Net capitalized leases               $ 7,292        $ 7,609
==================================================================

At October 30, 1994, future minimum lease payments under noncancelable capitalized and operating leases are as follows:

                                      CAPITALIZED        OPERATING
                                         LEASES           LEASES
- ------------------------------------------------------------------
                                            (In thousands)
Fiscal Year Ending:
       1995                           $ 4,430            $  8,997
       1996                             3,247               7,481
       1997                             1,774               6,112
       1998                               601               4,347
       1999                                86               1,628
Later years                                 2              14,589
- -----------------------------------------------------------------
Total minimum lease payments          $10,140             $43,154
                                                          =======
Less amount representing
   executory costs                      1,083
- ---------------------------------------------
Net minimum lease payments              9,057
Less amount representing interest       1,760
- ---------------------------------------------
Present value of net minimum
   lease payments                       7,297
Less current portion                    3,255
- ---------------------------------------------
Long-term obligations at
   October 30, 1994                  $  4,042
=============================================

NOTE 10 -- OFF-BALANCE-SHEET RISK AND
CONCENTRATIONS OF CREDIT RISK

The Company uses foreign exchange contracts to hedge receivables and payables denominated in foreign currencies. These contracts usually have maturities of 90 days or less and generally require the Company to exchange foreign currencies for U.S. dollars at maturity, at rates agreed to at the inception of the contracts. Gains and losses from changes in the market value of these contracts offset foreign exchange losses and gains on the related asset or liability. At October 30, 1994, the Company had $69,483,000 of contracts outstanding, of which $49,654,000 were in European currencies and $16,862,000 were in Japanese yen. The carrying amount of the Company's foreign exchange contracts approximates their market value.

At October 30, 1994, the Company had issued $5,290,000 of guarantees to support the term borrowing facilities of an unconsolidated affiliate. The fair value of these guarantees is not material.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company invests its excess cash in deposits with major banks throughout the world and in securities with strong credit ratings. The Company's customers represent a wide variety of industries and geographic regions. As of October 30, 1994, there were no significant concentrations of credit risk.

NOTE 11 -- CAPITAL SHARES

PREFERRED -- The Company has authorized 10,000,000 Series A convertible preferred shares without par value. No preferred shares were outstanding in 1994, 1993 or 1992.

COMMON -- The Company has 80,000,000 authorized common shares without par value. In March 1992, the shareholders adopted an amendment to the Company's articles of incorporation which, when filed with the State of Ohio, would increase the number of authorized common shares to 160,000,000. During 1994, 1993 and 1992, there were 24,506,000 common shares issued. At October 30, 1994 and October 31, 1993, the number of outstanding common shares, net of treasury shares, was 18,399,000 and 18,726,000, respectively.

NOTE 12 -- COMPANY STOCK PLANS

LONG-TERM PERFORMANCE PLAN -- The Company's long-term performance plan, adopted in 1993, provides for the granting of stock options, stock appreciation rights, restricted stock, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives. The number of common shares available for grant of awards is 3 percent of the number of common shares outstanding as of the first day of each fiscal year, plus up to an additional .5 percent, consisting of shares available, but not granted, in prior years. At October 31, 1994, there were 644,000 shares available for grant in 1995.

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

Summarized transactions are as follows:

                                                   WEIGHTED
                                                    AVERAGE
                                 NUMBER OF     EXERCISE PRICE
                                   OPTIONS        PER SHARE
- -------------------------------------------------------------
Outstanding at
       October 31, 1993          1,374,701             $30.16
Granted                            317,600             $53.50

Exercised                         (151,117)            $21.31

Forfeited                          (19,206)            $38.63
- -------------------------------------------------------------

Outstanding at
       October 30, 1994          1,521,978             $35.81
=============================================================
Exercisable at
       October 30, 1994            769,693             $27.12
=============================================================

STOCK APPRECIATION RIGHTS -- The Company may grant stock appreciation rights to employees. A stock appreciation right provides for a payment equal to the excess of the fair market value of a common share when the right is exercised, over its value when the right was granted. The Company accrues for these payments over the periods in which the stock appreciation rights vest and are exercisable. There were no stock appreciation rights outstanding during 1994, 1993 and 1992. Limited stock appreciation rights that become exercisable upon the occurrence of events which involve or may result in a change of control of the Company have been granted with respect to 1,460,000 shares.

RESTRICTED STOCK -- The Company may grant restricted stock to employees. Generally, these shares may not be disposed of for a designated period of time defined at the date of grant, and are to be returned to the Company if the recipient's employment terminates during the restriction period. As shares are issued, deferred stock-based compensation equivalent to the market value on the date of grant is charged to shareholders' equity and subsequently amortized over the restriction period. Net amortization was $443,000 in 1994 ($876,000 in 1993 and $1,443,000 in 1992). Tax benefits arising from the lapse of restrictions on the stock are recognized when realized and credited to capital in excess of stated value. In 1994, there were 8,400 restricted shares granted and no restricted shares forfeited.

EMPLOYEE STOCK PURCHASE RIGHTS -- During 1994, the Company's stock purchase programs were discontinued. Under these programs, eligible employees could purchase common shares at specified times each year in an amount up to 15 percent of their annual compensation. For domestic employees, the purchase price was equal to 95 percent of the fair market value of the common shares at the date of purchase. Foreign employees could purchase shares at a price equal to the lesser of: (a) 85 percent of the fair market value of the common shares at the date of the employee's entry into the program, or (b) 85 percent of the fair market value at the date of purchase. In 1994, there were 183,328 common shares issued under these programs at an average price of $44.74 per share.

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

During 1994, $1,730,000 was charged to expense ($1,809,000 in 1993 and $2,031,000 in 1992) using the shares-allocated method. These amounts include $88,000, $128,000 and $131,000 in 1994, 1993 and 1992, respectively, charged to interest expense related to the Company's guarantee of the plan's debt obligation. Contributions to the plan were $1,567,000, $2,068,000 and $1,929,000 in 1994, 1993 and 1992, respectively.

SHAREHOLDER RIGHTS PLAN -- In August 1988, the Board of Directors declared a dividend of one common share purchase right for each common share outstanding on September 9, 1988. Rights are also distributed with common shares issued by the Company after that date. The rights may only be exercised if a party acquires 20 percent or more of the Company's common shares, makes a tender offer for at least 20 percent of the Company's common shares, or is declared to be an "adverse person." The exercise price of each right is $100 per share. The rights trade with the shares until the rights become exercisable.

If a party acquires at least 25 percent of the Company's common shares, is declared to be an "adverse person," or attempts a "control share acquisition" without complying with Ohio law, or if an acquiring party engages in certain self-dealing actions ("flip-in" events), each right then becomes the right to purchase two common shares of the Company for $.50 per share. In the event the Company is acquired in a merger or other business combination ("flip-over" events), each right entitles its holder to purchase, for $1, shares of the surviving company having a market value equal to two common shares of Nordson.

The rights may be redeemed by the Company at a price of $.01 per right at any time prior to the earlier of the "flip-in" or "flip-over" events, or expiration of the rights on September 9, 1998.

SHARES RESERVED FOR FUTURE ISSUANCE -- At October 30, 1994, there were 42,961,000 shares reserved for future issuance through the exercise of outstanding options or rights, including 40,906,000 shares under the shareholder rights plan.

NOTE 13 -- DETAILS OF BALANCE SHEET
                                                     1994        1993
- ------------------------------------------------------------------------
                                                      (In thousands)

Receivables:
  Accounts                                         $105,336     $ 92,298
  Notes                                              14,699       14,397
  Other                                               2,941        3,347
- ------------------------------------------------------------------------
                                                    122,976      110,042
  Allowance for doubtful accounts                    (2,903)      (2,647)
- ------------------------------------------------------------------------
                                                   $120,073     $107,395
========================================================================

Inventories:
  Finished goods                                   $ 33,919     $ 30,747
  Work in process                                    10,579        8,466
  Raw materials and finished parts                   49,117       45,448
- ------------------------------------------------------------------------
                                                   $ 93,615     $ 84,661
========================================================================


                                                     1994        1993
- ------------------------------------------------------------------------
                                                      (In thousands)
Property, plant and equipment:
  Land                                             $  3,688     $  3,655
  Land improvements                                   2,358        2,342
  Buildings                                          52,175       49,964
  Machinery and equipment                            81,735       68,560
  Construction in progress                           14,511        9,606
  Leased property under
     capitalized leases                              13,144       12,812
- ------------------------------------------------------------------------
                                                    167,611      146,939
  Accumulated depreciation
     and amortization                               (78,956)     (68,250)
- ------------------------------------------------------------------------
                                                   $ 88,655     $ 78,689
========================================================================

Intangibles:
  Costs in excess of net assets of
     acquired businesses                           $ 39,124     $ 34,064
  Other                                               2,054        1,580
- ------------------------------------------------------------------------
                                                     41,178       35,644
  Accumulated amortization                          (11,278)      (8,393)
- ------------------------------------------------------------------------
                                                   $ 29,900     $ 27,251
========================================================================

Accrued liabilities:
  Salaries and other compensation                  $ 21,173     $ 18,341
  Pension and retirement                              8,119        7,900
  Taxes other than income taxes                       3,143        2,802
  Other                                              16,148       15,377
- ------------------------------------------------------------------------
                                                   $ 48,583     $ 44,420
========================================================================


NOTE 14  -- QUARTERLY FINANCIAL DATA (UNAUDITED)
                                             1994 (BY QUARTER)

                                  1           2             3           4
- ------------------------------------------------------------------------------
                                    (In thousands except for per share amounts)
Sales                        $104,680      $121,502      $133,438     $147,072
Cost of sales                  41,405        50,792        56,658       64,011
Net income                      7,796        10,754        13,118       14,986

Earnings per share               $.41          $.56          $.69         $.79


                                             1993 (BY QUARTER)

                                  1           2             3           4
- ------------------------------------------------------------------------------
                                    (In thousands except for per share amounts)
Sales                        $100,300      $109,250      $123,341     $128,666
Cost of sales                  40,318        44,564        52,748       53,945
Income before
   cumulative effect of
   accounting changes           6,683         8,787        12,075       13,230
Net income                      1,899         8,787        12,075       13,230

Earnings per share:
   Income before
     cumulative effect of
     accounting changes          $.35          $.46          $.63         $.69
   Net income                     .10           .46           .63          .69


NOTE 15 -- SUPPLEMENTAL INFORMATION FOR THE
STATEMENT OF CASH FLOWS

                                  1994       1993        1992
- -------------------------------------------------------------
                                         (In thousands)
Cash operating activities:
       Interest paid           $ 4,445    $ 6,351     $ 6,831
       Income taxes paid        32,373     19,355      20,038
=============================================================
Noncash investing and
   financing activities:
       Capitalized lease
         obligations incurred  $ 3,938    $ 4,670     $ 6,061
       Capitalized lease
         obligations terminated    969      1,250         945
       Shares acquired and
         issued through
         exercise of stock
         options                 4,873      3,613       2,965
=============================================================
Noncash assets and liabilities
   of businesses acquired:
       Working capital         $  (115)   $  (406)    $   883
       Property, plant and
          equipment                185         --         411
       Intangibles and other     4,173        861       7,103
       Long-term debt and
          other liabilities       (310)        --         (95)
- -------------------------------------------------------------
                               $ 3,933    $   455     $ 8,302
=============================================================

NOTE 16 -- INDUSTRY SEGMENT AND GEOGRAPHIC
AREA DATA

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

Operating profit is sales less operating expenses. In computing operating profit, none of the following has been added or deducted: general corporate expenses, other income and expense, and provision for income taxes.

Identifiable assets are those assets used in the operations of each geographic area. Corporate assets are principally cash and cash equivalents, marketable securities, and property, plant and equipment maintained for general corporate purposes.

No single customer accounted for more than 5 percent of sales in 1994, 1993 or 1992.

The following table summarizes the Company's operations within geographic areas:
                             1994          1993          1992
- -------------------------------------------------------------
                                     (In thousands)
Sales to unaffiliated
 customers:
  North America          $226,056      $197,708      $154,502
  Europe                  167,555       166,927       180,718
  Japan                    74,493        64,871        63,125
  Pacific and
   Latin America           38,588        32,051        27,273
- -------------------------------------------------------------
                          506,692       461,557       425,618
Transfers between
 geographic areas:
  North America           119,305       101,496       102,497
  Europe                    9,816         7,694        10,194
  Japan                       224           262           112
  Pacific and
   Latin America              627           354            60
  Eliminations           (129,972)     (109,806)     (112,863)
- -------------------------------------------------------------
     Total sales         $506,692      $461,557      $425,618
=============================================================
Operating profit:
  North America          $ 80,738      $ 68,169      $ 61,831
  Europe                   14,722        14,610        21,417
  Japan                     6,464         6,497         7,184
  Pacific and
     Latin America          2,759         2,067         2,867
  Eliminations             (3,031)        1,337          (902)
- -------------------------------------------------------------
     Geographic
      operating profit    101,652        92,680        92,397
  General corporate
   expenses               (27,248)      (25,306)      (25,103)
  Other expense - net      (3,546)       (5,126)       (6,527)
- -------------------------------------------------------------
    Income before income
     taxes and cumulative
     effect of accounting
     changes             $ 70,858      $ 62,248      $ 60,767
- -------------------------------------------------------------
Assets:
  North America          $178,364      $164,029      $147,737
  Europe                  115,792       112,892       133,655
  Japan                    53,933        47,176        40,376
  Pacific and
   Latin America           23,714        17,310        15,368
  Corporate                20,576        32,140        25,900
  Eliminations            (11,435)      (15,577)      (16,739)
- -------------------------------------------------------------
    Total assets         $380,944      $357,970      $346,297
=============================================================