Form 10-K, Exhibit 13
period 1994-10-30
NORDSON CORP
filed 1995-01-27
CIK 72331

                                                                Exhibit 13-g

                        REPORT OF INDEPENDENT AUDITORS
- --------------------------------------------------------------------------------

The Board of Directors and Shareholders
Nordson Corporation

We have audited the accompanying consolidated balance sheet of Nordson Corporation as of October 30, 1994 and October 31, 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nordson Corporation at October 30, 1994 and October 31, 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 30, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in fiscal 1993 the Company changed its method of accounting for postretirement benefits other than pensions, postemployment benefits, and income taxes.

/s/ Ernst & Young LLP

Cleveland, Ohio
December 6, 1994






                                      31