Form 10-K, Exhibit 13
period 1994-10-30
NORDSON CORP
filed 1995-01-27
CIK 72331

                                                                               Exhibit 13-h
                              ELEVEN-YEAR SUMMARY
=================================================================================================================================


(Dollars and shares in thousands except for per share amounts)                            1994             1993 (d)          1992
- ---------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA (a)
   Sales                                                                              $506,692           461,557          425,618
- ---------------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                                      $212,866           191,575          168,437
      % of sales                                                                            42                42               40
- ---------------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                                $219,422           202,608          189,887
      % of sales                                                                            43                44               45
- ---------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                                   $ 74,404            67,374           67,294
      % of sales                                                                            15                15               16
- ---------------------------------------------------------------------------------------------------------------------------------
   Income from continuing operations                                                  $ 46,654            40,775           39,537
      % of sales                                                                             9                 9                9
- ---------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes                              $ 46,654            40,775           39,537
      % of sales                                                                             9                 9                9
- ---------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                         $ 46,654            35,991           39,537
      % of sales                                                                             9                 8                9
=================================================================================================================================
FINANCIAL DATA (a)
   Working capital                                                                    $126,996           125,391          105,138
- ---------------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets                     $130,637           116,298          114,461
- ---------------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                                             $257,633           241,689          219,599
- ---------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                       $380,944           357,970          346,297
- ---------------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                              $ 45,209            45,284           41,879
- ---------------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                               $212,424           196,405          177,720
- ---------------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital - % (b)                                               20                19               20
- ---------------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity - % (c)                                           24                23               24
=================================================================================================================================
PER SHARE DATA (a)
   Earnings per share:
      Continuing operations                                                             $ 2.45              2.13             2.03
      Income before cumulative effect of accounting changes                             $ 2.45              2.13             2.03
      Net income                                                                        $ 2.45              1.88             2.03
- ---------------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                           $  .56               .48              .44
- ---------------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                                          $11.55             10.49             9.48
- ---------------------------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents                                           19,067            19,184           19,471
=================================================================================================================================


(a) See accompanying Notes to Consolidated Financial Statements.
(b) Income before cumulative effect of accounting changes plus interest on long-term obligations net of income taxes, as a percentage of total assets less current liabilities.
(c) Income before cumulative effect of accounting changes, as a percentage of shareholders' equity.


(Dollars and shares in thousands except for per share amounts)                           1991            1990 (e)          1989
- ---------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA (a)
   Sales                                                                              387,962          344,904          282,098
- ---------------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                                      158,885          154,653           16,588
      % of sales                                                                           41               45               41
- ---------------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                                170,814          140,450          112,716
      % of sales                                                                           44               41               40
- ---------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                                    58,263           49,801           52,794
      % of sales                                                                           15               14               19
- ---------------------------------------------------------------------------------------------------------------------------------
   Income from continuing operations                                                   33,787           29,346           34,187
      % of sales                                                                            9                9               12
- ---------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes                               33,787           29,346           34,187
      % of sales                                                                            9                9               12
- ---------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                          33,787           29,346           34,187
      % of sales                                                                            9                9               12
=================================================================================================================================
FINANCIAL DATA (a)
   Working capital                                                                     87,004           66,093           53,834
- ---------------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets                     103,015           95,599           79,383
- ---------------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                                             190,019          161,692          133,217
- ---------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                       296,930          269,523          235,551
- ---------------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                               37,305           31,318           26,299
- ---------------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                               152,714          130,374          106,918
- ---------------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital - % (b)                                              21               21               29
- ---------------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity - % (c)                                          25               25               35
=================================================================================================================================
PER SHARE DATA (a)
   Earnings per share:
      Continuing operations                                                              1.77             1.52             1.76
      Income before cumulative effect of accounting changes                              1.77             1.52             1.76
      Net income                                                                         1.77             1.52             1.76
- ---------------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                             .40              .36              .32
- ---------------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                                           8.14             6.94             5.69
- ---------------------------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents                                          19,093           19,266           19,386
=================================================================================================================================

===================================================================================================================================


(Dollars and shares in thousands except for per share amounts)
                                                        1988             1987            1986 (e)         1985               1984
- -----------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA (a)
   Sales                                             245,028          205,175          168,693          140,005            140,109
- -----------------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                      96,771           81,604           74,494           65,975             58,558
      % of sales                                          40               40               44               47                 42
- -----------------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                99,039           84,106           71,726           58,352             58,440
      % of sales                                          40               41               43               42                 42
- -----------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                   49,218           39,465           22,473           15,678             23,111
      % of sales                                          20               19               13               11                 16
- -----------------------------------------------------------------------------------------------------------------------------------
   Income from continuing operations                  31,583           24,707           13,834            9,714             13,336
      % of sales                                          13               12                8                7                 10
- -----------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect                    31,583           24,707           13,834            9,714             11,254
     of accounting changes                                13               12                8                7                  8
      % of sales
- -----------------------------------------------------------------------------------------------------------------------------------
   Net income                                         31,583           24,707           13,834            9,714             11,254
      % of sales                                          13               12                8                7                  8
===================================================================================================================================
FINANCIAL DATA (a)
   Working capital                                    64,040           80,528           61,108           50,920             66,266
- -----------------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment                  43,075           37,835           37,076           34,820             29,454
     and other non-current assets
- -----------------------------------------------------------------------------------------------------------------------------------
   Total invested capital                            107,115          118,363           98,184           85,740             95,720
- -----------------------------------------------------------------------------------------------------------------------------------
   Total assets                                      162,912          164,212          133,981          113,240            119,558
- -----------------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                              18,006           17,158           16,406           13,361             13,384
- -----------------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                               89,109          101,205           81,778           72,379             82,336
- -----------------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital                     29               23               16               11                 13
     - % (b)
- -----------------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity                 33               27               18               13                 14
     - % (c)
===================================================================================================================================
PER SHARE DATA (a)
   Earnings per share:
      Continuing operations                             1.55             1.17              .67              .43                .55
      Income before cumulative effect of                1.55             1.17              .67              .43                .46
        accounting changes                              1.55             1.17              .67              .43                .46
      Net income
- -----------------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                            .28              .24              .23              .22                .20
- -----------------------------------------------------------------------------------------------------------------------------------
   Book value per common share                          4.66             4.89             3.97             3.43               3.55
- -----------------------------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents         20,340           21,040           20,752           22,488             24,382
===================================================================================================================================


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

                                      33