Form 10-K, Exhibit 13
period 1994-10-30
NORDSON CORP
filed 1995-01-27
CIK 72331

                                                Exhibit 13-i
DIVIDEND INFORMATION AND PRICE RANGE
PER COMMON SHARES

Following is a summary of dividends paid per common
share, the range of market prices, and average price-earnings ratios with respect to common shares, during each quarter
of 1994 and 1993.  The price-earnings ratios reflect average market prices relative to trailing four-quarter earnings before cumulative effect of accounting changes.
                                                 PRICE-
FISCAL      DIVIDEND                            EARNINGS
QUARTERS      PAID        COMMON STOCK PRICE      RATIO
- --------    --------      ------------------     -------
1994                         HIGH      LOW
  First      $.14           $57.25    $48.25       24.1
  Second      .14            63.00     56.00       26.0
  Third       .14            58.75     53.25       23.8
  Fourth      .14            61.00     54.50       23.6

1993
  First      $.12           $52.00    $43.00       23.8
  Second      .12            47.00     38.25       22.0
  Third       .12            46.00     39.25       20.9
  Fourth      .12            54.75     42.00       22.7


STOCK LISTING INFORMATION

Nordson stock is traded over The Nasdaq Stock Market's National Market under the symbol NDSN.








                                      36