Form 10-K405, Exhibit 13
period 1995-10-29
NORDSON CORP
filed 1996-01-26
CIK 72331

                                                                EXHIBIT 13(a)


           NORDSON CORPORATION -- MANAGEMENT'S DISCUSSION AND ANALYSIS

FISCAL YEARS 1995 AND 1994

Sales in 1995 reached a record level of $581.4 million, a 15 percent increase over 1994 sales of $506.7 million. Advances in local volume and price increases accounted for a 10 percent increase in sales, with the balance due to the strengthening of major international currencies against the U.S. dollar.

Sales outside the United States represented 60 percent of total sales. Volume gains were achieved in each of Nordson's geographic sales regions. In Europe, sales volume increased 11 percent, with accelerated activity throughout the year. Although investment activity in Japan generally was erratic during the year, sales volume increased 4 percent over the prior year, with a marked increase in shipments in the fourth quarter. Sales volume from our Pacific South region advanced 25 percent, with growth significantly influenced by the continued emergence of dynamic markets for Nordson products in Latin America, Asia and Australia. In North America, sales volume advanced 9 percent for the year, despite a decline in activity in the fourth quarter. Price increases averaging 1 percent were implemented at the beginning of 1995 on standardized small systems and parts.

Sales of adhesive dispensing equipment for packaging and product assembly applications grew at a steady pace, while powder coating system sales continued to accelerate. Solid gains in sales of special engineered systems, including coating equipment sold to the container and electronic industries, also contributed to results for the year.

Gross margins, expressed as a percentage of sales, were 57.8 percent in 1995, compared with 58.0 percent in 1994. Favorable currency effects were offset by changes in the product sales mix.

Selling and administrative costs, expressed as a percentage of sales, were 43.3 percent in both 1995 and 1994. Although total spending grew at the same rate as sales, productivity improvements were achieved in operational and administrative support areas.

Incremental spending was focused on product improvements, research and development, patent protection, and continued geographic expansion, particularly in countries of the Pacific South region.

Worldwide operating profits, expressed as a percentage of sales, were 14.4 percent in 1995 and 14.7 percent in 1994. In both years, regional operating profits, expressed as a percentage of revenues, were approximately 23 percent for North America and 6 percent to 11 percent for the other regions. The higher operating profits in North America reflect the extent to which Nordson equipment is manufactured in the United States and exported to international subsidiaries.

Interest expense, net of interest income, increased $.3 million due to higher average borrowing levels. Other income increased $.5 million due to higher net currency exchange gains.

The effective tax rate increased to 34.7 percent in 1995 from 34.2 percent in 1994. Nordson's effective rate is lower than the statutory federal rate due to benefits derived from exports sold through the Company's Foreign Sales Corporation. The increase in the effective rate over the prior year is a result of higher effective foreign, state and local tax rates.

Net income was $52.7 million in 1995, compared with $46.7 million in 1994. This translates to $2.84 per share in 1995, a 16 percent increase over $2.45 per share in 1994.

Nordson has not yet adopted Statements of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," or No. 123, "Accounting for Stock-Based Compensation." These statements, which must be adopted by the Company no later than fiscal 1997, are not expected to have a material effect on the financial statements.

Year         NORTH AMERICA
            Sales ($Millions)
 91             141
 92             155
 93             198
 94             226
 95             245


Revenues from North American operations increased 9 percent in 1995.

Year           EUROPE
            Sales ($Millions)
 91             162
 92             181
 93             167
 94             168
 95             202

In 1995, sales from our European operations increased 11 percent in local currency terms.

FISCAL YEARS 1994 AND 1993

Sales in 1994 were $506.7 million, up 10 percent over 1993. This increase is traced almost entirely to improvements in volume and price increases. Changes in foreign currency exchange rates, which were favorable in Japan and unfavorable in Europe, effectively decreased sales by less than one-half of 1 percent.

Sales in the United States increased to 42 percent of worldwide sales in 1994 from 41 percent in 1993, as the U.S. economy continued to strengthen. Meanwhile, both Europe and Japan experienced lingering recessionary conditions.

Sales volumes increased in each geographic region during 1994. Volume gains were 15 percent in North America, 4 percent in Europe, 5 percent in Japan, and 20 percent in the Pacific South region. Price increases averaging 2 percent were implemented at the beginning of 1994 on standardized small systems and parts.

Growth was driven by strong sales of powder coating equipment and other special engineered systems, as well as steady gains in sales of adhesive application equipment to the packaging industry.

Gross margins, expressed as a percentage of sales, were 58.0 percent in 1994, compared with 58.5 percent in 1993. Margins were primarily influenced by changes in the product sales mix.

Selling and administrative costs, expressed as a percentage of sales, decreased to 43.3 percent in 1994 from 43.9 percent in 1993. Spending grew at a slower rate than sales due primarily to improved operating efficiencies.

Worldwide operating profits, expressed as a percentage of sales, were 14.7 percent in 1994 and 14.6 percent in 1993. In both years, regional operating profits, expressed as a percentage of revenues, were 23 percent for North America and 6 percent to 10 percent for the other regions. Regional operating profits include profits on transfers between geographic areas.

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

Effective as of the beginning of 1993, Nordson adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," No. 109, "Accounting for Income Taxes," and No. 112, "Employers' Accounting for Postretirement Benefits." The combined cumulative effect of these changes in accounting principles was an aftertax charge to first quarter 1993 earnings of $4.8 million or $.25 per share. Aside from the one-time charge, adoption of these statements was not material to 1993 results.

Net income was $46.7 million, or $2.45 per share, in 1994. In 1993, income before cumulative effect of accounting changes was $40.8 million, or $2.13 per share. After the cumulative effect of accounting changes, net income in 1993 was $36.0 million, or $1.88 per share.

LIQUIDITY AND SOURCES OF CAPITAL

In 1995, working capital grew $3.6 million to $130.6 million. Current year operations generated $5.4 million in working capital. Increases in receivables, inventories and accrued liabilities were necessary to support a higher level of business activity. Other significant changes in working capital were decreases in cash and marketable securities and increases in notes payable. In addition, currency translations raised working capital by $1.5 million, and a business acquisition reduced it by $3.3 million.

Year            JAPAN
            Sales ($Millions)
 91              61
 92              63
 93              65
 94              74
 95              87

Sales in Japan increased 4 percent in local currency terms in 1995.

Year         PACIFIC SOUTH
            Sales ($Millions)
 91              24
 92              27
 93              32
 94              39
 95              47

In 1995, sales volume in our Pacific South region was up 25 percent.

Cash and cash equivalents decreased $4.2 million. Cash provided by operating activities was $42.1 million. Net proceeds from additional short-term borrowings and from the sale of marketable securities generated $21.3 million. Significant uses for cash included net repurchases of Nordson stock, outlays for capital expenditures, dividends, net payments on long-term borrowings, and the acquisition of a new business.

Repurchased shares are used for stock-based employee compensation and incentive plans. At October 29, 1995, Nordson management was authorized to repurchase up to 934,000 shares through June 1997 and an additional 2,000,000 shares through July 2000 on the open market or in privately negotiated transactions at the prevailing market price.

Capital expenditures in 1995 included the expansion of the Company's manufacturing capacity. Operations related to the manufacture of automotive and gasketing products have been centralized in a new building at the Company's Amherst, Ohio complex. Other investments were the expansion of a manufacturing facility in Luneburg, Germany, and several general-purpose CNC machining centers in Amherst and in Norcross, Georgia.

Dividend payments increased 12 percent over 1994. Scheduled repayments on long-term debt decreased the outstanding balance, including the current portion, by $2.1 million. The acquisition of a European manufacturer of adhesive application equipment expanded Nordson's existing product lines.

Nordson has various lines of credit with both domestic and foreign banks. At October 29, 1995, these lines aggregated $137.7 million, of which $94.5 million was unused. The Company believes that the combination of present capital resources, internally generated funds, and unused financing sources are more than adequate to meet cash requirements for 1996. There are no significant restrictions limiting the transfer of funds from international subsidiaries to the parent company.



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

In 1995 relative to 1994, the U.S. dollar generally was weaker against foreign currencies. If exchange rates for 1994 had been in effect during 1995, sales would have been approximately $25.0 million lower, and third-party costs would have been approximately $15.7 million lower. In 1994 relative to 1993, the U.S. dollar was stronger against European currencies and weaker against the Japanese yen. If exchange rates for 1993 had been in effect during 1994, sales would have been approximately $.8 million higher, and third-party costs would have been approximately $.5 million higher. These effects on reported sales do not include the impact of local price adjustments associated with changes in currency exchange rates.

Nordson uses foreign exchange contracts to reduce risks related to transactions denominated in foreign currencies. These contracts usually have maturities of 90 days or less and generally require the Company to exchange foreign currencies for U.S. dollars at maturity, at rates agreed to at the inception of the contracts. Gains and losses from changes in the market value of these contracts offset foreign exchange losses and gains, respectively, on the underlying transactions.

Inflation puts pressure on profit margins because the ability to pass cost increases onto customers is restricted by competitive pricing. Although inflation has been modest in recent years, and its effect is not material for the years covered by the financial statements, Nordson continues to seek ways to minimize the impact of inflation through efforts to achieve greater productivity.



TRENDS

The Eleven-Year Summary on pages 36 and 37 documents Nordson's historical financial trends. Over this period, world economic conditions fluctuated significantly. Nordson's solid performance is attributed to the Company's participation in diverse geographic and industrial markets and its long-term commitment to develop and provide quality products and worldwide service to meet customers' changing needs.

                                                                EXHIBIT 13(b)


            NORDSON CORPORATION -- CONSOLIDATED STATEMENT OF INCOME

YEARS ENDED OCTOBER 29, 1995, OCTOBER 30, 1994
AND OCTOBER 31, 1993                                                                1995              1994             1993
(In thousands except for per share amounts)
SALES                                                                           $581,444          $506,692         $461,557

OPERATING COSTS AND EXPENSES:
   Cost of sales                                                                 245,587           212,866          191,575
   Selling and administrative expenses                                           251,913           219,422          202,608
---------------------------------------------------------------------------------------------------------------------------
                                                                                 497,500           432,288          394,183
---------------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                                                  83,944            74,404           67,374


Other income (expense):

   Interest expense                                                               (4,553)           (4,392)          (6,426)
   Interest and investment income                                                    777               866            1,110
   Other - net                                                                       474               (20)             190
---------------------------------------------------------------------------------------------------------------------------
                                                                                  (3,302)           (3,546)          (5,126)
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
   effect of accounting changes                                                   80,642            70,858           62,248

Income taxes:
   Current                                                                        32,844            28,406           23,198
   Deferred                                                                       (4,878)           (4,202)          (1,725)
---------------------------------------------------------------------------------------------------------------------------
                                                                                  27,966            24,204           21,473
---------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting changes                             52,676            46,654           40,775
Cumulative effect of accounting changes                                               --                --           (4,784)
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                      $ 52,676          $ 46,654         $ 35,991
===========================================================================================================================

COMMON SHARES AND COMMON SHARE EQUIVALENTS                                        18,577            19,067           19,184
===========================================================================================================================

EARNINGS PER SHARE:
   Income before cumulative effect of accounting changes                           $2.84             $2.45            $2.13
   Cumulative effect of accounting changes                                            --                --             (.25)
---------------------------------------------------------------------------------------------------------------------------
   Net income                                                                      $2.84             $2.45            $1.88
===========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

               NORDSON CORPORATION -- CONSOLIDATED BALANCE SHEET

OCTOBER 29, 1995 AND OCTOBER 30, 1994                                                                 1995             1994
(In thousands)
ASSETS
Current assets:
   Cash and cash equivalents                                                                      $    359         $  4,578
   Marketable securities                                                                             1,225            6,486
   Receivables                                                                                     146,846          120,073
   Inventories                                                                                     110,198           93,615
   Deferred income taxes                                                                            21,858           20,575
   Prepaid expenses                                                                                  5,455            4,980
---------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                                                                         285,941          250,307

Property, plant and equipment - net                                                                 99,499           88,655
Intangible assets - net                                                                             31,768           29,900
Deferred income taxes                                                                               11,108            7,583
Other assets                                                                                         6,394            4,499
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  $434,710         $380,944
===========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                                  $ 43,197         $ 26,917
   Accounts payable                                                                                 28,250           26,900
   Income taxes payable                                                                             13,101           10,476
   Accrued liabilities                                                                              58,396           48,583
   Customer advance payments                                                                         5,970            4,712
   Current maturities of long-term debt                                                              2,959            2,468
   Current obligations under capital leases                                                          3,506            3,255
---------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                                                                    155,379          123,311

Long-term debt                                                                                      12,663           15,212
Obligations under capital leases                                                                     4,471            4,042
Other liabilities                                                                                   30,867           25,955

Shareholders' equity:
   Preferred shares, no par value; 10,000,000 shares authorized; none issued                            --               --
   Common shares, no par value; 80,000,000 shares authorized;
      24,506,000 shares issued                                                                      12,253           12,253
   Capital in excess of stated value                                                                60,142           57,590
   Cumulative translation adjustments                                                               10,944           10,977
   Retained earnings                                                                               341,223          300,223
   Common shares in treasury, at cost                                                             (192,099)        (166,098)
   Deferred stock-based compensation                                                                (1,133)          (2,521)
---------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                                   231,330          212,424
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  $434,710         $380,944
===========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

          NORDSON CORPORATION -- CONSOLIDATED STATEMENT OF CASH FLOWS

YEARS ENDED OCTOBER 29, 1995, OCTOBER 30, 1994
AND OCTOBER 31, 1993                                                                1995              1994             1993
(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                    $52,676           $46,654          $35,991
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation                                                             16,779            15,223           13,653
         Amortization                                                              3,835             3,195            3,454
         Provision for losses on receivables                                         979               783              646
         Deferred income taxes                                                    (4,907)           (3,910)          (5,989)
         Other                                                                    (1,796)           (1,087)           1,356
         Changes in working capital:
            Receivables                                                          (26,265)           (9,235)          (8,807)
            Inventories                                                          (14,392)           (7,305)          (2,081)
            Other current assets                                                    (323)             (351)            (929)
            Accounts payable                                                         751             4,003            3,963
            Income taxes payable                                                   2,591            (6,391)           3,562
            Accrued liabilities                                                    8,699             3,187            4,661
            Customer advance payments                                              1,010               100              314
         Decrease (increase) in other non-current assets                          (2,603)           (1,050)           1,221
         Increase in other non-current liabilities                                 5,068             3,201           10,436
---------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                   42,102            47,017           61,451

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant and equipment                                    (25,035)          (20,558)         (15,834)
   Proceeds from sale of property, plant and equipment                             1,705               257              419
   Acquisition of businesses                                                      (4,634)           (3,933)            (455)
   Purchases of marketable securities                                             (2,000)           (4,105)          (6,925)
   Proceeds from sales or maturities of marketable securities                      7,261             2,755            7,290
---------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                      (22,703)          (25,584)         (15,505)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from (repayments of) short-term borrowing                         16,076             6,278          (16,657)
   Proceeds from long-term debt                                                      634               106              702
   Repayment of long-term debt                                                    (1,925)           (2,580)          (3,955)
   Repayment of capital lease obligations                                         (3,961)           (3,491)          (3,298)
   Issuance of common shares under company
      stock and employee benefit plans                                             1,325             7,053            3,841
   Purchase of treasury shares                                                   (25,314)          (33,673)          (9,400)
   Tax benefit from stock option and restricted stock transactions                   344             1,530            1,134
   Dividends paid                                                                (11,676)          (10,419)          (8,976)
---------------------------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                                      (24,497)          (35,196)         (36,609)

   Effect of exchange rate changes on cash                                           879               213            1,382
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  (4,219)          (13,550)          10,719
   Cash and cash equivalents at beginning of year                                  4,578            18,128            7,409
---------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                                      $   359           $ 4,578          $18,128
===========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                                                EXHIBIT 13(e)


     NORDSON CORPORATION -- CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                              COMMON SHARES
                                                   CAPITAL IN   CUMULATIVE                     IN TREASURY         DEFERRED
YEARS ENDED OCTOBER 29, 1995,           COMMON      EXCESS OF   TRANSLATION  RETAINED     -------------------    STOCK-BASED
OCTOBER 30, 1994 AND OCTOBER 31, 1993   SHARES    STATED VALUE  ADJUSTMENTS  EARNINGS     SHARES      AMOUNT     COMPENSATION
(In thousands)
BALANCE AT NOVEMBER 1, 1992             $12,253     $38,277      $13,378     $236,973     5,754     $(118,096)      $(5,065)
   Shares issued under
      company stock and
      employee benefit plans                          6,288                                (273)        1,560          (394)
   Amortization of deferred
      stock-based compensation                                                                                        1,846
   Tax benefit from stock
      option and restricted
      stock transactions                              1,134
   Purchase of treasury shares                                                              299       (13,013)
   Translation adjustments                                        (5,751)
   Net income                                                                  35,991
   Dividends - $.48 per share                                                  (8,976)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 31, 1993              12,253      45,699        7,627      263,988     5,780      (129,549)       (3,613)
   Shares issued under
      company stock and
      employee benefit plans                         10,361                                (353)        1,997          (432)
   Amortization of deferred
      stock-based compensation                                                                                        1,524
   Tax benefit from stock
      option and restricted
      stock transactions                              1,530
   Purchase of treasury shares                                                              680       (38,546)
   Translation adjustments                                         3,350
   Net income                                                                  46,654
    - $.56 per share                                                          (10,419)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 30, 1994              12,253      57,590       10,977      300,223     6,107      (166,098)       (2,521)
   Shares issued under
      company stock and
      employee benefit plans                          2,208                                 (76)          431          (195)
   Amortization of deferred
      stock-based compensation                                                                                        1,583
   Tax benefit from stock
      option and restricted
      stock transactions                                344
   Purchase of treasury shares                                                              469       (26,432)
   Translation adjustments                                           (33)
   Net income                                                                  52,676
   Dividends - $.64 per share                                                 (11,676)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 29, 1995             $12,253     $60,142      $10,944     $341,223     6,500     $(192,099)      $(1,133)
===========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

       NORDSON CORPORATION -- NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -- Significant accounting policies

FISCAL YEAR -- The fiscal year for the Company's domestic operations ends on the Sunday closest to October 31 and, in 1995, 1994 and 1993, contained 52 weeks. For international operations, the Company's fiscal year ends on September 30.

CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its controlled majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in non-controlled affiliates are accounted for by the equity method.

CASH AND CASH EQUIVALENTS -- Highly liquid instruments with a maturity of 90 days or less at date of purchase are considered to be cash equivalents. Cash and cash equivalents are carried at cost.

MARKETABLE SECURITIES -- Marketable securities consist primarily of municipal and other short-term notes with maturities greater than 90 days at date of purchase. At October 29, 1995, all contractual maturities were within one year. Effective as of the beginning of fiscal 1995, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Under FAS 115, the Company's marketable securities are classified as available for sale and recorded at quoted market prices which approximate cost. Adoption of this statement did not have a material effect on the Company's consolidated financial position or results of operations. For years prior to 1995, marketable securities are carried at cost.

INVENTORIES -- Inventories are valued at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for 54 percent of consolidated inventories at October 29, 1995 (55 percent at October 30, 1994). The first-in, first-out (FIFO) method is used for all other inventories. Consolidated inventories would have been $9,753,000 and $9,710,000 higher than reported at October 29, 1995 and October 30, 1994, respectively, had the Company used the FIFO method, which approximates current cost, for valuation of all inventories.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION -- Property, plant and equipment is carried at cost. The Company capitalizes interest costs as part of the cost of constructing major facilities and equipment. Capitalized interest costs were $98,000 in 1995 ($62,000 in 1994 and $0 in 1993). Plant and equipment is depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets or, in the case of property under capital leases, over the terms of the leases.

INTANGIBLE ASSETS -- Intangibles, consisting primarily of costs in excess of net assets of acquired businesses, are amortized using the straight-line method over the periods of expected benefit. At present, these periods do not exceed 15 years.

FOREIGN CURRENCY TRANSLATION -- The financial statements of the Company's subsidiaries outside the United States, except for those subsidiaries located in highly inflationary economies, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet dates. Income and expense items are translated at average monthly rates of exchange. The resulting translation adjustments are included in cumulative translation adjustments, a separate component of shareholders' equity. Generally, gains and losses from foreign currency transactions, including forward contracts, of these subsidiaries and the United States parent are included in net earnings. Premiums and discounts on forward contracts are amortized over the lives of the contracts. Gains and losses from foreign currency transactions which hedge a net investment in a foreign subsidiary and from intercompany foreign currency transactions of a long-term investment nature are included in cumulative translation adjustments. For subsidiaries operating in highly inflationary economies, gains and losses from foreign currency transactions and translation adjustments are included in net earnings.

REVENUE RECOGNITION -- Revenues are recognized when customer orders are complete and shipped. Accruals for the cost of product warranties are maintained for anticipated future claims.

ADVERTISING COSTS -- Advertising costs are expensed as incurred and amounted to $5,360,000 in 1995 ($4,042,000 in 1994 and $4,448,000 in 1993).

RESEARCH AND DEVELOPMENT -- Research and development costs are charged to expense as incurred and amounted to $28,866,000 in 1995 ($24,434,000 in 1994 and $20,521,000 in 1993).

EARNINGS PER SHARE -- Earnings per common share are computed based on the weighted average number of common shares and common share equivalents outstanding during each year. Common share equivalents consist primarily of shares issuable upon exercise of the Company's stock options and stock purchase rights, computed using the treasury stock method.

PRESENTATION -- Certain 1994 and 1993 amounts have been reclassified to conform with the 1995 presentation.

      NORDSON CORPORATION -- NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 -- Accounting changes

Effective as of the beginning of 1993, Nordson adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," No. 109, "Accounting for Income Taxes," and No. 112, "Employers' Accounting for Postemployment Benefits." The combined cumulative effect of these changes in accounting principles was an aftertax charge to first quarter 1993 earnings of $4,784,000 or $.25 per share. Aside from the one-time charge, adoption of these statements was not material to 1993 results.

In 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (FAS 121), and Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123). FAS 121 requires that, under certain circumstances, long-lived assets be reviewed for impairment and any applicable impairment loss be recognized. FAS 123 allows accounting for employee stock options under either the fair value or the intrinsic value method. The Company plans to continue to use the intrinsic value method. These statements, which must be adopted by the Company no later than the 1997 fiscal year, are not expected to have a material effect on the financial statements.

Note 3 -- Retirement, pension and other postretirement plans

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

Net pension cost for the Company's significant plans consists of the following components:

                            1995          1994         1993
-----------------------------------------------------------
                                    (In thousands)
Service cost - benefits
  earned during period     $3,844       $3,267       $2,893
Interest cost on projected
  benefit obligations       4,522        3,857        3,625
Actual return on assets    (7,253)        (447)      (5,654)
Net amortization and
  deferral                  3,217       (3,055)       2,572
-----------------------------------------------------------

Net periodic pension cost  $4,330       $3,622       $3,436
===========================================================


The following tables set forth the plans' funded status and amounts recognized in the Company's balance sheet for its significant pension plans:

                                       ASSETS   ACCUMULATED
                                       EXCEED     BENEFITS
                                     ACCUMULATED   EXCEED
                                      BENEFITS     ASSETS
------------------------------------------------------------
                                           (In thousands)
1995:
  Actuarial present value of obligations:
   Vested benefit obligations          $32,282     $  9,317
============================================================
   Accumulated benefit obligations     $33,956     $ 14,488
============================================================
   Projected benefit obligations       $42,557     $ 22,226
  Plan assets at fair value             47,735        3,801
------------------------------------------------------------
  Excess (deficiency) of assets over
   projected benefit obligations         5,178      (18,425)

  Unrecognized prior service costs        (819)       1,223
  Unrecognized net (gain) loss          (6,709)       6,044
  Unrecognized net transition
   (asset) obligation                   (1,942)         161
------------------------------------------------------------

  Accrued pension costs                $(4,292)    $(10,997)
============================================================

1994:

  Actuarial present value of obligations:
   Vested benefit obligations          $28,579     $  7,615
============================================================
   Accumulated benefit obligations     $30,445     $ 12,331
============================================================
   Projected benefit obligations       $38,489     $ 18,957
  Plan assets at fair value             41,622        3,113
------------------------------------------------------------
  Excess (deficiency) of assets over
   projected benefit obligations         3,133      (15,844)

  Unrecognized prior service costs         248        1,890
  Unrecognized net (gain) loss          (4,348)       5,534
  Unrecognized net transition
   (asset) obligation                   (2,459)         167
------------------------------------------------------------

  Accrued pension costs                $(3,426)    $ (8,253)
============================================================

Plans for which accumulated benefit obligations exceeded plan assets consist of the unfunded supplemental plan and certain international plans, which are partially unfunded by local practice.

The actuarial present value of projected benefit obligations at the end of 1995 and 1994 was determined using a weighted average discount rate of 7.7 percent and a rate of increase in future compensation levels of 5.0 percent. Plan assets consist primarily of stocks and bonds. The expected long-term rate of return on plan assets was 8.0 percent for 1995, 1994 and 1993.

POSTRETIREMENT BENEFIT PLAN -- The parent company has an unfunded postretirement defined benefit plan covering substantially all employees. The plan provides medical and life insurance benefits. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance.

Net postretirement benefit cost includes the following components:

                            1995          1994         1993
-----------------------------------------------------------
                                    (In thousands)

Service cost - benefits
  earned during period    $   379      $   396         $388
Interest cost on accumulated
  benefit obligations         676          607          551
-----------------------------------------------------------

Net periodic
  postretirement
  benefit cost             $1,055       $1,003         $939
===========================================================


The following table sets forth the amount recognized in the Company's balance sheet for its postretirement benefit plan:

                                          1995         1994
-----------------------------------------------------------
                                           (In thousands)
Accumulated postretirement
  benefit obligation:
   Retirees                             $2,659       $2,362
   Fully eligible active plan
     participants                        2,293        1,732
   Other active plan participants        4,062        3,779
-----------------------------------------------------------
                                         9,014        7,873

Unrecognized net gain                      358          677
-----------------------------------------------------------
Accrued postretirement benefit costs    $9,372       $8,550
===========================================================

The discount rate used in determining the accumulated postretirement benefit obligation at the end of both 1995 and 1994 was 8.0 percent. The annual rate of increase in the per capita cost of covered benefits (the health care cost trend rate) was assumed to be 9.5 percent for 1996, decreasing gradually to 5.0 percent for 2002 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the net postretirement benefit cost for 1995 by $177,000 and the accumulated postretirement benefit obligation as of October 29, 1995 by $1,238,000.

RETIREMENT PLANS -- The parent company and certain subsidiaries have funded contributory retirement plans covering certain employees. The Company's contributions are primarily determined by the terms of the plans subject to the limitation that they shall not exceed the amounts deductible for income tax purposes. The Company also sponsors an unfunded contributory supplemental retirement plan for certain employees. Generally, benefits under these plans vest gradually over a period of approximately five years from date of employment, and are based on the employee's contribution. The expense applicable to retirement plans for 1995, 1994 and 1993 was approximately $2,392,000, $2,423,000 and $1,988,000, respectively.

Note 4 -- Incentive compensation plan

The Company has an incentive compensation plan for executive officers. Participants in the plan and payments under the plan are approved by a committee appointed by the Board of Directors. Members of the committee are directors and are not active officers of the Company. Amounts paid under the plan are based on a percentage of the base salary of each participant. Compensation expense attributable to the plan was $2,681,000 in 1995 ($2,238,000 in 1994 and $1,557,000 in 1993).

       NORDSON CORPORATION -- NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 -- Income taxes

Income tax expense includes the following:

                            1995          1994         1993
-----------------------------------------------------------
                                    (In thousands)
Current:
  U.S. federal            $18,114      $16,655      $12,825
  State and local           3,259        2,726        2,684
  Foreign                  11,471        9,025        7,689
-----------------------------------------------------------
   Total current           32,844       28,406       23,198

Deferred:
  U.S. federal             (3,277)      (2,346)      (1,547)
  State and local            (390)        (521)        (140)
  Foreign                  (1,211)      (1,335)         (38)
-----------------------------------------------------------
   Total deferred          (4,878)      (4,202)      (1,725)
-----------------------------------------------------------
                          $27,966      $24,204      $21,473
===========================================================

The reconciliation of the United States statutory federal income tax rate to the worldwide consolidated effective tax rate follows:

                            1995          1994         1993
------------------------------------------------------------
Statutory federal
  income tax rate            35.0%        35.0%        34.8%
Foreign Sales Corporation
  exemption                  (3.8)        (3.7)        (3.8)
Foreign tax rate variances,
  net of foreign tax credits  1.5          1.0          1.7
State and local taxes, net
  of federal income tax
  benefit                     2.1          2.0          2.7
Enacted rate changes           --           --         (1.0)
Other - net                   (.1)         (.1)          .1
------------------------------------------------------------
Effective tax rate           34.7%        34.2%        34.5%
============================================================

Earnings before income taxes of international operations were $21,734,000, $17,149,000 and $16,884,000 in 1995, 1994 and 1993, respectively. Deferred income taxes are not provided on undistributed earnings of international subsidiaries which are intended to be permanently invested in those operations. These undistributed earnings aggregated approximately $34,078,000 and $22,515,000 at October 29, 1995 and October 30, 1994, respectively. Should these earnings be distributed, applicable foreign tax credits would substantially offset U.S. taxes due upon the distribution.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                     1995         1994
-------------------------------------------------------------------------
                                                     (In thousands)
Deferred tax assets:
  Sales to international subsidiaries and
   related consolidation adjustments                $15,932      $14,185
  Employee benefits                                  11,331        9,548
  Other accruals not currently deductible
   for taxes                                          6,040        5,037
  Inventory adjustments                               1,185        1,113
  Translation of foreign currency
   accounts                                           1,238        1,266
  Other - net                                           643          344
-------------------------------------------------------------------------
   Total deferred tax assets                         36,369       31,493

Deferred tax liabilities:
  Depreciation                                        3,216        3,216
  Other - net                                           187          119
-------------------------------------------------------------------------
   Total deferred tax liabilities                     3,403        3,335
-------------------------------------------------------------------------
  Net deferred tax assets                           $32,966      $28,158
=========================================================================

Note 6 -- Acquisitions

Business acquisitions have been accounted for as purchases, with the acquired assets and liabilities recorded at their estimated fair value at the dates of acquisition. The cost in excess of the net assets of the business acquired is included in intangible assets.

In March 1995, the Company acquired a European manufacturer of adhesive application equipment. During 1994, the Company acquired two U.S. manufacturers of equipment used in the coating application process. The cost of acquisitions amounted to $4,762,000 in 1995 and $4,533,000 in 1994. Operating results of these acquisitions are included in the consolidated statement of income from the respective dates of acquisition. Assuming the acquisitions had taken place at the beginning of 1995 and 1994, pro forma results for 1995 and 1994, respectively, would not be materially different.

Note 7 -- Leases

The Company has lease commitments expiring at various dates, principally for warehouse and office space, automobiles and office equipment. Most leases contain renewal options and some contain purchase options.

The Company has an operating lease for office and manufacturing space owned by a partnership in which the Company is a partner. The lease ends in 2010 and contains a renewal option and an option to purchase the property at fair market value in 2000. Monthly rentals range from $57,000 to $98,000 and approximate market rates.

Rent expense for all operating leases was approximately $10,581,000 in 1995, $9,103,000 in 1994 and $8,740,000 in 1993.

Assets held under capitalized leases are included in property, plant and equipment as follows:

                                          1995         1994
------------------------------------------------------------
                                           (In thousands)
Transportation equipment               $11,522     $  9,797
Other                                    2,526        3,347
------------------------------------------------------------
Total capitalized leases                14,048       13,144
Accumulated amortization                (6,078)      (5,852)
------------------------------------------------------------
  Net capitalized leases               $ 7,970     $  7,292
============================================================

At October 29, 1995, future minimum lease payments under non-cancelable capitalized and operating leases are as follows:

                                     CAPITALIZED   OPERATING
                                       LEASES       LEASES
------------------------------------------------------------
                                          (In thousands)
Fiscal Year Ending:

  1996                                 $ 4,844      $ 9,092
  1997                                   3,678        7,458
  1998                                   2,048        5,716
  1999                                     329        2,948
  2000                                      23        2,557
Later years                                 18       14,348
------------------------------------------------------------
Total minimum lease payments            10,940      $42,119
                                                    ========
Less amount representing
  executory costs                        1,321
----------------------------------------------

Net minimum lease payments               9,619
Less amount representing interest        1,642
----------------------------------------------
Present value of net minimum
  lease payments                         7,977

Less current portion                     3,506
----------------------------------------------
Long-term obligations at
  October 29, 1995                     $ 4,471
==============================================

Note 8 -- Notes payable

Bank lines of credit and notes payable are summarized as follows:

                                          1995         1994
------------------------------------------------------------
                                           (In thousands)
Available bank lines of credit:

  Domestic banks                      $ 29,000     $ 35,500
  Foreign banks                        108,695       84,264
------------------------------------------------------------
   Total                              $137,695     $119,764
------------------------------------------------------------

Notes payable:
  Domestic bank debt                  $  9,600     $  8,401
  Foreign bank debt                     33,597       17,916
  Other                                     --          600
------------------------------------------------------------
   Total                              $ 43,197     $ 26,917
============================================================

Weighted average interest rate
  on notes payable                         5.3%         5.0%
Unused bank lines of credit           $ 94,498     $ 93,447
============================================================

Lines of credit obtained by the Company can generally be withdrawn at the option of the banks and do not require material compensating balances or commitment fees. Amounts due to foreign banks are payable primarily in Japanese yen, German marks, French francs and Italian lira.

       NORDSON CORPORATION -- NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 -- Long-term debt

The long-term debt of the Company is as follows:

                                          1995         1994
------------------------------------------------------------
                                           (In thousands)
Industrial revenue bonds --
  City of Westlake, Ohio               $ 5,950      $ 6,800
Industrial revenue bonds--
  Gwinnett County, Georgia               6,000        6,000
Guarantee of ESOP obligation               721        2,001
State of Ohio loan                         385          485
6.20% Note, payable in one
  installment due September 1996           649           --
4.70% Note, payable in semi-
  annual installments of
  $100,000 through June 1997               401          606
5.50% Mortgage note, payable in
  semi-annual installments of
  $59,000 through June 1998                354          435
5.33% Mortgage note, payable in
  semi-annual installments of
  $175,000 through June 1996               350          645
5.50% Mortgage note, payable in
  semi-annual installments of
  $56,000 through June 1998                336          413
6.40% Note, payable in monthly
  installments of $3,000 through
  June 2002                                233           --
5.75% Note, payable in semi-
  annual installments of
  $59,000 through December 1996            177          274
Other (primarily foreign currency
  borrowings)                               66           21
------------------------------------------------------------
                                        15,622       17,680
Less current maturities                  2,959        2,468
------------------------------------------------------------
   Total                               $12,663      $15,212
============================================================

INDUSTRIAL REVENUE BONDS -- CITY OF WESTLAKE, OHIO -- These bonds were issued in connection with the construction of the Company's world headquarters in Westlake, Ohio. The bonds are due in annual installments of $850,000 extending through 2002 with interest payable quarterly. The tax-free interest rate varies weekly and was 4.00 percent at October 29, 1995. The bonds are secured by a $6,205,000 standby letter of credit.

INDUSTRIAL REVENUE BONDS -- GWINNETT COUNTY, GEORGIA -- These bonds were issued in connection with the acquisition and renovation of the Norcross Manufacturing Facility in Gwinnett County, Georgia. These bonds are due in annual installments of $600,000 beginning in 2000 and extending through 2009 with interest payable quarterly. The tax-free interest rate varies weekly and was 3.95 percent at October 29, 1995. The bonds are secured by a $6,300,000 standby letter of credit.

GUARANTEE OF ESOP OBLIGATION -- The Company's Employee Stock Ownership Plan
(ESOP) has borrowed under a $10,000,000 revolving credit agreement. Since the Company has unconditionally guaranteed the repayment of the ESOP's borrowings, the loans are reported as long-term debt on the consolidated balance sheet. A corresponding amount of deferred stock-based compensation is also charged to shareholders' equity and subsequently credited when shares pledged as collateral for the loans are released for allocation to plan participants. The obligation is payable in annual installments of $360,000 through 1997 with interest payable quarterly. Interest resets periodically at a rate approximately 20 percent below generally available taxable rates (5.20 percent at October 29, 1995). The ESOP will repay the loans plus interest using Company contributions and dividends received on the shares of common stock that have not been allocated to plan participants.

STATE OF OHIO LOAN -- This loan was issued for the construction of a sales and demonstration facility in Amherst, Ohio. The loan is payable in annual installments of $100,000 through 1998, with the final installment of $85,000 due in 1999. Interest is payable quarterly at a fixed rate of 5.00 percent. The loan is secured by a $585,000 standby letter of credit.

MORTGAGE AND OTHER NOTES PAYABLE -- The mortgage and other notes are payable primarily in German marks. Assets with a net book value of $7,031,000 have been pledged as security for certain notes.

ANNUAL MATURITIES -- The annual maturities of long-term debt for the five years subsequent to October 29, 1995 are as follows: $2,959,000 in 1996, $1,835,000 in 1997, $1,214,000 in 1998, $969,000 in 1999, and $885,000 in 2000.

Note 10 -- Financial instruments

The carrying amounts and fair values of the Company's financial instruments, other then receivables and accounts payable, are as follows:

                                       CARRYING       FAIR
                                        AMOUNT        VALUE
------------------------------------------------------------
                                          (In thousands)
1995:
  Cash and cash equivalents           $    359     $    359
  Marketable securities                  1,225        1,227
  Notes payable                        (43,197)     (43,197)
  Long-term debt                       (15,622)     (15,556)
  Forward exchange contracts               282          110
============================================================

1994:
  Cash and cash equivalents           $  4,578     $  4,578
  Marketable securities                  6,486        6,493
  Notes payable                        (26,917)     (26,917)
  Long-term debt                       (17,680)     (16,280)
  Forward exchange contracts              (873)        (882)
============================================================

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

   - Cash, cash equivalents and notes payable are valued at their carrying amounts due to the relatively short period to maturity of the instruments.

   -  Marketable securities are valued at quoted market prices.

   - Long-term debt is valued by discounting future cash flows at currently available taxable rates for borrowing arrangements with similar terms and conditions.

   - The fair value of forward exchange contracts is estimated using quoted exchange rates of comparable contracts. The carrying amounts are included in receivables.

At October 29, 1995, the Company had issued $5,290,000 of guarantees to support the term borrowing facilities of an unconsolidated affiliate. The fair value of these guarantees is not material.

The Company operates internationally and enters into transactions denominated in foreign currencies. As a result, the Company is subject to the transaction exposures that arise from exchange rate movements between the dates foreign currency transactions are recorded and the dates they are consummated. The Company enters into foreign currency forward exchange contracts to reduce these risks, and not for trading purposes. The maturities of these contracts are generally less than one year and usually less than 90 days. The contracts require the Company to buy or sell foreign currencies, usually in exchange for U.S. dollars. The following table summarizes, by currency, the contractual amounts of the Company's forward exchange contracts at October 29, 1995:

                                        SELL          BUY
------------------------------------------------------------
                                          (In thousands)
Contract amount:
  German marks                         $25,265      $ 2,521
  Japanese yen                          25,030       10,861
  French francs                          6,152           --
  Pound sterling                         5,019        2,759
  Other                                 14,030        3,960
------------------------------------------------------------
   Total                               $75,496      $20,101
============================================================

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. The Company deposits cash and enters into forward exchange contracts with major banks throughout the world and invests in securities with strong credit ratings. The Company's customers represent a wide variety of industries and geographic regions. As of October 29, 1995, there were no significant concentrations of credit risk.

Note 11 -- Capital shares

PREFERRED -- The Company has authorized 10,000,000 Series A convertible preferred shares without par value. No preferred shares were outstanding in 1995, 1994 or 1993.

COMMON -- The Company has 80,000,000 authorized common shares without par value. In March 1992, the shareholders adopted an amendment to the Company's articles of incorporation which, when filed with the State of Ohio, would increase the number of authorized common shares to 160,000,000. During 1995, 1994 and 1993, there were 24,506,000 common shares issued. At October 29, 1995 and October 30, 1994, the number of outstanding common shares, net of treasury shares, was 18,006,000 and 18,399,000, respectively. Treasury shares are reissued using the first-in, first-out method.

       NORDSON CORPORATION -- NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 -- Company stock plans

LONG-TERM PERFORMANCE PLAN -- The Company's long-term performance plan, adopted in 1993, provides for the granting of stock options, stock appreciation rights, restricted stock, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives. The number of common shares available for grant of awards is 3.0 percent of the number of common shares outstanding as of the first day of each fiscal year, plus up to an additional
0.5 percent, consisting of shares available, but not granted, in prior years. At the beginning of fiscal 1996, there were 630,000 shares available for grant in 1996.

STOCK OPTIONS -- The Company may grant non-qualified or incentive stock options to employees and directors of the Company. The exercise price of outstanding stock options is the fair market value of the common shares at the date of grant. Generally, the options may be exercised after one year from the date of grant at a rate not exceeding 25 percent per year and the options expire 10 years from the date of grant. Vesting accelerates upon the occurrence of events which involve or may result in a change of control of the Company.

No charges have been made against income in accounting for stock options. Tax benefits arising from the exercise of non-qualified stock options are recognized when realized and credited to capital in excess of stated value.

Summarized transactions are as follows:

                                                  WEIGHTED
                                                  AVERAGE
                                                  EXERCISE
                                      NUMBER OF    PRICE
                                       OPTIONS    PER SHARE
------------------------------------------------------------
Outstanding at November 1, 1992      1,213,491       $24.94

Granted                                302,020       $46.32
Exercised                             (133,266)      $19.21
Forfeited                               (7,544)      $29.81
------------------------------------------------------------
Outstanding at October 31, 1993      1,374,701       $30.16

Granted                                317,600       $53.50
Exercised                             (151,117)      $21.31
Forfeited                              (19,206)      $38.63
------------------------------------------------------------
Outstanding at October 30, 1994      1,521,978       $35.81

Granted                                426,161       $57.69
Exercised                              (64,651)      $29.40
Forfeited                              (19,402)      $47.91
------------------------------------------------------------
Outstanding at October 29, 1995      1,864,086       $40.91
============================================================
Exercisable at October 29, 1995      1,006,685       $30.01
============================================================

STOCK APPRECIATION RIGHTS -- The Company may grant stock appreciation rights to employees. A stock appreciation right provides for a payment equal to the excess of the fair market value of a common share when the right is exercised, over its value when the right was granted. There were no stock appreciation rights outstanding during 1995, 1994 and 1993.

Limited stock appreciation rights that become exercisable upon the occurrence of events which involve or may result in a change of control of the Company have been granted with respect to 1,805,000 shares.

RESTRICTED STOCK -- The Company may grant restricted stock to employees. These shares may not be disposed of for a designated period of time defined at the date of grant and are to be returned to the Company if the recipient's employment terminates during the restriction period. As shares are issued, deferred stock-based compensation equivalent to the market value on the date of grant is charged to shareholders' equity and subsequently amortized over the restriction period. Net amortization was $303,000 in 1995 ($443,000 in 1994 and $876,000 in 1993). Tax benefits arising from the lapse of restrictions on the stock are recognized when realized and credited to capital in excess of stated value. In 1995, there were 3,600 restricted shares granted (8,400 in 1994 and 8,850 in 1993) and 400 restricted shares forfeited (0 in 1994 and 200 in 1993).

EMPLOYEE STOCK PURCHASE RIGHTS -- The Company may grant stock purchase rights to employees. These rights permit eligible employees to purchase a limited number of common shares at a discount from fair market value. No stock purchase rights were outstanding during 1995. In 1994, there were 183,328 common shares purchased at an average price of $44.74 per share. In 1993, there were 106,550 common shares purchased at an average price of $35.25 per share.

EMPLOYEE STOCK OWNERSHIP PLAN -- The Company sponsors a leveraged Employee Stock Ownership Plan (ESOP) covering all domestic employees. Company contributions are discretionary and funded annually by a combination of cash and shares of the Company's common stock. Suspense shares are committed to be released as the ESOP's debt is repaid. Allocations to the participants' accounts are made on December 31 on the basis of their compensation for the year. Each participant vests in his account at a rate of 20 percent per year from date of employment. Distribution of a participant's account occurs at retirement, death, or termination of employment.

ESOP compensation expense was $2,411,000 in 1995 ($1,642,000 in 1994 and $1,681,000 in 1993). Contributions to the plan were $1,795,000, $1,567,000 and
$2,068,000 in 1995, 1994 and 1993, respectively. The number of ESOP shares outstanding is as follows:

                                          1995         1994
------------------------------------------------------------
Allocated shares                       426,424      384,231
Committed-to-be-released shares          2,324        7,411
Suspense shares                         13,721       47,335
------------------------------------------------------------
Total ESOP shares                      442,469      438,977
============================================================

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

SHARES RESERVED FOR FUTURE ISSUANCE -- At October 29, 1995, there were 43,159,000 shares reserved for future issuance through the exercise of outstanding options or rights, including 40,777,000 shares under the shareholder rights plan.

Note 13 -- Details of balance sheet

                                          1995         1994
------------------------------------------------------------
                                           (In thousands)
Receivables:
  Accounts                            $124,991     $105,336
  Notes                                 22,032       14,699
  Other                                  3,231        2,941
------------------------------------------------------------
                                       150,254      122,976
  Allowance for doubtful accounts       (3,408)      (2,903)
------------------------------------------------------------
                                      $146,846     $120,073
============================================================

Inventories:
  Finished goods                      $ 42,246     $ 33,919
  Work-in-process                       14,355       10,579
  Raw materials and finished parts      53,597       49,117
------------------------------------------------------------
                                      $110,198     $ 93,615
============================================================

Property, plant and equipment:
  Land                                $  3,210     $  3,688
  Land improvements                      2,267        2,358
  Buildings                             55,525       52,175
  Machinery and equipment               92,744       81,735
  Construction-in-progress              20,501       14,511
  Leased property under
   capitalized leases                   14,048       13,144
------------------------------------------------------------
                                       188,295      167,611
  Accumulated depreciation
   and amortization                    (88,796)     (78,956)
------------------------------------------------------------
                                      $ 99,499     $ 88,655
============================================================

Intangibles:
  Costs in excess of net assets of
   acquired businesses                $ 44,191     $ 39,124
  Other                                  2,967        2,054
------------------------------------------------------------
                                        47,158       41,178
  Accumulated amortization             (15,390)     (11,278)
------------------------------------------------------------
                                      $ 31,768     $ 29,900
============================================================

Accrued liabilities:
  Salaries and other compensation     $ 24,475     $ 21,173
  Pension and retirement                 3,178        8,119
  Taxes other than income taxes          4,118        3,143
  Other                                 26,625       16,148
------------------------------------------------------------
                                      $ 58,396     $ 48,583
============================================================

       NORDSON CORPORATION -- NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 -- Industry segment and geographic area data

INDUSTRY SEGMENT DATA -- The Company operates in one industry segment which engages in developing, manufacturing and marketing industrial application equipment. This equipment is used to apply adhesives, sealants, and liquid and powder coatings to a broad range of consumer and industrial products during manufacturing operations.

GEOGRAPHIC AREA DATA -- Financial data by geographic area is presented before elimination of intercompany transactions. Geographic transfers are generally accounted for at prices which approximate arm's-length wholesale market prices.

Operating profit equals sales less operating expenses. In computing operating profit, none of the following has been added or deducted: general corporate expenses, other income (expense) and provision for income taxes.

Identifiable assets are those assets used in the operations of each geographic area. Corporate assets are principally cash and cash equivalents, marketable securities, and property, plant and equipment maintained for general corporate purposes.

No single customer accounted for more than 5.0 percent of sales in 1995, 1994 or 1993.

Export sales for 1995 were $174,957,000, ($151,903,000 in 1994 and $132,162,000 in 1993) and were principally made to foreign subsidiaries.

The following table summarizes the Company's operations within geographic areas:

                            1995          1994         1993
------------------------------------------------------------
                                    (In thousands)
Sales to unaffiliated
  customers:
   United States         $231,089     $213,445     $185,877
   Europe                 201,894      167,555      166,927
   Japan                   87,201       74,493       64,871
   Other*                  61,260       51,199       43,882
------------------------------------------------------------
                          581,444      506,692      461,557
Transfers between
  geographic areas:
   United States          146,498      126,228      109,020
   Europe                  13,587        9,817        7,694
   Japan                      332          224          262
   Other*                     946          627          354
   Eliminations          (161,363)    (136,896)    (117,330)
------------------------------------------------------------
     Total sales         $581,444     $506,692     $461,557
============================================================

Operating profit:
   United States         $ 89,132     $ 79,917     $ 68,007
   Europe                  15,433       14,722       14,610
   Japan                    9,438        6,464        6,497
   Other*                   3,778        3,580        2,229
   Eliminations            (2,362)      (3,031)       1,337
------------------------------------------------------------
     Geographic
      operating profit    115,419      101,652       92,680
   General corporate
     expenses             (31,475)     (27,248)     (25,306)
   Other expense           (3,302)      (3,546)      (5,126)
------------------------------------------------------------
     Income before
      income taxes and
      cumulative effect
      of accounting
      changes            $ 80,642     $ 70,858     $ 62,248
============================================================

Identifiable assets:
   United States         $202,185     $173,824     $159,798
   Europe                 142,156      115,792      112,892
   Japan                   57,573       53,933       47,176
   Other*                  33,034       28,254       21,541
   Corporate               14,122       20,576       32,140
   Eliminations           (14,360)     (11,435)     (15,577)
------------------------------------------------------------
     Total assets        $434,710     $380,944     $357,970
============================================================

* Includes Canada, Latin America and the Pacific Rim.

Note 15 -- Supplemental information for the statement of cash flows

                            1995          1994         1993
------------------------------------------------------------
                                    (In thousands)
Cash operating activities:
  Interest paid           $ 4,496     $  4,445     $  6,351
  Income taxes paid        31,099       32,373       19,355
============================================================
Noncash investing and financing activities:
   Capitalized lease
     obligations incurred $ 5,426     $  3,938     $  4,670
   Capitalized lease
     obligations terminated   990          969        1,250
   Shares acquired and
     issued through
     exercise of stock
     options                1,118        4,873        3,613
============================================================
Noncash assets and liabilities
of businesses acquired:
   Working capital        $   868     $   (115)    $   (406)
   Property, plant and
     equipment                601          185           --
   Intangibles and other    3,408        4,173          861
   Long-term debt and
     other liabilities       (243)        (310)          --
------------------------------------------------------------
                          $ 4,634     $  3,933     $    455
============================================================


Note 16 -- Quarterly financial data (unaudited)

                                    QUARTER*
------------------------------------------------------------
                      FIRST    SECOND      THIRD    FOURTH
------------------------------------------------------------
                 (In thousands except for per share amounts)
1995:
  Sales             $123,477   $143,075  $155,152  $159,740
  Cost of sales       52,106     59,364    66,318    67,799
  Net income           8,941     12,693    14,847    16,195

  Earnings per share   $ .48      $ .68     $ .80     $ .88
============================================================
1994:
  Sales             $104,680   $121,502  $133,438  $147,072
  Cost of sales       41,405     50,792    56,658    64,011
  Net income           7,796     10,754    13,118    14,986

  Earnings per share    $.41       $.56      $.69      $.79
============================================================

* Domestic operations report earnings using four 13-week quarters. International subsidiaries report earnings using calendar quarters.


                                                                EXHIBIT 13(g)


Report of Independent Auditors

The Board of Directors and Shareholders
Nordson Corporation

We have audited the accompanying consolidated balance sheet of Nordson Corporation as of October 29, 1995 and October 30, 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nordson Corporation at October 29, 1995 and October 30, 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 29, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in fiscal 1993 the Company changed its method of accounting for post-retirement benefits other than pensions, postemployment benefits, and income taxes.

/s/ Ernst & Young LLP

Cleveland, Ohio
December 5, 1995

                                                                Exhibit 13(h)


                  NORDSON CORPORATION -- ELEVEN-YEAR SUMMARY




                                                                     1995      1994      1993(d)
(In thousands of dollars except for per share amounts)
OPERATING DATA (a)
   Sales                                                            $581,444   506,692   461,557
------------------------------------------------------------------------------------------------
   Cost of sales                                                    $245,587   212,866   191,575
      % of sales                                                          42        42        42
------------------------------------------------------------------------------------------------
   Selling and administrative expenses                              $251,913   219,422   202,608
      % of sales                                                          43        43        44
------------------------------------------------------------------------------------------------
   Operating profit                                                  $83,944    74,404    67,374
      % of sales                                                          14        15        15
------------------------------------------------------------------------------------------------
   Income from continuing operations                                 $52,676    46,654    40,775
      % of sales                                                           9         9         9
------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes             $52,676    46,654    40,775
      % of sales                                                           9         9         9
------------------------------------------------------------------------------------------------
   Net income                                                        $52,676    46,654    35,991
      % of sales                                                           9         9         8
================================================================================================
FINANCIAL DATA (a)
   Working capital                                                  $130,562   126,996   125,391
------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets   $148,769   130,637   116,298
------------------------------------------------------------------------------------------------
   Total invested capital                                           $279,331   257,633   241,689
------------------------------------------------------------------------------------------------
   Total assets                                                     $434,710   380,944   357,970
------------------------------------------------------------------------------------------------
   Long-term obligations                                             $48,001    45,209    45,284
------------------------------------------------------------------------------------------------
   Shareholders' equity                                             $231,330   212,424   196,405
------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                             21        20        19
------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                         24        24        23
================================================================================================
PER SHARE DATA (a)
   Earnings per share:
      Continuing operations                                            $2.84      2.45      2.13
      Income before cumulative effect of accounting changes            $2.84      2.45      2.13
      Net income                                                       $2.84      2.45      1.88
------------------------------------------------------------------------------------------------
   Dividends per common share                                           $.64       .56       .48
------------------------------------------------------------------------------------------------
   Book value per common share                                        $12.85     11.55     10.49
------------------------------------------------------------------------------------------------
   Common shares and common share equivalents (000s)                  18,577    19,067    19,184
================================================================================================


(a)   See accompanying Notes to Consolidated Financial Statements.

(b)   Income before cumulative effect of accounting changes plus interest on long-term obligations net of income taxes, as a percentage of total assets less current liabilities.

(c)   Income before cumulative effect of accounting changes, as a percentage of shareholders' equity.



1992        1991     1990(e)     1989     1988     1987      1986(e)     1985


425,618   387,962   344,904   282,098   245,028   205,175   168,693   140,005
-----------------------------------------------------------------------------
168,437   158,885   154,653   116,588    96,771    81,604    74,494    65,975
     40        41        45        41        40        40        44        47
-----------------------------------------------------------------------------
189,887   170,814   140,450   112,716    99,039    84,106    71,726    58,352
     45        44        41        40        40        41        43        42
-----------------------------------------------------------------------------
 67,294    58,263    49,801    52,794    49,218    39,465    22,473    15,678
     16        15        14        19        20        19        13        11
-----------------------------------------------------------------------------
 39,537    33,787    29,346    34,187    31,583    24,707    13,834     9,714
      9         9         9        12        13        12         8         7
-----------------------------------------------------------------------------
 39,537    33,787    29,346    34,187    31,583    24,707    13,834     9,714
      9         9         9        12        13        12         8         7
-----------------------------------------------------------------------------
 39,537    33,787    29,346    34,187    31,583    24,707    13,834     9,714
      9         9         9        12        13        12         8         7
=============================================================================

105,138    87,004    66,093    53,834    64,040    80,528    61,108    50,920
-----------------------------------------------------------------------------
114,461   103,015    95,599    79,383    43,075    37,835    37,076    34,820
-----------------------------------------------------------------------------
219,599   190,019   161,692   133,217   107,115   118,363    98,184    85,740
-----------------------------------------------------------------------------
346,297   296,930   269,523   235,551   162,912   164,212   133,981   113,240
-----------------------------------------------------------------------------
 41,879    37,305    31,318    26,299    18,006    17,158    16,406    13,361
-----------------------------------------------------------------------------
177,720   152,714   130,374   106,918    89,109   101,205    81,778    72,379
-----------------------------------------------------------------------------
     20        21        21        29        29        23        16        11
-----------------------------------------------------------------------------
     24        25        25        35        33        27        18        13
=============================================================================


   2.03      1.77      1.52      1.76      1.55      1.17       .67       .43
   2.03      1.77      1.52      1.76      1.55      1.17       .67       .43
   2.03      1.77      1.52      1.76      1.55      1.17       .67       .43
-----------------------------------------------------------------------------
    .44       .40       .36       .32       .28       .24       .23       .22
-----------------------------------------------------------------------------
   9.48      8.14      6.94      5.69      4.66      4.89      3.97      3.43
-----------------------------------------------------------------------------
 19,471    19,093    19,266    19,386    20,340    21,040    20,752    22,488
=============================================================================


(d)   In 1993, the Company adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement
      Benefits Other Than Pensions," No. 109, "Accounting for Income Taxes," and No. 112, "Employers' Accounting for Postemployment
      Benefits."  Prior years have not been restated.

(e)   The Company adopted Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," for its domestic plans in 1986 and for its significant foreign plans in 1990.  Prior years have not been restated.


                                                            37

                 NORDSON CORPORATION -- SHAREHOLDER INFORMATION

DIVIDEND INFORMATION AND PRICE RANGE
PER COMMON SHARES

Following is a summary of dividends paid per common share, the range of market prices, and average price-earnings ratios with respect to common shares, during each quarter of 1995 and 1994.
The price-earnings ratios reflect average market prices relative to trailing four-quarter earnings.

                            COMMON STOCK PRICE      PRICE-
FISCAL           DIVIDEND   ------------------     EARNINGS
QUARTERS           PAID      HIGH         LOW        RATIO
-----------------------------------------------------------
1995:
  First             $ .16    $61.00      $52.00      22.4
  Second              .16     59.25       53.75      21.4
  Third               .16     57.75       54.50      20.4
  Fourth              .16     59.50       54.75      20.1
1994:
  First             $ .14    $57.25      $48.25      24.1
  Second              .14     63.00       56.00      26.0
  Third               .14     58.75       53.25      23.8
  Fourth              .14     61.00       54.50      23.6

STOCK LISTING INFORMATION

Nordson stock is traded on The Nasdaq Stock Market's National Market under the symbol NDSN.


                                      40