Form 10-K405, Exhibit 13
period 1996-11-03
NORDSON CORP
filed 1997-01-31
CIK 72331

                                                                    Exhibit 13-a


MANAGEMENT'S DISCUSSION AND ANALYSIS


Fiscal Years 1996 and 1995

Worldwide sales in 1996 reached a record level of $609.4 million, a 5 percent increase over 1995 sales of $581.4 million. Sales volume, including the effects of price increases, rose 7 percent. Currency fluctuations decreased reported sales by 2 percent, due to the strengthening of the U.S. dollar, primarily against the Japanese yen.

Nordson's sales outside the United States accounted for 64 percent of total 1996 sales, up from 60 percent in 1995, with volume gains in three of its four geographic regions. Sales volume advanced 13 percent in Europe and 24 percent in the Pacific South region, with steady growth in both regions throughout the year. In Japan, local sales increased 13 percent with a strong first quarter offsetting a flat third quarter. Sales volume in North America declined 3 percent compared with the previous year's record sales, primarily due to reduced orders for large engineered systems. North American volume made a strong recovery in the fourth quarter, following a particularly weak third quarter. At the beginning of the year, the Company implemented price increases that averaged less than 1 percent on standardized small systems and parts.

Worldwide volume gains were driven by demand for customized nonwovens, container and converting systems. Sales of adhesive dispensing systems for packaging and product assembly applications rose moderately. Solid gains in powder system installations in the Company's European and Pacific South regions were mitigated by a softening in demand for large powder systems in the United States. The January 1996 acquisition of Spectral Technology Group Ltd., a manufacturer of ultraviolet drying and curing systems, and the August 1996 purchase of Asymtek, a manufacturer of automated fluid dispensing equipment, also contributed to the year's growth.

Gross margins, expressed as a percentage of sales, were 58.1 percent in 1996, compared with 57.8 percent in 1995. This improvement can be traced to the mix of products sold, along with improvements in manufacturing efficiencies.

Selling and administrative costs, expressed as a percentage of sales, increased from 43.3 percent in 1995 to 44.3 percent in 1996. The growth in spending is attributable to the following factors: baseline activities that were increased to support sales volume growth, incremental operating expenses traced to recent acquisitions, and continuing investments in product development and geographic expansion programs.

Worldwide operating profits, expressed as a percentage of sales, were 13.8 percent in 1996 and 14.4 percent in 1995. Regional operating profit percentages in 1996 and 1995, respectively, were: 20 percent and 23 percent for North America; 8 percent and 6 percent for Europe; 17 percent and 11 percent for Japan; and 4 percent and 6 percent for the Pacific South region. Operating profits in North America include intercompany gross profits on Nordson equipment manufactured in the United States and exported to international subsidiaries. Differences between years reflect local economic conditions as well as the division of profits on transactions between geographic areas.

Interest expense, net of interest income, increased $1.3 million due to higher borrowing levels, driven primarily by the funding of two business acquisitions in 1996. Other income increased $1.4 million due to higher net currency exchange gains.

Nordson's effective tax rate is lower than the statutory federal rate due to benefits derived from export profits on products sold through the Company's Foreign Sales Corporation, which is subject to lower tax rates. The Company's overall 1996 tax rate decreased to 34.5 percent from 34.7 percent in 1995, due to a decline in effective foreign tax rates.

Net income was $53.1 million in 1996, compared with $52.7 million in 1995. This translates to $2.92 per share in 1996, a 3 percent increase over $2.84 per share in 1995.

Nordson has not yet adopted Statements of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived
Assets to Be Disposed   Of," or No. 123, "Accounting for Stock-Based
Compensation." These statements, which must be adopted by the Company in fiscal 1997, are not expected to have a material effect on the financial statements.

Fiscal Years 1995 and 1994

Sales in 1995 were $581.4 million, a 15 percent increase over 1994. Advances in local volume and price increases accounted for a 10 percent increase in sales, with the balance due to the strengthening of major international currencies against the U.S. dollar.

Sales outside the United States represented 60 percent of total sales in 1995 and 58 percent in 1994. Volume gains were achieved in each of Nordson's geographic sales regions in 1995. In Europe, sales volume increased 11 percent, with accelerated activity throughout the year. Although investment activity in Japan was generally erratic during the year, sales volume increased 4 percent over the prior year with a marked increase in fourth quarter shipments. Sales volume in the Pacific South region advanced 25 percent due to continued emergence of dynamic markets for Nordson products in Latin America, Asia and Australia. In North America, sales volume advanced 9 percent for the year, despite a decline in fourth quarter activity. Price increases averaging 1 percent were implemented at the beginning of 1995 on standardized small systems and parts.

Sales of adhesive dispensing systems for packaging and product assembly
applications grew at a steady pace, while sales of powder   coating systems
continued to accelerate. Solid gains in sales of special engineered systems to the container and electronic industries also contributed to 1995 results.

Gross margins, expressed as a percentage of sales, were 57.8 percent in 1995 compared with 58.0 percent in 1994. Favorable currency effects were offset by changes in the mix of products sold.

Selling and administrative costs, expressed as a percentage of sales, were 43.3 percent in both 1995 and 1994. Although total spending grew at the same rate as sales, Nordson achieved productivity improvements in both operational and administrative support areas. In addition, the Company focused incremental spending on product improvements; research and development; patent protection; and continued geographic expansion, particularly in countries located in the Company's Pacific South region.

Worldwide operating profits, expressed as a percentage of sales, were 14.4 percent in 1995 and 14.7 percent in 1994. In both years, regional operating profits, expressed as a percentage of revenues, were approximately 23 percent for North America and 6 percent to 11 percent for the other regions. Regional operating profits include those on inventory transfers between geographic areas.

Interest expense, net of interest income, increased $.3 million due to higher average borrowing levels. Other income increased $.5 million due to higher net currency exchange gains.

The effective tax rate increased to 34.7 percent in 1995 from 34.2 percent in 1994. This change can be traced to higher effective foreign, state and local tax rates.

Net income was $52.7 million, or $2.84 per share, in 1995 compared with $46.7 million, or $2.45 per share, in 1994.

Liquidity and Sources of Capital

In 1996, working capital decreased $20.1 million to $110.5 million. Business acquisitions, financed primarily by notes payable, reduced working capital by $33.7 million. Current year operations increased working capital by $13.6 million; the largest single element of this increase was in receivables, which rose as a result of higher sales in the fourth quarter of 1996, compared with the fourth quarter of the previous year.

Cash and cash equivalents increased $8.9 million. Cash provided by operations was $53.6 million, and net proceeds from additional short-term borrowings generated $55.7 million. Significant uses for cash included acquisitions of new businesses, dividends, capital expenditures, and net repurchases of Nordson stock.

The acquisitions of Spectral Technology Group Ltd. and Asymtek extended Nordson's product lines. Dividend payments to shareholders increased 10 percent over 1995.

Nordson concentrated the majority of its 1996 capital expenditures on sales and manufacturing operations such as the following: its Japanese subsidiary moved into a leased sales and demonstration facility which required leasehold improvements and additional equipment; customer demonstration facilities for the Company's container business group were expanded in Amherst, Ohio; demonstration equipment was installed in a new facility in China; construction of a building in Amherst, which began in 1995, was completed to house sales support and manufacturing operations for the Company's worldwide automotive business; and, manufacturing equipment was purchased in an ongoing program to update and expand worldwide manufacturing capabilities.

The Company uses repurchased shares for stock-based employee compensation and incentive plans. At November 3, 1996, management had authorization to repurchase up to 458,000 shares through June 1997 and an additional 2,000,000 shares through July 2000 on the open market, or in privately negotiated transactions at the prevailing market price.

Nordson has various lines of credit with both domestic and foreign banks. At November 3, 1996, these lines aggregated $181.2 million, of which $83.6 million was unused. The Company believes that the combination of present capital resources, internally generated funds, and unused financing sources are more than adequate to meet cash requirements for 1997. There are no significant restrictions limiting the transfer of funds from international subsidiaries to the parent company.

Intangible assets increased $33.5 million primarily as a result of business acquisitions.

Effects of Foreign Currency

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

In 1996 compared to 1995, the U.S. dollar was stronger, primarily against the Japanese yen. If exchange rates for 1995 had been in effect during 1996, sales would have been approximately $12.7 million or 2 percent higher, and third-party costs would have been approximately $6.4 million higher. In 1995 compared to 1994, the U.S. dollar was generally weaker against foreign currencies. If exchange rates for 1994 had been in effect during 1995, sales would have been approximately $25.0 million or 4 percent lower, and third-party costs would have been approximately $15.7 million lower. These effects on reported sales do not include the impact of local price adjustments made in response to changes in currency exchange rates.

Nordson uses foreign exchange contracts to reduce its risks related to transactions denominated in foreign currencies. These contracts usually have maturities of 90 days or less, and generally require the Company to exchange foreign currencies for U.S. dollars at maturity, at rates stated in the contracts. Gains and losses from changes in the market value of these contracts offset foreign exchange losses and gains, respectively, on the underlying transactions.

Inflation

Inflation affects profit margins because the ability to pass cost increases onto customers is restricted by the need for competitive pricing. Although inflation has been modest in recent years and has had no material effect on the years covered by these financial statements, Nordson continues to seek ways to minimize the impact of inflation. It does so through focused efforts to raise its productivity.

Trends

The Eleven-Year Summary on pages 38 and 39 documents Nordson's historical financial trends. Over this period, the world's economic conditions fluctuated significantly. Nordson's solid performance is attributed to the Company's participation in diverse geographic and industrial markets and its long-term commitment to develop and provide quality products and worldwide service to meet customers' changing needs.