Form 10-K405, Exhibit 13
period 1996-11-03
NORDSON CORP
filed 1997-01-31
CIK 72331

                                                                    Exhibit 13-b
CONSOLIDATED STATEMENT OF INCOME


Years ended November 3, 1996, October 29, 1995
and October 30, 1994                               1996         1995         1994
(In thousands except for per share amounts)
Sales                                         $ 609,444    $ 581,444    $ 506,692

Operating costs and expenses:
  Cost of sales                                 255,095      245,587      212,866
  Selling and administrative expenses           270,088      251,913      219,422
----------------------------------------------------------------------------------
                                                525,183      497,500      432,288
----------------------------------------------------------------------------------
Operating profit                                 84,261       83,944       74,404


Other income (expense):
  Interest expense                               (5,955)      (4,553)      (4,392)
  Interest and investment income                    910          777          866
  Other - net                                     1,845          474          (20)
----------------------------------------------------------------------------------
                                                 (3,200)      (3,302)      (3,546)
----------------------------------------------------------------------------------
Income before income taxes                       81,061       80,642       70,858


Income taxes:
  Current                                        29,561       32,844       28,406
  Deferred                                       (1,571)      (4,878)      (4,202)
----------------------------------------------------------------------------------
                                                 27,990       27,966       24,204
----------------------------------------------------------------------------------
Net income                                    $  53,071    $  52,676    $  46,654
==================================================================================

Common shares and common share equivalents       18,204       18,577       19,067
==================================================================================


Earnings per share                            $    2.92    $    2.84    $    2.45
==================================================================================

The accompanying notes are an integral part of the consolidated financial statements.
                                                                             23