Form 10-K405, Exhibit 13
period 1996-11-03
NORDSON CORP
filed 1997-01-31
CIK 72331

                                                                    Exhibit 13-c
CONSOLIDATED BALANCE SHEET



November 3, 1996 and October 29, 1995                      1996         1995
(In thousands)

Assets
Current assets:
     Cash and cash equivalents                        $   9,221    $     359
     Marketable securities                                  310        1,225
     Receivables                                        159,573      146,846
     Inventories                                        118,388      110,198
     Deferred income taxes                               23,368       21,858
     Prepaid expenses                                     6,842        5,455
----------------------------------------------------------------------------
          Total current assets                          317,702      285,941

Property, plant and equipment - net                     107,018       99,499
Intangible assets - net                                  65,282       31,768
Deferred income taxes                                    11,557       11,108
Other assets                                              8,934        6,394
----------------------------------------------------------------------------
                                                      $ 510,493    $ 434,710
============================================================================

Liabilities and Shareholders' Equity
Current liabilities:
     Notes payable                                    $  97,688    $  43,197
     Accounts payable                                    35,022       28,250
     Income taxes payable                                10,845       13,101
     Accrued liabilities                                 52,486       58,396
     Customer advance payments                            6,023        5,970
     Current maturities of long-term debt                 1,220        2,959
     Current obligations under capital leases             3,932        3,506
----------------------------------------------------------------------------
          Total current liabilities                     207,216      155,379

Long-term debt                                           15,883       12,663
Obligations under capital leases                          4,679        4,471
Other liabilities                                        37,418       30,867

Shareholders' equity:
     Preferred shares, no par value; 10,000,000
          shares authorized; none issued                   --           --
     Common shares, no par value; 80,000,000 shares
          authorized; 24,506,000 shares issued           12,253       12,253
     Capital in excess of stated value                   63,996       60,142
     Cumulative translation adjustments                   7,392       10,944
     Retained earnings                                  381,436      341,223
     Common shares in treasury, at cost                (219,398)    (192,099)
     Deferred stock-based compensation                     (382)      (1,133)
----------------------------------------------------------------------------
          Total shareholders' equity                    245,297      231,330
----------------------------------------------------------------------------
                                                      $ 510,493    $ 434,710
============================================================================

The accompanying notes are an intrgral part of the consolidated financial statements.


                                                                             24