Form 10-K405, Exhibit 13
period 1996-11-03
NORDSON CORP
filed 1997-01-31
CIK 72331

                                                                    Exhibit 13-d

CONSOLIDATED STATEMENT OF CASH FLOWS

Years ended November 3, 1996, October 29, 1995
and October 30, 1994                                                     1996        1995        1994
(In thousands)

Cash flows from operating activities:
     Net income                                                      $ 53,071    $ 52,676    $ 46,654
     Adjustments to reconcile net income to net cash
          provided by operating activities:
               Depreciation                                            19,224      16,779      15,223
               Amortization                                             4,298       3,835       3,195
               Provision for losses on receivables                      1,782         979         783
               Deferred income taxes                                   (2,181)     (4,907)     (3,910)
               Other                                                      826      (1,796)     (1,087)
               Changes in operating assets and liabilities:
                    Receivables                                       (13,495)    (26,265)     (9,235)
                    Inventories                                        (6,346)    (14,392)     (7,305)
                    Other current assets                                 (578)       (323)       (351)
                    Other non-current assets                           (5,589)     (2,603)     (1,050)
                    Accounts payable                                    5,251         751       4,003
                    Income taxes payable                               (2,553)      2,591      (6,391)
                    Accrued liabilities                                (6,665)      8,699       3,187
                    Customer advance payments                            (546)      1,010         100
                    Other non-current liabilities                       7,106       5,068       3,201
------------------------------------------------------------------------------------------------------
               Net cash provided by operating activities               53,605      42,102      47,017

Cash flows from investing activities:
     Additions to property, plant and equipment                       (23,399)    (25,035)    (20,558)
     Proceeds from sale of property, plant and equipment                   33       1,705         257
     Acquisition of businesses                                        (39,114)     (4,634)     (3,933)
     Purchases of marketable securities                                  (100)     (2,000)     (4,105)
     Proceeds from sales or maturities of marketable securities         1,015       7,261       2,755
------------------------------------------------------------------------------------------------------
               Net cash used in investing activities                  (61,565)    (22,703)    (25,584)

Cash flows from financing activities:
     Net proceeds from short-term borrowing                            55,731      16,076       6,278
     Proceeds from long-term debt                                       8,520         634         106
     Repayment of long-term debt                                       (6,204)     (1,925)     (2,580)
     Repayment of capital lease obligations                            (3,859)     (3,961)     (3,491)
     Issuance of common shares under company
          stock and employee benefit plans                              2,106       1,669       8,583
     Purchase of treasury shares                                      (25,794)    (25,314)    (33,673)
     Dividends paid                                                   (12,858)    (11,676)    (10,419)
------------------------------------------------------------------------------------------------------
               Net cash provided by (used in) financing activities     17,642     (24,497)    (35,196)

     Effect of exchange rate changes on cash                             (820)        879         213
------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                        8,862      (4,219)    (13,550)
     Cash and cash equivalents at beginning of year                       359       4,578      18,128
------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year                        $  9,221    $    359    $  4,578
======================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.
                                                                              25