Form 10-K405, Exhibit 13
period 1996-11-03
NORDSON CORP
filed 1997-01-31
CIK 72331

                                                                    Exhibit 13-e
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                           Common Shares
Years ended November 3, 1996,                   Capital In    Cummulative                   In Treasury         Deferred
October 29, 1995 and                  Common    Excess Of     Translation  Retained     --------------------   Stock-based
October 30, 1994                      Shares   Stated Value   Adjustments  Earnings       Shares   Amount      Compensation
(In thousands)

Balance at October 31, 1993         $  12,253    $  45,699    $   7,627   $ 263,988        5,780   $(129,549)   $  (3,613)

   Shares issued under
         company stock and
         employee benefit plans                     11,891                                  (353)      1,997         (432)
   Amortization of deferred
         stock-based compensation                                                                                   1,524
   Purchase of treasury shares                                                               680     (38,546)
   Translation adjustments                                        3,350
   Net income                                                                46,654
   Dividends - $.56 per share                                               (10,419)
---------------------------------------------------------------------------------------------------------------------------
Balance at October 30, 1994            12,253       57,590       10,977     300,223        6,107    (166,098)      (2,521)

   Shares issued under
         company stock and
         employee benefit plans                      2,552                                   (76)        431         (195)
   Amortization of deferred
         stock-based compensation                                                                                   1,583
   Purchase of treasury shares                                                               469     (26,432)
   Translation adjustments                                          (33)
   Net income                                                                52,676
   Dividends - $.64 per share                                               (11,676)
---------------------------------------------------------------------------------------------------------------------------
Balance at October 29, 1995            12,253       60,142       10,944     341,223        6,500    (192,099)      (1,133)

   Shares issued under
         company stock and
         employee benefit plans                      3,854                                  (145)        817         (242)
   Amortization of deferred
         stock-based compensation                                                                                     993
   Purchase of treasury shares                                                               517     (28,116)
   Translation adjustments                                       (3,552)
   Net income                                                                53,071
   Dividends - $.72 per share                                               (12,858)
---------------------------------------------------------------------------------------------------------------------------
Balance at November 3, 1996         $  12,253    $  63,996    $   7,392   $ 381,436        6,872   $(219,398)   $    (382)
===========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements
                                                                              26