Form 10-K405, Exhibit 13
period 1996-11-03
NORDSON CORP
filed 1997-01-31
CIK 72331

                                                                    Exhibit 13-f
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its controlled majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in non-controlled affiliates are accounted for by the equity method.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual amounts could differ from these estimates.

FISCAL YEAR -- The fiscal year for the Company's domestic operations ends on the Sunday closest to October 31 and, in 1996, 1995 and 1994, contained 53, 52 and 52 weeks, respectively. To facilitate reporting of consolidated accounts, the fiscal year for the Company's international operations ends on September 30.

REVENUE RECOGNITION -- Revenues are recognized when customer orders are complete and shipped. Accruals for the cost of product warranties are maintained for anticipated future claims.

ADVERTISING COSTS -- Advertising costs are expensed as incurred and amounted to $5,507,000 in 1996 ($5,360,000 in 1995 and $4,042,000 in 1994).

RESEARCH AND DEVELOPMENT -- Research and development costs are charged to expense as incurred and amounted to $30,471,000 in 1996 ($28,866,000 in 1995 and $24,434,000 in 1994).

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

MARKETABLE SECURITIES -- Marketable securities consist primarily of municipal and other short-term notes with maturities greater than 90 days at date of purchase. At November 3, 1996, all contractual maturities were within one year. The Company's marketable securities are classified as available for sale and recorded at quoted market prices which approximate cost.

INVENTORIES -- Inventories are valued at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for 51 percent of consolidated inventories at November 3, 1996 (54 percent at October 29, 1995). The first-in, first-out (FIFO) method is used for all other inventories. Consolidated inventories would have been $10,136,000 and $9,753,000 higher than reported at November 3, 1996 and October 29, 1995, respectively, had the Company used the FIFO method, which approximates current cost, for valuation of all inventories.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION -- Property, plant and equipment is carried at cost. Plant and equipment is depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets or, in the case of property under capital leases, over the terms of the leases.

INTANGIBLE ASSETS -- Intangibles, consisting primarily of costs in excess of net assets of acquired businesses, are amortized using the straight-line method over the periods of expected benefit. At present, these periods do not exceed 30 years. The Company assesses the recoverability of the costs in excess of net assets of acquired businesses by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations.

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

PRESENTATION -- Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.

NOTE 2 -- ACCOUNTING CHANGES

In 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (FAS 121), and Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123). FAS 121 requires that, under certain circumstances, long-lived assets be reviewed for impairment and any applicable impairment loss be recognized. FAS 123 allows accounting for employee stock options under either the fair value or the intrinsic value method. The Company plans to continue to use the intrinsic value method. These statements, which must be adopted by the Company in the 1997 fiscal year, are not expected to have a material effect on the financial statements.

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

Net pension cost for the Company's significant plans consists of the following components:

                                1996       1995       1994
-----------------------------------------------------------
                                      (In thousands)
Service cost - benefits
  earned during period       $ 3,619    $ 3,844    $ 3,267
Interest cost on projected
  benefit obligations          5,173      4,522      3,857
Actual return on assets       (7,270)    (7,253)      (447)
Net amortization and
  deferral                     2,940      3,217     (3,055)
-----------------------------------------------------------
Net periodic pension cost    $ 4,462    $ 4,330    $ 3,622
===========================================================


The following tables set forth the plans' funded status and amounts recognized in the Company's balance sheet for its significant pension plans:

                                             Assets   Accumulated
                                             Exceed     Benefits
                                          Accumulated     Exceed
                                            Benefits      Assets
------------------------------------------------------------------
                                               (In thousands)
1996:
  Actuarial present value of obligations:
    Vested benefit obligations              $ 38,590    $ 11,020
==================================================================
    Accumulated benefit obligations         $ 40,579    $ 15,745
==================================================================
    Projected benefit obligations           $ 50,773    $ 23,030
  Plan assets at fair value                   53,701       4,346
------------------------------------------------------------------
  Excess (deficiency) of assets over
    projected benefit obligations              2,928     (18,684)
  Unrecognized prior service costs              (172)      1,214
  Unrecognized net (gain) loss                (7,153)      5,133
  Unrecognized net transition
    (asset) obligation                        (1,386)        136
------------------------------------------------------------------
  Accrued pension costs                     $ (5,783)   $(12,201)
==================================================================

1995:
  Actuarial present value of obligations:
    Vested benefit obligations              $ 32,282    $  9,317
==================================================================
    Accumulated benefit obligations         $ 33,956    $ 14,488
==================================================================
    Projected benefit obligations           $ 42,557    $ 22,226
  Plan assets at fair value                   47,735       3,801
------------------------------------------------------------------
  Excess (deficiency) of assets over
    projected benefit obligations              5,178     (18,425)
  Unrecognized prior service costs              (819)      1,223
  Unrecognized net (gain) loss                (6,709)      6,044
  Unrecognized net transition
    (asset) obligation                        (1,942)        161
------------------------------------------------------------------
  Accrued pension costs                     $ (4,292)   $(10,997)
==================================================================

Plans for which accumulated benefit obligations exceeded plan assets consist of the unfunded supplemental plan and certain international plans, which are partially unfunded by local practice.

The actuarial present value of projected benefit obligations at the end of 1996 and 1995 was determined using a weighted average discount rate of 7.8 and 7.7 percent, respectively, and a rate of increase in future compensation levels of
5.0 percent. Plan assets consist primarily of stocks and bonds. The expected long-term rate of return on plan assets was 8.0 percent for 1996, 1995 and 1994.

POSTRETIREMENT BENEFIT PLAN -- The parent company has an unfunded postretirement defined benefit plan covering substantially all employees. The plan provides medical and life insurance benefits. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance.

Net postretirement benefit cost includes the following components:

                                 1996     1995     1994
--------------------------------------------------------
                                    (In thousands)
Service cost - benefits
  earned during period         $  378   $  379   $  396
Interest cost on accumulated
  benefit obligations             741      676      607
--------------------------------------------------------
Net periodic
  postretirement
  benefit cost                 $1,119   $1,055   $1,003
=======================================================

The following table sets forth the amount recognized in the Company's balance sheet for its postretirement benefit plan:

                                          1996      1995
--------------------------------------------------------
                                        (In thousands)
Accumulated postretirement
  benefit obligation:
    Retirees                           $ 2,908   $ 2,659
    Fully eligible active plan
      participants                       2,498     2,293
    Other active plan participants       4,433     4,062
--------------------------------------------------------
                                         9,839     9,014
Unrecognized net gain                      400       358
--------------------------------------------------------
Accrued postretirement benefit costs   $10,239   $ 9,372
========================================================

The discount rate used in determining the accumulated postretirement benefit obligation at the end of both 1996 and 1995 was 8.0 percent. The annual rate of increase in the per capita cost of covered benefits (the health care cost trend rate) was assumed to be 8.5 percent for 1997, decreasing gradually to 5.0 percent for 2002 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the net postretirement benefit cost for 1996 by $188,000 and the accumulated postretirement benefit obligation as of November 3, 1996 by $1,348,000.

RETIREMENT PLANS -- The parent company and certain subsidiaries have funded contributory retirement plans covering certain employees. The Company's contributions are primarily determined by the terms of the plans subject to the limitation that they shall not exceed the amounts deductible for income tax purposes. The Company also sponsors an unfunded contributory supplemental retirement plan for certain employees. Generally, benefits under these plans vest gradually over a period of approximately five years from date of employment, and are based on the employee's contribution. The expense applicable to retirement plans for 1996, 1995 and 1994 was approximately $2,726,000, $2,392,000 and $2,423,000, respectively.

NOTE 4 -- INCENTIVE COMPENSATION PLAN

The Company has an incentive compensation plan for executive officers. Participants in the plan and payments under the plan are approved by a committee appointed by the Board of Directors. Members of the committee are directors and are not active officers of the Company. Amounts paid under the plan are based on a percentage of the base salary of each participant. Compensation expense attributable to the plan was $2,320,000 in 1996 ($2,681,000 in 1995 and $2,238,000 in 1994).

NOTE 5 -- INCOME TAXES

Income tax expense includes the following:

                                   1996            1995            1994
-------------------------------------------------------------------------
                                               (In thousands)
Current:
  U.S. federal                   $ 12,032        $ 18,114        $ 16,655
  State and local                   3,094           3,259           2,726
  Foreign                          14,435          11,471           9,025
-------------------------------------------------------------------------
    Total current                  29,561          32,844          28,406

Deferred:
  U.S. federal                     (1,015)         (3,277)         (2,346)
  State and local                      18            (390)           (521)
  Foreign                            (574)         (1,211)         (1,335)
-------------------------------------------------------------------------
    Total deferred                 (1,571)         (4,878)         (4,202)
-------------------------------------------------------------------------
                                 $ 27,990        $ 27,966        $ 24,204
=========================================================================

The reconciliation of the United States statutory federal income tax rate to the worldwide consolidated effective tax rate follows:

                                      1996        1995        1994
-------------------------------------------------------------------
Statutory federal
         income tax rate              35.0%       35.0%       35.0%
Foreign Sales Corporation
         exemption                    (3.7)       (3.8)       (3.7)
Foreign tax rate variances,
         net of foreign tax credits     .8         1.5         1.0
State and local taxes, net
         of federal income tax
         benefit                       2.4         2.1         2.0
Other - net                             --         (.1)        (.1)
-------------------------------------------------------------------
Effective tax rate                    34.5%       34.7%       34.2%
===================================================================

Earnings before income taxes of international operations were $30,332,000, $21,734,000 and $17,149,000 in 1996, 1995 and 1994, respectively. Deferred income taxes are not provided on undistributed earnings of international subsidiaries which are intended to be permanently invested in those operations. These undistributed earnings aggregated approximately $37,047,000 and $34,078,000 at November 3, 1996 and October 29, 1995, respectively. Should these earnings be distributed, applicable foreign tax credits would substantially offset U.S. taxes due upon the distribution.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                            1996          1995
--------------------------------------------------------------------------------
                                                             (In thousands)
Deferred tax assets:
     Sales to international subsidiaries and
         related consolidation adjustments                 $16,971       $15,932
     Employee benefits                                      12,710        11,331
     Other accruals not currently deductible
         for taxes                                           5,780         6,040
     Inventory adjustments                                     534         1,185
     Translation of foreign currency
         accounts                                            2,403         1,238
     Other - net                                             1,237           643
--------------------------------------------------------------------------------
         Total deferred tax assets                          39,635        36,369

Deferred tax liabilities:
     Depreciation                                            3,979         3,216
     Other - net                                               731           187
--------------------------------------------------------------------------------
         Total deferred tax liabilities                      4,710         3,403
--------------------------------------------------------------------------------
     Net deferred tax assets                               $34,925       $32,966
================================================================================


NOTE 6 -- ACQUISITIONS

Business acquisitions have been accounted for as purchases, with the acquired assets and liabilities recorded at their estimated fair value at the dates of acquisition. The cost in excess of the net assets of the business acquired is included in intangible assets.

In January 1996, the Company acquired a European manufacturer of ultraviolet curing systems and in August 1996, a U.S. manufacturer of automated fluid dispensing systems. In March 1995, the Company acquired a European manufacturer of adhesive application equipment. The cost of acquisitions amounted to $41,346,000 in 1996 and $4,762,000 in 1995. Operating results of these acquisitions are included in the consolidated statement of income from the respective dates of acquisition. Assuming the acquisitions had taken place at the beginning of 1996 and 1995, pro forma results for 1996 and 1995, respectively, would not be materially different.

NOTE 7 -- LEASES

The Company has lease commitments expiring at various dates, principally for warehouse and office space, automobiles and office equipment. Most leases contain renewal options and some contain purchase options.

The Company is a partner in two unconsolidated general partnerships which own, or are constructing, office and manufacturing facilities. The Company has operating leases for these facilities. The leases have initial terms of 20 years, renewal options and options to purchase the properties at fair market value. Future annual minimum lease payments range from $1,287,000 to $1,815,000 and approximate market rates.

Rent expense for all operating leases was approximately $10,786,000 in 1996, $10,581,000 in 1995 and $9,103,000 in 1994.

Assets held under capitalized leases and included in property, plant and equipment are as follows:

                                                       1996        1995
--------------------------------------------------------------------------
                                                         (In thousands)
Transportation equipment                             $ 12,866    $ 11,522
Other                                                   1,930       2,526
--------------------------------------------------------------------------
Total capitalized leases                               14,796      14,048
Accumulated amortization                               (6,185)     (6,078)
--------------------------------------------------------------------------
Net capitalized leases                               $  8,611    $  7,970
==========================================================================

At November 3, 1996, future minimum lease payments under non-cancelable capitalized and operating leases are as follows:

                                 Capitalized Operating
                                    Leases    Leases
-----------------------------------------------------
                                      (In thousands)
Fiscal Year Ending:
  1997                              $ 5,518   $ 8,322
  1998                                4,167     6,602
  1999                                1,747     4,864
  2000                                  422     4,279
  2001                                   15     3,724
Later years                               9    28,774
-----------------------------------------------------
Total minimum lease payments         11,878   $56,565
                                              =======
Less amount representing
         executory costs              1,521
-------------------------------------------
Net minimum lease payments           10,357
Less amount representing interest     1,746
-------------------------------------------
Present value of net minimum
         lease payments               8,611
Less current portion                  3,932
-------------------------------------------
Long-term obligations at
         November 3, 1996           $ 4,679
===========================================

NOTE 8 -- NOTES PAYABLE

Bank lines of credit and notes payable are summarized as follows:

                                    1996         1995
------------------------------------------------------
                                    (In thousands)
Available bank lines of credit:
  Domestic banks                  $ 81,300    $ 29,000
  Foreign banks                     99,924     108,695
------------------------------------------------------
    Total                         $181,224    $137,695
======================================================

Notes payable:
  Domestic bank debt              $ 60,176    $  9,600
  Foreign bank debt                 37,491      33,597
  Other                                 21        --
------------------------------------------------------
    Total                         $ 97,688    $ 43,197
======================================================

Weighted average interest rate
  on notes payable                     5.6%        5.3%
Unused bank lines of credit       $ 83,557    $ 94,498
======================================================


Lines of credit obtained by the Company can generally be withdrawn at the option of the banks and do not require material compensating balances or commitment fees. Amounts due to foreign banks are payable primarily in Japanese yen, German marks, French francs and Italian lira.

NOTE 9 -- LONG-TERM DEBT

The long-term debt of the Company is as follows:

                                          1996      1995
---------------------------------------------------------
                                          (In thousands)
Industrial revenue bonds --
         Gwinnett County, Georgia       $ 6,000   $ 6,000
Industrial revenue bonds--
         City of Westlake, Ohio           5,100     5,950
Acquisition financing notes               3,438      --
Leasehold improvements financing note     1,796      --
Guarantee of ESOP obligation               --         721
Other                                       769     2,951
---------------------------------------------------------
                                         17,103    15,622
Less current maturities                   1,220     2,959
---------------------------------------------------------
     Total                              $15,883   $12,663
=========================================================

INDUSTRIAL REVENUE BONDS -- GWINNETT COUNTY, GEORGIA -- These bonds were issued in connection with the acquisition and renovation of the Norcross Manufacturing Facility in Gwinnett County, Georgia. These bonds are due in annual installments of $600,000 beginning in 2000 and extending through 2009 with interest payable quarterly. The tax-free interest rate varies weekly and was 3.70 percent at November 3, 1996. The bonds are secured by a $6,300,000 standby letter of credit.

INDUSTRIAL REVENUE BONDS -- CITY OF WESTLAKE, OHIO -- These bonds were issued in connection with the construction of the Company's world headquarters in Westlake, Ohio. The bonds are due in annual installments of $850,000 extending through 2002 with interest payable quarterly. The tax-free interest rate varies weekly and was 3.55 percent at November 3, 1996. The bonds are secured by a $5,318,000 standby letter of credit.

ACQUISITION FINANCING NOTES -- These unsecured notes were issued in connection with two 1996 acquisitions. They have various maturities through 2001. Interest is payable at variable rates with a weighted-average rate of 5.85 percent at November 3, 1996.

LEASEHOLD IMPROVEMENTS FINANCING NOTE -- This note partially funded the leasehold improvements for a new sales and demonstration facility in Japan. The note is denominated in Japanese yen and is payable in one installment in 2006. Interest is payable at a fixed rate of 3.10 percent.

GUARANTEE OF ESOP OBLIGATION -- The Company's Employee Stock Ownership Plan
(ESOP) had borrowed under a $10,000,000 revolving credit agreement. Since the Company had unconditionally guaranteed the repayment of the ESOP's borrowings, the loans were reported as long-term debt on the consolidated balance sheet.

OTHER LONG-TERM DEBT -- Other long-term debt represents mortgage and other notes payable primarily denominated in German marks. These notes have various maturities through 1999. Interest is payable at fixed rates with a weighted-average rate of 5.33 percent at November 3, 1996. Certain notes are secured by pledged assets with a net book value of $6,407,000 and by a $385,000 standby letter of credit.

ANNUAL MATURITIES -- The annual maturities of long-term debt for the five years subsequent to November 3, 1996 are as follows: $1,220,000 in 1997, $3,052,000 in 1998, $935,000 in 1999, $1,450,000 in 2000, and $3,000,000 in 2001.

NOTE 10 -- FINANCIAL INSTRUMENTS

The carrying amounts and fair values of the Company's financial instruments, other than receivables and accounts payable, are as follows:

                               Carrying    Fair
                                Amount     Value
---------------------------------------------------
                                  (In thousands)
1996:
 Cash and cash equivalents    $  9,221    $  9,221
 Marketable securities             310         310
 Notes payable                 (97,688)    (97,688)
 Long-term debt                (17,103)    (17,034)
 Forward exchange contracts        864         766
 Interest rate swap               --            71
===================================================

1995:
 Cash and cash equivalents    $    359    $    359
 Marketable securities           1,225       1,227
 Notes payable                 (43,197)    (43,197)
 Long-term debt                (15,622)    (15,556)
 Forward exchange contracts        282         110
===================================================

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

     - Cash, cash equivalents and notes payable are valued at their carrying amounts due to the relatively short period to maturity of the instruments.

     -    Marketable securities are valued at quoted market prices.

     - Long-term debt is valued by discounting future cash flows at currently available rates for borrowing arrangements with similar terms and conditions.

     - The fair value of forward exchange contracts is estimated using quoted exchange rates of comparable contracts. The carrying amounts are included in receivables.

     - The fair value of interest rate swaps is estimated using valuation techniques based on discounted future cash flows.

At November 3, 1996, the Company had issued $5,346,000 of guarantees to support the borrowing facilities of an unconsolidated affiliate. The fair value of these guarantees is not material.

The Company operates internationally and enters into transactions denominated in foreign currencies. As a result, the Company is subject to the transaction exposures that arise from exchange rate movements between the dates foreign currency transactions are recorded and the dates they are consummated. The Company enters into foreign currency forward exchange contracts to reduce these risks, and not for trading purposes. The maturities of these contracts are generally less than one year and usually less than 90 days. The contracts require the Company to buy or sell foreign currencies, usually in exchange for U.S. dollars. The following table summarizes, by currency, the contractual amounts of the Company's forward exchange contracts at November 3, 1996:

                     Sell      Buy
-------------------------------------
                     (In thousands)
Contract amount:
  German marks     $25,759   $ 6,080
  Japanese yen       7,855      --
  French francs      6,247      --
  Pound sterling     4,400      --
  Other             13,725     5,756
-------------------------------------
           Total   $57,986   $11,836
=====================================


In 1996, to reduce the overall cost of long-term debt, the Company entered into an interest rate swap expiring in 2006 on underlying principal of Japanese
(Yen)200 million. In this swap, the Company will receive a fixed interest rate of 3.47 percent and pay a variable rate (.69 percent at November 3, 1996). The differential to be paid or received is recognized as an adjustment to interest expense.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. The Company invests in securities with strong credit ratings and uses major banks throughout the world for cash deposits, forward exchange contracts and interest rate swaps. The Company's customers represent a wide variety of industries and geographic regions. As of November 3, 1996, there were no significant concentrations of credit risk.

NOTE 11 -- CAPITAL SHARES

PREFERRED -- The Company has authorized 10,000,000 Series A convertible preferred shares without par value. No preferred shares were outstanding in 1996, 1995 or 1994.

COMMON -- The Company has 80,000,000 authorized common shares without par value. In March 1992, the shareholders adopted an amendment to the Company's articles of incorporation which, when filed with the State of Ohio, would increase the number of authorized common shares to 160,000,000. During 1996, 1995 and 1994, there were 24,506,000 common shares issued. At November 3, 1996 and October 29, 1995, the number of outstanding common shares, net of treasury shares, was 17,634,000 and 18,006,000, respectively. Treasury shares are reissued using the first-in, first-out method.

NOTE 12 -- COMPANY STOCK PLANS

LONG-TERM PERFORMANCE PLAN -- The Company's long-term performance plan, adopted in 1993, provides for the granting of stock options, stock appreciation rights, restricted stock, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives. The number of common shares available for grant of awards is 3.0 percent of the number of common shares outstanding as of the first day of each fiscal year, plus up to an additional
0.5 percent, consisting of shares available, but not granted, in prior years. At the beginning of fiscal 1997, there were 617,000 shares available for grant in 1997.

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

Summarized transactions are as follows:

                                               Weighted
                                                Average
                                               Exercise
                                    Number of   Price
                                    Options   Per Share
-------------------------------------------------------
Outstanding at October 31, 1993    1,374,701    $30.16

Granted                              317,600    $53.50
Exercised                           (151,117)   $21.31
Forfeited                            (19,206)   $38.63
-------------------------------------------------------
Outstanding at October 30, 1994    1,521,978    $35.81

Granted                              426,161    $57.69
Exercised                            (64,651)   $29.40
Forfeited                            (19,402)   $47.91
-------------------------------------------------------
Outstanding at October 29, 1995    1,864,086    $40.91

Granted                              420,875    $56.18
Exercised                           (112,655)   $25.56
Forfeited                            (33,558)   $53.54
-------------------------------------------------------
Outstanding at November 3, 1996    2,138,748    $44.52
=======================================================
Exercisable at November 3, 1996    1,424,616    $38.71
=======================================================

STOCK APPRECIATION RIGHTS -- The Company may grant stock appreciation rights to employees. A stock appreciation right provides for a payment equal to the excess of the fair market value of a common share when the right is exercised, over its value when the right was granted. There were no stock appreciation rights outstanding during 1996, 1995 and 1994.

Limited stock appreciation rights that become exercisable upon the occurrence of events which involve or may result in a change of control of the Company have been granted with respect to 2,092,000 shares.

RESTRICTED STOCK -- The Company may grant restricted stock to employees. These shares may not be disposed of for a designated period of time defined at the date of grant and are to be returned to the Company if the recipient's employment terminates during the restriction period. As shares are issued, deferred stock-based compensation equivalent to the market value on the date of grant is charged to shareholders' equity and subsequently amortized over the restriction period. Net amortization was $272,000 in 1996 ($303,000 in 1995 and $443,000 in 1994). Tax benefits arising from the lapse of restrictions on the stock are recognized when realized and credited to capital in excess of stated value. In 1996, there were 4,100 restricted shares granted (3,600 in 1995 and 8,400 in 1994) and no restricted shares forfeited (400 in 1995 and 0 in 1994).

EMPLOYEE STOCK PURCHASE RIGHTS -- The Company may grant stock purchase rights to employees. These rights permit eligible employees to purchase a limited number of common shares at a discount from fair market value. No stock purchase rights were outstanding during 1996 or 1995. In 1994, there were 183,328 common shares purchased at an average price of $44.74 per share.

EMPLOYEE STOCK OWNERSHIP PLAN -- The Company sponsors a leveraged Employee Stock Ownership Plan (ESOP) covering all domestic employees. Company contributions are discretionary and funded annually by a combination of cash and shares of the Company's common stock. Suspense shares are committed to be released as the ESOP's debt is repaid. Allocations to the participants' accounts are made on December 31 on the basis of their compensation for the year. Each participant vests in his account at a rate of 20 percent per year from date of employment. Distribution of a participant's account occurs at retirement, death, or termination of employment.
                                                                              34

ESOP compensation expense was $2,708,000 in 1996 ($2,411,000 in 1995 and $1,642,000 in 1994). Contributions to the plan were $2,269,000, $1,795,000 and
$1,567,000 in 1996, 1995 and 1994, respectively. The number of ESOP shares outstanding is as follows:

                                    1996     1995
---------------------------------------------------
Allocated shares                  462,981   426,424
Committed-to-be-released shares      --       2,324
Suspense shares                      --      13,721
---------------------------------------------------
Total ESOP shares                 462,981   442,469
===================================================

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

SHARES RESERVED FOR FUTURE ISSUANCE -- At November 3, 1996, there were 42,867,000 shares reserved for future issuance through the exercise of outstanding options or rights, including 40,334,000 shares under the shareholder rights plan.

NOTE 13-- DETAILS OF BALANCE SHEET

                                      1996        1995
---------------------------------------------------------
                                       (In thousands)
Receivables:
  Accounts                         $ 142,866    $ 124,991
  Notes                               16,055       22,032
  Other                                4,225        3,231
---------------------------------------------------------
                                     163,146      150,254
  Allowance for doubtful accounts     (3,573)      (3,408)
---------------------------------------------------------
                                   $ 159,573    $ 146,846
=========================================================

Inventories:
  Finished goods                   $  43,818    $  42,246
  Work-in-process                     14,083       14,355
  Raw materials and finished parts    60,487       53,597
---------------------------------------------------------
                                   $ 118,388    $ 110,198
=========================================================

Property, plant and equipment:
  Land                             $   3,171    $   3,210
  Land improvements                    2,745        2,267
  Buildings                           61,497       55,525
  Machinery and equipment            110,361       92,744
  Construction-in-progress            14,510       20,501
  Leased property under
         capitalized leases           14,796       14,048
---------------------------------------------------------
                                     207,080      188,295
  Accumulated depreciation
         and amortization           (100,062)     (88,796)
---------------------------------------------------------
                                   $ 107,018    $  99,499
=========================================================

Intangible assets:
  Costs in excess of net assets of
         acquired businesses       $  79,995    $  44,191
  Other                                5,447        2,967
---------------------------------------------------------
                                      85,442       47,158
  Accumulated amortization           (20,160)     (15,390)
---------------------------------------------------------
                                   $  65,282    $  31,768
=========================================================

Accrued liabilities:
Salaries and other compensation    $  24,719    $  24,475
Pension and retirement                 3,535        3,178
Taxes other than income taxes          4,643        4,118
Other                                 19,589       26,625
---------------------------------------------------------
                                   $  52,486    $  58,396
=========================================================

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

Operating profit equals sales less operating costs and expenses. It includes intercompany gross profits on inventory transfers between geographic areas, which are generally accounted for at prices which approximate arm's-length wholesale market prices. Operating profit excludes general corporate expenses, other income (expense) and provision for income taxes.

Identifiable assets are those assets used in the operations of each geographic area. Corporate assets are principally cash and cash equivalents, marketable securities, and property, plant and equipment maintained for general corporate purposes.

No single customer accounted for more than 5.0 percent of sales in 1996, 1995 or 1994.

Export sales for 1996 were $181,179,000, ($174,957,000 in 1995 and $151,903,000 in 1994) and were principally made to foreign subsidiaries.

The following table summarizes the Company's operations within geographic areas:

                                      1996         1995         1994
                                               (In thousands)
-----------------------------------------------------------------------
Sales to unaffiliated
 customers:
     United States                  $ 221,588    $ 231,089    $ 213,445
     Europe                           229,301      201,894      167,555
     Japan                             86,208       87,201       74,493
     Other*                            72,347       61,260       51,199
------------------------------------------------------------------------
                                      609,444      581,444      506,692
Transfers between
 geographic areas:
     United States                    145,612      146,498      126,228
     Europe                            11,916       13,587        9,817
     Japan                                141          332          224
     Other*                             1,038          946          627
     Eliminations                    (158,707)    (161,363)    (136,896)
------------------------------------------------------------------------
       Total sales                  $ 609,444    $ 581,444    $ 506,692
=======================================================================

Operating profit:
     United States                  $  77,065    $  89,132    $  79,917
     Europe                            18,925       15,433       14,722
     Japan                             14,933        9,438        6,464
     Other*                             3,495        3,778        3,580
     Eliminations                       1,268       (2,362)      (3,031)
------------------------------------------------------------------------
       Geographic
         operating profit             115,686      115,419      101,652
     General corporate
       expenses                       (31,425)     (31,475)     (27,248)
     Other expense                     (3,200)      (3,302)      (3,546)
------------------------------------------------------------------------
       Income before
         income taxes               $  81,061    $  80,642    $  70,858
=======================================================================

Identifiable assets:
     United States                  $ 258,223    $ 202,185    $ 173,824
     Europe                           157,686      142,156      115,792
     Japan                             56,301       57,573       53,933
     Other*                            42,829       33,034       28,254
     Corporate                         15,838       14,122       20,576
     Eliminations                     (20,384)     (14,360)     (11,435)
------------------------------------------------------------------------
       Total assets                 $ 510,493    $ 434,710    $ 380,944
=======================================================================

* Includes Canada, Latin America and the Pacific Rim

                                                                              36

NOTE 15 -- SUPPLEMENTAL INFORMATION FOR THE STATEMENT OF CASH FLOWS

                                      1996       1995       1994
-------------------------------------------------------------------
                                             (In thousands)
Cash operating activities:
     Interest paid                 $  6,055    $  4,496    $ 4,445
     Income taxes paid               31,993      31,099     32,373
===================================================================
Noncash investing and
  financing activities:
     Capitalized lease
         obligations incurred      $  5,904    $  5,426    $ 3,938
     Capitalized lease
         obligations terminated         928         990        969
     Shares acquired and
         issued through
         exercise of stock
         options                      2,322       1,118      4,873
===================================================================
Noncash assets and liabilities
  of businesses acquired:
     Working capital               $  2,018    $    868    $  (115)
     Property, plant and
         equipment                    1,668         601        185
     Intangibles and other           35,870       3,408      4,173
     Long-term debt and
         other liabilities             (442)       (243)      (310)
-------------------------------------------------------------------
                                   $ 39,114    $  4,634    $ 3,933
===================================================================

NOTE 16 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                              Quarter*
-------------------------------------------------------------------------
                                First    Second      Third      Fourth
-------------------------------------------------------------------------
                              (In thousands except for per share amounts)
1996:
     Sales                    $131,882   $151,324   $146,699   $179,539
     Cost of sales              54,150     61,236     61,290     78,419
     Net income                  9,289     13,721     11,869     18,192

     Earnings per share       $    .51   $    .75   $    .65   $   1.01
=========================================================================

1995:
     Sales                    $123,477   $143,075   $155,152   $159,740
     Cost of sales              52,106     59,364     66,318     67,799
     Net income                  8,941     12,693     14,847     16,195

     Earnings per share       $    .48   $    .68   $    .80   $    .88
=========================================================================

* Domestic operations report results using four 13-week quarters, with the exception that the third quarter of 1996 contained 14 weeks. International subsidiaries report results using calendar quarters.





                                                                              37