Form 10-K405, Exhibit 13
period 1996-11-03
NORDSON CORP
filed 1997-01-31
CIK 72331

                                                                    Exhibit 13-h

ELEVEN-YEAR SUMMARY


                                             1996    1995    1994    1993(d)   1992    1991    1990    1989    1988    1987    1986

(In thousands of dollars except for per share amounts)

Operating Data (a)
  Sales                                  $609,444 581,444 506,692 461,557   425,618 387,962 344,904 282,098 245,028 205,175 168,693
-----------------------------------------------------------------------------------------------------------------------------------
  Cost of sales                          $255,095 245,587 212,866 191,575   168,437 158,885 154,653 116,588  96,771  81,604  74,494
  % of sales                                   42      42      42      42        40      41      45      41      40      40      44
-----------------------------------------------------------------------------------------------------------------------------------
  Selling and administrative expenses    $270,088 251,913 219,422 202,608   189,887 170,814 140,450 112,716  99,039  84,106  71,726
  % of sales                                   44      43      43      44        45      44      41      40      40      41      43
-----------------------------------------------------------------------------------------------------------------------------------
  Operating profit                       $ 84,261  83,944  74,404  67,374    67,294  58,263  49,801  52,794  49,218  39,465  22,473
  % of sales                                   14      14      15      15        16      15      14      19      20      19      13
-----------------------------------------------------------------------------------------------------------------------------------
  Income before cumulative
   effect of accounting changes          $ 53,071  52,676  46,654  40,775    39,537  33,787  29,346  34,187  31,583  24,707  13,834
  % of sales                                    9       9       9       9         9       9       9      12      13      12       8
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                             $ 53,071  52,676  46,654  35,991    39,537  33,787  29,346  34,187  31,583  24,707  13,834
  % of sales                                    9       9       9       8         9       9       9      12      13      12       8
===================================================================================================================================
Financial Data (a)
  Working capital                        $110,486 130,562 126,996 125,391   105,138  87,004  66,093  53,834  64,040  80,528  61,108
-----------------------------------------------------------------------------------------------------------------------------------
  Net property, plant and equipment
   and other non-current assets          $192,791 148,769 130,637 116,298   114,461 103,015  95,599  79,383  43,075  37,835  37,076
-----------------------------------------------------------------------------------------------------------------------------------
  Total invested capital                 $303,277 279,331 257,633 241,689   219,599 190,019 161,692 133,217 107,115 118,363  98,184
-----------------------------------------------------------------------------------------------------------------------------------
  Total assets                           $510,493 434,710 380,944 357,970   346,297 296,930 269,523 235,551 162,912 164,212 133,981
-----------------------------------------------------------------------------------------------------------------------------------
  Long-term obligations                  $ 57,980  48,001  45,209  45,284    41,879  37,305  31,318  26,299  18,006  17,158  16,406
-----------------------------------------------------------------------------------------------------------------------------------
  Shareholders' equity                   $245,297 231,330 212,424 196,405   177,720 152,714 130,374 106,918  89,109 101,205  81,778
-----------------------------------------------------------------------------------------------------------------------------------
  Return on average invested
   capital - % (b)                             20      21      20      19        20      21      21      29      29      23      16
-----------------------------------------------------------------------------------------------------------------------------------
  Return on average shareholders'
   equity - % (c)                              23      24      24      23        24      25      25      35      33      27      18
===================================================================================================================================
Per Share Data (a)
  Earnings per share:
    Income before cumulative effect of
     accounting changes                  $   2.92    2.84    2.45    2.13      2.03    1.77    1.52    1.76    1.55    1.17     .67
-----------------------------------------------------------------------------------------------------------------------------------
    Net income                           $   2.92    2.84    2.45    1.88      2.03    1.77    1.52    1.76    1.55    1.17     .67
-----------------------------------------------------------------------------------------------------------------------------------
  Dividends per common share             $    .72     .64     .56     .48       .44     .40     .36     .32     .28     .24     .23
-----------------------------------------------------------------------------------------------------------------------------------
  Book value per common share            $  13.91   12.85   11.55   10.49      9.48    8.14    6.94    5.69    4.66    4.89    3.97
-----------------------------------------------------------------------------------------------------------------------------------
  Common shares and common share
   equivalents (000s)                      18,204  18,577  19,067  19,184    19,471  19,093  19,266  19,386  20,340  21,040  20,752
===================================================================================================================================

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