Form 10-K405, Exhibit 13
period 1996-11-03
NORDSON CORP
filed 1997-01-31
CIK 72331

                                                                    Exhibit 13-i


SHAREHOLDER INFORMATION


Dividend Information and Price Range
Per Common Shares

Following is a summary of dividends paid per common share, the range of market prices, and average price-earnings ratios with respect to common shares, during each quarter of 1996 and 1995. The price-earnings ratios reflect average market prices relative to trailing four-quarter earnings.

                              Common Stock Price        Price-
Fiscal             Dividend   -------------------      Earnings
Quarter              Paid     High           Low        Ratio
----------------------------------------------------------------
1996:
         First       $.18   $59.25        $54.75        19.9
         Second       .18    62.00         53.00        19.6
         Third        .18    61.25         45.50        19.1
         Fourth       .18    56.75         49.50        18.2
1995:
         First       $.16   $61.00        $52.00        22.4
         Second       .16    59.25         53.75        21.4
         Third        .16    57.75         54.50        20.4
         Fourth       .16    59.50         54.75        20.1


Stock Listing Information

Nordson stock is traded on The Nasdaq Stock Market's National Market under the symbol NDSN.

                                                                              42