Form 10-K405, Exhibit 13
period 1997-11-02
NORDSON CORP
filed 1998-01-30
CIK 72331

                                                                    Exhibit 13-a

MANAGEMENT'S DISCUSSION AND ANALYSIS

FISCAL YEARS 1997 AND 1996

Worldwide sales in 1997 reached a record level of $636.7 million, a 4 percent increase over 1996 sales of $609.4 million. Advances in local volume and price increases accounted for a 9 percent increase in sales. However, the translation effect from a stronger U.S. dollar against most major foreign currencies reduced reported sales by 5 percent.

    Sales outside the United States represented 61 percent of total sales in 1997, compared to 64 percent in 1996. Volume gains were achieved in each of Nordson's geographic sales regions in 1997. In North America, sales volume advanced 12 percent throughout the year, primarily due to strong sales of automated fluid dispensing equipment to customers in the electronics industry. Compared with the prior year, sales volume grew 7 percent in Europe, with steadily improving activity. Japan's sales volume increased 4 percent, with uneven demand over the course of the year. Sales volume in the Pacific South region advanced 14 percent, influenced by strong activity in Latin America and China. Price increases averaging 2 percent were implemented at the beginning of 1997 on standardized small systems and parts.

    Worldwide volume gains were driven by demand from electronics industry customers for automated fluid dispensing equipment along with demand for customized nonwovens systems. Sales of adhesive dispensing systems for packaging and product assembly applications and of powder equipment for finishing applications grew at a steady pace; strong demand for these products outside the United States mitigated flat sales comparisons in North America. Volume gains in 1997 were enhanced by full-year results from businesses acquired in 1996.

    Gross margins, expressed as a percentage of sales, were 56.6 percent in 1997, compared with 58.1 percent in 1996. This change is traced to the mix of products sold, combined with unfavorable currency exchange rate fluctuations.

    Selling and administrative costs, expressed as a percentage of sales, were
45.0 percent in 1997 and 44.3 percent in 1996. In 1997, these costs included a non-recurring fourth-quarter charge of $3.6 million for an unamortized pension obligation. Without this charge, spending grew at approximately the same rate as sales. Savings from productivity improvements were redirected to continued geographic expansion and development activities in newly acquired businesses.

    Worldwide operating profits, expressed as a percentage of sales, were 11.6 percent in 1997 and 13.8 percent in 1996. Regional operating profit percentages in 1997 and 1996, respectively, were: 15 percent and 20 percent for North America; 13 percent and 8 percent for Europe; 14 percent and 17 percent for Japan; and 4 percent and 5 percent for the Pacific South region. Operating profits in North America include intercompany gross profits on Nordson equipment manufactured in the United States and exported to international subsidiaries. Amounts in 1997 reflect a full year of operations for the European distribution center. Differences between years also result from changes in local economic conditions.

    Interest expense, net of interest income, increased $2.1 million due to higher borrowing levels, driven primarily by the funding of two business acquisitions in 1996 and repurchases of Nordson stock. Other income increased $3.0 million and in 1997 included a non-recurring fourth-quarter gain of $1.5 million related to a property insurance settlement.

    Nordson's overall 1997 tax rate was 30.4 percent and includes the fourth-quarter recognition of $1.9 million in tax benefits related to prior years. Without this one-time tax benefit, the effective rate would have been
33.0 percent in 1997, compared with a rate of 34.5 percent in 1996. The decrease in the rate can be traced to lower state and local taxes. The Company's effective tax rate is lower than the statutory federal rate due to benefits from exporting products through the Company's Foreign Sales Corporation, which is subject to lower tax rates.

    Net income in 1997 was $50.0 million, or $2.85 per share, compared with $53.1 million, or $2.92 per share, in 1996.

    Nordson has not yet adopted the following Statements of Financial Accounting
Standards: No. 128, "Earnings Per Share;" No. 130, "Reporting Comprehensive Income;" or No. 131, "Disclosure about Segments of an Enterprise and Related Information." These statements are not expected to have a material effect on the Company's financial statements.

FISCAL YEARS 1996 AND 1995

Sales in 1996 were $609.4 million, a 5 percent increase over 1995. Sales volume, including the effects of price increases, rose 7 percent. Currency fluctuations decreased reported sales by 2 percent, due to the strengthening of the U.S. dollar, primarily against the Japanese yen.

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

    Worldwide operating profits, expressed as a percentage of sales, were 13.8 percent in 1996 and 14.4 percent in 1995. Regional operating profit percentages in 1996 and 1995, respectively, were: 20 percent and 23 percent for North America; 8 percent and 6 percent for Europe; 17 percent and 11 percent for Japan; and 5 percent and 6 percent for the Pacific South region. Regional operating profits include profits on inventory transfers between geographic regions. Differences between years reflect local economic conditions as well as the division of profits on transactions between geographic areas.

    Interest expense, net of interest income, increased $1.3 million due to higher borrowing levels, driven primarily by the funding of two business acquisitions in 1996. Other income increased $1.4 million due to higher net currency exchange gains.

    The Company's 1996 overall tax rate decreased to 34.5 percent from 34.7 percent in 1995, due to a decline in effective foreign tax rates.

    Net income was $53.1 million in 1996, compared with $52.7 million in 1995. This translates to $2.92 per share in 1996, a 3 percent increase over $2.84 per share in 1995.

LIQUIDITY AND SOURCES OF CAPITAL

In 1997, working capital increased $28.7 million to $139.2 million. In August, the Company received $50 million under a new long-term debt agreement and used the proceeds to reduce short-term debt. Receivables increased $4.1 million as a result of higher sales in the fourth quarter of the year compared with the same period of the prior year. Inventories rose $3.7 million in response to growth of orders received but not fulfilled. Taxes payable decreased $9.4 million due to the timing of tax payments and the recognition of $1.9 million in prior-year tax benefits.

    Cash provided by operations was $52.2 million. Additional cash needs were funded by drawing down $6.4 million from available cash balances and by $29.6 million of additional borrowings. Significant uses for cash included capital expenditures, dividends and repurchases of Nordson stock.

    Nordson concentrated the majority of its 1997 capital expenditures on sales facilities, manufacturing operations and information systems in an ongoing program to replace, update and expand worldwide capabilities.

    Dividend payments to shareholders increased 7 percent over 1996.

    Purchases of treasury shares, net of shares issued, were $52.9 million. The Company uses repurchased shares for stock-based employee compensation and incentive plans. At November 2, 1997, management had authorization to repurchase up to 1,474,000 shares through July 2000 on the open market, or in privately negotiated transactions at the prevailing market price.

    Nordson has various lines of credit with both domestic and foreign banks. At November 2, 1997, these lines totaled $244.1 million, of which $169.6 million was unused. The Company believes that the combination of present capital resources, internally generated funds, and unused financing sources are more than adequate to meet cash requirements for 1998. There are no significant restrictions limiting the transfer of funds from international subsidiaries to the parent company.

EFFECTS OF FOREIGN CURRENCY

The impact of changes in foreign currency exchange rates on sales and operating results cannot be precisely measured because of fluctuating selling prices, sales volume, product mix and cost structures in each country where Nordson operates. As a rule, a weakening of the U.S. dollar relative to foreign currencies has a favorable effect on sales and net income, while a strengthening of the U.S. dollar has a detrimental effect.

    In 1997 compared to 1996, the U.S. dollar was generally stronger against foreign currencies. If 1996 exchange rates had been in effect during 1997, sales would have been approximately $29.7 million or 5 percent higher, and third-party costs would have been approximately $19.9 million higher. In 1996 compared to 1995, the U.S. dollar was stronger, primarily against the Japanese yen. If exchange rates for 1995 had been in effect during 1996, sales would have been approximately $12.7 million or 2 percent higher, and third-party costs would have been approximately $6.4 million higher. These effects on reported sales do not include the impact of local price adjustments made in response to changes in currency exchange rates.

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

YEAR 2000 CONVERSION

Nordson recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. The Company is in the process of evaluating the risks and replacing or correcting the appropriate software. The remaining cost of achieving Year 2000 compliance over the cost of normal software upgrades and replacements is estimated at $2 million, and will be incurred through 1999.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this report pertaining to future periods are "forward-looking statements" intended to qualify for the protection afforded by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve risks and uncertainties. Consequently, the Company's actual results could differ materially from the expectations expressed in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from the expected results include deferral of orders, customer-requested delays in system installations, currency exchange rate fluctuations, a sales mix different from assumptions, and significant changes in local business conditions in geographic regions in which the Company conducts business.

24