Form 10-K405, Exhibit 13
period 1997-11-02
NORDSON CORP
filed 1998-01-30
CIK 72331

                                                                    Exhibit 13-b

CONSOLIDATED STATEMENT OF INCOME

YEARS ENDED NOVEMBER 2, 1997, NOVEMBER 3, 1996
AND OCTOBER 29, 1995                                                                1997              1996             1995

(In thousands except for per share amounts)

SALES                                                                           $636,710          $609,444         $581,444

OPERATING COSTS AND EXPENSES:
   Cost of sales                                                                 276,425           255,095          245,587
   Selling and administrative expenses                                           286,226           270,088          251,913
---------------------------------------------------------------------------------------------------------------------------
                                                                                 562,651           525,183          497,500
---------------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                                                  74,059            84,261           83,944


Other income (expense):
   Interest expense                                                               (7,763)           (5,955)          (4,553)
   Interest and investment income                                                    638               910              777
   Other - net                                                                     4,811             1,845              474
---------------------------------------------------------------------------------------------------------------------------
                                                                                  (2,314)           (3,200)          (3,302)
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                        71,745            81,061           80,642


Income taxes:
   Current                                                                        21,548            29,561           32,844
   Deferred                                                                          230            (1,571)          (4,878)
---------------------------------------------------------------------------------------------------------------------------
                                                                                  21,778            27,990           27,966
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                      $ 49,967          $ 53,071         $ 52,676
===========================================================================================================================


COMMON SHARES AND COMMON SHARE EQUIVALENTS                                        17,553            18,204           18,577
===========================================================================================================================


EARNINGS PER SHARE                                                                 $2.85             $2.92            $2.84
===========================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

25