Form 10-K405, Exhibit 13
period 1997-11-02
NORDSON CORP
filed 1998-01-30
CIK 72331

                                                                    Exhibit 13-c

CONSOLIDATED BALANCE SHEET

NOVEMBER 2, 1997 AND NOVEMBER 3, 1996                                                                 1997             1996

(In thousands)

ASSETS
Current assets:
   Cash and cash equivalents                                                                      $  1,517         $  9,221
   Marketable securities                                                                               200              310
   Receivables                                                                                     163,692          159,573
   Inventories                                                                                     122,084          118,388
   Deferred income taxes                                                                            23,263           23,368
   Prepaid expenses                                                                                  8,059            6,842
---------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                                                                         318,815          317,702

Property, plant and equipment - net                                                                101,667          107,018
Intangible assets - net                                                                             60,378           65,282
Deferred income taxes                                                                               12,014           11,557
Other assets                                                                                        10,122            8,934
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  $502,996         $510,493
===========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                                  $ 74,500         $ 97,688
   Accounts payable                                                                                 37,699           35,022
   Income taxes payable                                                                              1,406           10,845
   Accrued liabilities                                                                              54,172           52,486
   Customer advance payments                                                                         5,711            6,023
   Current maturities of long-term debt                                                              2,597            1,220
   Current obligations under capital leases                                                          3,578            3,932
---------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                                                                    179,663          207,216

Long-term debt                                                                                      62,697           15,883
Obligations under capital leases                                                                     3,805            4,679
Pension and retirement obligations                                                                  33,471           33,877
Other liabilities                                                                                    2,815            3,541

Shareholders' equity:
   Preferred shares, no par value; 10,000,000 shares authorized; none issued                            --               --
   Common shares, no par value; 80,000,000 shares authorized;
      24,506,000 shares issued                                                                      12,253           12,253
   Capital in excess of stated value                                                                75,899           63,996
   Cumulative translation adjustments                                                                 (977)           7,392
   Retained earnings                                                                               417,589          381,436
   Common shares in treasury, at cost                                                             (283,816)        (219,398)
   Deferred stock-based compensation                                                                  (403)            (382)
---------------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                                   220,545          245,297
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  $502,996         $510,493
===========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

26