Form 10-K405, Exhibit 13
period 1997-11-02
NORDSON CORP
filed 1998-01-30
CIK 72331

                                                                    Exhibit 13-d

CONSOLIDATED STATEMENT OF CASH FLOWS

YEARS ENDED NOVEMBER 2, 1997, NOVEMBER 3, 1996
AND OCTOBER 29, 1995                                                                1997              1996             1995

(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                    $49,967           $53,071          $52,676
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation                                                             20,144            19,224           16,779
         Amortization                                                              5,163             4,298            3,835
         Provision for losses on receivables                                       1,267             1,782              979
         Deferred income taxes                                                      (613)           (2,181)          (4,907)
         Other                                                                     5,560               826           (1,796)
         Changes in operating assets and liabilities:
            Receivables                                                          (15,129)          (13,495)         (26,265)
            Inventories                                                           (8,896)           (6,346)         (14,392)
            Other current assets                                                  (1,491)             (578)            (323)
            Other non-current assets                                              (2,337)           (5,589)          (2,603)
            Accounts payable                                                       3,719             5,251              751
            Income taxes payable                                                  (8,840)           (2,553)           2,591
            Accrued liabilities                                                    4,193            (6,665)           8,699
            Customer advance payments                                               (126)             (546)           1,010
            Other non-current liabilities                                           (334)            7,106            5,068
---------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                   52,247            53,605           42,102

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant and equipment                                    (15,939)          (23,399)         (25,035)
   Proceeds from sale of property, plant and equipment                               928                33            1,705
   Acquisition of businesses                                                        (993)          (39,114)          (4,634)
   Purchases of marketable securities                                                 --              (100)          (2,000)
   Proceeds from sales or maturities of marketable securities                        110             1,015            7,261
---------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                      (15,894)          (61,565)         (22,703)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from (repayment of) short-term borrowing                         (20,392)           55,731           16,076
   Proceeds from long-term debt                                                   50,000             8,520              634
   Repayment of long-term debt                                                    (1,625)           (6,204)          (1,925)
   Repayment of capital lease obligations                                         (4,068)           (3,859)          (3,961)
   Issuance of common shares under company
      stock and employee benefit plans                                             6,993             2,106            1,669
   Purchase of treasury shares                                                   (59,854)          (25,794)         (25,314)
   Dividends paid                                                                (13,814)          (12,858)         (11,676)
---------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                        (42,760)           17,642          (24,497)

   Effect of exchange rate changes on cash                                        (1,297)             (820)             879
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  (7,704)            8,862           (4,219)
   Cash and cash equivalents at beginning of year                                  9,221               359            4,578
---------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                                      $ 1,517           $ 9,221          $   359
===========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

27