Form 10-K405, Exhibit 13
period 1997-11-02
NORDSON CORP
filed 1998-01-30
CIK 72331

                                                                    Exhibit 13-e


CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                             COMMON SHARES
                                                  CAPITAL IN    CUMULATIVE                    IN TREASURY           DEFERRED
YEARS ENDED NOVEMBER 2, 1997,           COMMON    EXCESS OF    TRANSLATION   RETAINED     ------------------      STOCK-BASED
NOVEMBER 3, 1996 AND OCTOBER 29, 1995   SHARES   STATED VALUE  ADJUSTMENTS   EARNINGS     SHARES      AMOUNT      COMPENSATION




(In thousands)

BALANCE AT OCTOBER 30, 1994             $12,253     $57,590      $10,977     $300,223     6,107     $(166,098)      $(2,521)

   Shares issued under
      company stock and
      employee benefit plans                          2,552                                 (76)          431          (195)
   Amortization of deferred
      stock-based compensation                                                                                        1,583
   Purchase of treasury shares                                                              469       (26,432)
   Translation adjustments                                           (33)
   Net income                                                                  52,676
   Dividends - $.64 per share                                                 (11,676)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 29, 1995              12,253      60,142       10,944      341,223     6,500      (192,099)       (1,133)

   Shares issued under
      company stock and
      employee benefit plans                          3,854                                (145)          817          (242)
   Amortization of deferred
      stock-based compensation                                                                                          993
   Purchase of treasury shares                                                              517       (28,116)
   Translation adjustments                                        (3,552)
   Net income                                                                  53,071
   Dividends - $.72 per share                                                 (12,858)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 3, 1996              12,253      63,996        7,392      381,436     6,872      (219,398)         (382)

   Shares issued under
      company stock and
      employee benefit plans                         11,903                                (387)        2,527          (346)
   Amortization of deferred
      stock-based compensation                                                                                          325
   Purchase of treasury shares                                                            1,182       (66,945)
   Translation adjustments                                        (8,369)
   Net income                                                                  49,967
   Dividends - $.80 per share                                                 (13,814)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 2, 1997             $12,253     $75,899      $  (977)    $417,589     7,667     $(283,816)      $  (403)
===========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

28