Form 10-K405, Exhibit 13
period 1997-11-02
NORDSON CORP
filed 1998-01-30
CIK 72331

                                                                    Exhibit 13-f

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its controlled majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Ownership interests of 20 percent or more in non-controlled affiliates are accounted for by the equity method. Other investments are recorded at cost.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual amounts could differ from these estimates.

FISCAL YEAR -- The fiscal year for the Company's domestic operations ends on the Sunday closest to October 31 and, in 1997, 1996 and 1995, contained 52, 53 and 52 weeks, respectively. To facilitate reporting of consolidated accounts, the fiscal year for the Company's international operations ends on September 30.

REVENUE RECOGNITION -- Revenues are recognized when customer orders are complete and shipped. Accruals for the cost of product warranties are maintained for anticipated future claims.

ADVERTISING COSTS -- Advertising costs are expensed as incurred and amounted to $6,410,000 in 1997 ($5,507,000 in 1996 and $5,360,000 in 1995).

RESEARCH AND DEVELOPMENT -- Research and development costs are charged to expense as incurred and amounted to $29,812,000 in 1997 ($30,471,000 in 1996 and $28,866,000 in 1995).

EARNINGS PER SHARE -- Earnings per common share are computed based on the weighted average number of common shares and common share equivalents outstanding during each year. Common share equivalents consist of shares issuable upon exercise of the Company's stock options, computed using the treasury stock method.

CASH AND CASH EQUIVALENTS -- Highly liquid instruments with a maturity of 90 days or less at date of purchase are considered to be cash equivalents. Cash and cash equivalents are carried at cost.

MARKETABLE SECURITIES -- Marketable securities consist primarily of municipal and other short-term notes with maturities greater than 90 days at date of purchase. At November 2, 1997, all contractual maturities were within one year. The Company's marketable securities are classified as available for sale and recorded at quoted market prices which approximate cost.

INVENTORIES -- Inventories are valued at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for 47 percent of consolidated inventories at November 2, 1997 (51 percent at November 3, 1996). The first-in, first-out (FIFO) method is used for all other inventories. Consolidated inventories would have been $9,373,000 and $10,136,000 higher than reported at November 2, 1997 and November 3, 1996, respectively, had the Company used the FIFO method, which approximates current cost, for valuation of all inventories.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION -- Property, plant and equipment are carried at cost. Plant and equipment are depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets or, in the case of property under capital leases, over the terms of the leases.

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

PRESENTATION -- Certain 1996 and 1995 amounts have been reclassified to conform with the 1997 presentation.

NOTE 2 -- ACCOUNTING CHANGES

In 1997, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that, under certain circumstances, long-lived assets be reviewed for impairment and any applicable impairment loss be recognized. The Company recognized no impairment loss as a result of adoption.

The Company also adopted FASB Statement No. 123, "Accounting for Stock-Based Compensation." This statement allows accounting for employee stock options under either the fair value or the intrinsic value method. The Company elected to continue using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

The FASB has issued the following statements which the Company has not yet adopted: Statement No. 128, "Earnings Per Share" (FAS 128); Statement No. 130, "Reporting Comprehensive Income" (FAS 130); and Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" (FAS 131). FAS 128 establishes new computation and presentation requirements for earnings per share, FAS 130 establishes standards for reporting comprehensive income and FAS 131 requires reporting certain information about operating segments. The Company must adopt FAS 128 for fiscal year 1998, and FAS 130 and FAS 131 no later than fiscal year 1999. These statements are not expected to have a material effect on the financial statements.


NOTE 3 -- INCENTIVE COMPENSATION PLAN

The Company has an incentive compensation plan for executive officers. Participants in the plan and payments under the plan are approved by a committee appointed by the Board of Directors. Members of the committee are directors and are not active officers of the Company. Amounts paid under the plan are based on a percentage of the base salary of each participant. Compensation expense attributable to the plan was $1,203,000 in 1997 ($2,320,000 in 1996 and $2,681,000 in 1995).

NOTE 4 -- RETIREMENT, PENSION AND OTHER
POSTRETIREMENT PLANS

RETIREMENT PLANS -- The parent company and certain subsidiaries have funded contributory retirement plans covering certain employees. The Company's contributions are primarily determined by the terms of the plans subject to the limitation that they shall not exceed the amounts deductible for income tax purposes. The Company also sponsors an unfunded contributory supplemental retirement plan for certain employees. Generally, benefits under these plans vest gradually over a period of approximately five years from date of employment, and are based on the employee's contribution. The expense applicable to retirement plans for 1997, 1996 and 1995 was approximately $2,489,000, $2,726,000 and $2,392,000, respectively.

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

Net pension cost for the Company's significant plans consists of the following components:


                                            1997           1996           1995
--------------------------------------------------------------------------------
                                                      (In thousands)
Service cost - benefits
  earned during period                   $  4,294       $  3,619       $  3,844
Interest cost on projected
  benefit obligations                       5,381          5,173          4,522
Actual return on assets                   (10,306)        (7,270)        (7,253)
Net amortization and
  deferral                                  8,898          2,940          3,217
--------------------------------------------------------------------------------
Net periodic pension cost                $  8,267       $  4,462       $  4,330
================================================================================

Net pension cost for 1997 includes a non-recurring charge of $3,649,000 for an unamorized pension obligation.

The following tables set forth the plans' funded status and amounts recognized in the Company's balance sheet for its significant pension plans:


                                                         ASSETS      ACCUMULATED
                                                         EXCEED        BENEFITS
                                                      ACCUMULATED       EXCEED
                                                        BENEFITS        ASSETS
--------------------------------------------------------------------------------
                                                            (In thousands)
1997:
  Actuarial present value of obligations:
   Vested benefit obligations                           $ 41,648       $  6,985
================================================================================
   Accumulated benefit obligations                      $ 44,213       $ 11,799
================================================================================
   Projected benefit obligations                        $ 55,764       $ 17,938
  Plan assets at fair value                               63,957          3,631
--------------------------------------------------------------------------------
  Excess (deficiency) of assets over
   projected benefit obligations                           8,193        (14,307)
  Unrecognized prior service costs                          (171)         1,112
  Unrecognized net (gain) loss                           (14,160)         3,966
  Unrecognized net transition
   (asset) obligation                                       (842)           134
--------------------------------------------------------------------------------
  Accrued pension costs                                 $ (6,980)      $ (9,095)
================================================================================

1996:
  Actuarial present value of obligations:
   Vested benefit obligations                           $ 38,590       $ 11,020
================================================================================
   Accumulated benefit obligations                      $ 40,579       $ 15,745
================================================================================
   Projected benefit obligations                        $ 50,773       $ 23,030
  Plan assets at fair value                               53,701          4,346
--------------------------------------------------------------------------------
  Excess (deficiency) of assets over
   projected benefit obligations                           2,928        (18,684)
  Unrecognized prior service costs                          (172)         1,214
  Unrecognized net (gain) loss                            (7,153)         5,133
  Unrecognized net transition
   (asset) obligation                                     (1,386)           136
--------------------------------------------------------------------------------
  Accrued pension costs                                 $ (5,783)      $(12,201)
================================================================================

Plans for which accumulated benefit obligations exceeded plan assets consist of the unfunded supplemental plan and certain international plans, which are partially unfunded by local practice.

The actuarial present value of projected benefit obligations at the end of 1997 and 1996 was determined using a weighted average discount rate of 7.6 and 7.8 percent, respectively, and a rate of increase in future compensation levels of
4.7 and 5.0 percent, respectively. Plan assets consist primarily of stocks and bonds. The expected long-term rate of return on plan assets was 8.0 percent for 1997, 1996 and 1995.

POSTRETIREMENT BENEFIT PLAN -- The parent company has an unfunded postretirement defined benefit plan covering substantially all employees. The plan provides medical and life insurance benefits. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance.

Net postretirement benefit cost includes the following components:


                                                 1997         1996         1995
--------------------------------------------------------------------------------
                                                          (In thousands)
Service cost - benefits
  earned during period                          $  383       $  378       $  379
Interest cost on accumulated
  benefit obligations                              810          741          676
--------------------------------------------------------------------------------

Net periodic
  postretirement
  benefit cost                                  $1,193       $1,119       $1,055
================================================================================


The following table sets forth the amount recognized in the Company's balance sheet for its postretirement benefit plan:


                                                              1997         1996
--------------------------------------------------------------------------------
                                                                (In thousands)
Accumulated postretirement benefit obligation:
   Retirees                                                 $ 3,193      $ 2,908
   Fully eligible active plan
     participants                                             2,742        2,498
   Other active plan participants                             4,867        4,433
--------------------------------------------------------------------------------
                                                             10,802        9,839
Unrecognized net gain                                           357          400
--------------------------------------------------------------------------------
Accrued postretirement benefit costs                        $11,159      $10,239
================================================================================

The discount rate used in determining the accumulated postretirement benefit obligation at the end of both 1997 and 1996 was 8.0 percent. The annual rate of increase in the per capita cost of covered benefits (the health care cost trend rate) was assumed to be 7.5 percent for 1998, decreasing gradually to 5.0 percent for 2002 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the net postretirement benefit cost for 1997 by $200,000 and the accumulated postretirement benefit obligation as of November 2, 1997 by $1,484,000.

NOTE 5 -- INCOME TAXES

Income tax expense includes the following:


                                        1997             1996             1995
--------------------------------------------------------------------------------
                                                    (In thousands)
Current:
  U.S. federal                       $  8,319         $ 12,032         $ 18,114
  State and local                         570            3,094            3,259
  Foreign                              12,659           14,435           11,471
--------------------------------------------------------------------------------
   Total current                       21,548           29,561           32,844

Deferred:
  U.S. federal                           (603)          (1,015)          (3,277)
  State and local                         198               18             (390)
  Foreign                                 635             (574)          (1,211)
--------------------------------------------------------------------------------
   Total deferred                         230           (1,571)          (4,878)
--------------------------------------------------------------------------------
                                     $ 21,778         $ 27,990         $ 27,966
================================================================================

The reconciliation of the United States statutory federal income tax rate to the worldwide consolidated effective tax rate follows:


                                                 1997         1996         1995
--------------------------------------------------------------------------------

Statutory federal
  income tax rate                                35.0%        35.0%        35.0%
Foreign Sales Corporation
  exemption                                      (3.8)        (3.7)        (3.8)
Benefits related to
  prior years                                    (2.6)        --           --
Foreign tax rate variances,
  net of foreign tax credits                      1.4           .8          1.5
State and local taxes, net
  of federal income tax
  benefit                                          .9          2.4          2.1
Other - net                                       (.5)        --            (.1)
--------------------------------------------------------------------------------
Effective tax rate                               30.4%        34.5%        34.7%
================================================================================

Earnings before income taxes of international operations were $28,891,000, $30,332,000 and $21,734,000 in 1997, 1996 and 1995, respectively. Deferred income taxes are not provided on undistributed earnings of international subsidiaries which are intended to be permanently invested in those operations. These undistributed earnings aggregated approximately $43,034,000 and $37,047,000 at November 2, 1997 and November 3, 1996, respectively. Should these earnings be distributed, applicable foreign tax credits would substantially offset U.S. taxes due upon the distribution.

Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                             1997          1996
--------------------------------------------------------------------------------
                                                                (In thousands)
Deferred tax assets:
  Sales to international subsidiaries and
   related consolidation adjustments                       $18,343       $16,971
  Employee benefits                                         11,285        12,710
  Other accruals not currently deductible
   for taxes                                                 5,685         5,780
  Translation of foreign currency
   accounts                                                  2,389         2,403
  Inventory adjustments                                        576           534
  Other - net                                                1,999         1,237
--------------------------------------------------------------------------------
   Total deferred tax assets                                40,277        39,635

Deferred tax liabilities:
  Depreciation                                               4,065         3,979
  Other - net                                                  935           731
--------------------------------------------------------------------------------
   Total deferred tax liabilities                            5,000         4,710
--------------------------------------------------------------------------------
  Net deferred tax assets                                  $35,277       $34,925
================================================================================

NOTE 6 -- ACQUISITIONS

Business acquisitions have been accounted for as purchases, with the acquired assets and liabilities recorded at their estimated fair value at the dates of acquisition. The cost in excess of the net assets of the business acquired is included in intangible assets.

In October 1997, the Company acquired a provider of ultraviolet curing equipment to the container industry. In January 1996, the Company acquired a European manufacturer of ultraviolet curing systems and in August 1996, a U.S. manufacturer of automated fluid dispensing systems. The cost of acquisitions amounted to $1,240,000 in 1997 and $41,346,000 in 1996. Operating results of these acquisitions are included in the consolidated statement of income from the respective dates of acquisition. Assuming the acquisitions had taken place at the beginning of 1997 and 1996, pro forma results for 1997 and 1996, respectively, would not be materially different.

NOTE 7 -- DETAILS OF BALANCE SHEET


                                                        1997             1996
--------------------------------------------------------------------------------
                                                           (In thousands)
Receivables:
  Accounts                                          $ 144,652        $ 142,866
  Notes                                                16,458           16,055
  Other                                                 5,543            4,225
--------------------------------------------------------------------------------
                                                      166,653          163,146
  Allowance for doubtful accounts                      (2,961)          (3,573)
--------------------------------------------------------------------------------
                                                    $ 163,692        $ 159,573
================================================================================

Inventories:
  Finished goods                                    $  51,639        $  43,818
  Work-in-process                                      12,056           14,083
  Raw materials and finished parts                     58,389           60,487
--------------------------------------------------------------------------------
                                                    $ 122,084        $ 118,388
================================================================================

Property, plant and equipment:
  Land                                              $   3,267        $   3,171
  Land improvements                                     2,738            2,745
  Buildings                                            60,505           61,497
  Machinery and equipment                             118,630          110,361
  Construction-in-progress                             11,640           14,510
  Leased property under
   capitalized leases                                  13,350           14,796
--------------------------------------------------------------------------------
                                                      210,130          207,080
  Accumulated depreciation
   and amortization                                  (108,463)        (100,062)
--------------------------------------------------------------------------------
                                                    $ 101,667        $ 107,018
================================================================================

Intangible assets:
  Costs in excess of net assets of
   acquired businesses                              $  78,717        $  79,995
  Other                                                 5,393            5,447
--------------------------------------------------------------------------------
                                                       84,110           85,442
  Accumulated amortization                            (23,732)         (20,160)
--------------------------------------------------------------------------------
                                                    $  60,378        $  65,282
================================================================================

Accrued liabilities:
  Salaries and other compensation                   $  25,297        $  24,719
  Pension and retirement                                4,103            3,535
  Taxes other than income taxes                         4,581            4,643
  Other                                                20,191           19,589
--------------------------------------------------------------------------------
                                                    $  54,172        $  52,486
================================================================================


NOTE 8 -- LEASES

The Company has lease commitments expiring at various dates, principally for warehouse and office space, automobiles and office equipment. Most leases contain renewal options and some contain purchase options.

The Company is a partner in two unconsolidated general partnerships which own office and manufacturing facilities. The Company has operating leases for these facilities. The leases have initial terms of 20 years, renewal options and options to purchase the properties at fair market value. Future annual minimum lease payments range from $1,203,000 to $1,766,000 and approximate market rates.

Rent expense for all operating leases was approximately $8,578,000 in 1997, $10,786,000 in 1996 and $10,581,000 in 1995.

Assets held under capitalized leases and included in property, plant and equipment are as follows:


                                                       1997               1996
--------------------------------------------------------------------------------
                                                           (In thousands)

Transportation equipment                            $ 12,289           $ 12,866
Other                                                  1,061              1,930
--------------------------------------------------------------------------------
Total capitalized leases                              13,350             14,796
Accumulated amortization                              (5,967)            (6,185)
--------------------------------------------------------------------------------
  Net capitalized leases                            $  7,383           $  8,611
================================================================================

At November 2, 1997, future minimum lease payments under non-cancelable capitalized and operating leases are as follows:


                                                     CAPITALIZED       OPERATING
                                                        LEASES           LEASES
--------------------------------------------------------------------------------
                                                             (In thousands)
Fiscal Year Ending:
  1998                                                  $ 4,816          $ 7,096
  1999                                                    3,188            5,302
  2000                                                    1,494            4,112
  2001                                                      294            3,434
  2002                                                       41            2,947
Later years                                                   6           23,613
--------------------------------------------------------------------------------
Total minimum lease payments                              9,839          $46,504
                                                                         =======
Less amount representing
  executory costs                                         1,153
------------------------------------------------------------------

Net minimum lease payments                                8,686
Less amount representing interest                         1,303
------------------------------------------------------------------
Present value of net minimum
  lease payments                                          7,383
Less current portion                                      3,578
------------------------------------------------------------------
Long-term obligations at
  November 2, 1997                                      $ 3,805
==================================================================

NOTE 9 -- NOTES PAYABLE

Bank lines of credit and notes payable are summarized as follows:


                                                         1997             1996
--------------------------------------------------------------------------------
                                                            (In thousands)
Available bank lines of credit:
  Domestic banks                                      $159,300         $ 81,300
  Foreign banks                                         84,768           99,924
--------------------------------------------------------------------------------
   Total                                              $244,068         $181,224
================================================================================

Notes payable:
  Domestic bank debt                                  $ 45,875         $ 60,176
  Foreign bank debt                                     28,615           37,491
  Other                                                     10               21
--------------------------------------------------------------------------------
   Total                                              $ 74,500         $ 97,688
================================================================================

Weighted average interest rate
  on notes payable                                         4.8%             5.6%
Unused bank lines of credit                           $169,578         $ 83,557
================================================================================

Lines of credit obtained by the Company can generally be withdrawn at the option of the banks and do not require material compensating balances or commitment fees. Amounts due to foreign banks are payable primarily in Japanese yen, German marks, French francs and Italian lira.


NOTE 10 -- LONG-TERM DEBT

The long-term debt of the Company is as follows:


                                                            1997           1996
--------------------------------------------------------------------------------
                                                               (In thousands)
Senior notes                                              $50,000           --
Industrial revenue bonds--
  Gwinnett County, Georgia                                  6,000        $ 6,000
Industrial revenue bonds--
  City of Westlake, Ohio                                    4,250          5,100
Acquisition financing notes                                 3,010          3,438
Leasehold improvements financing note                       1,662          1,796
Other                                                         372            769
--------------------------------------------------------------------------------
                                                           65,294         17,103
Less current maturities                                     2,597          1,220
--------------------------------------------------------------------------------
   Total                                                  $62,697        $15,883
================================================================================

SENIOR NOTES -- The proceeds from these notes were used to reduce short-term debt. These notes are payable in one installment in 2007. Interest, payable at a fixed rate of 6.78 percent, was converted to a variable rate through an interest rate swap. The variable rate is reset semi-annually and was 6.17 percent at November 2, 1997.

INDUSTRIAL REVENUE BONDS -- GWINNETT COUNTY, GEORGIA -- These bonds were issued in connection with the acquisition and renovation of the Norcross Manufacturing Facility in Gwinnett County, Georgia. These bonds are due in annual installments of $600,000, beginning in 2000 and extending through 2009, with interest payable quarterly. The tax-free interest rate varies weekly and was
3.75 percent at November 2, 1997. The bonds are secured by a $6,300,000 standby letter of credit.

INDUSTRIAL REVENUE BONDS -- City of Westlake, Ohio -- These bonds were issued in connection with the construction of the Company's world headquarters in Westlake, Ohio. The bonds are due in annual installments of $850,000 extending through 2002 with interest payable quarterly. The tax-free interest rate varies weekly and was 3.60 percent at November 2, 1997. The bonds are secured by a $4,432,000 standby letter of credit.

ACQUISITION FINANCING NOTES -- These unsecured notes were issued in connection with two 1996 acquisitions. They have various maturities through 2001. Interest is payable at variable rates with a weighted-average rate of 6.18 percent at November 2, 1997.

LEASEHOLD IMPROVEMENTS FINANCING NOTE -- This note partially funded the leasehold improvements for a new sales and demonstration facility in Japan. The note is denominated in Japanese yen and is payable in one installment in 2006. Interest, payable at a fixed rate of 3.10 percent, was converted to a variable rate through an interest rate swap. The variable rate is reset semi-annually and was .30 percent at November 2, 1997.

OTHER LONG-TERM DEBT -- Other long-term debt represents mortgage and other notes payable. These notes have various maturities through 1999. Interest is payable at fixed rates with a weighted-average rate of 5.25 percent at November 2, 1997.

ANNUAL MATURITIES -- The annual maturities of long-term debt for the five years subsequent to November 2, 1997 are as follows: $2,597,000 in 1998, $935,000 in 1999, $1,450,000 in 2000, $3,000,000 in 2001, and $1,450,000 in 2002.

NOTE 11 -- FINANCIAL INSTRUMENTS

The carrying amounts and fair values of the Company's financial instruments, other than receivables and accounts payable, are as follows:


                                                      CARRYING          FAIR
                                                       AMOUNT           VALUE
--------------------------------------------------------------------------------
                                                           (In thousands)

1997:
  Cash and cash equivalents                          $  1,517          $  1,517
  Marketable securities                                   200               200
  Notes payable                                       (74,500)          (74,500)
  Long-term debt                                      (65,294)          (64,365)
  Forward exchange contracts                              181                97
  Interest rate swaps                                    --                 544
================================================================================
1996:
  Cash and cash equivalents                          $  9,221          $  9,221
  Marketable securities                                   310               310
  Notes payable                                       (97,688)          (97,688)
  Long-term debt                                      (17,103)          (17,034)
  Forward exchange contracts                              864               766
  Interest rate swap                                     --                  71
================================================================================

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

The Company operates internationally and enters into transactions denominated in foreign currencies. As a result, the Company is subject to the transaction exposures that arise from exchange rate movements between the dates foreign currency transactions are recorded and the dates they are settled. The Company enters into foreign currency forward exchange contracts to reduce these risks, and not for trading purposes. The maturities of these contracts are generally less than one year and usually less than 90 days.

The carrying amount of these forward contracts is included in receivables at the differential between the contract rates and the spot rates. Gains and losses from foreign currency forward contracts are included in other income/expense. The contracts require the Company to buy or sell foreign currencies, usually in exchange for U.S. dollars. The following table summarizes, by currency, the contractual amounts of the Company's forward exchange contracts at November 2, 1997:


                                                      SELL                 BUY
--------------------------------------------------------------------------------
                                                           (In thousands)
Contract amount:
  German marks                                       $15,669             $ 3,656
  Japanese yen                                         8,955                 887
  Pound sterling                                       7,640                 366
  French francs                                        4,300                 163
  Italian lira                                         3,720                --
  Other                                                9,389               3,520
--------------------------------------------------------------------------------
   Total                                             $49,673             $ 8,592
================================================================================

To manage interest rate exposure on outstanding balances of long-term debt, the Company enters into interest rate swaps under which it receives a fixed rate and pays a variable rate. No carrying value is assigned to these swaps. Net amounts to be paid or received under these agreements are recognized as adjustments to interest expense. A swap on Japanese Yen 200 million of underlying principal expires in 2006. A swap on $50 million of underlying principal expires in 2004 and at the option of the counterparty can be extended to 2007.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. The Company invests in securities with strong credit ratings and uses major banks throughout the world for cash deposits, forward exchange contracts and interest rate swaps. The Company's customers represent a wide variety of industries and geographic regions. As of November 2, 1997, there were no significant concentrations of credit risk.

NOTE 12 -- CAPITAL SHARES

PREFERRED -- The Company has authorized 10,000,000 Series A convertible preferred shares without par value. No preferred shares were outstanding in 1997, 1996 or 1995.

COMMON -- The Company has 80,000,000 authorized common shares without par value. In March 1992, the shareholders adopted an amendment to the Company's articles of incorporation which, when filed with the State of Ohio, would increase the number of authorized common shares to 160,000,000. During 1997, 1996 and 1995, there were 24,506,000 common shares issued. At November 2, 1997 and November 3, 1996, the number of outstanding common shares, net of treasury shares, was 16,839,000 and 17,634,000, respectively. Treasury shares are reissued using the first-in, first-out method.


NOTE 13 -- COMPANY STOCK PLANS

LONG-TERM PERFORMANCE PLAN -- The Company's long-term performance plan, adopted in 1993, provides for the granting of stock options, stock appreciation rights, restricted stock, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives. The number of common shares available for grant of awards is 3.0 percent of the number of common shares outstanding as of the first day of each fiscal year, plus up to an additional
0.5 percent, consisting of shares available, but not granted, in prior years. At the beginning of fiscal 1998, there were 589,000 shares available for grant in 1998.

STOCK OPTIONS -- The Company may grant non-qualified or incentive stock options to employees and directors of the Company. Generally, the options may be exercised beginning one year from the date of grant at a rate not exceeding 25 percent per year, and the options expire 10 years from the date of grant. Vesting accelerates upon the occurrence of events which involve or may result in a change of control of the Company.

The Company uses the intrinsic value method to account for employee stock options. No compensation expense has been recognized because the exercise price of the Company's stock options equals the market price of the underlying common shares on the date of grant. Tax benefits arising from the exercise of non-qualified stock options are recognized when realized and credited to capital in excess of stated value.

Summarized transactions are as follows:


                                                                       WEIGHTED
                                                                        AVERAGE
                                                                       EXERCISE
                                                       NUMBER OF         PRICE
                                                        OPTIONS        PER SHARE
--------------------------------------------------------------------------------
Outstanding at October 30, 1994                        1,521,978          $35.81

Granted                                                  426,161          $57.69
Exercised                                                (64,651)         $29.40
Forfeited                                                (19,402)         $47.91
--------------------------------------------------------------------------------
Outstanding at October 29, 1995                        1,864,086          $40.91

Granted                                                  420,875          $56.18
Exercised                                               (112,655)         $25.56
Forfeited                                                (33,558)         $53.54
--------------------------------------------------------------------------------
Outstanding at November 3, 1996                        2,138,748          $44.52

Granted                                                  438,246          $56.78
Exercised                                               (353,275)         $25.32
Forfeited                                                (47,408)         $57.20
--------------------------------------------------------------------------------
Outstanding at November 2, 1997                        2,176,311          $49.83
================================================================================
Exercisable at November 2, 1997                        1,084,147          $43.22
================================================================================


Summarized information on currently outstanding options follows:


                                                   RANGE OF EXERCISE PRICE
                                             $19 - $34    $34 - $49    $49 - $64
--------------------------------------------------------------------------------

Number outstanding                             287,149      367,390    1,521,772
Weighted-average remaining
  contractual life, in years                       2.4          4.7          7.7
Weighted-average
  exercise price                                $22.58       $44.91       $56.16
--------------------------------------------------------------------------------
Number exercisable                             287,149      343,376      453,622
Weighted-average
  exercise price                                $22.58       $44.77       $55.11
================================================================================


Pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for employee stock options granted since 1996 under the fair value method. Under this method, the estimated fair value of the options is amortized to expense over the options' vesting period. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 5.51 percent to 6.44 percent, dividend yield of 1.25 percent, expected volatility of .22, and an expected life of 6 1/2 years.

Pro forma information follows:


                                                             1997         1996
--------------------------------------------------------------------------------
                                     (In thousands except for per share amounts)
Net income:
  As reported                                               $49,967      $53,071
  Pro forma                                                 $47,789      $52,087
Earnings per share:
  As reported                                               $  2.85      $  2.92
  Pro forma                                                 $  2.72      $  2.86
Weighted-average fair value of options
  granted during the year                                   $ 18.49      $ 17.95
================================================================================

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

STOCK APPRECIATION RIGHTS -- The Company may grant stock appreciation rights to employees. A stock appreciation right provides for a payment equal to the excess of the fair market value of a common share when the right is exercised, over its value when the right was granted. There were no stock appreciation rights outstanding during 1997, 1996 and 1995.

Limited stock appreciation rights that become exercisable upon the occurrence of events which involve or may result in a change of control of the Company have been granted with respect to 2,172,000 shares.

RESTRICTED STOCK -- The Company may grant restricted stock to employees. These shares may not be disposed of for a designated period of time defined at the date of grant and are to be returned to the Company if the recipient's employment terminates during the restriction period. As shares are issued, deferred stock-based compensation equivalent to the market value on the date of grant is charged to shareholders' equity and subsequently amortized over the restriction period. Tax benefits arising from the lapse of restrictions on the stock are recognized when realized and credited to capital in excess of stated value. In 1997, there were 6,550 restricted shares granted at a weighted average fair value of $55.46 per share (4,100 and $59.05 in 1996 and 3,600 and $56.44 in
1995). Net amortization was $325,000 in 1997 ($272,000 in 1996 and $303,000 in
1995).

EMPLOYEE STOCK PURCHASE RIGHTS -- The Company may grant stock purchase rights to employees. These rights permit eligible employees to purchase a limited number of common shares at a discount from fair market value. No stock purchase rights were outstanding during 1997, 1996 and 1995.

EMPLOYEE STOCK OWNERSHIP PLAN -- The Company sponsors an Employee Stock Ownership Plan (ESOP) covering all domestic employees. Company contributions are discretionary and funded annually by a combination of cash and shares of the Company's common stock. Allocations to the participants' accounts are made on December 31 on the basis of their compensation for the year. Each participant vests in his account at a rate of 20 percent per year from date of employment. Distribution of a participant's account occurs at retirement, death, or termination of employment.

In 1997, there was a net credit of $1,277,000 against ESOP compensation expense due to an accrual reduction of $1,449,000 to reflect actual amounts contributed. ESOP compensation expense was a charge of $2,708,000 in 1996 and $2,411,000 in 1995. Contributions to the plan were $962,000, $2,269,000 and $1,795,000 in
1997, 1996 and 1995, respectively. The number of allocated ESOP shares outstanding was 465,000 at November 2, 1997 and 463,000 at November 3, 1996.

SHAREHOLDER RIGHTS PLAN -- In August 1988, the Board of Directors declared a dividend of one common share purchase right for each common share outstanding on September 9, 1988. Rights are also distributed with common shares issued by the Company after that date. The rights may only be exercised if a party acquires 15 percent or more of the Company's common shares. The exercise price of each right is $175 per share. The rights trade with the shares until the rights become exercisable, unless the Board of Directors sets an earlier date for the distribution of separate right certificates.

If a party acquires at least 15 percent of the Company's common shares (a "flip-in" event), each right then becomes the right to purchase two common shares of the Company for $1.00 per share.

The rights may be redeemed by the Company at a price of $.01 per right at any time prior to a "flip-in" event, or expiration of the rights on October 31, 2007.

SHARES RESERVED FOR FUTURE ISSUANCE -- At November 2, 1997, there were 40,165,000 shares reserved for future issuance through the exercise of outstanding options or rights, including 37,989,000 shares under the shareholder rights plan.

NOTE 14 -- SUPPLEMENTAL INFORMATION FOR THE
STATEMENT OF CASH FLOWS

                                             1997          1996           1995
--------------------------------------------------------------------------------
                                                      (In thousands)

Cash operating activities:
  Interest paid                           $  7,126      $  6,055       $  4,496
  Income taxes paid                         25,233        31,993         31,099
================================================================================

Noncash investing and
 financing activities:
   Capitalized lease
     obligations incurred                 $  4,680      $  5,904       $  5,426
   Capitalized lease
     obligations terminated                  1,325           928            990
   Shares acquired and
     issued through
     exercise of stock
     options                                 7,091         2,322          1,118
================================================================================

Noncash assets and liabilities
 of businesses acquired:
   Working capital                        $    252      $  2,018       $    868
   Property, plant and
     equipment                                --           1,668            601
   Intangibles and other                       741        35,870          3,408
   Long-term debt and
     other liabilities                        --            (442)          (243)
--------------------------------------------------------------------------------
                                          $    993      $ 39,114       $  4,634
================================================================================

NOTE 15 -- QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                     QUARTER
                                   FIRST       SECOND        THIRD       FOURTH
--------------------------------------------------------------------------------
                                   (In thousands except for per share amounts)
1997:
  Sales                          $137,261     $156,144     $158,888     $184,417
  Cost of sales                    55,461       68,336       70,087       82,541
  Net income                        9,237        8,910       12,195       19,625

  Earnings per share                 $.52         $.50         $.70        $1.14
================================================================================

1996:
  Sales                          $131,882     $151,324     $146,699     $179,539
  Cost of sales                    54,150       61,236       61,290       78,419
  Net income                        9,289       13,721       11,869       18,192

  Earnings per share                 $.51         $.75         $.65        $1.01
================================================================================

Domestic operations report results using four 13-week quarters, with the exception that the third quarter of 1996 contained 14 weeks. International subsidiaries report results using calendar quarters.

Estimates used in the preparation of financial statements are reevaluated frequently, and changes in estimates are recorded throughout the year. During the first quarter of 1997, an accrual representing the Company's estimated annual ESOP obligation was reduced by $1,449,000 ($949,000 after tax or $.05 per share) to reflect the actual amount contributed. During the fourth quarter of 1997, certain changes in estimates increased net income $428,000 or $.02 per share, reflecting $1,900,000 of tax benefits related to prior years, a $1,491,000 gain for a property insurance settlement, and a $3,649,000 charge for an unamortized pension obligation.


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

No single customer accounted for more than 5.0 percent of sales in 1997, 1996 or 1995.

Export sales for 1997 were $166,324,000, ($181,179,000 in 1996 and $174,957,000 in 1995) and were principally made to foreign subsidiaries.

The following table summarizes the Company's operations within geographic areas:

                            1997          1996         1995
-------------------------------------------------------------
                                    (In thousands)
Sales to unaffiliated
  customers:
   United States         $249,818     $221,588     $231,089
   Europe                 226,344      229,301      201,894
   Japan                   80,718       86,208       87,201
   Other*                  79,830       72,347       61,260
-------------------------------------------------------------
                          636,710      609,444      581,444
Transfers between
  geographic areas:
   United States          128,095      145,612      146,498
   Europe                  16,037       11,916       13,587
   Japan                      369          141          332
   Other*                   1,138        1,038          946
   Eliminations          (145,639)    (158,707)    (161,363)
-------------------------------------------------------------
     Total sales         $636,710     $609,444     $581,444
=============================================================

Operating profit:
   United States         $ 57,291     $ 74,948     $ 89,132
   Europe                  31,786       20,675       15,433
   Japan                   11,506       14,973        9,438
   Other*                   3,783        3,822        3,778
   Eliminations             1,648        1,268       (2,362)
-------------------------------------------------------------
     Geographic
      operating profit    106,014      115,686      115,419
   General corporate
     expenses             (31,955)     (31,425)     (31,475)
   Other expense           (2,314)      (3,200)      (3,302)
-------------------------------------------------------------
     Income before
      income taxes       $ 71,745     $ 81,061     $ 80,642
=============================================================


Identifiable assets:
   United States         $265,354     $253,510     $202,185
   Europe                 157,729      162,399      142,156
   Japan                   52,583       56,301       57,573
   Other*                  44,169       42,829       33,034
   Corporate                8,421       15,838       14,122
   Eliminations           (25,260)     (20,384)     (14,360)
-------------------------------------------------------------
     Total assets        $502,996     $510,493     $434,710
=============================================================

* Includes Canada, Latin America and the Pacific Rim.

39