Form 10-K405, Exhibit 13
period 1997-11-02
NORDSON CORP
filed 1998-01-30
CIK 72331

                                                                    Exhibit 13-g


REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Nordson Corporation:

We have audited the accompanying consolidated balance sheet of Nordson Corporation as of November 2, 1997 and November 3, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended November 2, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nordson Corporation at November 2, 1997 and November 3, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 2, 1997 in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP

Cleveland, Ohio
December 9, 1997

39