Form 10-K405, Exhibit 13
period 1997-11-02
NORDSON CORP
filed 1998-01-30
CIK 72331

                                                                    Exhibit 13-h

ELEVEN-YEAR SUMMARY


                                                                       1997       1996       1995       1994     1993(d)      1992


(In thousands of dollars except for per share amounts)

OPERATING DATA (a)
   Sales                                                           $636,710    609,444    581,444    506,692    461,557    425,618
----------------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                   $276,425    255,095    245,587    212,866    191,575    168,437
   % of sales                                                            43         42         42         42         42         40
----------------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                             $286,226    270,088    251,913    219,422    202,608    189,887
   % of sales                                                            45         44         43         43         44         45
----------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                $ 74,059     84,261     83,944     74,404     67,374     67,294
   % of sales                                                            12         14         14         15         15         16
----------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes           $ 49,967     53,071     52,676     46,654     40,775     39,537
   % of sales                                                             8          9          9          9          9          9
----------------------------------------------------------------------------------------------------------------------------------
   Net income                                                      $ 49,967     53,071     52,676     46,654     35,991     39,537
   % of sales                                                             8          9          9          9          8          9
==================================================================================================================================
FINANCIAL DATA (a)
   Working capital                                                 $139,152    110,486    130,562    126,996    125,391    105,138
----------------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets  $184,181    192,791    148,769    130,637    116,298    114,461
----------------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                          $323,333    303,277    279,331    257,633    241,689    219,599
----------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                    $502,996    510,493    434,710    380,944    357,970    346,297
----------------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                           $102,788     57,980     48,001     45,209     45,284     41,879
----------------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                            $220,545    245,297    231,330    212,424    196,405    177,720
----------------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                            18         20         21         20         19         20
----------------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                        22         23         24         24         23         24
==================================================================================================================================
PER SHARE DATA (a)
   Earnings per share:
         Income before cumulative effect of accounting changes     $   2.85       2.92       2.84       2.45       2.13       2.03
         Net income                                                $   2.85       2.92       2.84       2.45       1.88       2.03
----------------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                      $    .80        .72        .64        .56        .48        .44
----------------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                       $13.10      13.91      12.85      11.55      10.49       9.48
----------------------------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents (000s)                 17,553     18,204     18,577     19,067     19,184     19,471
==================================================================================================================================


                                                                             1991       1990       1989       1988       1987

(In thousands of dollars except for per share amounts)

OPERATING DATA (a)
   Sales                                                                  387,962    344,904    282,098    245,028    205,175
-----------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                          158,885    154,653    116,588     96,771     81,604
   % of sales                                                                  41         45         41         40         40
-----------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                    170,814    140,450    112,716     99,039     84,106
   % of sales                                                                  44         41         40         40         41
-----------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                        58,263     49,801     52,794     49,218     39,465
   % of sales                                                                  15         14         19         20         19
-----------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes                   33,787     29,346     34,187     31,583     24,707
   % of sales                                                                   9          9         12         13         12
-----------------------------------------------------------------------------------------------------------------------------
   Net income                                                              33,787     29,346     34,187     31,583     24,707
   % of sales                                                                   9          9         12         13         12
=============================================================================================================================
FINANCIAL DATA (a)
   Working capital                                                         87,004     66,093     53,834     64,040     80,528
-----------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets         103,015     95,599     79,383     43,075     37,835
-----------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                                 190,019    161,692    133,217    107,115    118,363
-----------------------------------------------------------------------------------------------------------------------------
   Total assets                                                           296,930    269,523    235,551    162,912    164,212
-----------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                   37,305     31,318     26,299     18,006     17,158
-----------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                   152,714    130,374    106,918     89,109    101,205
-----------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                                  21         21         29         29         23
-----------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                              25         25         35         33         27
=============================================================================================================================
PER SHARE DATA (a)
   Earnings per share:
         Income before cumulative effect of accounting changes               1.77       1.52       1.76       1.55       1.17
         Net income                                                          1.77       1.52       1.76       1.55       1.17
-----------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                 .40        .36       .32         .28        .24
-----------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                               8.14       6.94      5.69        4.66       4.89
-----------------------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents (000s)                       19,093     19,266     19,386     20,340     21,040
=============================================================================================================================



(a)  See accompanying Notes to Consolidated Financial Statements.

(b) Income before cumulative effect of accounting changes plus interest on long-term obligations net of income taxes, as a percentage of total assets less current liabilities.

(c) Income before cumulative effect of accounting changes, as a percentage of shareholders' equity.

(d) In 1993, the Company adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions;" No. 109, "Accounting for Income Taxes;" and No. 112, "Employers' Accounting for Postemployment Benefits." Prior years have not been restated.

40/41