Form 10-K405, Exhibit 13
period 1997-11-02
NORDSON CORP
filed 1998-01-30
CIK 72331

                                                                    Exhibit 13-i


SHAREHOLDER INFORMATION

DIVIDEND INFORMATION AND PRICE RANGE
PER COMMON SHARES

Following is a summary of dividends paid per common share, the range of market prices, and average price-earnings ratios with respect to common shares, during each quarter of 1997 and 1996. The price-earnings ratios reflect average market prices relative to trailing four-quarter earnings.

                              COMMON STOCK PRICE     PRICE-
FISCAL            DIVIDEND    ------------------    EARNINGS
QUARTERS            PAID       HIGH         LOW       RATIO
-------------------------------------------------------------

1997:
  First            $ .20      $65.00      $54.25      20.3
  Second             .20       62.00       47.125     20.4
  Third              .20       64.75       51.00      21.2
  Fourth             .20       62.00       47.50      19.2
1996:
  First            $ .18      $59.25      $54.75      19.9
  Second             .18       62.00       53.00      19.6
  Third              .18       61.25       45.50      19.1
  Fourth             .18       56.75       49.50      18.2


STOCK LISTING INFORMATION

Nordson stock is traded on The Nasdaq Stock Market's National Market under the symbol NDSN.

44