Form 10-K405, Exhibit 13
period 1998-11-01
NORDSON CORP
filed 1999-01-29
CIK 72331

                                                                    Exhibit 13-a

MANAGEMENT'S DISCUSSION AND ANALYSIS


FISCAL YEARS 1998 AND 1997

Worldwide sales in 1998 reached a record level of $660.9 million, a 4 percent increase over 1997 sales of $636.7 million. Volume gains exceeded 7 percent, but the impact of the strong U.S. dollar on currency translations reduced reported sales by 3 percent.

     Nordson's sales outside the United States accounted for 59 percent of total 1998 sales, compared with 61 percent for 1997, with volume gains in two of its four geographic divisions. Sales volume in North America grew 12 percent for the year, primarily due to strong sales in the Company's electronics, powder-coating and UV-curing businesses. The acquisition of J&M Laboratories, Inc., a manufacturer of systems that produce synthetic fibers as well as adhesive dispensing equipment used to assemble disposable nonwoven products, also contributed to North American sales for 1998. Local sales volume advanced 14 percent in Europe, with strong sales across all the Company's European businesses. Reflecting the ongoing economic challenges in the Japanese and Asian markets, total 1998 sales volume in Japan was down 12 percent, with all businesses other than powder systems experiencing declines. Total sales volume in the Pacific South division decreased 10 percent from the same period of 1997, influenced heavily by a drop-off in powder system installations. At the beginning of the year, the Company implemented price increases that averaged 2 percent on standardized small systems and parts.

     Worldwide volume gains for 1998 were driven by strong sales of electronics and UV-curing systems, with a combined sales volume that increased approximately 40 percent over 1997. Due to the sharp downturn in sales of powder coating equipment in the Pacific South region, powder coating equipment shipments increased only 4 percent from the same period of 1997. Solid volume gains from container coating equipment in North America and Europe were offset by declines in Japan and the Pacific South division to yield comparable results to 1997. Shipments of adhesive dispensing systems for packaging and product assembly remained relatively constant compared with the prior year.

    Non-recurring charges in 1998, which totaled $33.0 million, were consistent with the Company's corporate strategies to improve effectiveness of internal operations. A $15.7 million non-recurring charge taken during the second quarter of 1998 included $8.3 million for costs associated with an early retirement program and other staff reductions, and $7.4 million for inventory and fixed asset write-downs for U.S. operations. A fourth-quarter charge of $17.3 million included $14.3 million for a portion of the purchase price paid for J&M Laboratories, Inc., attributable to in-process research and development, and $3.0 million for costs associated with the consolidation of European operations and asset write-downs in that region. The amounts related to inventories, $6.9 million, were charged to cost of sales.

     In-process technology acquired from J&M Laboratories, Inc. related primarily to the development of a product that uses two different techniques to form fibers. As of the transaction date, product development was 92 percent complete but had not yet reached the working prototype phase, at which time the product is expected to be technologically feasible. At the date of acquisition, it was estimated that additional development costs of approximately $100,000 would be expended over a three-month period. An income approach was used to value the in-process research and development acquired. A 30 percent discount factor was applied to projected net cash flows over a 30-year period. It is anticipated that a working prototype will be available to potential customers in early 1999.

     Gross margins, expressed as a percentage of sales before the effects of non-recurring charges, were 55.1 percent in 1998, compared with 56.6 percent in 1997. The influencing factors behind the lower margins were the unfavorable currency effects from the stronger U.S. dollar, combined with the mix of products sold in both North America and Europe.

     Selling and administrative costs, expressed as a percentage of sales and excluding the effects of non-recurring charges, were 43.3 percent in 1998 and
45.0 percent in 1997. Spending for 1998 increased 4.4 percent over 1997 after adjusting for the effects of currency and a charge in 1997 of $3.6 million for an unamortized pension obligation. This rate of increase was well below the rate of sales volume gains for the year.

     Worldwide operating profits, expressed as a percentage of sales before the effects of non-recurring charges, were 11.8 percent in 1998, compared with 11.6 percent for 1997. Divisional operating profit (loss) percentages in 1998 and 1997, respectively, were: 14 percent and 15 percent for North America; 14 percent and 13 percent for Europe; 7 percent and 14 percent for Japan; and (5) percent and 4 percent for the Pacific South division. Operating profits in North America include the intercompany gross profits on Nordson equipment manufactured in the United States and exported to international subsidiaries. Operating profits for Japan and the Pacific South division decreased due to general economic conditions in these markets.

     Interest expense, net of interest income, increased $1.9 million due to higher levels of borrowing, driven primarily by funding the acquisition of J&M Laboratories, Inc. and continuing repurchases of Nordson stock. Excluding a gain in 1997 of $1.5 million related to a property insurance settlement, other income was comparable to the prior year.

     Nordson's effective tax rate was 46.5 percent in 1998, compared with a rate of 30.4 percent in 1997. In 1998, the rate was influenced by the write-off of in-process research and development which is not tax deductible. In 1997, the tax rate included tax benefits related to prior years. Excluding these items, the effective rates would have been 34.0 percent in 1998 and 33.0 percent in 1997. This increase can be traced to higher effective foreign tax rates. The Company's effective tax rate is lower than the statutory federal rate due to benefits from exporting products through the Company's Foreign Sales Corporation, which is subject to lower taxes.

     Net income in 1998 was $20.8 million, or $1.25 per share on a diluted basis. Excluding the effects of non-recurring charges, net income in 1998 was $47.4 million, or $2.85 per share, compared with $50.0 million, or $2.85 per share in 1997. Non-recurring charges on an after-tax basis totaled $26.6 million, or $1.60 per share on a diluted basis.

     Nordson has not yet adopted the following Statements of Financial Accounting Standards: No. 130, "Reporting Comprehensive Income;" No. 131, "Disclosures about Segments of an Enterprise and Related Information;" No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits;" and No. 133, "Accounting for Derivative Instruments and Hedging Activities." These statements are not expected to have a material effect on the Company's financial statements.

FISCAL YEARS 1997 AND 1996

Worldwide sales in 1997 were $636.7 million, a 4 percent increase over 1996. Advances in local volume and price increases accounted for a 9 percent increase in sales. However, the translation effect from a stronger U.S. dollar against most major foreign currencies reduced reported sales by 5 percent.

     Sales outside the United States represented 61 percent of total sales in 1997, compared with 64 percent in 1996. Volume gains were achieved in each of Nordson's geographic sales divisions in 1997. In North America, sales volume advanced 12 percent throughout the year, primarily due to strong sales of automated fluid dispensing equipment to customers in the electronics industry. Compared with the prior year, sales volume grew 7 percent in Europe, with steadily improving activity. Japan's sales volume increased 4 percent, with uneven demand over the course of the year. Sales volume in the Pacific South division advanced 14 percent, influenced by strong activity in Latin America and China. Price increases averaging 2 percent were implemented at the beginning of 1997 on standardized small systems and parts.

     Worldwide volume gains were driven by demand for automated fluid dispensing equipment along with demand for customized nonwovens systems. Sales of adhesive dispensing systems for packaging and product assembly applications and of powder coating equipment for finishing applications grew at a steady pace; strong demand for these products outside the United States mitigated flat sales comparisons in North America. Volume gains in 1997 were enhanced by full-year results from businesses acquired in 1996.

     Gross margins, expressed as a percentage of sales, were 56.6 percent in 1997, compared with 58.1 percent in 1996. This change is traced to the mix of products sold, combined with unfavorable currency exchange rate fluctuations.

     Selling and administrative costs, expressed as a percentage of sales, were
45.0 percent in 1997 and 44.3 percent in 1996. In 1997, these costs included a charge of $3.6 million for an unamortized pension obligation. Without this charge, spending grew at approximately the same rate as sales. Savings from productivity improvements were redirected to continued geographic expansion and development activities in newly acquired businesses.

     Worldwide operating profits, expressed as a percentage of sales, were 11.6 percent in 1997 and 13.8 percent in 1996. Divisional operating profit percentages in 1997 and 1996, respectively, were: 15 percent and 20 percent for North America; 13 percent and 8 percent for Europe; 14 percent and 17 percent for Japan; and 4 percent and 5 percent for the Pacific South division. Amounts in 1997 reflect a full year of operations for the European Distribution Center.

     Interest expense, net of interest income, increased $2.1 million due to higher borrowing levels, driven primarily by the funding of two business acquisitions in 1996 and repurchases of Nordson stock. Other income increased $3.0 million and in 1997, included a gain of $1.5 million related to a property insurance settlement.

     Nordson's overall 1997 tax rate was 30.4 percent and includes the recognition of $1.9 million in tax benefits related to prior years. Without this one-time tax benefit, the effective rate would have been 33.0 percent in 1997, compared with a rate of 34.5 percent in 1996. The decrease in the rate can be traced to lower state and local taxes.

     Net income in 1997 was $50.0 million, or $2.85 per share, compared with $53.1 million, or $2.92 per share, in 1996.

LIQUIDITY, CAPITAL EXPENDITURES AND SOURCES OF CAPITAL

Cash and cash equivalents increased $5.3 million. Cash provided by operations was $70.2 million. Additional cash needs were funded by $23.9 million of short-term and long-term borrowings. Significant uses for cash included business acquisitions, capital expenditures, dividends, repurchases of Nordson stock and scheduled repayments of long-term debt.

     Noncash assets and liabilities of businesses acquired totaled $37.0 million and were funded by a combination of cash, stock, and short-term and long-term obligations to sellers.

     Nordson concentrated the majority of its 1998 capital expenditures on sales facilities, manufacturing operations and information systems in an ongoing program to replace, update and expand sales and manufacturing capabilities.

     Dividend payments to shareholders on a per share basis increased 10 percent over 1997.

     Purchases of treasury shares, net of shares issued, was $8.6 million. The Company uses repurchased shares primarily for stock-based employee compensation and incentive plans. Treasury shares were also issued for a portion of the purchase price of J&M Laboratories, Inc. At November 1, 1998, management had authorization to repurchase on the open market, or in privately negotiated transactions at the prevailing market price, up to 886,000 shares through July 2000 and an additional 2,000,000 shares through April 2003.

     Nordson has various lines of credit with both domestic and foreign banks. At November 1, 1998, these lines totaled $419.7 million, of which $330.8 million was unused. The Company believes that the combination of present capital resources, internally generated funds, and unused financing sources are more than adequate to meet cash requirements for 1999. There are no significant restrictions limiting the transfer of funds from international subsidiaries to the parent company.

     In 1998, working capital decreased $17.8 million to $121.4 million. Notes payable increased $19.4 million to fund a variety of cash needs. Customer advance payments increased $11.0 million due to balances acquired in business acquisitions.

     Intangible assets increased $24.0 million traced to the cost of business acquisitions being in excess of the net assets acquired. Pension and postretirement obligations increased $10.7 million resulting mainly from an early retirement program, which will be paid over an extended number of years and will not materially affect any individual year.

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

    In 1998 compared with 1997, the U.S. dollar was generally stronger against foreign currencies. If 1997 exchange rates had been in effect during 1998, sales would have been approximately $22.8 million or 3 percent higher, and third-party costs would have been approximately $12.6 million higher. In 1997 compared with 1996, the U.S. dollar was also stronger. If exchange rates for 1996 had been in effect during 1997, sales would have been approximately $29.7 million or 5 percent higher, and third-party costs would have been approximately $19.9 million higher. These effects on reported sales do not include the impact of local price adjustments made in response to changes in currency exchange rates.

THE EURO CONVERSION

On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro. The Company has recognized the need to ensure that its operations will not be adversely impacted by the introduction of this new currency, which is currently trading on currency exchanges and is available for non-cash transactions. Nordson believes that its information systems are capable of processing transactions denominated in the euro. Nordson does not expect the euro conversion to have a material effect on the Company's financial condition and results of operations.

MARKET RISK

The Company operates internationally and enters into transactions denominated in foreign currencies. Consequently, the Company is subject to market risk arising from exchange rate movements between the dates foreign currency transactions are recorded and the dates they are settled. Nordson regularly uses foreign exchange contracts to reduce its risks related to most of these transactions. These contracts usually have maturities of 90 days or less, and generally require the Company to exchange foreign currencies for U.S. dollars at maturity, at rates stated in the contracts. Gains and losses from changes in the market value of these contracts offset foreign exchange losses and gains, respectively, on the underlying transactions. The balance of transactions denominated in foreign currencies are designated as hedges of the Company's net investments in foreign subsidiaries or are intercompany transactions of a long-term investment nature. As a result of the Company's foreign currency hedging activities, the Company did not have a material foreign currency risk related to its derivatives or other financial instruments at November 1, 1998.

    The Company finances a portion of its operations with short-term and long-term borrowings. Consequently, the Company is subject to market risk arising from changes in interest rates. Nordson uses interest rate swaps to reduce its risks related to substantially all of its fixed-rate debt. Under these swaps, the Company receives a fixed rate and pays a variable rate, generally over the life of the underlying fixed-rate debt. As a result of the Company's fixed-rate hedging activities, the Company did not have a material interest rate risk related to its derivatives or other financial instruments at November 1, 1998.

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

TRENDS

The Eleven-Year Summary on pages 34 and 35 documents Nordson's historical financial trends. Over this period, the world's economic conditions fluctuated significantly. Nordson's solid performance is attributed to the Company's participation in diverse geographic and industrial markets and its long-term commitment to develop and provide quality products and worldwide service to meet customers' changing needs.

YEAR 2000 READINESS

Many computerized systems use only two digits, rather than four, to record the year in a date field. These systems may recognize the year 2000 as the year 1900 or some other date, causing systems to process incorrect data or simply shut down. Nordson is addressing this issue for its information systems, equipment (with embedded microprocessors), facilities, products, suppliers and vendors. Nordson's plan to resolve the Year 2000 issue involves the following four phases: assessment, remediation, testing and implementation.

     As of November 1, 1998, the assessment phase has been completed. The results of the assessment indicated that most of the Company's significant information systems could be affected, including order-entry, manufacturing, distribution, invoicing and collection systems. The assessment phase also revealed that equipment and facilities used in operations are at risk. Based on a review of its product lines, Nordson has determined that only a few of the products it has sold and will continue to sell will require remediation to be Year 2000 ready. Efforts and costs associated with the remediation of these products are immaterial and will be addressed on an individual basis prior to the end of 1999. The Company has also gathered information regarding the Year 2000 readiness status of its major suppliers and customers and continues to monitor their readiness.

     For exposures of its information technology systems, Nordson is 70 percent complete on the remediation phase and expects to have all mission-critical systems modified for Year 2000 readiness by April 1999. Nordson has tested 70 percent and implemented 60 percent of its remediated information systems. The Company expects the testing phase for all mission-critical systems to be completed by June 1999 and these systems to be implemented by July 1999.

     Remediation of Nordson's operating equipment is 100 percent complete for telecommunications equipment and 70 percent complete for other operating equipment, mainly the internal computer networks. The Company expects that the remaining operating equipment will be remediated by April 1999. The anticipated completion for testing and implementation of remediated operating equipment is June 1999.

     Nordson has made inquiries of its major suppliers as to the status of their Year 2000 readiness and will be conducting site visits of the largest ones in early 1999. To date, Nordson is not aware of any third parties with a Year 2000 issue that would materially impact the Company's results of operations, liquidity or capital. However, the Company has no means of ensuring that third parties doing business with Nordson will be Year 2000 ready.

     Nordson will utilize both internal and external resources to reprogram or replace, test and implement the software and operating equipment for Year 2000 readiness. The total cost of the Company's Year 2000 readiness program is estimated at $6.0 million and is being funded through operating cash flows. Remaining readiness program costs are approximately $3.2 million of which $1.8 will be expensed through 1999 and the balance capitalized for the purchases of Year 2000-ready personal computers and workstations.

     Nordson believes that the steps referred to above will minimize its business risk related to the Year 2000. In the event that the Company makes no further progress on its Year 2000 readiness program, the Company would be unable to manufacture and ship products, invoice customers and collect payments. However, based on the Company's plans and the rate of progress to date, management believes that at worst, the Company would experience a minor temporary lapse in customer service. The Company has contingency plans for critical applications which include manual workarounds and staffing adjustments. For a listing of risks associated with the Year 2000, refer to the "Safe Harbor Statements Under the Private Securities Litigation Reform Act of 1995" disclosure that follows.

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

     In the case of Year 2000 readiness issues, factors that could cause the Company's actual results to differ materially from the expected results are: the availability and retention of internal and external resources dedicated to the Company's Year 2000 readiness program; delayed or unsuccessful completion of planned activities of the Company; and delayed, unsuccessful or incompatible Year 2000 readiness programs of third parties on which the Company relies.