Form 10-K405, Exhibit 13
period 1998-11-01
NORDSON CORP
filed 1999-01-29
CIK 72331

                                                                    Exhibit 13-b

CONSOLIDATED STATEMENT OF INCOME

YEARS ENDED NOVEMBER 1, 1998, NOVEMBER 2, 1997
AND NOVEMBER 3, 1996                                                                1998              1997             1996
===========================================================================================================================
(In thousands except for per share amounts)

SALES                                                                           $660,900          $636,710         $609,444

OPERATING COSTS AND EXPENSES:
   Cost of sales                                                                 303,671           276,425          255,095
   Selling and administrative expenses                                           286,120           286,226          270,088
   Acquired research and development                                              14,300                --               --
   Other non-recurring charges                                                    11,738                --               --
---------------------------------------------------------------------------------------------------------------------------
                                                                                 615,829           562,651          525,183
---------------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                                                  45,071            74,059           84,261

Other income (expense):
   Interest expense                                                               (9,647)           (7,763)          (5,955)
   Interest and investment income                                                    658               638              910
   Other - net                                                                     2,845             4,811            1,845
---------------------------------------------------------------------------------------------------------------------------
                                                                                  (6,144)           (2,314)          (3,200)
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                        38,927            71,745           81,061

Income taxes:
   Current                                                                        21,219            21,548           29,561
   Deferred                                                                       (3,117)              230           (1,571)
---------------------------------------------------------------------------------------------------------------------------
                                                                                  18,102            21,778           27,990
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                      $ 20,825          $ 49,967         $ 53,071
===========================================================================================================================

COMMON SHARES                                                                     16,542            17,276           17,869

Incremental common shares attributable to
outstanding stock options, nonvested stock, and
deferred stock-based compensation                                                    119               277              335
---------------------------------------------------------------------------------------------------------------------------
COMMON SHARES AND COMMON SHARE EQUIVALENTS                                        16,661            17,553           18,204
===========================================================================================================================

BASIC EARNINGS PER SHARE                                                           $1.26             $2.89            $2.97
DILUTED EARNINGS PER SHARE                                                         $1.25             $2.85            $2.92
===========================================================================================================================
The accompanying notes are an integral part of the consolidated financial statements.