Form 10-K405, Exhibit 13
period 1998-11-01
NORDSON CORP
filed 1999-01-29
CIK 72331

                                                                    Exhibit 13-c

CONSOLIDATED BALANCE SHEET


NOVEMBER 1, 1998 AND NOVEMBER 2, 1997                                                                 1998             1997
============================================================================================================================
(In thousands)

ASSETS
Current assets:
   Cash and cash equivalents                                                                      $  6,820         $  1,517
   Marketable securities                                                                                30              200
   Receivables                                                                                     165,286          163,692
   Inventories                                                                                     124,352          122,084
   Deferred income taxes                                                                            24,336           23,263
   Prepaid expenses                                                                                  7,652            8,059
---------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                                                                         328,476          318,815

Property, plant and equipment - net                                                                101,183          101,667
Intangible assets - net                                                                             84,345           60,378
Deferred income taxes                                                                               13,220           12,014
Other assets                                                                                        11,720           10,122
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  $538,944         $502,996
============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                                  $ 93,851         $ 74,500
   Accounts payable                                                                                 33,753           37,699
   Income taxes payable                                                                              4,541            1,406
   Accrued liabilities                                                                              53,679           54,172
   Customer advance payments                                                                        16,662            5,711
   Current maturities of long-term debt                                                                862            2,597
   Current obligations under capital leases                                                          3,734            3,578
---------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                                                                    207,082          179,663

Long-term debt                                                                                      66,564           62,697
Obligations under capital leases                                                                     3,880            3,805
Pension and retirement obligations                                                                  44,196           33,471
Other liabilities                                                                                    2,447            2,815

Shareholders' equity:
   Preferred shares, no par value; 10,000,000 shares authorized; none issued                            --               --
   Common shares, no par value; 80,000,000 shares authorized;
      24,506,000 shares issued                                                                      12,253           12,253
   Capital in excess of stated value                                                                92,030           75,899
   Cumulative translation adjustments                                                               (4,792)            (977)
   Retained earnings                                                                               423,887          417,589
   Common shares in treasury, at cost                                                             (308,368)        (283,816)
   Deferred stock-based compensation                                                                  (235)            (403)
---------------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                                   214,775          220,545
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  $538,944         $502,996
============================================================================================================================
The accompanying notes are an integral part of the consolidated financial statements.