Form 10-K405, Exhibit 13
period 1998-11-01
NORDSON CORP
filed 1999-01-29
CIK 72331

                                                                    Exhibit 13-d

CONSOLIDATED STATEMENT OF CASH FLOWS

YEARS ENDED NOVEMBER 1, 1998, NOVEMBER 2, 1997
AND NOVEMBER 3, 1996                                                                1998              1997             1996
============================================================================================================================
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                   $ 20,825          $ 49,967         $ 53,071
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Non-recurring charges                                                    32,960                --               --
         Depreciation                                                             18,414            20,144           19,224
         Amortization                                                              6,589             5,163            4,298
         Provision for losses on receivables                                       1,022             1,267            1,782
         Deferred income taxes                                                    (1,152)             (613)          (2,181)
         Other                                                                     1,718             5,560              826
         Changes in operating assets and liabilities:
            Receivables                                                              598           (15,129)         (13,495)
            Inventories                                                           (5,210)           (8,896)          (6,346)
            Other current assets                                                   2,155            (1,491)            (578)
            Other non-current assets                                              (3,842)           (2,337)          (5,589)
            Accounts payable                                                      (5,534)            3,719            5,251
            Income taxes payable                                                   1,204            (8,840)          (2,553)
            Accrued liabilities                                                   (5,720)            4,193           (6,665)
            Customer advance payments                                              2,183              (126)            (546)
            Other non-current liabilities                                          3,984              (334)           7,106
---------------------------------------------------------------------------------------------------------------------------
      Net Cash Provided By Operating Activities                                   70,194            52,247           53,605

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant and equipment                                    (15,436)          (15,939)         (23,399)
   Proceeds from sale of property, plant and equipment                               441               928               33
   Acquisition of businesses                                                     (37,021)             (993)         (39,114)
   Purchases of marketable securities                                                 --                --             (100)
   Proceeds from sales or maturities of marketable securities                        170               110            1,015
---------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                      (51,846)          (15,894)         (61,565)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from (repayment of) short-term borrowing                          18,921           (20,392)          55,731
   Proceeds from long-term debt                                                    5,000            50,000            8,520
   Repayment of long-term debt                                                    (8,245)           (1,625)          (6,204)
   Repayment of capital lease obligations                                         (5,320)           (4,068)          (3,859)
   Issuance of common shares                                                      21,431             6,993            2,106
   Purchase of treasury shares                                                   (29,987)          (59,854)         (25,794)
   Dividends paid                                                                (14,527)          (13,814)         (12,858)
---------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                        (12,727)          (42,760)          17,642

   Effect of exchange rate changes on cash                                          (318)           (1,297)            (820)
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   5,303            (7,704)           8,862
   Cash and cash equivalents at beginning of year                                  1,517             9,221              359
---------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                                     $  6,820          $  1,517         $  9,221
============================================================================================================================
The accompanying notes are an integral part of the consolidated financial statements.