Form 10-K405, Exhibit 13
period 1998-11-01
NORDSON CORP
filed 1999-01-29
CIK 72331

                                                                    Exhibit 13-e

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY





                                                                                            COMMON SHARES
                                                  CAPITAL IN   CUMULATIVE                    IN TREASURY          DEFERRED
YEARS ENDED NOVEMBER 1, 1998,          COMMON      EXCESS OF   TRANSLATION  RETAINED     ------------------      STOCK-BASED
NOVEMBER 2, 1997 AND NOVEMBER 3, 1996  SHARES    STATED VALUE  ADJUSTMENTS  EARNINGS     SHARES      AMOUNT     COMPENSATION
=============================================================================================================================
(In thousands)
BALANCE AT OCTOBER 29, 1995             $12,253     $60,142      $10,944     $341,223     6,500     $(192,099)      $(1,133)

   Shares issued under
      company stock and
      employee benefit plans                          3,854                                (145)          817          (242)
   Amortization of deferred
      stock-based compensation                                                                                          993
   Purchase of treasury shares                                                              517       (28,116)
   Translation adjustments                                        (3,552)
   Net income                                                                  53,071
   Dividends - $.72 per share                                                 (12,858)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 3, 1996              12,253      63,996        7,392      381,436     6,872      (219,398)         (382)

   Shares issued under
      company stock and
      employee benefit plans                         11,903                                (387)        2,527          (346)
   Amortization of deferred
      stock-based compensation                                                                                          325
   Purchase of treasury shares                                                            1,182       (66,945)
   Translation adjustments                                        (8,369)
   Net income                                                                  49,967
   Dividends - $.80 per share                                                 (13,814)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 2, 1997              12,253      75,899         (977)     417,589     7,667      (283,816)         (403)

   Shares issued for acquisition
      of new business and under
      company stock and employee
      benefit plans                                  16,131                                (570)        8,058          (135)
   Amortization of deferred
      stock-based compensation                                                                                          303
   Purchase of treasury shares                                                              669       (32,610)
   Translation adjustments                                        (3,815)
   Net income                                                                  20,825
   Dividends - $.88 per share                                                 (14,527)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 1, 1998             $12,253     $92,030     $ (4,792)    $423,887     7,766     $(308,368)      $  (235)
=============================================================================================================================
The accompanying notes are an integral part of the consolidated financial statements.