Form 10-K405, Exhibit 13
period 1998-11-01
NORDSON CORP
filed 1999-01-29
CIK 72331

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

FISCAL YEAR -- The fiscal year for the Company's domestic operations ends on the Sunday closest to October 31 and, in 1998, 1997 and 1996, contained 52, 52 and 53 weeks, respectively. To facilitate reporting of consolidated accounts, the fiscal year for the Company's international operations ends on September 30.

REVENUE RECOGNITION -- Revenues are recognized when customer orders are complete and shipped. Accruals for the cost of product warranties are maintained for anticipated future claims.

ADVERTISING COSTS -- Advertising costs are expensed as incurred and amounted to $5,669,000 in 1998 ($6,410,000 in 1997 and $5,507,000 in 1996).

RESEARCH AND DEVELOPMENT -- Research and development costs are charged to expense as incurred and amounted to $42,640,000 in 1998 ($29,812,000 in 1997 and $30,471,000 in 1996). The 1998 amount includes
$14,300,000 of acquired research and development.

EARNINGS PER SHARE -- Basic earnings per share are computed based on the weighted average number of common shares outstanding during each year, while diluted earnings per share are based on the weighted average number of common shares and common share equivalents outstanding. Common share equivalents consist of shares issuable upon exercise of the Company's stock options, computed using the treasury stock method, as well as nonvested stock and deferred stock-based compensation.

CASH AND CASH EQUIVALENTS -- Highly liquid instruments with a maturity of 90 days or less at date of purchase are considered to be cash equivalents. Cash and cash equivalents are carried at cost.

MARKETABLE SECURITIES -- Marketable securities consist primarily of municipal and other short-term notes with maturities greater than 90 days at date of purchase. At November 1, 1998, all contractual maturities were within one year. The Company's marketable securities are classified as available for sale and recorded at quoted market prices which approximate cost.

INVENTORIES -- Inventories are valued at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for 43 percent of consolidated inventories at November 1, 1998 (47 percent at November 2, 1997). The first-in, first-out (FIFO) method is used for all other inventories. Consolidated inventories would have been $8,579,000 and $9,373,000 higher than reported at November 1, 1998 and November 2, 1997, respectively, had the Company used the FIFO method, which approximates current cost, for valuation of all inventories.

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

PRESENTATION -- Certain 1997 and 1996 amounts have been reclassified to conform with the 1998 presentation.

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

The Company also adopted FASB Statement No. 123, "Accounting for Stock-Based Compensation" in 1997. This statement allows accounting for employee stock options under either the fair value or the intrinsic value method. The Company elected to continue using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

In 1998, the Company adopted FASB Statement No. 128, "Earnings Per Share." Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and where necessary restated to conform to Statement 128 requirements.

The FASB has issued the following statements which the Company has not yet adopted: Statement No. 130, "Reporting Comprehensive Income" (FAS 130); Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" (FAS 131); Statement No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" (FAS 132); and Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 130 establishes standards for reporting comprehensive income, FAS 131 requires reporting certain information about operating segments, FAS 132 revises employers' disclosures about pension and other postretirement benefit plans, and FAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The Company must adopt FAS 130, FAS 131 and FAS 132 for fiscal year 1999, and FAS 133 no later than fiscal year 2000. These statements are not expected to have a material effect on the financial statements.

NOTE 3 -- NON-RECURRING CHARGES

During 1998, Nordson recognized non-recurring pre-tax charges of $33.0 million ($26.6 million on an after-tax basis or $1.60 per share). The charges consist of $14.3 million for the portion of the purchase price paid for J&M Laboratories, Inc. attributable to in-process research and development, $9.8 million for an early retirement program, involuntary severances and fixed-asset write-downs, $6.9 million related to inventory valuations, and $2.0 million for costs associated with the consolidation of European operations. Amounts related to inventories were charged to cost of sales. The remainder of the charges was recorded below selling and administrative expenses in the Consolidated Statement of Income.

NOTE 4 -- RETIREMENT, PENSION AND OTHER
POSTRETIREMENT PLANS

RETIREMENT PLANS -- The parent company and certain subsidiaries have funded contributory retirement plans covering certain employees. The Company's contributions are primarily determined by the terms of the plans subject to the limitation that they shall not exceed the amounts deductible for income tax purposes. The Company also sponsors an unfunded contributory supplemental retirement plan for certain employees. Generally, benefits under these plans vest gradually over a period of approximately five years from date of employment, and are based on the employee's contribution. The expense applicable to retirement plans for 1998, 1997 and 1996 was approximately $4,446,000, $2,489,000 and $2,726,000, respectively.

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

Net pension cost for the Company's significant plans consists of the following components:

                                            1998          1997          1996
================================================================================
                                                    (In thousands)
Service cost - benefits
  earned during period                    $ 3,473       $  4,294        $ 3,619
Interest cost on projected
  benefit obligations                       5,407          5,381          5,173
Actual return on assets                    (5,814)       (10,306)        (7,270)
Net amortization and
  deferral                                    579          8,898          2,940
-------------------------------------------------------------------------------

Net periodic pension cost                   3,645          8,267          4,462
Termination benefit cost                    7,040             --             --
-------------------------------------------------------------------------------
Total expense                             $10,685       $  8,267        $ 4,462
================================================================================

The following tables set forth the plans' funded status and amounts recognized in the Company's balance sheet for its significant pension plans:

                                                    ASSETS       ACCUMULATED
                                                     EXCEED        BENEFITS
                                                  ACCUMULATED      EXCEED
                                                    BENEFITS       ASSETS
============================================================================
                                                        (In thousands)
1998:
  Actuarial present value of obligations:
   Vested benefit obligations                        $  7,951     $ 65,649
============================================================================
   Accumulated benefit obligations                   $  8,658     $ 74,405
============================================================================
   Projected benefit obligations                     $  8,658     $ 86,555
  Plan assets at fair value                             9,974       61,777
----------------------------------------------------------------------------
  Excess (deficiency) of assets over
   projected benefit obligations                        1,316      (24,778)
  Unrecognized prior service costs                        941          (83)
  Unrecognized net gain                                (1,465)        (940)
  Unrecognized net transition asset                        --         (174)
  Additional minimum liability                             --         (280)
----------------------------------------------------------------------------
  Prepaid (accrued) pension costs                    $    792     $(26,255)
============================================================================

1997:
  Actuarial present value of obligations:
   Vested benefit obligations                        $ 41,648     $  6,985
============================================================================
   Accumulated benefit obligations                   $ 44,213     $ 11,799
============================================================================
   Projected benefit obligations                     $ 55,764     $ 17,938
  Plan assets at fair value                            63,957        3,631
----------------------------------------------------------------------------
  Excess (deficiency) of assets over
   projected benefit obligations                        8,193      (14,307)
  Unrecognized prior service costs                       (171)       1,112
  Unrecognized net (gain) loss                        (14,160)       3,966
  Unrecognized net transition
   (asset) obligation                                    (842)         134
----------------------------------------------------------------------------
  Accrued pension costs                              $ (6,980)    $ (9,095)
============================================================================

Plans for which accumulated benefit obligations exceeded plan assets consist of the unfunded supplemental plan, certain international plans which are partially unfunded by local practice, and in 1998, the domestic salaried plan. The current year status of the domestic salaried plan is attributable to a change in the discount rate along with termination benefits associated with the early retirement program.

The actuarial present value of projected benefit obligations at the end of 1998 and 1997 was determined using a weighted average discount rate of 6.9 and 7.6 percent, respectively, and a rate of increase in future compensation levels of
4.0 and 4.7 percent, respectively. Plan assets consist primarily of stocks and bonds. The expected long-term rate of return on plan assets was 8.0 percent for 1998, 1997 and 1996.

POSTRETIREMENT BENEFIT PLAN -- The parent company has an unfunded postretirement benefit plan covering substantially all employees. The plan provides medical and life insurance benefits. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance.

Net postretirement benefit cost includes the following components:

                                                1998          1997         1996
================================================================================
                                                          (In thousands)
Service cost - benefits
  earned during period                          $  379       $  383       $  378
Interest cost on accumulated
  benefit obligations                              882          810          741
--------------------------------------------------------------------------------

Net periodic
  postretirement
  benefit cost                                   1,261        1,193        1,119
Termination benefit cost                           756           --           --
--------------------------------------------------------------------------------

Total expense                                   $2,017       $1,193       $1,119
================================================================================


The following table sets forth the amount recognized in the Company's balance sheet for its postretirement benefit plan:

                                                            1998         1997
================================================================================
                                                              (In thousands)
Accumulated postretirement benefit obligation:
   Retirees                                                $ 4,828       $ 3,193
   Fully eligible active plan
     participants                                            3,497         2,742
   Other active plan participants                            6,207         4,867
--------------------------------------------------------------------------------

                                                            14,532        10,802
Unrecognized net gain (loss)                                (1,666)          357
--------------------------------------------------------------------------------
Accrued postretirement benefit costs                       $12,866       $11,159
================================================================================

The discount rate used in determining the accumulated post-retirement benefit obligation at the end of 1998 and 1997 was 7.0 and 8.0 percent, respectively. The annual rate of increase in the per capita cost of covered benefits (the health care cost trend rate) was assumed to be 7.0 percent for 1999, decreasing gradually to 5.0 percent for 2002 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the net periodic postretirement benefit cost for 1998 by $211,000 and the accumulated postretirement benefit obligation as of November 1, 1998 by $1,996,000.

NOTE 5 -- INCOME TAXES

Income tax expense includes the following:

                            1998          1997         1996
=============================================================
                                    (In thousands)
Current:
  U.S. federal            $ 8,444      $ 8,319      $12,032
  State and local             844          570        3,094
  Foreign                  11,931       12,659       14,435
-------------------------------------------------------------
   Total current           21,219       21,548       29,561

Deferred:
  U.S. federal             (1,793)        (603)      (1,015)
  State and local            (577)         198           18
  Foreign                    (747)         635         (574)
-------------------------------------------------------------
   Total deferred          (3,117)         230       (1,571)
-------------------------------------------------------------
                          $18,102      $21,778      $27,990
=============================================================

The reconciliation of the United States statutory federal income tax rate to the worldwide consolidated effective tax rate follows:

                            1998          1997         1996
=============================================================

Statutory federal
  income tax rate            35.0%        35.0%        35.0%
Acquired research and
  development with no
  tax benefit                12.5           --           --
Foreign Sales Corporation
  exemption                  (4.4)        (3.8)        (3.7)
Foreign tax rate variances,
  net of foreign tax credits  3.9          1.4           .8
State and local taxes, net
  of federal income tax
  benefit                     (.2)          .9          2.4
Benefits related to
  prior years                  --         (2.6)          --
Other - net                   (.3)         (.5)          --
-------------------------------------------------------------
Effective tax rate           46.5%        30.4%        34.5%
=============================================================

Earnings before income taxes of international operations were $23,209,000, $28,891,000 and $30,332,000 in 1998, 1997 and 1996, respectively. Deferred income taxes are not provided on undistributed earnings of international subsidiaries which are intended to be permanently invested in those operations. These undistributed earnings aggregated approximately $39,179,000 and $43,034,000 at November 1, 1998 and November 2, 1997, respectively. Should these earnings be distributed, applicable foreign tax credits would substantially offset U.S. taxes due upon the distribution.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                            1998         1997
================================================================================
                                                              (In thousands)
Deferred tax assets:
  Sales to international subsidiaries and
   related consolidation adjustments                       $16,805       $18,343
  Employee benefits                                         13,659        11,285
  Other accruals not currently deductible
   for taxes                                                 7,226         5,685
  Inventory adjustments                                      2,299           576
  Translation of foreign currency
   accounts                                                  1,398         2,389
  Other - net                                                  699         1,999
--------------------------------------------------------------------------------
   Total deferred tax assets                                42,086        40,277
Deferred tax liabilities:
  Depreciation                                               3,420         4,065
  Other - net                                                1,110           935
--------------------------------------------------------------------------------
   Total deferred tax liabilities                            4,530         5,000
--------------------------------------------------------------------------------

  Net deferred tax assets                                  $37,556       $35,277
================================================================================

NOTE 6 -- INCENTIVE COMPENSATION PLAN

The Company has an incentive compensation plan for executive officers. Participants in the plan and payments under the plan are approved by a committee appointed by the Board of Directors. Members of the committee are directors and are not active officers of the Company. Amounts paid under the plan are based on a percentage of the base salary of each participant. Compensation expense attributable to the plan was $1,528,000 in 1998 ($1,203,000 in 1997 and $2,320,000 in 1996).

NOTE 7 -- ACQUISITIONS

Business acquisitions have been accounted for as purchases, with the acquired assets and liabilities recorded at their estimated fair value at the dates of acquisition. The cost in excess of the net assets of the business acquired is included in intangible assets.

In September 1998, the Company acquired a manufacturer of melt-blowing systems used to produce synthetic nonwoven fabrics, and adhesive dispensing equipment used for nonwoven products. In October 1997, the Company acquired a provider of ultraviolet- curing equipment to the container industry. The cost of acquisitions amounted to $39,543,000 in 1998 and $1,240,000 in 1997. Operating results of these acquisitions are included in the consolidated statement of income from the respective dates of acquisition. Assuming the acquisitions had taken place at the beginning of 1998 and 1997, pro forma results for 1998 and 1997, respectively, would not be materially different.

NOTE 8 -- DETAILS OF BALANCE SHEET

                                                        1998           1997
===============================================================================
                                                          (In thousands)
Receivables:
  Accounts                                           $ 146,368        $ 144,652
  Notes                                                 17,173           16,458
  Other                                                  4,731            5,543
-------------------------------------------------------------------------------
                                                       168,272          166,653
  Allowance for doubtful accounts                       (2,986)          (2,961)
-------------------------------------------------------------------------------
                                                     $ 165,286        $ 163,692
===============================================================================

Inventories:
  Finished goods                                     $  40,411        $  51,639
  Work-in-process                                       24,914           12,056
  Raw materials and finished parts                      59,027           58,389
-------------------------------------------------------------------------------
                                                     $ 124,352        $ 122,084
===============================================================================

Property, plant and equipment:
  Land                                               $   3,282        $   3,267
  Land improvements                                      2,781            2,738
  Buildings                                             63,752           60,505
  Machinery and equipment                              130,106          118,630
  Construction-in-progress                              10,016           11,640
  Leased property under
   capitalized leases                                   14,098           13,350
-------------------------------------------------------------------------------

                                                       224,035          210,130
  Accumulated depreciation
   and amortization                                   (122,852)        (108,463)
-------------------------------------------------------------------------------

                                                     $ 101,183        $ 101,667
===============================================================================

Intangible assets:
  Costs in excess of net assets of
   acquired businesses                               $ 105,515        $  78,717
  Other                                                  5,695            5,393
-------------------------------------------------------------------------------
                                                       111,210           84,110
  Accumulated amortization                             (26,865)         (23,732)
-------------------------------------------------------------------------------
                                                     $  84,345        $  60,378
===============================================================================

Accrued liabilities:
  Salaries and other compensation                    $  23,496        $  25,297
  Pension and retirement                                 4,151            4,103
  Taxes other than income taxes                          4,314            4,581
  Other                                                 21,718           20,191
-------------------------------------------------------------------------------
                                                     $  53,679        $  54,172
===============================================================================


Note 9 -- LEASES

The Company has lease commitments expiring at various dates, principally for manufacturing, warehouse and office space, automobiles and office equipment. Most leases contain renewal options and some contain purchase options.

The Company is a partner in two unconsolidated general partnerships which own office and manufacturing facilities. The Company has operating leases for these facilities. The leases have initial terms expiring in 2010 and 2016, renewal options and options to purchase the properties at fair market value. Future annual minimum lease payments range from $1,133,000 to $1,697,000 and approximate market rates.

Rent expense for all operating leases was approximately $8,664,000 in 1998, $8,578,000 in 1997 and $10,786,000 in 1996.

Assets held under capitalized leases and included in property, plant and equipment are as follows:

                                                       1998              1997
===============================================================================
                                                          (In thousands)
Transportation equipment                              $12,265           $12,289
Other                                                   1,833             1,061
-------------------------------------------------------------------------------
Total capitalized leases                               14,098            13,350
Accumulated amortization                               (6,283)           (5,967)
-------------------------------------------------------------------------------
  Net capitalized leases                              $ 7,815           $ 7,383
===============================================================================

At November 1, 1998, future minimum lease payments under non-cancelable capitalized and operating leases are as follows:

                                      CAPITALIZED  OPERATING
                                         LEASES     LEASES

==============================================================
                                             (In thousands)
Fiscal Year Ending:
  1999                                 $ 4,903      $ 7,906
  2000                                   3,319        5,735
  2001                                   1,454        4,724
  2002                                     318        4,127
  2003                                      26        3,821
Later years                                 --       23,029
--------------------------------------------------------------
Total minimum lease payments            10,020      $49,342
                                                    =======
Less amount representing
  executory costs                        1,145
----------------------------------------------

Net minimum lease payments               8,875
Less amount representing interest        1,261
----------------------------------------------
Present value of net minimum
  lease payments                         7,614
Less current portion                     3,734
----------------------------------------------
Long-term obligations at
  November 1, 1998                     $ 3,880
==============================================

NOTE 10 -- NOTES PAYABLE

Bank lines of credit and notes payable are summarized as follows:

                                          1998         1997
============================================================
                                             (In thousands)
Available bank lines of credit:
  Domestic banks                      $324,300     $159,300
  Foreign banks                         95,353       84,768
-----------------------------------------------------------
   Total                              $419,653     $244,068
============================================================

Notes payable:
  Domestic bank debt                  $ 52,300     $ 45,875
  Foreign bank debt                     36,551       28,615
  Other                                  5,000           10
-----------------------------------------------------------
   Total                              $ 93,851     $ 74,500
============================================================

Weighted average interest rate
  on notes payable                         4.3%         4.8%
Unused bank lines of credit           $330,802     $169,578
============================================================

Lines of credit obtained by the Company can generally be withdrawn at the option of the banks and do not require material compensating balances or commitment fees. Amounts due to foreign banks are payable primarily in Japanese yen, German marks, French francs and Italian lira. In 1998 other notes payable include a promissory note issued in connection with a business acquisition.

NOTE 11 -- LONG-TERM DEBT

The long-term debt of the Company is as follows:

                                                             1998         1997
================================================================================
                                                              (In thousands)
Senior notes                                               $50,000       $50,000
Industrial revenue bonds--
  Gwinnett County, Georgia                                   6,000         6,000
Industrial revenue bonds--
  City of Westlake, Ohio                                     3,400         4,250
Acquisition financing notes                                  6,562         3,010
Leasehold improvements financing note                        1,464         1,662
Other                                                           --           372
--------------------------------------------------------------------------------
                                                            67,426        65,294
Less current maturities                                        862         2,597
--------------------------------------------------------------------------------
   Total                                                   $66,564       $62,697
================================================================================

SENIOR NOTES -- The proceeds from these notes were used to reduce short-term debt. These notes are payable in one installment in 2007. Interest, payable at a fixed rate of 6.78 percent, was converted to a variable rate through an interest rate swap. The variable rate is reset semi-annually and was 6.02 percent at November 1, 1998.

INDUSTRIAL REVENUE BONDS -- GWINNETT COUNTY, GEORGIA -- These bonds were issued in connection with the acquisition and renovation of the Norcross Manufacturing Facility in Gwinnett County, Georgia. These bonds are due in annual installments of $600,000, beginning in 2000 and extending through 2009, with interest payable quarterly. The tax-free interest rate varies weekly and was 3.20 percent at November 1, 1998. The bonds are secured by a $6,300,000 standby letter of credit.

INDUSTRIAL REVENUE BONDS -- CITY OF WESTLAKE, OHIO -- These bonds were issued in connection with the construction of the Company's world headquarters in Westlake, Ohio. The bonds are due in annual installments of $850,000 extending through 2002 with interest payable quarterly. The tax-free interest rate varies weekly and was 3.25 percent at November 1, 1998. The bonds are secured by a $3,545,000 standby letter of credit.

ACQUISITION FINANCING NOTES -- These unsecured notes were issued in connection with recent business acquisitions. They have various maturities through 2001. Interest is payable at variable rates with a weighted-average rate of 5.56 percent at November 1, 1998.

LEASEHOLD IMPROVEMENTS FINANCING NOTE -- This note partially funded the leasehold improvements for a new sales and demonstration facility in Japan. The principal balance is Japanese (Y)200 million and is payable in one installment in 2006. Interest, payable at a fixed rate of 3.10 percent, was converted to a variable rate through an interest rate swap. The variable rate is reset semi-annually and was .23 percent at November 1, 1998.

ANNUAL MATURITIES -- The annual maturities of long-term debt for the five years subsequent to November 1, 1998 are as follows: $862,000 in 1999, $6,450,000 in 2000, $3,000,000 in 2001, $1,450,000 in 2002, and $600,000 in 2003.

NOTE 12 -- FINANCIAL INSTRUMENTS

The carrying amounts and fair values of the Company's financial instruments, other than receivables and accounts payable, are as follows:

                                        CARRYING     FAIR
                                         AMOUNT      VALUE
=============================================================
                                           (In thousands)

1998:
  Cash and cash equivalents           $  6,820     $  6,820
  Marketable securities                     30           30
  Notes payable                        (93,851)     (93,851)
  Long-term debt                       (67,426)     (67,155)
  Forward exchange contracts              (705)        (768)
  Interest rate swaps                       --        2,982
=============================================================

1997:
  Cash and cash equivalents           $  1,517     $  1,517
  Marketable securities                    200          200
  Notes payable                        (74,500)     (74,500)
  Long-term debt                       (65,294)     (64,365)
  Forward exchange contracts               181           97
  Interest rate swap                        --          544
=============================================================


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

The carrying amount of these forward contracts is included in receivables at the differential between the contract rates and the spot rates. Gains and losses from foreign currency forward contracts are included in other income/expense. The contracts require the Company to buy or sell foreign currencies, usually in exchange for U.S. dollars. The following table summarizes, by currency, the contractual amounts of the Company's forward exchange contracts at November 1, 1998:

                                         SELL         BUY
============================================================
                                         (In thousands)
Contract amount:
  German marks                         $15,207      $ 4,611
  Japanese yen                          15,759        5,084
  Pound sterling                        12,519        2,553
  French francs                          6,366           --
  Italian lira                           4,313          870
  Other                                 11,317        7,543
------------------------------------------------------------
   Total                               $65,481      $20,661
============================================================

To manage interest rate exposure on outstanding balances of long-term debt, the Company enters into interest rate swaps under which it receives a fixed rate and pays a variable rate. No carrying value is assigned to these swaps. Net amounts to be paid or received under these agreements are recognized as adjustments to interest expense. A swap on Japanese (Y)200 million of underlying principal expires in 2006. A swap on $50 million of underlying principal expires in 2004 and at the option of the counterparty can be extended to 2007.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. The Company invests in securities with strong credit ratings and uses major banks throughout the world for cash deposits, forward exchange contracts and interest rate swaps. The Company's customers represent a wide variety of industries and geographic regions. As of November 1, 1998, there were no significant concentrations of credit risk.

NOTE 13 -- CAPITAL SHARES

PREFERRED -- The Company has authorized 10,000,000 Series A convertible preferred shares without par value. No preferred shares were outstanding in 1998, 1997 or 1996.

COMMON -- The Company has 80,000,000 authorized common shares without par value. In March 1992, the shareholders adopted an amendment to the Company's articles of incorporation which, when filed with the State of Ohio, would increase the number of authorized common shares to 160,000,000. During 1998, 1997 and 1996, there were 24,506,000 common shares issued. At November 1, 1998 and November 2, 1997, the number of outstanding common shares, net of treasury shares, was 16,740,000 and 16,839,000, respectively. Treasury shares are reissued using the first-in, first-out method.

NOTE 14 -- COMPANY STOCK PLANS

LONG-TERM PERFORMANCE PLAN -- The Company's long-term performance plan, adopted in 1993, provides for the granting of stock options, stock appreciation rights, restricted stock, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives. The number of common shares available for grant of awards is 3.0 percent of the number of common shares outstanding as of the first day of each fiscal year, plus up to an additional
0.5 percent, consisting of shares available, but not granted, in prior years. At the beginning of fiscal 1999, there were 541,000 shares available for grant in 1999.

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

Summarized transactions are as follows:

                                                   WEIGHTED
                                                   AVERAGE
                                                   EXERCISE
                                     NUMBER OF       PRICE
                                      OPTIONS      PER SHARE
=============================================================
Outstanding at October 29, 1995      1,864,086       $40.91
Granted                                420,875       $56.18
Exercised                             (112,655)      $25.56
Forfeited                              (33,558)      $53.54
------------------------------------------------------------
Outstanding at November 3, 1996      2,138,748       $44.52
Granted                                438,246       $56.78
Exercised                             (353,275)      $25.32
Forfeited                              (47,408)      $57.20
------------------------------------------------------------
Outstanding at November 2, 1997      2,176,311       $49.83
Granted                                546,827       $48.80
Exercised                             (142,636)      $26.25
Forfeited                             (122,281)      $54.02
------------------------------------------------------------
Outstanding at November 1, 1998      2,458,221       $50.76
=============================================================
Exercisable at November 1, 1998      1,372,535       $48.93
=============================================================

Summarized information on currently outstanding options follows:

                                             RANGE OF EXERCISE PRICE
                                      $19 - $34       $34 - $49      $49 - $64
=================================================================================
Number outstanding                        165,041         344,448       1,948,732
Weighted-average remaining
  contractual life, in years                  1.6             3.7             7.4
Weighted-average
  exercise price                           $22.16          $44.91          $54.22
---------------------------------------------------------------------------------

Number exercisable                        165,041         344,448         863,046
Weighted-average
  exercise price                           $22.16          $44.91          $55.65
=================================================================================

Pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for employee stock options granted since 1996 under the fair value method. Under this method, the estimated fair value of the options is amortized to expense over the options' vesting period. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 4.87 percent to 6.44 percent, dividend yield of 1.25 percent, expected volatility of .22, and an expected life of 6-1/2 years.

Pro forma information follows:

                                          1998         1997
============================================================
                 (In thousands except for per share amounts)
Net income:
  As reported                          $20,825      $49,967
  Pro forma                            $18,335      $47,789
Diluted earnings per share:
  As reported                          $  1.25      $  2.85
  Pro forma                            $  1.10      $  2.72
Weighted-average fair value of options
  granted during the year              $ 14.98      $ 18.49
============================================================

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

STOCK APPRECIATION RIGHTS -- The Company may grant stock appreciation rights to employees. A stock appreciation right provides for a payment equal to the excess of the fair market value of a common share when the right is exercised, over its value when the right was granted. There were no stock appreciation rights outstanding during 1998, 1997 and 1996.

Limited stock appreciation rights that become exercisable upon the occurrence of events which involve or may result in a change of control of the Company have been granted with respect to 2,458,000 shares.

RESTRICTED STOCK -- The Company may grant restricted stock to employees. These shares may not be disposed of for a designated period of time defined at the date of grant and are to be returned to the Company if the recipient's employment terminates during the restriction period. As shares are issued, deferred stock-based compensation equivalent to the market value on the date of grant is charged to shareholders' equity and subsequently amortized over the restriction period. Tax benefits arising from the lapse of restrictions on the stock are recognized when realized and credited to capital in excess of stated value. In 1998, there were 3,200 restricted shares granted at a weighted average fair value of $50.01 per share (6,550 and $55.46 in 1997 and 4,100 and $59.05 in
1996). Net amortization was $303,000 in 1998 ($325,000 in 1997 and $272,000 in
1996).

EMPLOYEE STOCK PURCHASE RIGHTS -- The Company may grant stock purchase rights to employees. These rights permit eligible employees to purchase a limited number of common shares at a discount from fair market value. No stock purchase rights were outstanding during 1998, 1997 and 1996.

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

ESOP compensation expense was a charge of $685,000 in 1998 and $2,708,000 in 1996. In 1997, there was a net credit of $1,277,000 against ESOP compensation expense due to an accrual reduction to reflect actual amounts contributed. Contributions to the plan were $-0-, $962,000 and $2,269,000 in 1998, 1997 and 1996, respectively. The number of allocated ESOP shares outstanding was 443,000 at November 1, 1998 and 465,000 at November 2, 1997.

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

SHARES RESERVED FOR FUTURE ISSUANCE -- At November 1, 1998, there were 41,088,000 shares reserved for future issuance through the exercise of outstanding options or rights, including 37,812,000 shares under the shareholder rights plan.

NOTE 15 -- SUPPLEMENTAL INFORMATION FOR THE
STATEMENT OF CASH FLOWS

                                       1998        1997      1996
====================================================================
                                              (In thousands)
Cash operating activities:
  Interest paid                     $  9,692    $  7,126   $  6,055
  Income taxes paid                   18,673      25,233     31,993
====================================================================
Noncash investing and
 financing activities:
   Capitalized lease
     obligations incurred           $  5,822    $  4,680   $  5,904
   Capitalized lease
     obligations terminated            1,018       1,325        928
   Shares acquired and
     issued through exercise
     of stock options                  2,623       7,091      2,322
====================================================================
Noncash assets and liabilities
 of businesses acquired:
   Working capital                  $   (897)   $    252   $  2,018
   Property, plant and
     equipment                         2,232          --      1,668
   Intangibles and other              41,254         741     35,870
   Long-term debt and
     other liabilities                (5,568)         --       (442)
--------------------------------------------------------------------
                                    $ 37,021    $    993   $ 39,114
====================================================================

NOTE 16 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

QUARTER                  FIRST      SECOND     THIRD    FOURTH
=================================================================
                       (In thousands except for per share amounts)

1998:
  Sales                 $139,226   $167,814   $167,171   $186,689
  Cost of sales           60,609     81,930     73,241     87,891
  Net income               5,019        546     13,775      1,485

  Earnings per share:
     Basic                  $.30       $.03       $.84      $ .09
     Diluted                 .30        .03        .84        .09
     Diluted before
        non-recurring
        charges              .30        .65        .84       1.07
=================================================================

1997:
  Sales                 $137,261   $156,144   $158,888   $184,417
  Cost of sales           55,461     68,336     70,087     82,541
  Net income               9,237      8,910     12,195     19,625

  Earnings per share:
     Basic                  $.53       $.51       $.71      $1.16
     Diluted                 .52        .50        .70       1.14
=================================================================

Domestic operations report results using four 13-week quarters. International subsidiaries report results using calendar quarters.

In the second quarter of 1998, the Company recognized non-recurring pre-tax charges of $15.7 million ($10.3 million after-tax) of which $5.9 million was charged to cost of sales. In the fourth quarter of 1998, the Company recognized non-recurring pre-tax charges of $17.3 million ($16.3 million after-tax) of which $1.0 million was charged to cost of sales. For further information, refer to Note 3 -- Non-recurring charges.

Estimates used in the preparation of financial statements are reevaluated frequently, and changes in estimates are recorded throughout the year. Significant changes in estimates increased net income in the first quarter of 1997 by $949,000 ($.05 per share) from a reduction in the Company's estimated ESOP obligation, and in the fourth quarter of 1997 by $428,000 ($.02 per share) reflecting prior year tax benefits and a property insurance gain, offset by a pension obligation charge.


NOTE 17 -- INDUSTRY SEGMENT AND GEOGRAPHIC AREA DATA

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

No single customer accounted for more than 5.0 percent of sales in 1998, 1997 or 1996.

Export sales for 1998 were $155,095,000, ($166,324,000 in 1997 and $181,179,000 in 1996) and were principally made to foreign subsidiaries.

The following table summarizes the Company's operations within geographic areas:

                                         1998         1997         1996
=========================================================================
                                                (In thousands)
Sales to unaffiliated
  customers:
   United States                      $ 273,924    $ 249,818    $ 221,588
   Europe                               251,539      226,344      229,301
   Japan                                 63,378       80,718       86,208
   Other*                                72,059       79,830       72,347
-------------------------------------------------------------------------

                                        660,900      636,710      609,444
Transfers between geographic areas:
   United States                        125,381      128,095      145,612
   Europe                                18,590       16,037       11,916
   Japan                                    274          369          141
   Other*                                   509        1,138        1,038
   Eliminations                        (144,754)    (145,639)    (158,707)
-------------------------------------------------------------------------
     Total sales                      $ 660,900    $ 636,710    $ 609,444
=========================================================================

Operating profit:
   United States                      $  55,647    $  57,291    $  74,948
   Europe                                38,873       31,786       20,675
   Japan                                  4,417       11,506       14,973
   Other*                                (1,624)       3,783        3,822
   Eliminations                           1,154        1,648        1,268
-------------------------------------------------------------------------
     Geographic
      operating profit                   98,467      106,014      115,686
   General corporate
     expenses                           (53,396)     (31,955)     (31,425)
   Other expense                         (6,144)      (2,314)      (3,200)
-------------------------------------------------------------------------
     Income before
      income taxes                    $  38,927    $  71,745    $  81,061
=========================================================================

Identifiable assets:
   United States                      $ 301,783    $ 265,354    $ 253,510
   Europe                               167,017      157,729      162,399
   Japan                                 39,715       52,583       56,301
   Other*                                42,816       44,169       42,829
   Corporate                              8,426        8,421       15,838
   Eliminations                         (20,813)     (25,260)     (20,384)
-------------------------------------------------------------------------
     Total assets                     $ 538,944    $ 502,996    $ 510,493
=========================================================================
* Includes Canada, Latin America and the Pacific Rim.