Form 10-K405, Exhibit 13
period 1998-11-01
NORDSON CORP
filed 1999-01-29
CIK 72331

                                                                    Exhibit 13-h

ELEVEN-YEAR SUMMARY

                                                                                          1998(e)        1997        1996
===========================================================================================================================
(In thousands of dollars except for per share amounts)

OPERATING DATA (a)
   Sales                                                                                  $660,900       636,710    609,444
---------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                                          $303,671(d)    276,425    255,095
   % of sales                                                                                   46            43         42
---------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                                    $286,120       286,226    270,088
   % of sales                                                                                   43            45         44
---------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                                       $ 45,071(d)     74,059     84,261
   % of sales                                                                                    7            12         14
---------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes and non-recurring charges        $ 47,440        49,967     53,071
   % of sale                                                                                     7             8          9
---------------------------------------------------------------------------------------------------------------------------
   Net income                                                                             $ 20,825        49,967     53,071
   % of sales                                                                                    3             8          9
===========================================================================================================================
FINANCIAL DATA (a)
   Working capital                                                                        $121,394       139,152    110,486
---------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets                         $210,468       184,181    192,791
---------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                                                 $331,862       323,333    303,277
---------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                           $538,944       502,996    510,493
---------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                                  $117,087       102,788     57,980
---------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                                   $214,775       220,545    245,297
---------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                                                   16            18         20
---------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                                               22            22         23
===========================================================================================================================
PER SHARE DATA (a)
   Basic earnings per share:
       Income before cumulative effect of accounting changes and non-recurring charges      $ 2.87          2.89       2.97
       Net income                                                                           $ 1.26          2.89       2.97
   Diluted earnings per share:
       Income before cumulative effect of accounting changes and non-recurring charges      $ 2.85          2.85       2.92
       Net income                                                                           $ 1.25          2.85       2.92
---------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                               $  .88           .80        .72
---------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                                              $12.83         13.10      13.91
---------------------------------------------------------------------------------------------------------------------------
   Common shares                                                                            16,542        17,276     17,869
---------------------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents (000s)                                        16,661        17,553     18,204
===========================================================================================================================

(a)  See accompanying Notes to Consolidated Financial Statements.

(b) Income before cumulative effect of accounting changes and non-recurring charges plus interest on long-term obligations net of income taxes, as a percentage of total assets less current liabilities.

(c) Income before cumulative effect of accounting changes and non-recurring charges, as a percentage of shareholders' equity.

ELEVEN-YEAR SUMMARY

                                                                                           1995            1994           1993(f)
=================================================================================================================================
(In thousands of dollars except for per share amounts)

OPERATING DATA (a)
   Sales                                                                                  581,444         506,692         461,557
---------------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                                          245,587         212,866         191,575
   % of sales                                                                                  42              42              42
---------------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                                    251,913         219,422         202,608
   % of sales                                                                                  43              43              44
---------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                                        83,944          74,404          67,374
   % of sales                                                                                  14              15              15
---------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes and non-recurring charges         52,676          46,654          40,775
   % of sale                                                                                    9               9               9
---------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                              52,676          46,654          35,991
   % of sales                                                                                   9               9               8
=================================================================================================================================
FINANCIAL DATA (a)
   Working capital                                                                        130,562         126,996         125,391
---------------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets                         148,769         130,637         116,298
---------------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                                                 279,331         257,633         241,689
---------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                           434,710         380,944         357,970
---------------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                                   48,001          45,209          45,284
---------------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                                   231,330         212,424         196,405
---------------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                                                  21              20              19
---------------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                                              24              24              23
=================================================================================================================================
PER SHARE DATA (a)
   Basic earnings per share:
       Income before cumulative effect of accounting changes and non-recurring charges       2.89            2.51            2.17
       Net income                                                                            2.89            2.51            1.92
   Diluted earnings per share:
       Income before cumulative effect of accounting changes and non-recurring charges       2.84            2.45            2.13
       Net income                                                                            2.84            2.45            1.88
---------------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                                 .64             .56             .48
---------------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                                              12.85           11.55           10.49
---------------------------------------------------------------------------------------------------------------------------------
   Common shares                                                                           18,219          18,623          18,751
---------------------------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents (000s)                                       18,577          19,067          19,184
=================================================================================================================================

                                                                                            1992           1991            1990
==================================================================================================================================
(In thousands of dollars except for per share amounts)

OPERATING DATA (a)
   Sales                                                                                   425,618         387,962         344,904
----------------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                                           168,437         158,885         154,653
   % of sales                                                                                   40              41              45
----------------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                                     189,887         170,814         140,450
   % of sales                                                                                   45              44              41
----------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                                         67,294          58,263          49,801
   % of sales                                                                                   16              15              14
----------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes and non-recurring charges          39,537          33,787          29,346
   % of sale                                                                                     9               9               9
----------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                               39,537          33,787          29,346
   % of sales                                                                                    9               9               9
==================================================================================================================================
FINANCIAL DATA (a)
   Working capital                                                                         105,138          87,004          66,093
----------------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets                          114,461         103,015          95,599
----------------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                                                  219,599         190,019         161,692
----------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                            346,297         296,930         269,523
----------------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                                    41,879          37,305          31,318
----------------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                                    177,720         152,714         130,374
----------------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                                                   20              21              21
----------------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                                               24              25              25
==================================================================================================================================
PER SHARE DATA (a)
   Basic earnings per share:
       Income before cumulative effect of accounting changes and non-recurring charges        2.10            1.80            1.56
       Net income                                                                             2.10            1.80            1.56
   Diluted earnings per share:
       Income before cumulative effect of accounting changes and non-recurring charges        2.03            1.77            1.52
       Net income                                                                             2.03            1.77            1.52
----------------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                                  .44             .40             .36
----------------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                                                9.48            8.14            6.94
----------------------------------------------------------------------------------------------------------------------------------
   Common shares                                                                            18,828          18,730          18,846
----------------------------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents (000s)                                        19,471          19,093          19,266
==================================================================================================================================

                                                                                         1989            1988
================================================================================================================
(In thousands of dollars except for per share amounts)

OPERATING DATA (a)
   Sales                                                                                 282,098         245,028
----------------------------------------------------------------------------------------------------------------
   Cost of sales                                                                         116,588          96,771
   % of sales                                                                                 41              40
----------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                                   112,716          99,039
   % of sales                                                                                 40              40
----------------------------------------------------------------------------------------------------------------
   Operating profit                                                                       52,794          49,218
   % of sales                                                                                 19              20
----------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes and non-recurring charges        34,187          31,583
   % of sale                                                                                  12              13
----------------------------------------------------------------------------------------------------------------
   Net income                                                                             34,187          31,583
   % of sales                                                                                 12              13
================================================================================================================
FINANCIAL DATA (a)
   Working capital                                                                        53,834          64,040
----------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets                         79,383          43,075
----------------------------------------------------------------------------------------------------------------
   Total invested capital                                                                133,217         107,115
----------------------------------------------------------------------------------------------------------------
   Total assets                                                                          235,551         162,912
----------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                                  26,299          18,006
----------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                                  106,918          89,109
----------------------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                                                 29              29
----------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                                             35              33
================================================================================================================
PER SHARE DATA (a)
   Basic earnings per share:
       Income before cumulative effect of accounting changes and non-recurring charges      1.80            1.58
       Net income                                                                           1.80            1.58
   Diluted earnings per share:
       Income before cumulative effect of accounting changes and non-recurring charges      1.76            1.55
       Net income                                                                           1.76            1.55
----------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                                .32             .28
----------------------------------------------------------------------------------------------------------------
   Book value per common share                                                              5.69            4.66
----------------------------------------------------------------------------------------------------------------
   Common shares                                                                          18,964          19,980
----------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents (000s)                                      19,386          20,340
================================================================================================================

(d) Cost of sales includes non-recurring charges related to inventory valuations of $6.9 million. Operating profit also includes non-recurring charges recorded below selling and administrative expenses and consists of $14.3 million for the portion of the purchase price paid for J&M Laboratories, Inc. attributable to in-process research and development; $9.8 million for an early retirement program, involuntary severances and fixed-asset write-downs; and $2.0 million for costs associated with the consolidation of European operations.

(e) In 1998, the Company adopted Statements of Financial Accounting Standards No. 128, "Earnings Per Share." Prior years have been restated.

(f) In 1993, the Company adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions;" No. 109, "Accounting for Income Taxes;" and No. 112, "Employers' Accounting for Postemployment Benefits." Prior years have not been restated.