Form 10-K405, Exhibit 13
period 1998-11-01
NORDSON CORP
filed 1999-01-29
CIK 72331

                                                                    Exhibit 13-i

SHAREHOLDER INFORMATION

DIVIDEND INFORMATION AND PRICE RANGE
PER COMMON SHARES

Following is a summary of dividends paid per common share, the range of market prices, and average price-earnings ratios with respect to common shares, during each quarter of 1998 and 1997.
The price-earnings ratios reflect average market prices relative to trailing four-quarter earnings before non-recurring charges.

                     COMMON STOCK PRICE   PRICE-
FISCAL     DIVIDEND  ------------------  EARNINGS
QUARTERS     PAID     HIGH       LOW      RATIO
==================================================
1998:
  First      $ .22    $53.50    $44.38      18.5
  Second       .22     51.875    44.25      17.2
  Third        .22     52.375    43.25      16.3
  Fourth       .22     52.00     42.25      16.5
1997:
  First      $ .20    $65.00    $54.25      20.3
  Second       .20     62.00     47.125     20.4
  Third        .20     64.75     51.00      21.2
  Fourth       .20     62.00     47.50      19.2

MARKET MAKERS AND RESEARCH FIRMS

The following firms make a market (M) in Nordson Corporation stock and/or provide research data (R) on Nordson Corporation:

     ABN AMRO, Inc. (R)
     Barrington Research Assoc. (R)
     Knight Securities L.P. (M)
     McDonald Investments, Inc. (M) (R)
     Parker/Hunter (R)
     Robinson-Humphrey, LLC (M) (R)
     Salomon Smith Barney, Inc. (M)
     Sherwood Securities Corp. (M)
     Standard & Poors Corp. (R)
     Troster Singer Corp. (M)
     Value Line, Inc. (R)

STOCK LISTING INFORMATION

Nordson stock is traded on The Nasdaq Stock Market's National Market under the symbol NDSN.

TRANSFER AGENT AND REGISTRAR

     National City Bank
     Corporate Trust Operations
     P.O. Box 92301
     Cleveland, Ohio 44193-0900
     (800)622-6757

ANNUAL SHAREHOLDERS' MEETING

     Date:    March 11, 1999
     Time:    5:30 p.m.
     Place:   Spitzer Conference Center
              1005 North Abbe Road
              Elyria, Ohio

DIVIDEND REINVESTMENT PROGRAM

Nordson offers a Dividend Reinvestment Program that gives shareholders the opportunity to automatically reinvest dividends in the company's common stock. The program also allows cash contributions in increments of $10 up to $4,000 per quarter to purchase additional Nordson common shares. For details about this program, please contact National City Bank at the location listed above.

DIRECT DEPOSIT OF DIVIDENDS

Nordson also offers shareholders the option of electronically depositing quarterly dividends into a checking or savings account free of charge. For information about this service, please contact National City Bank.

INTERNET

You can visit Nordson on the Internet at the following address:
www.nordson.com

ADDITIONAL INFORMATION

Copies of Nordson Corporation's Annual Report to the Securities and Exchange Commission (Form 10-K), quarterly reports and proxy statement are available without charge to shareholders. Send written requests to Barbara Price, Manager, Shareholder Relations, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145. Telephone: (440)414-5344; facsimile: (440)892-9507.