Form 10-K405, Exhibit 13
period 1999-10-31
NORDSON CORP
filed 2000-01-28
CIK 72331

                                                                    Exhibit 13-a

MANAGEMENT'S DISCUSSION AND ANALYSIS

FISCAL YEARS 1999 AND 1998
Worldwide sales in 1999 reached a record level of $700.5 million, a 6 percent increase over 1998 sales of $660.9 million. Volume gains exceeded 5 percent, with favorable currency effects making up the remainder of the difference.

    Nordson's sales outside the United States accounted for 56 percent of total 1999 sales, compared with 59 percent for 1998. Volume gains were achieved in two of Nordson's four geographic regions in 1999. Sales volume in North America grew 13 percent for 1999, primarily due to the solid performance of recent acquisitions as well as positive contributions from the Company's electronics, automotive and nonwovens businesses. Local sales volume advanced 13 percent in the Pacific South region, spurred by strong performance in China, Mexico and Korea. Looking at other regions, sales volume declined 2 percent in Europe, with the impact of weakened economic conditions felt across most businesses. Local sales volume in Japan decreased 4 percent from the same period of 1998, reflecting the ongoing softness in the Japanese economy. The above noted growth statistics include price increases that averaged less than 2 percent on standardized small systems and parts.

    Worldwide volume gains were driven by the continued strong pace of activity within the electronics business as well as increased sales of customized nonwoven systems. Offsetting these increases, sales of powder coating equipment decreased from the prior year, while sales of adhesive dispensing systems for packaging and product assembly remained relatively constant compared to the prior year. Volume gains were enhanced by full-year results from businesses acquired in 1998 in addition to new businesses acquired in 1999.

    Gross margins, expressed as a percentage of sales before the effects of non-recurring charges, were 54.6 percent in 1999, compared with 55.1 percent in 1998. The influencing factor behind this decrease was a change in product mix as the Company experienced higher growth in sales of engineered systems as compared to standard products.

    Selling and administrative costs, expressed as a percentage of sales and excluding the effects of non-recurring charges, were 43.1 percent in 1999 and
43.3 percent in 1998. Spending for 1999 increased 6 percent over the prior period, primarily due to recent business acquisitions. Excluding the effects of acquisitions and foreign currency adjustments, spending increased less than 2 percent over the prior period.

    The initial step taken as part of the Company's Action 2000 initiatives (described more fully in the Letter to Shareholders) resulted in the recognition of $3.0 million of non-recurring charges consisting of severance payments and supplemental pension obligations. With respect to the ongoing impact of Action 2000, it is estimated that additional costs of $6 million, primarily related to severance payments, will be incurred over the next two fiscal years.

    Worldwide operating profits, expressed as a percentage of sales before the effects of non-recurring charges, were 11.4 percent in 1999, compared with 11.8 percent for 1998, mainly as a result of lower gross margin rates. Regional operating profit (loss) percentages in 1999 and 1998 were as follows:


REGION                                1999       1998
------------------------------------------------------

North America                         15%        17%
Europe                                16%        17%
Japan                                 27%        21%
Pacific South                          8%       (5)%


    Operating profit for Japan increased due to the strengthening of the Japanese yen against the U.S. dollar. For the Pacific South region, profitability improved with solid sales gains, while expenses remained relatively constant over the prior period.

    Interest expense increased $.6 million over the comparable period of 1998 mainly as a result of increased borrowing levels. Offsetting these higher borrowing levels was a decrease in effective short term borrowing rates. In addition, $.4 million of interest related to the implementation of an enterprise management system was capitalized.

    Nordson's effective tax rate was 33.5 percent in 1999 compared with a rate of 46.5 percent in 1998. In 1998, the rate was influenced by the write-off of in-process research and development, which is not tax deductible. Excluding this item, the effective tax rate would have been 34.0 percent in 1998. The decrease in the 1999 effective rate compared with 1998 can be traced to benefits from research and development credits from prior years offset by increased state and local taxes.

    Net income in 1999 was $47.5 million, or $2.84 per share on a diluted basis compared with $20.8 million, or $1.25 per share on a diluted basis in 1998. Excluding the effects of non-recurring charges, net income in 1999 was $49.5 million, or $2.96 per share, compared with $47.4 million, or $2.85 per share for 1998. Non-recurring charges on an after-tax basis totaled $2.0 million, or $.12 per share for 1999, and $26.6 million, or $1.60 per share on a diluted basis for 1998.

    In-process technology acquired in 1998 from JM Laboratories, Inc. related primarily to the development of a product that uses two different technologies to form fibers. During 1999, product development was completed according to the expected timeframe and at the level of development costs anticipated. A working prototype of this product was made available to commercial customers in 1999. It is anticipated that orders will be received from commercial customers during the first half of 2000, with shipments of the product anticipated for later that year.

    Nordson has not yet adopted Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS
133). This statement is not expected to have a material effect on the Company's financial statements.

FISCAL YEARS 1998 AND 1997
Worldwide sales in 1998 were $660.9 million, a 4 percent increase over 1997 sales of $636.7 million. Volume gains exceeded 7 percent, but the impact of the strong U.S. dollar on currency translations reduced reported sales volume by 3 percent.

    Nordson's sales outside the United States accounted for 59 percent of total 1998 sales, compared with 61 percent for 1997, with volume gains in two of its four geographic regions. Sales volume in North America grew 12 percent for the year, primarily due to strong sales in the Company's electronics, powder coating and UV-curing businesses. The acquisition of JM Laboratories, Inc., a manufacturer of systems that produce synthetic fibers as well as adhesive dispensing equipment used to assemble disposable nonwoven products, also contributed to North American sales for 1998. Local sales volume advanced 14 percent in Europe, with strong sales across all the Company's European businesses. Reflecting the ongoing economic challenges in the Japanese and Asian markets, total 1998 sales volume in Japan was down 12 percent, with all businesses other than powder coating systems experiencing declines. Total sales volume in the Pacific South region decreased 10 percent from the same period of 1997, influenced heavily by a drop-off in powder coating system installations. At the beginning of the year, the Company implemented price increases that averaged 2 percent on standardized small systems and parts.

    Worldwide volume gains for 1998 were driven by demand for electronics and UV-curing systems. Due to the sharp downturn in sales of powder coating equipment in the Pacific South region, powder coating equipment shipments increased only slightly over the same period of 1997. Solid volume gains from container coating equipment in North America and Europe were offset by declines in Japan and the Pacific South region to yield comparable results to 1997. Shipments of adhesive dispensing systems for packaging and product assembly remained relatively constant compared with the prior year.

    Non-recurring charges in 1998, which totaled $33.0 million, were consistent with the Company's corporate strategies to improve effectiveness of internal operations. These charges included $8.3 million for costs associated with an early retirement program and other staff reductions; $7.4 million for inventory and fixed asset write-downs for U.S. operations; $14.3 million for a portion of the purchase price paid for JM Laboratories, Inc., attributable to in-process research and development; and $3.0 million for costs associated with the consolidation of European operations and asset write-downs in that region. The amounts related to inventories, $6.9 million, were charged to cost of sales.

    In-process technology acquired from JM Laboratories, Inc. in 1998 related primarily to the development of a product that uses two different technologies to form fibers. As of the transaction date, product development was 92 percent complete. At the date of acquisition, it was estimated that additional development costs of approximately $100,000 would be expensed over a three-month time period. An income approach was used to value the in-process research and development acquired. A 30 percent discount factor was applied to projected net cash flows over a 30 year-period.

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

    Worldwide operating profits, expressed as a percentage of sales before the effects of non-recurring charges, were 11.8 percent in 1998, compared with 11.6 percent for 1997. Operating profits for Japan and the Pacific South regions decreased due to global economic conditions in these markets. Regional operating profit (loss) percentages in 1998 and 1997 were as follows:


REGION                                1998       1997
------------------------------------------------------

North America                         17%        17%
Europe                                17%        15%
Japan                                 21%        28%
Pacific South                         (5)%        8%


    Interest expense, net of interest income, increased $1.9 million due to higher levels of borrowing, driven primarily by funding the acquisition of JM Laboratories, Inc., and continuing repurchases of Nordson stock. Excluding a gain in 1997 of $1.5 million related to a property insurance settlement, other income was comparable to the prior year.

    Nordson's effective tax rate was 46.5 percent in 1998, compared with a rate of 30.4 percent in 1997. In 1998, the rate was influenced by the write-off of in-process research and development, which is not tax deductible. In 1997, the rate included tax benefits related to prior years. Excluding these items, the effective tax rates would have been 34.0 percent in 1998, and 33.0 percent in 1997. This increase can be traced to higher effective foreign tax rates.

    Net income in 1998 was $20.8 million, or $1.25 per share on a diluted basis. Excluding the effects of non-recurring charges, net income in 1998 was $47.4 million, or $2.85 per share, compared with $50.0 million, or $2.85 per share in 1997. Non-recurring charges on an after-tax basis totaled $26.6, or $1.60 per share on a diluted basis.

LIQUIDITY, CAPITAL EXPENDITURES AND SOURCES OF CAPITAL
Cash and cash equivalents increased $9.2 million. Cash provided by operations was $81.3 million. Significant uses for cash included business acquisitions, capital expenditures, dividends, repurchases of Nordson stock and scheduled repayments of long-term debt. Additional cash needs were funded by $43.5 million of short-term and long-term borrowings.

    Non-cash assets and liabilities of businesses acquired totaled $26.6 million and were funded by a combination of cash and short-term and long-term obligations to sellers.

    Nordson concentrated the majority of its 1999 capital expenditures on information systems, primarily the implementation of an enterprise management system as well as the upgrade of network capabilities.

    Dividend payments to shareholders on a per share basis increased 9 percent over 1998.

    Purchases of treasury shares, net of shares issued, totaled $22.5 million. The Company uses repurchased shares primarily for stock-based employee compensation and incentive plans. At October 31, 1999, management had authorization to repurchase on the open market, or in privately negotiated transactions at the prevailing market price, up to 357,000 shares through July 2000, and an additional 2,000,000 shares through April 2003.

    Nordson has various lines of credit with both domestic and foreign banks. At October 31, 1999, these lines totaled $460.1 million, of which $322.9 million was unused. The Company believes that the combination of present capital resources, internally generated funds, and unused financing sources are more than adequate to meet cash requirements for 2000. There are no significant restrictions limiting the transfer of funds from international subsidiaries to the parent company.

    In 1999, working capital, excluding notes payable, increased $11.4 million to $226.7 million. Inventory turns as well as day's sales outstanding for 1999 both improved over the comparable period of 1998. Notes payable increased $43.5 million to fund a variety of cash needs. Customer advance payments decreased $11.9 million as a result of orders being invoiced during the year for customer advance payments acquired at the end of 1998.

    Property, plant and equipment increased $34.7, primarily due to the capitalization of $22.8 million of costs associated with the implementation of an enterprise management system. The increase in intangible assets of $21.8 million can be traced to the cost of business acquisitions being in excess of the net assets acquired. Other liabilities increased mainly due to additional pension and postretirement obligations.

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

    In 1999 compared with 1998, the U.S. dollar was generally weaker against foreign currencies. If 1998 exchange rates had been in effect during 1999, sales would have been approximately $3.9 million lower and third-party costs would have been approximately $1.8 million lower. In 1998 compared with 1997, the U.S. dollar was stronger, primarily against the Japanese yen. If exchange rates for 1997 had been in effect during 1998, sales would have been approximately $22.8 million or 3 percent higher, and third-party costs would have been approximately $12.6 million higher. These effects on reported sales do not include the impact of local price adjustments made in response to changes in currency exchange rates.

MARKET RISK
The Company operates internationally and enters into transactions denominated in foreign currencies. Consequently, the Company is subject to market risk arising from exchange rate movements between the dates foreign currencies are recorded and the dates they are settled. Nordson regularly uses foreign exchange contracts to reduce its risks related to most of these transactions. These contracts usually have maturities of 90 days or less, and generally require the Company to exchange foreign currencies for U.S. dollars at maturity, at rates stated in the contracts. Gains and losses from changes in the market value of these contracts offset foreign exchange losses and gains, respectively, on the underlying transactions. The balance of transactions denominated in foreign currencies are designated as hedges of the Company's net investments in foreign subsidiaries or are intercompany transactions of a long-term investment nature. As a result of the Company's use of foreign exchange contracts on a routine basis to reduce the risks related to nearly all of the Company's transactions denominated in foreign currencies as of October 31, 1999, the Company did not have a material foreign currency risk related to its derivatives or other financial instruments.

    The Company finances a portion of its operations with short-term and long-term borrowings. Consequently, the Company is subject to market risk arising from changes in interest rates. Nordson uses interest rate swaps to reduce its risks related to substantially all of its fixed-rate debt. Under these swaps, the Company receives a fixed rate and pays a variable rate, generally over the life of the underlying fixed-rate debt. As a result of the Company's use of these interest rate swaps, at October 31, 1999, the Company did not have a material interest rate risk related to its derivatives or other financial instruments.

INFLATION
Inflation affects profit margins because the ability to pass cost increases on to customers is restricted by the need for competitive pricing. Although inflation has been modest in recent years and has had no material effect on the years covered by these financial statements, Nordson continues to seek ways to minimize the impact of inflation. It does so through focused efforts to raise its productivity.

TRENDS
The Eleven-Year Summary on pages 42 and 43 documents Nordson's historical financial trends. Over this period, the world's economic conditions fluctuated significantly. Nordson's solid performance is attributed to the Company's participation in diverse geographic and industrial markets and its long-term commitment to develop and provide quality products and worldwide service to meet customers' changing needs.

YEAR 2000 READINESS
Many computerized systems use only two digits, rather than four, to record the year in a date field. These systems may recognize the year 2000 as the year 1900 or some other date, causing systems to process incorrect data or simply shut down. Nordson addressed this issue for its information systems, products, equipment (with embedded microprocessors), facilities, suppliers and vendors. As a result, Nordson has experienced no significant operational difficulties related to the Year 2000 issue through the first two weeks of the new year.

    Nordson's plan to resolve the Year 2000 issue involved the following four phases: assessment, remediation, testing and implementation. The assessment phase was completed as of the end of fiscal year 1998. The results of assessment indicated that most of the Company's significant information systems could be affected, including order-entry, manufacturing, distribution, invoicing and collection systems. Nordson completed the remediation, testing and implementation phases of its Year 2000 readiness program during 1999 for all information technology systems, telecommunications equipment and operating equipment, mainly the internal, local-area computer networks and computer workstations.

    Based on extensive inquiries of its major suppliers as to the status of their Year 2000 readiness and visits to selected supplier sites, Nordson is not aware of any third parties with a Year 2000 issue that could materially impact the Company's results of operations, liquidity or capital. However, the Company has no means of ensuring that third parties doing business with Nordson were Year 2000 ready.

    Nordson utilized both internal and external resources to reprogram or replace, test and implement the software and operating equipment for Year 2000 readiness. The total cost of the Company's Year 2000 readiness program was approximately $5.1 million and was funded through operating cash flows.

    Nordson believes that the steps referred to above have minimized its business risk related to the Year 2000, as the Company experienced no significant problems associated with the Year 2000 issue through the first two weeks of the new year. For a listing of risks associated with the Year 2000, refer to the "Safe Harbor Statements Under the Private Securities Litigation Reform Act of 1995" disclosure which follows.


SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995
Statements in this report pertaining to future periods are "forward-looking statements" intended to qualify for the protection afforded by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve risks and uncertainties. Consequently, the Company's actual results could differ materially from the expectations expressed in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from the expected results include, but are not limited to: deferral of orders, customer-requested delays in system installations, currency exchange rate fluctuations, a sales mix different from assumptions, significant changes in local business conditions in geographic regions in which the Company conducts business, and unanticipated delays or higher than expected costs associated with the implementation of the Company's new enterprise management system.

    In the case of Year 2000 readiness issues, factors that could cause the Company's actual results to differ materially from the expected results include, but are not limited to: delayed, unsuccessful or incompatible Year 2000 readiness programs of third parties on which the Company relies.