Form 10-K405, Exhibit 13
period 1999-10-31
NORDSON CORP
filed 2000-01-28
CIK 72331

                                                                    Exhibit 13-b


CONSOLIDATED STATEMENT OF INCOME

Years ended October 31, 1999, November 1, 1998
and November 2, 1997                                                             1999               1998             1997
----------------------------------------------------------------------------------------------------------------------------
(In thousands except for per share amounts)

SALES                                                                           $700,465          $660,900         $636,710

OPERATING COSTS AND EXPENSES:
   Cost of sales                                                                 318,230           303,671          276,425
   Selling and administrative expenses                                           302,250           286,120          286,226
   Acquired research and development                                                  --            14,300               --
   Other non-recurring charges                                                     3,000            11,738               --
----------------------------------------------------------------------------------------------------------------------------
                                                                                 623,480           615,829          562,651
----------------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                                                  76,985            45,071           74,059


Other income (expense):
   Interest expense                                                              (10,244)           (9,647)          (7,763)
   Interest and investment income                                                  1,601               658              638
   Other - net                                                                     3,096             2,845            4,811
----------------------------------------------------------------------------------------------------------------------------
                                                                                  (5,547)           (6,144)          (2,314)
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                        71,438            38,927           71,745


Income taxes:
   Current                                                                        23,476            21,219           21,548
   Deferred                                                                          456            (3,117)             230
----------------------------------------------------------------------------------------------------------------------------
                                                                                  23,932            18,102           21,778
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $  47,506         $  20,825        $  49,967
----------------------------------------------------------------------------------------------------------------------------


COMMON SHARES                                                                     16,524            16,542           17,276
Incremental common shares attributable to
outstanding stock options, nonvested stock, and
deferred stock-based compensation                                                    218               119              277
----------------------------------------------------------------------------------------------------------------------------
COMMON SHARES AND COMMON SHARE EQUIVALENTS                                        16,742            16,661           17,553
----------------------------------------------------------------------------------------------------------------------------


BASIC EARNINGS PER SHARE                                                           $2.87             $1.26            $2.89
DILUTED EARNINGS PER SHARE                                                         $2.84             $1.25            $2.85
----------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the consolidated financial statements.