Form 10-K405, Exhibit 13
period 1999-10-31
NORDSON CORP
filed 2000-01-28
CIK 72331

                                                                    Exhibit 13-c



CONSOLIDATED BALANCE SHEET

OCTOBER 31, 1999 AND NOVEMBER 1, 1998                                                                 1999             1998
============================================================================================================================
(In thousands)

ASSETS
Current assets:
   Cash and cash equivalents                                                                     $  16,030       $    6,820
   Marketable securities                                                                                30               30
   Receivables                                                                                     170,519          165,286
   Inventories                                                                                     119,504          124,352
   Deferred income taxes                                                                            28,563           24,336
   Prepaid expenses                                                                                  6,670            7,652
----------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                                                                         341,316          328,476

Property, plant and equipment - net                                                                128,639          101,183
Intangible assets - net                                                                            101,388           84,345
Deferred income taxes                                                                                8,839           13,220
Other assets                                                                                        11,608           11,720
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  $591,790         $538,944
============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Notes payable                                                                                  $137,311        $  93,851
   Accounts payable                                                                                 35,849           33,753
   Income taxes payable                                                                              2,947            4,541
   Accrued liabilities                                                                              59,345           53,679
   Customer advance payments                                                                         4,752           16,662
   Current maturities of long-term debt                                                              7,822              862
   Current obligations under capital leases                                                          3,914            3,734
----------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                                                                    251,940          207,082

Long-term debt                                                                                      61,762           66,564
Obligations under capital leases                                                                     4,213            3,880
Pension and retirement obligations                                                                  49,549           44,196
Other liabilities                                                                                    2,928            2,447

Shareholders' equity:
   Preferred shares, no par value; 10,000,000 shares authorized; none issued                            --               --
   Common shares, no par value; 80,000,000 shares authorized;
      24,506,000 shares issued                                                                      12,253           12,253
   Capital in excess of stated value                                                                97,167           92,030
   Retained earnings                                                                               455,494          423,887
   Accumulated other comprehensive loss                                                             (7,521)          (4,792)
   Common shares in treasury, at cost                                                             (335,656)        (308,368)
   Deferred stock-based compensation                                                                  (339)            (235)
----------------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                                   221,398          214,775
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  $591,790         $538,944
============================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.