Form 10-K405, Exhibit 13
period 1999-10-31
NORDSON CORP
filed 2000-01-28
CIK 72331

                                                                    Exhibit 13-d



CONSOLIDATED STATEMENT OF CASH FLOWS

YEARS ENDED OCTOBER 31, 1999, NOVEMBER 1, 1998
AND NOVEMBER 2, 1997                                                                1999            1998             1997
==============================================================================================================================
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                    $47,506           $20,825          $49,967
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Non-recurring charges                                                     3,000            32,960               --
         Depreciation                                                             22,257            18,414           20,144
         Amortization                                                              7,043             6,589            5,163
         Provision for losses on receivables                                       1,374             1,022            1,267
         Deferred income taxes                                                       215            (1,152)            (613)
         Other                                                                     1,165             1,718            5,560
         Changes in operating assets and liabilities:
            Receivables                                                           (2,378)              598          (15,129)
            Inventories                                                            6,126            (5,210)          (8,896)
            Other current assets                                                   1,234             2,155           (1,491)
            Other non-current assets                                              (3,218)           (3,842)          (2,337)
            Accounts payable                                                         836            (5,534)           3,719
            Income taxes payable                                                    (997)            1,204           (8,840)
            Accrued liabilities                                                    3,178            (5,720)           4,193
            Customer advance payments                                            (11,942)            2,183             (126)
            Other non-current liabilities                                          5,905             3,984             (334)
------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                   81,304            70,194           52,247

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant and equipment                                    (45,644)          (15,436)         (15,939)
   Proceeds from sale of property, plant and equipment                               151               441              928
   Acquisition of businesses                                                     (26,624)          (37,021)            (993)
   Proceeds from sales or maturities of marketable securities                         --               170              110
------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                      (72,117)          (51,846)         (15,894)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from (repayment of) short-term borrowings                         40,867            18,921          (20,392)
   Proceeds from long-term debt                                                    2,590             5,000           50,000
   Repayment of long-term debt                                                      (850)           (8,245)          (1,625)
   Repayment of capital lease obligations                                         (4,665)           (5,320)          (4,068)
   Issuance of common shares                                                       6,641            21,431            6,993
   Purchase of treasury shares                                                   (29,121)          (29,987)         (59,854)
   Dividends paid                                                                (15,899)          (14,527)         (13,814)
------------------------------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                                         (437)          (12,727)         (42,760)

   Effect of exchange rate changes on cash                                           460              (318)          (1,297)
------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   9,210             5,303           (7,704)
   Cash and cash equivalents at beginning of year                                  6,820             1,517            9,221
------------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                                      $16,030          $  6,820         $  1,517
==============================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.