Form 10-K405, Exhibit 13
period 1999-10-31
NORDSON CORP
filed 2000-01-28
CIK 72331

                                                                    Exhibit 13-e


CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                          COMMON SHARES                                       ACCUMULATED
                                           IN TREASURY                CAPITAL IN                  OTHER        DEFERRED
YEARS ENDED OCTOBER 31, 1999,           ----------------    COMMON     EXCESS OF    RETAINED  COMPREHENSIVE  STOCK-BASED
NOVEMBER 1, 1998 AND NOVEMBER 2, 1997   SHARES    AMOUNT    SHARES   STATED VALUE   EARNINGS  INCOME (LOSS)  COMPENSATION   TOTAL
===================================================================================================================================
(In thousands)

BALANCE AT NOVEMBER 3, 1996           6,872    $(219,398)  $12,253     $63,996     $381,436        $ 7,392      $(382)    $245,297

   Net income                                                                        49,967                                 49,967
   Translation adjustments                                                                          (8,369)                 (8,369)
                                                                                                                          --------
      Total comprehensive income                                                                                            41,598
   Shares issued under
      company stock and
      employee benefit plans           (387)       2,527                11,903                                   (346)      14,084
   Amortization of deferred
      stock-based compensation                                                                                    325          325
   Purchase of treasury shares        1,182      (66,945)                                                                  (66,945)
   Dividends - $.80 per share                                                       (13,814)                               (13,814)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 2, 1997           7,667     (283,816)   12,253      75,899      417,589           (977)      (403)     220,545

   Net income                                                                        20,825                                 20,825
   Translation adjustments                                                                          (3,815)                 (3,815)
                                                                                                                          --------
      Total comprehensive income                                                                                            17,010
   Shares issued for acquisition
      of new business and under
      company stock and employee
      benefit plans                    (570)       8,058                16,131                                   (135)      24,054
   Amortization of deferred
      stock-based compensation                                                                                    303          303
   Purchase of treasury shares          669      (32,610)                                                                  (32,610)
   Dividends - $.88 per share                                                       (14,527)                               (14,527)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 1, 1998           7,766     (308,368)   12,253      92,030      423,887         (4,792)      (235)     214,775

   Net income                                                                        47,506                                 47,506
   Translation adjustments                                                                          (2,729)                 (2,729)
                                                                                                                          --------
      Total comprehensive income                                                                                            44,777
   Shares issued for acquisition
      of new business and under
      company stock and employee
      benefit plans                    (206)       3,931                 5,137                                   (329)       8,739
   Amortization of deferred
      stock-based compensation                                                                                    225          225
   Purchase of treasury shares          579      (31,219)                                                                  (31,219)
   Dividends - $.96 per share                                                       (15,899)                               (15,899)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 31, 1999           8,139    $(335,656)  $12,253     $97,167     $455,494        $(7,521)     $(339)    $221,398
===================================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.