Form 10-K405, Exhibit 13
period 1999-10-31
NORDSON CORP
filed 2000-01-28
CIK 72331

                                                                     Exhibit 13f


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

FISCAL YEAR -- The fiscal year for the Company's domestic operations ends on the Sunday closest to October 31 and contained 52 weeks in 1999, 1998 and 1997. To facilitate reporting of consolidated accounts, the fiscal year for the Company's international operations ends on September 30.

REVENUE RECOGNITION -- Revenues are recognized when customer orders are complete and shipped. Accruals for the cost of product warranties are maintained for anticipated future claims.

ADVERTISING COSTS -- Advertising costs are expensed as incurred and amounted to $6,621,000 in 1999 ($5,669,000 in 1998 and $6,410,000 in 1997).

RESEARCH AND DEVELOPMENT -- Research and development costs are charged to expense as incurred and amounted to $29,672,000 in 1999 ($42,640,000 in 1998 and $29,812,000 in 1997). The 1998 amount includes $14,300,000 of acquired research and development.

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

MARKETABLE SECURITIES -- Marketable securities consist primarily of municipal and other short-term notes with maturities greater than 90 days at date of purchase. At October 31, 1999, all contractual maturities were within one year. The Company's marketable securities are classified as available for sale and recorded at quoted market prices which approximate cost.

INVENTORIES -- Inventories are valued at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for 42 percent of consolidated inventories at October 31, 1999 (43 percent at November 1, 1998). The first-in, first-out (FIFO) method is used for all other inventories. Consolidated inventories would have been $8,207,000 and $8,579,000 higher than reported at October 31, 1999 and November 1, 1998, respectively, had the Company used the FIFO method, which approximates current cost, for valuation of all inventories.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION -- Property, plant and equipment are carried at cost. Plant and equipment are depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets or, in the case of property under capital leases, over the terms of the leases.

INTANGIBLE ASSETS -- Intangibles, consisting primarily of costs in excess of net assets of acquired businesses, are amortized using the straight-line method over the periods of expected benefit. At present, these periods do not exceed 35 years. The Company assesses the recoverability of the costs in excess of net assets of acquired businesses by reviewing for impairment losses whenever events or changes in circumstances indicate the carrying amount may not be recovered through future net cash flows generated by the assets.

FOREIGN CURRENCY TRANSLATION -- The financial statements of the Company's subsidiaries outside the United States, except for those subsidiaries located in highly inflationary economies, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet dates. Income and expense items are translated at average monthly rates of exchange. The resulting translation adjustments are included in accumulated other comprehensive income
(loss), a separate component of shareholders' equity. Generally, gains and losses from foreign currency transactions, including forward contracts, of these subsidiaries and the United States parent are included in net earnings. Premiums and discounts on forward contracts are amortized over the lives of the contracts. Gains and losses from foreign currency transactions which hedge a net investment in a foreign subsidiary and from intercompany foreign currency transactions of a long-term investment nature are included in accumulated other comprehensive income (loss). For subsidiaries operating in highly inflationary economies, gains and losses from foreign currency transactions and translation adjustments are included in net earnings.

COMPREHENSIVE INCOME -- Accumulated other comprehensive income (loss) at October 31, 1999, November 1, 1998, and November 2, 1997 consisted entirely of foreign currency translation adjustments.

PRESENTATION -- Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 presentation.

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

In 1999, the Company adopted FASB Statement No. 130, "Reporting Comprehensive Income" (FAS 130); Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" (FAS 131); and Statement No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" (FAS
132). FAS 130 establishes standards for reporting comprehensive income, FAS 131 requires reporting certain information about operating segments, and FAS 132 revises employers' disclosures about pension and other postretirement benefit plans.

The FASB has issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). Statement No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The Company must adopt FAS 133 no later than fiscal year 2001. This statement is not expected to have a material effect on the financial statements.

NOTE 3 -- NON-RECURRING CHARGES

During the fourth quarter of 1999, Nordson recognized non-recurring pre-tax charges of $3.0 million ($2.0 million on an after-tax basis or $.12 per share). The charges consist of severance payments and supplemental pension obligations and were recorded below selling and administrative expenses in the Consolidated Statement of Income.

During 1998, Nordson recognized non-recurring pre-tax charges of $33.0 million ($26.6 million on an after-tax basis or $1.60 per share). The charges consist of $14.3 million for the portion of the purchase price paid for JM Laboratories, Inc. attributable to in-process research and development, $9.8 million for an early retirement program, involuntary severances and fixed-asset write-downs, $6.9 million related to inventory valuations, and $2.0 million for costs associated with the consolidation of European operations. Amounts related to inventories were charged to cost of sales. The remainder of the charges was recorded below selling and administrative expenses in the Consolidated Statement of Income.

NOTE 4 -- RETIREMENT, PENSION AND OTHER POSTRETIREMENT PLANS

Effective October 31, 1999, the Company adopted FASB Statement No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pensions and other postretirement benefit plans. Previously reported information has been restated to conform with FAS 132 requirements.

RETIREMENT PLANS -- The parent company and certain subsidiaries have funded contributory retirement plans covering certain employees. The Company's contributions are primarily determined by the terms of the plans subject to the limitation that they shall not exceed the amounts deductible for income tax purposes. The Company also sponsors an unfunded contributory supplemental retirement plan for certain employees. Generally, benefits under these plans vest gradually over a period of approximately five years from date of employment, and are based on the employee's contribution. The expense applicable to retirement plans for 1999, 1998 and 1997 was approximately $3,913,000, $4,446,000 and $2,489,000, respectively.

PENSION AND OTHER POSTRETIREMENT PLANS -- The Company has various pension plans which cover substantially all employees. Pension plan benefits are generally based on years of employment and, for salaried employees, the level of compensation. The Company contributes actuarially determined amounts to domestic plans to provide sufficient assets to meet future benefit payment requirements. The Company also sponsors an unfunded supplemental pension plan for certain employees. The Company's international subsidiaries fund their pension plans according to local requirements. The Company also has an unfunded postretirement benefit plan covering substantially all employees. The plan provides medical and life insurance benefits. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance.

A reconciliation of the benefit obligations, plan assets, accrued benefit cost and the amount recognized in financial statements for these plans is as follows:


                                                                      PENSION BENEFITS   OTHER POSTRETIREMENT BENEFITS
                                                                      ----------------   -----------------------------
                                                                      1999          1998          1999          1998
======================================================================================================================
                                                                                      (In thousands)

Change in benefit obligation:
Benefit obligation at beginning of year                           $ 95,213       $ 69,334      $ 14,532      $ 10,802
  Service cost                                                       3,733          3,473           620           379
  Interest cost                                                      6,482          5,407           923           882
  Amendments                                                         1,900          7,040            --           756
  Assumption change                                                     --             --        (1,734)           --
  Foreign currency exchange rate change                                736           (110)           --            --
  Actuarial loss (gain)                                              2,953         12,883          (616)        2,023
  Benefits paid from plan assets                                    (3,867)        (2,814)         (419)         (310)
----------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                 $107,150       $ 95,213      $ 13,306      $ 14,532
======================================================================================================================

Change in plan assets:
Beginning fair value of plan assets                               $ 71,571       $ 67,588      $     --      $     --
  Actual return on plan assets                                       6,187          5,865            --            --
  Company contributions                                                853            696           419           310
  Foreign currency exchange rate change                               (140)           236            --            --
  Benefits paid from plan assets                                    (3,867)        (2,814)         (419)         (310)
----------------------------------------------------------------------------------------------------------------------
Ending fair value of plan assets                                  $ 74,604       $ 71,571      $     --      $     --
======================================================================================================================

Reconciliation of accrued cost:
Funded status of the plan                                         $(32,546)      $(23,642)     $(13,306)     $(14,532)
Unrecognized actuarial loss (gain)                                   1,266         (2,209)         (684)        1,666
Unamortized prior service cost                                       2,519            858            --            --
Unrecognized net transition obligation                                (218)          (174)           --            --
----------------------------------------------------------------------------------------------------------------------
Accrued benefit cost                                              $(28,979)      $(25,167)     $(13,990)     $(12,866)
======================================================================================================================

Reconciliation of amount recognized in financial statements:
Prepaid benefit cost                                              $    601       $    792      $     --      $     --
Accrued benefit liability                                          (30,499)       (26,240)      (13,990)      (12,866)
Intangible asset                                                       919            281            --            --
----------------------------------------------------------------------------------------------------------------------
Total amount recognized in financial statements                   $(28,979)      $(25,167)     $(13,990)     $(12,866)
======================================================================================================================

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $107,150,000, $93,412,000 and $74,604,000, respectively as of October 31, 1999 and $86,555,000, $74,405,000 and $61,777,000
as of November 1, 1998.

Net pension and other postretirement benefit costs include the following components:


                                                   PENSION BENEFITS             OTHER POSTRETIREMENT BENEFITS
                                              --------------------------        -----------------------------
                                              1999      1998        1997         1999         1998      1997
=============================================================================================================
                                                                       (In Thousands)
Service cost                                $3,733    $ 3,473    $  4,294     $   620     $   379     $  383
Interest cost                                6,482      5,407       5,381         923         882        810
Expected return on plan assets              (6,100)    (5,814)    (10,306)         --          --        --
Amortization and deferrals                     397        579       8,898          --          --        --
Termination benefit cost                       825      7,040          --          --         756        --
-------------------------------------------------------------------------------------------------------------
Total benefit cost                          $5,337    $10,685    $  8,267      $1,543      $2,017     $1,193
=============================================================================================================

For pensions, the actuarial value of projected benefit obligations at the end of 1999 and 1998 was determined using a weighted average discount rate of 6.7 and
6.9 percent, respectively, and a rate of increase in future compensation levels of 3.5 and 4.0 percent, respectively. Plan assets consist primarily of stocks and bonds. The expected long-term rate of return on plan assets was 9.5 percent for 1999 and 8.0 percent for 1998 and 1997.

For other postretirement benefits, the discount rate used in determining the accumulated postretirement benefit obligation at the end of 1999 and 1998 was
7.5 and 7.0 percent, respectively. The annual rate of increase in the per capita cost of covered benefits (the health care cost trend rate) was assumed to be 6.0 percent for 2000, decreasing gradually to 5.0 percent for 2002 and thereafter.


The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one percentage point change in the assumed health care cost trend rate would have the following effects:


                                               1% POINT         1% POINT
                                               INCREASE         DECREASE
================================================================================

Effect on total service and
   interest cost components in 1999          $   373,000     $   (285,000)
Effect on postretirement obligation
    as of October 31, 1999                   $ 2,703,000     $ (2,115,000)
================================================================================

Note 5 -- Income taxes

Income tax expense includes the following:

                                      1999            1998               1997
================================================================================
                                    (In thousands)

Current:
  U.S. federal                     $  8,351          $  8,444          $  8,319
  State and local                       860               844               570
  Foreign                            14,265            11,931            12,659
--------------------------------------------------------------------------------
   Total current                     23,476            21,219            21,548

Deferred:
  U.S. federal                          405            (1,793)             (603)
  State and local                       207              (577)              198
  Foreign                              (156)             (747)              635
--------------------------------------------------------------------------------
   Total deferred                       456            (3,117)              230
--------------------------------------------------------------------------------
                                   $ 23,932          $ 18,102          $ 21,778
================================================================================

The reconciliation of the United States statutory federal income tax rate to the worldwide consolidated effective tax rate follows:

                                            1999          1998           1997
================================================================================
Statutory federal
  income tax rate                           35.0%          35.0%          35.0%
Acquired research and
  development with no
  tax benefit                                 --           12.5            --
Foreign Sales Corporation
  exemption                                 (3.7)          (4.4)          (3.8)
Foreign tax rate variances,
  net of foreign tax credits                 3.0            3.9            1.4
State and local taxes, net
  of federal income tax
  benefit                                    1.3            (.2)            .9
Benefits related to
  prior years                               (2.2)            --           (2.6)
Other - net                                   .1            (.3)           (.5)
--------------------------------------------------------------------------------
Effective tax rate                          33.5%          46.5%          30.4%
================================================================================

Earnings before income taxes of international operations were $30,466,000, $23,209,000, and $28,891,000 in 1999, 1998 and 1997, respectively. Deferred income taxes are not provided on undistributed earnings of international subsidiaries which are intended to be permanently invested in those operations. These undistributed earnings aggregated approximately $52,033,000 and $39,179,000 at October 31, 1999 and November 1, 1998, respectively. Should these earnings be distributed, applicable foreign tax credits would substantially offset U.S. taxes due upon the distribution. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           1999           1998
================================================================================
                                                             (In thousands)

Deferred tax assets:
  Sales to international subsidiaries and
   related consolidation adjustments                      $14,139        $16,805
  Employee benefits                                        16,988         13,659
  Other accruals not currently
   deductible for taxes                                     6,600          7,226
  Inventory adjustments                                     2,249          2,299
  Translation of foreign currency
   accounts                                                 2,110          1,398
  Other - net                                                 504            699
--------------------------------------------------------------------------------
   Total deferred tax assets                               42,590         42,086
Deferred tax liabilities:
  Depreciation                                              4,149          3,420
  Other - net                                               1,039          1,110
--------------------------------------------------------------------------------
   Total deferred tax liabilities                           5,188          4,530
--------------------------------------------------------------------------------
  Net deferred tax assets                                 $37,402        $37,556
================================================================================

NOTE 6 -- INCENTIVE COMPENSATION PLAN

The Company has an incentive compensation plan for executive officers. Participants in the plan and payments under the plan are approved by a committee appointed by the Board of Directors. Members of the committee are directors and are not active officers of the Company. Amounts paid under the plan are based on a percentage of the base salary of each participant. Compensation expense attributable to the plan was $2,018,000 in 1999 ($1,528,000 in 1998 and $1,203,000 in 1997).

NOTE 7 -- DETAILS OF BALANCE SHEET

                                                    1999                 1998
===============================================================================
                                                          (In thousands)

Receivables:
  Accounts                                       $ 153,099            $ 146,368
  Notes                                             17,126               17,173
  Other                                              3,633                4,731
-------------------------------------------------------------------------------
                                                   173,858              168,272

  Allowance for doubtful accounts                   (3,339)              (2,986)
-------------------------------------------------------------------------------
                                                 $ 170,519            $ 165,286
===============================================================================

Inventories:

  Finished goods                                 $  38,731            $  49,897
  Work-in-process                                   29,232               24,914
  Raw materials and finished parts                  51,541               49,541
-------------------------------------------------------------------------------
                                                 $ 119,504            $ 124,352
===============================================================================

Property, plant and equipment:
  Land                                           $   3,225            $   3,282
  Land improvements                                  2,677                2,781
  Buildings                                         66,904               63,752
  Machinery and equipment                          140,598              130,106
  Construction-in-progress                          31,310               10,016
  Leased property under
   capitalized leases                               14,035               14,098
-------------------------------------------------------------------------------
                                                   258,749              224,035

  Accumulated depreciation
   and amortization                               (130,110)            (122,852)
-------------------------------------------------------------------------------
                                                 $ 128,639            $ 101,183
===============================================================================

Intangible assets:
  Costs in excess of net assets of
   acquired businesses                           $ 124,728            $ 105,515
  Other                                              8,330                5,695
-------------------------------------------------------------------------------
                                                   133,058              111,210

  Accumulated amortization                         (31,670)             (26,865)
-------------------------------------------------------------------------------
                                                 $ 101,388            $  84,345
===============================================================================

Accrued liabilities:
  Salaries and other compensation                $  28,795            $  23,496
  Pension and retirement                             2,782                4,151
  Taxes other than income taxes                      4,563                4,314
  Other                                             23,205               21,718
-------------------------------------------------------------------------------
                                                 $  59,345            $  53,679
===============================================================================


NOTE 8 -- LEASES

The Company has lease commitments expiring at various dates, principally for manufacturing, warehouse and office space, automobiles and office equipment. Most leases contain renewal options and some contain purchase options.

The Company is a partner in two unconsolidated general partnerships which own office and manufacturing facilities. The Company has operating leases for these facilities. The leases have initial terms expiring in 2010 and 2016, renewal options and options to purchase the properties at fair market value. Future annual minimum lease payments range from $1,082,000 to $2,078,000 and approximate market rates.

Rent expense for all operating leases was approximately $9,603,000 in 1999, $8,664,000 in 1998 and $8,578,000 in 1997.

Assets held under capitalized leases and included in property, plant and equipment are as follows:

                                                   1999                  1998
================================================================================
                                                         (In thousands)

Transportation equipment                        $ 13,036               $ 12,265
Other                                                999                  1,833
-------------------------------------------------------------------------------
Total capitalized leases                          14,035                 14,098
Accumulated amortization                          (5,908)                (6,283)
-------------------------------------------------------------------------------
  Net capitalized leases                        $  8,127               $  7,815
================================================================================

At October 31, 1999, future minimum lease payments under non-cancelable capitalized and operating leases are as follows:

                                              CAPITALIZED              OPERATING
                                                 LEASES                 LEASES
================================================================================
                                             (In thousands)

Fiscal Year Ending:
  2000                                          $  5,002                $  7,861
  2001                                             3,234                   6,166
  2002                                             1,684                   5,330
  2003                                               376                   4,936
  2004                                                33                   3,919
  Later years                                         --                  22,057
--------------------------------------------------------------------------------
Total minimum lease payments                      10,329                 $50,269
                                                                        --------
Less amount representing
  executory costs                                    770
--------------------------------------------------------
Net minimum lease payments                         9,559
Less amount representing interest                  1,432
--------------------------------------------------------
Present value of net minimum
  lease payments                                   8,127
Less current portion                               3,914
--------------------------------------------------------
Long-term obligations at
  October 31, 1999                              $  4,213
========================================================

NOTE 9 -- NOTES PAYABLE

Bank lines of credit and notes payable are summarized as follows:

                                                    1999                 1998
================================================================================
                                                          (In thousands)

Available bank lines of credit:
  Domestic banks                                  $363,645             $324,300
  Foreign banks                                     96,425               95,353
-------------------------------------------------------------------------------
   Total                                          $460,070             $419,653
================================================================================

Notes payable:
  Domestic bank debt                              $105,495             $ 52,300
  Foreign bank debt                                 31,686               36,551
  Other                                                130                5,000
-------------------------------------------------------------------------------
   Total                                          $137,311             $ 93,851
================================================================================

Weighted average interest rate
  on notes payable                                     4.1%                 4.3%
Unused bank lines of credit                       $322,889             $330,802
================================================================================

Included in the domestic available amount above is $215,000,000 of revolving credit agreements with a group of banks. The agreements expire on various dates in 2002 and 2003 and require payment of commitment fees. Other lines of credit obtained by the Company can generally be withdrawn at the option of the banks and do not require material compensating balances or commitment fees. Amounts due to foreign banks are payable primarily in Japanese yen. Other notes payable include promissory notes issued in connection with business acquisitions.

NOTE 10 -- LONG-TERM DEBT

The long-term debt of the Company is as follows:

                                                        1999              1998
================================================================================
                                                            (In thousands)

Senior notes                                          $50,000            $50,000
Industrial revenue bonds--
  Gwinnett County, Georgia                              6,000              6,000
Industrial revenue bonds--
  City of Westlake, Ohio                                2,550              3,400
Acquisition financing notes                             9,152              6,562
Leasehold improvements financing note                   1,882              1,464
--------------------------------------------------------------------------------
                                                       69,584             67,426
Less current maturities                                 7,822                862
--------------------------------------------------------------------------------
   Total                                              $61,762            $66,564
================================================================================

SENIOR NOTES -- These notes are payable in one installment in 2007. Interest, payable at a fixed rate of 6.78 percent, was converted to a variable rate through an interest rate swap. The variable rate is reset semi-annually, and at October 31, 1999 the Company's effective borrowing rate was 6.22 percent.

INDUSTRIAL REVENUE BONDS -- GWINNETT COUNTY, GEORGIA -- These bonds were issued in connection with the acquisition and renovation of the Norcross Manufacturing Facility in Gwinnett County, Georgia. These bonds are due in annual installments of $600,000, beginning in 2000 and extending through 2009, with interest payable quarterly. The tax-free interest rate varies weekly and was 3.60 percent at October 31, 1999. The bonds are secured by a $6,300,000 standby letter of credit.

INDUSTRIAL REVENUE BONDS -- CITY OF WESTLAKE, OHIO -- These bonds were issued in connection with the construction of the Company's world headquarters in Westlake, Ohio. The bonds are due in annual installments of $850,000 extending through 2002 with interest payable quarterly. The tax-free interest rate varies weekly and was 3.60 percent at October 31, 1999. The bonds are secured by a $2,659,000 standby letter of credit.

ACQUISITION FINANCING NOTES -- These unsecured notes were issued in connection with recent business acquisitions. They have various maturities through 2001. Interest is payable at variable rates with a weighted-average rate of 6.09 percent at October 31, 1999.

LEASEHOLD IMPROVEMENTS FINANCING NOTE -- This note partially funded the leasehold improvements for a new sales and demonstration facility in Japan. The principal balance is Japanese (Y)200 million and is payable in one installment in 2006. Interest, payable at a fixed rate of 3.10 percent, was converted to a variable rate through an interest rate swap. The variable rate is reset semi-annually, and at October 31, 1999 the Company's effective borrowing rate was negative .24 percent.

ANNUAL MATURITIES -- The annual maturities of long-term debt for the five years subsequent to October 31, 1999 are as follows: $7,822,000 in 2000, $4,230,000 in 2001, $1,450,000 in 2002, $600,000 in 2003, and $600,000 in 2004.

GUARANTEES -- At October 31, 1999 and November 1, 1998, the Company had issued $3,311,000 and $3,263,000, respectively, of guarantees to support the term borrowing facilities of an unconsolidated affiliate.

NOTE 11 -- FINANCIAL INSTRUMENTS

The carrying amounts and fair values of the Company's financial instruments, other than receivables and accounts payable, are as follows:

                                                CARRYING                 FAIR
                                                 AMOUNT                 VALUE
================================================================================
                                                       (In thousands)

1999:
  Cash and cash equivalents                     $  16,030             $  16,030
  Marketable securities                                30                    30
  Notes payable                                  (137,311)             (137,311)
  Long-term debt                                  (69,584)              (65,066)
  Forward exchange contracts                         (145)                 (370)
  Interest rate swaps                                --                    (637)
================================================================================

1998:
  Cash and cash equivalents                     $   6,820             $   6,820
  Marketable securities                                30                    30
  Notes payable                                   (93,851)              (93,851)
  Long-term debt                                  (67,426)              (67,155)
  Forward exchange contracts                         (705)                 (768)
  Interest rate swap                                 --                   2,982
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

The carrying amount of these forward contracts is included in receivables at the differential between the contract rates and the spot rates. Gains and losses from foreign currency forward contracts are included in other income/expense. The contracts require the Company to buy or sell foreign currencies, usually in exchange for U.S. dollars. The following table summarizes, by currency, the contractual amounts of the Company's forward exchange contracts at October 31, 1999:

                                                   SELL                   BUY
================================================================================
                                           (In thousands)

Contract amount:
  Japanese yen                                    $22,549                $11,010
  Euro                                             21,221                 17,147
  Pound sterling                                   10,805                    983
  German marks                                      5,556                    804
  French francs                                     3,322                   --
  Other                                             9,952                  5,259
--------------------------------------------------------------------------------
   Total                                          $73,405                $35,203
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

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. The Company invests in securities with strong credit ratings and uses major banks throughout the world for cash deposits, forward exchange contracts and interest rate swaps. The Company's customers represent a wide variety of industries and geographic regions. As of October 31, 1999, there were no significant concentrations of credit risk.

NOTE 12 -- CAPITAL SHARES

PREFERRED -- The Company has authorized 10,000,000 Series A convertible preferred shares without par value. No preferred shares were outstanding in 1999, 1998 or 1997.

COMMON -- The Company has 80,000,000 authorized common shares without par value. In March 1992, the shareholders adopted an amendment to the Company's articles of incorporation which, when filed with the State of Ohio, would increase the number of authorized common shares to 160,000,000. During 1999, 1998 and 1997, there were 24,506,000 common shares issued. At October 31, 1999 and November 1, 1998, the number of outstanding common shares, net of treasury shares, was 16,367,000 and 16,740,000, respectively. Treasury shares are reissued using the first-in, first-out method.

NOTE 13 -- COMPANY STOCK PLANS

LONG-TERM PERFORMANCE PLAN -- The Company's long-term performance plan, adopted in 1993, provides for the granting of stock options, stock appreciation rights, restricted stock, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives. The number of common shares available for grant of awards is 3.0 percent of the number of common shares outstanding as of the first day of each fiscal year, plus up to an additional
0.5 percent, consisting of shares available, but not granted, in prior years. At the beginning of fiscal 2000, there were 562,000 shares available for grant in 2000.

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

Summarized transactions are as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                    NUMBER OF            PRICE
                                                     OPTIONS           PER SHARE
================================================================================

Outstanding at November 3, 1996                     2,138,748             $44.52
Granted                                               438,246             $56.78
Exercised                                            (353,275)            $25.32
Forfeited                                             (47,408)            $57.20
--------------------------------------------------------------------------------
Outstanding at November 2, 1997                     2,176,311             $49.83
Granted                                               546,827             $48.80
Exercised                                            (142,636)            $26.25
Forfeited                                            (122,281)            $54.02
--------------------------------------------------------------------------------
Outstanding at November 1, 1998                     2,458,221             $50.76
Granted                                               464,440             $45.26
Exercised                                            (118,341)            $32.81
Forfeited                                             (62,863)            $55.64
--------------------------------------------------------------------------------
Outstanding at October 31, 1999                     2,741,457             $50.49
================================================================================
Exercisable at October 31, 1999                     1,529,251             $50.90
================================================================================

Summarized information on currently outstanding options follows:

                                                   RANGE OF EXERCISE PRICE
                                             $19 - $34     $34 - $49  $49 - $64
================================================================================
Number outstanding                              88,286      311,081    2,342,090
Weighted-average remaining
  contractual life, in years                       1.0          2.7          6.9
Weighted-average
  exercise price                               $ 19.75     $  44.82   $    52.41
--------------------------------------------------------------------------------
Number exercisable                              88,286      311,081    1,129,884
Weighted-average
  exercise price                               $ 19.75     $  44.82   $    55.01
================================================================================

Pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for employee stock options granted since 1996 under the fair value method. Under this method, the estimated fair value of the options is amortized to expense over the options' vesting period. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 5.91 percent to 6.17 percent, dividend yield of 1.35 percent, expected volatility of .23, and an expected life of seven years.

Pro forma information follows:

                                      1999             1998              1997
================================================================================
                                   (In thousands except for per share amounts)

Net income:
  As reported                        $47,506          $20,825          $49,967
  Pro forma                          $43,572          $18,335          $47,789
Diluted earnings per share:
  As reported                        $  2.84          $  1.25          $  2.85
  Pro forma                          $  2.61          $  1.10          $  2.72
Weighted-average fair value
  of options granted during
  the year                           $ 15.19          $ 14.98          $ 18.49
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

STOCK APPRECIATION RIGHTS -- The Company may grant stock appreciation rights to employees. A stock appreciation right provides for a payment equal to the excess of the fair market value of a common share when the right is exercised, over its value when the right was granted. There were no stock appreciation rights outstanding during 1999, 1998 and 1997.

Limited stock appreciation rights that become exercisable upon the occurrence of events which involve or may result in a change of control of the Company have been granted with respect to 2,741,000 shares.

RESTRICTED STOCK -- The Company may grant restricted stock to employees. These shares may not be disposed of for a designated period of time defined at the date of grant and are to be returned to the Company if the recipient's employment terminates during the restriction period. As shares are issued, deferred stock-based compensation equivalent to the market value on the date of grant is charged to shareholders' equity and subsequently amortized over the restriction period. Tax benefits arising from the lapse of restrictions on the stock are recognized when realized and credited to capital in excess of stated value. In 1999, there were 5,944 restricted shares granted at a weighted average fair value of $51.17 per share (3,700 and $49.89 in 1998 and 6,550 and $55.46 in
1997). Net amortization was $225,000 in 1999 ($303,000 in 1998 and $325,000 in
1997).

EMPLOYEE STOCK PURCHASE RIGHTS -- The Company may grant stock purchase rights to employees. These rights permit eligible employees to purchase a limited number of common shares at a discount from fair market value. No stock purchase rights were outstanding during 1999, 1998 and 1997.

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

ESOP compensation expense was a charge of $1,325,000 in 1999 and $685,000 in 1998. In 1997, there was a net credit of $1,277,000 against ESOP compensation expense due to an accrual reduction to reflect actual amounts contributed. Contributions to the plan were $1,063,000, $-0- and $962,000 in 1999, 1998 and 1997, respectively. The number of allocated ESOP shares outstanding was 442,000 at October 31, 1999 and 443,000 at November 1, 1998.

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

SHARES RESERVED FOR FUTURE ISSUANCE -- At October 31, 1999, there were 41,072,000 shares reserved for future issuance through the exercise of outstanding options or rights, including 38,293,000 shares under the shareholder rights plan.

NOTE 14 -- SUPPLEMENTAL INFORMATION FOR THE STATEMENT OF CASH FLOWS

                                            1999          1998           1997
================================================================================
                                                      (In thousands)

Cash operating activities:
  Interest paid                           $  9,417       $  9,692       $  7,126
  Income taxes paid                         28,501         18,673         25,233
================================================================================
Noncash investing and
 financing activities:
   Capitalized lease
     obligations incurred                 $  5,757       $  5,822       $  4,680
   Capitalized lease
     obligations terminated                  1,102          1,018          1,325
   Shares acquired and
     issued through exercise
     of stock options                        2,098          2,623          7,091
================================================================================
Noncash assets and liabilities
 of businesses acquired:
   Working capital                        $  4,901       $   (897)      $    252
   Property, plant and
     equipment                               1,032          2,232             --
   Intangibles and other                    21,279         41,254            741
   Long-term debt and
     other liabilities                        (588)        (5,568)            --
================================================================================
                                          $ 26,624       $ 37,021       $    993

NOTE 15 -- ACQUISITIONS

Business acquisitions have been accounted for as purchases, with the acquired assets and liabilities recorded at their estimated fair value at the dates of acquisition. The cost in excess of the net assets of the business acquired is included in intangible assets.

In January 1999 and March 1999, the Company acquired manufacturers of systems that use gas plasma technology. In July 1999, the Company acquired a manufacturer of cold adhesive application equipment and verification systems, and in September 1999, a manufacturer of ultraviolet curing lamps.

In September 1998, the Company acquired a manufacturer of melt-blowing systems used to produce synthetic nonwoven fabrics, and adhesive dispensing equipment used for nonwoven products.

The cost of acquisitions amounted to $29,213,000 in 1999 and $39,543,000 in 1998. The 1998 amount includes the issuance of 436,000 shares which had a value of $19,939,000. Operating results of these acquisitions are included in the Consolidated Statement of Income from the respective dates of acquisition. Assuming the acquisitions had taken place at the beginning of 1999 and 1998, pro forma results for 1999 and 1998, respectively, would not be materially different.

NOTE 16 -- OPERATING SEGMENTS AND GEOGRAPHIC AREA DATA

Effective October 31, 1999, the Company adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). This statement requires the presentation of descriptive information about reportable segments that is consistent with the way management operates the Company. Previously reported segment and geographic information has been restated to conform with FAS No. 131 requirements.

The Company conducts business across four geographical areas: North America, Europe, Japan and Pacific South. The composition of segments and measure of segment profitability is consistent with that used by the Company's management. The primary measurement focus is operating profit, which equals sales less operating costs and expenses. Operating profit excludes interest income (expense), investment income (net) and other income (expense). Intersegment sales and transfers are based on the costs to manufacture plus a reasonable profit element. Items below the operating income line of the Consolidated Statement of Income are not presented by segment, since they are excluded from the measure of segment profitability reviewed by the Company's management.

End markets for Nordson products include food and beverage, metal furniture, appliances, electronic components, disposable nonwovens products and automotive components. Nordson sells its products primarily through a direct, geographically dispersed sales force.

No single customer accounted for more than 5.0 percent of the Company's sales in 1999, 1998 or 1997.

The following table presents information about Nordson's reportable segments:

                                              NORTH                                        PACIFIC        ALL
                                             AMERICA          EUROPE         JAPAN          SOUTH        OTHER(a)    CONSOLIDATED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
YEAR ENDED OCTOBER 31, 1999
Net external sales                           $328,573(b)     $243,463        $68,579      $59,850    $       --      $700,465
Intersegment sales                            108,017          20,495            368          327      (129,207)           --
Depreciation and amortization                  11,409           7,289          1,320        1,447         7,835        29,300
Operating profit                               47,958          39,496         18,237        4,868       (33,574)(c)    76,985
Identifiable assets                           362,449         151,407         54,462       30,281        (6,809)      591,790
Long-lived assets(d)                           88,939(e)       17,163          6,412        3,947        12,178       128,639
Expenditures for long-lived assets             36,298           3,409            424        1,209         4,304        45,644
---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED NOVEMBER 1, 1998
Net external sales                           $291,788(b)     $251,539        $63,378      $54,195    $       --      $660,900
Intersegment sales                            113,740          18,590            274          509      (133,113)           --
Depreciation and amortization                   9,334           7,088          1,452          704         6,425        25,003
Operating profit                               49,929          43,739         13,265       (2,917)      (58,945)(c)    45,071
Identifiable assets                           308,758         167,017         39,715       35,841       (12,387)      538,944
Long-lived assets(d)                           63,742(e)       17,893          5,334        4,285         9,929       101,183
Expenditures for long-lived assets              7,971           4,203            627        1,163         1,472        15,436
---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED NOVEMBER 2, 1997
Net external sales                           $265,581(b)     $226,344        $80,718      $64,067    $       --      $636,710
Intersegment sales                            117,886          16,037            369        1,138      (135,430)           --
Depreciation and amortization                   9,617           6,844          1,212          929         6,705        25,307
Operating profit                               44,201          33,920         22,897        4,867       (31,826)       74,059
Identifiable assets                           270,835         157,729         52,583       38,688       (16,839)      502,996
Long-lived assets(d)                           65,239(e)       15,822          6,425        4,051        10,130       101,667
Expenditures for long-lived assets              8,805           2,913            888        2,005         1,327        15,938
---------------------------------------------------------------------------------------------------------------------------------

(a) Represents items necessary to reconcile to the consolidated financial statements which generally include unallocated expenses and corporate eliminations.
(b) Net external sales in the United States for 1999, 1998 and 1997 were $307.7 million, $273.9 million and $249.8 million, respectively.
(c) Includes $33.0 million of non-recurring charges that were taken during the second and fourth quarters of 1998 and $3.0 million of non-recurring charges recorded during the fourth quarter of 1999, none of which were allocated to reportable segments.
(d) Long-lived assets consist of property, plant and equipment and capital lease assets, net of accumulated depreciation and amortization, respectively.
(e) Long-lived assets in the United States for 1999, 1998 and 1997 were $88.8 million, $63.4 million and $64.6 million, respectively.


A reconciliation of total segment operating income to total            Nordson's revenues are generated via the sale of
consolidated income before income taxes is as follows:                 products sold in the following categories:

                              1999           1998           1997                                     1999       1998      1997
-----------------------------------------------------------------      --------------------------------------------------------
                                        (In thousands)                                                     (In thousands)
Total operating income                                                 Adhesive dispensing
  for reported segments      $76,985       $45,071       $74,059         and nonwoven fiber        $443,799   $411,387  $411,671

Interest expense             (10,244)       (9,647)       (7,763)      Coating and finishing        152,866    157,777   158,433

Interest and investment        1,601           658           638       Advanced technology          103,800     86,924    62,456

Other - net                    3,096         2,845         4,811       Others                            --      4,812     4,150
-----------------------------------------------------------------      ---------------------------------------------------------
Consolidated income
  before income taxes        $71,438       $38,927       $71,745       Total                       $700,465   $660,900  $636,710
-----------------------------------------------------------------      ---------------------------------------------------------

NOTE 17 -- QUARTERLY FINANCIAL DATA (UNAUDITED)


QUARTER                  FIRST       SECOND        THIRD        FOURTH
--------------------------------------------------------------------------------
                            (In thousands except for per share amounts)
1999:
  Sales                $ 157,053    $ 174,766    $ 174,411    $ 194,235
  Cost of sales           72,631       77,884       78,652       89,063
  Net income               6,984       13,024       13,389       14,109

  Earnings per share:
     Basic                  $.42         $.79         $.81         $.86
     Diluted                 .42          .77          .80          .85
     Diluted before
        non-recurring
        charges              .42          .77          .80          .97
--------------------------------------------------------------------------------
1998:
  Sales                $ 139,226    $ 167,814    $ 167,171    $ 186,689
  Cost of sales           60,609       81,930       73,241       87,891
  Net income               5,019          546       13,775        1,485

  Earnings per share:
     Basic                  $.30         $.03         $.84         $.09
     Diluted                 .30          .03          .84          .09
     Diluted before
        non-recurring
        charges              .30          .65          .84         1.07
--------------------------------------------------------------------------------

Domestic operations report results using four 13-week quarters. International subsidiaries report results using calendar quarters.

In the fourth quarter of 1999, the Company recognized non-recurring pre-tax charges of $3.0 million ($2.0 million after-tax).

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