Form 10-K405, Exhibit 13
period 1999-10-31
NORDSON CORP
filed 2000-01-28
CIK 72331

                                                                    Exhibit 13-h


ELEVEN-YEAR SUMMARY


                                                                    1999             1998(f)           1997
---------------------------------------------------------------------------------------------------------------
(In thousands of dollars except for per share amounts)
OPERATING DATA(a)

   Sales                                                          $700,465           660,900          636,710
---------------------------------------------------------------------------------------------------------------
   Cost of Sales                                                  $318,230           303,671(d)       276,425
   % of sales                                                           45                46               43
---------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                            $302,250           286,120          286,226
   % of sales                                                           43                43               45
---------------------------------------------------------------------------------------------------------------
   Operating profit                                               $ 76,985(e)         45,071(d)        74,059
   % of sales                                                           11                 7               12
---------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting
     changes and non-recurring charges                            $ 49,501(e)         47,440(d)        49,967
   % of sales                                                            7                 7                8
---------------------------------------------------------------------------------------------------------------
   Net income                                                     $ 47,506            20,825           49,967
   % of sales                                                            7                 3                8
---------------------------------------------------------------------------------------------------------------
FINANCIAL DATA(a)
   Working capital                                                $ 89,376           121,394          139,152
---------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment
     and other non-current assets                                 $250,474           210,468          184,181
---------------------------------------------------------------------------------------------------------------
   Total invested capital                                         $339,850           331,862          323,333
---------------------------------------------------------------------------------------------------------------
   Total assets                                                   $591,790           538,944          502,996
---------------------------------------------------------------------------------------------------------------
   Long-term obligations                                          $118,452           117,087          102,788
---------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                           $221,398           214,775          220,545
---------------------------------------------------------------------------------------------------------------
   Return on average invested capital--%(b)                             16                16               18
---------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity--%(c)                         23                22               22
---------------------------------------------------------------------------------------------------------------
PER SHARE DATA(a)
   Basic earnings per share:
     Income before cumulative effect of
       accounting changes and non-recurring charges               $   3.00(e)           2.87(d)          2.89
     Net income                                                   $   2.87              1.26             2.89
   Diluted earnings per share:
     Income before cumulative effect of accounting
       changes and non-recurring charges                          $   2.96(e)           2.85(d)          2.85
     Net income                                                   $   2.84              1.25             2.85
-------------------------------------------------------------------------------------------------------------
   Dividends per common share                                     $    .96               .88              .80
-------------------------------------------------------------------------------------------------------------
   Book value per common share                                    $  13.53             12.83            13.10
-------------------------------------------------------------------------------------------------------------
   Common shares                                                    16,524            16,542           17,276
-------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents (000s)                16,742            16,661           17,553
-------------------------------------------------------------------------------------------------------------

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


  1996          1995           1994          1993(g)         1992           1991           1990           1989
----------------------------------------------------------------------------------------------------------------
609,444        581,444        506,692        461,557        425,618        387,962        344,904        282,098
----------------------------------------------------------------------------------------------------------------
255,095        245,587        212,866        191,575        168,437        158,885        154,653        116,588
     42             42             42             42             40             41             45             41
----------------------------------------------------------------------------------------------------------------
270,088        251,913        219,422        202,608        189,887        170,814        140,450        112,716
     44             43             43             44             45             44             41             40
----------------------------------------------------------------------------------------------------------------
 84,261         83,944         74,404         67,374         67,294         58,263         49,801         52,794
     14             14             15             15             16             15             14             19
----------------------------------------------------------------------------------------------------------------
 53,071         52,676         46,654         40,775         39,537         33,787         29,346         34,187
      9              9              9              9              9              9              9             12
----------------------------------------------------------------------------------------------------------------
 53,071         52,676         46,654         35,991         39,537         33,787         29,346         34,187
      9              9              9              8              9              9              9             12
----------------------------------------------------------------------------------------------------------------
110,486        130,562        126,996        125,391        105,138         87,004         66,093         53,834
----------------------------------------------------------------------------------------------------------------
192,791        148,769        130,637        116,298        114,461        103,015         95,599         79,383
----------------------------------------------------------------------------------------------------------------
303,277        279,331        257,633        241,689        219,599        190,019        161,692        133,217
----------------------------------------------------------------------------------------------------------------
510,493        434,710        380,944        357,970        346,297        296,930        269,523        235,551
----------------------------------------------------------------------------------------------------------------
 57,980         48,001         45,209         45,284         41,879         37,305         31,318         26,299
----------------------------------------------------------------------------------------------------------------
245,297        231,330        212,424        196,405        177,720        152,714        130,374        106,918
----------------------------------------------------------------------------------------------------------------
     20             21             20             19             20             21             21             29
----------------------------------------------------------------------------------------------------------------
     23             24             24             23             24             25             25             35
----------------------------------------------------------------------------------------------------------------

   2.97           2.89           2.51           2.17           2.10           1.80           1.56           1.80
   2.97           2.89           2.51           1.92           2.10           1.80           1.56           1.80

   2.92           2.84           2.45           2.13           2.03           1.77           1.52           1.76
   2.92           2.84           2.45           1.88           2.03           1.77           1.52           1.76
----------------------------------------------------------------------------------------------------------------
    .72            .64            .56            .48            .44            .40            .36            .32
----------------------------------------------------------------------------------------------------------------
  13.91          12.85          11.55          10.49           9.48           8.14           6.94           5.69
----------------------------------------------------------------------------------------------------------------
 17,869         18,219         18,623         18,751         18,828         18,730         18,846         18,964
----------------------------------------------------------------------------------------------------------------
 18,204         18,577         19,067         19,184         19,471         19,093         19,266         19,386
----------------------------------------------------------------------------------------------------------------

(e) Operating profit includes a non-recurring charge of $3.0 million which consists of severance payments and supplemental pension obligations.
(f) In 1998, the Company adopted Statements of Financial Accounting Standards No. 128, "Earnings Per Share." Prior years have been restated.
(g) In 1993, the Company adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions;" No. 109, "Accounting for Income Taxes;" and No. 112, "Employers' Accounting for Postemployment Benefits." Prior years have not been restated.