Form 10-K405, Exhibit 13
period 1999-10-31
NORDSON CORP
filed 2000-01-28
CIK 72331

                                                                     Exhibit 13i

SHAREHOLDER INFORMATION

DIVIDEND INFORMATION AND PRICE RANGE PER COMMON SHARES

Following is a summary of dividends paid per common share, the range of market prices, and average price-earnings ratios with respect to common shares, during each quarter of 1999 and 1998. The price-earnings ratios reflect average market prices relative to trailing four-quarter earnings before non-recurring charges.


                                  COMMON STOCK PRICE        PRICE-
FISCAL           DIVIDEND         ------------------       EARNINGS
QUARTERS           PAID            HIGH         LOW         RATIO
================================================================================

1999:
  First          $   .24        $ 63.75       $ 44.81         18.2
  Second             .24          64.25         51.63         18.7
  Third              .24          65.94         52.75         19.4
  Fourth             .24          58.50         43.75         17.3

1998:
  First          $   .22        $ 53.50       $ 44.38         18.5
  Second             .22          51.875        44.25         17.2
  Third              .22          52.375        43.25         16.3
  Fourth             .22          52.00         42.25         16.5

MARKET MAKERS AND RESEARCH FIRMS

The following firms make a market(M) in Nordson Corporation stock and/or provide research data(R) on Nordson Corporation:

     ABN AMRO, Inc.(R)
     McDonald Investments, Inc.(M)(R)
     Robinson-Humphrey, LLC(M)(R)
     Salomon Smith Barney, Inc.(M)
     Sherwood Securities Corp.(M)
     Spear, Leeds & Kellogg(M)
     Standard & Poors Corp.(R)
     Value Line, Inc.(R)

STOCK LISTING INFORMATION

Nordson stock is traded on The Nasdaq Stock Market's National Market under the symbol NDSN.

TRANSFER AGENT AND REGISTRAR

     National City Bank
     Corporate Trust Operations
     P.O. Box 92301
     Cleveland, Ohio 44193-0900
     (800)622-6757

Annual Shareholders' Meeting

     Date:    March 9, 2000
     Time:    5:30 p.m.
     Place:   Spitzer Conference Center
              1005 North Abbe Road
              Elyria, Ohio

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