Form 10-K405, Exhibit 13
period 2000-10-29
NORDSON CORP
filed 2001-01-26
CIK 72331

                                                                    Exhibit 13-a


MANAGEMENT'S DISCUSSION AND ANALYSIS

FISCAL YEARS 2000 AND 1999
Worldwide sales for 2000 reached a record level of $740.6 million, up 6 percent over 1999 sales of $700.5 million. Local sales volume gains exceeded 8 percent, with the effect of the stronger dollar on translated international revenue accounting for the difference.

    Sales volume in the Company's adhesive dispensing segment grew 7 percent, reflecting strong demand for systems serving the nonwovens and product assembly markets. Revenue in the advanced technology segment was up 28 percent driven by sales of dispensing and plasma treatment systems to the semiconductor and telecommunications industries. Coating and finishing sales volume was down 3 percent influenced by weak demand in Europe. It is estimated that the effect of price increases on total revenues was less than 1 percent.

    Nordson's sales outside the United States accounted for 55 percent of total 2000 sales, compared with 56 percent for 1999. Volume gains were achieved in all of Nordson's four geographic regions. Compared to 1999, sales volume in North America grew 10 percent for the year, driven by strong performance within the Company's adhesive dispensing and advanced technology segments. In Europe, sales volume increased 6 percent as a result of strong sales in the adhesive dispensing markets. Sales volume also increased 6 percent in Japan. Lastly, sales volume rose 13 percent in the Pacific South region influenced by strong activity in the advanced technology segment.

    Gross margins, expressed as a percentage of sales were 55.1 percent in 2000, compared with 54.6 percent in 1999. Improved manufacturing efficiencies were mitigated somewhat by the effect of the strong dollar.

    Selling and administrative expenses, excluding non-recurring charges, were
41.5 percent in 2000 and 43.1 percent in 1999. Spending for 2000 increased 1.8 percent with incremental expenses associated with the implementation of the Company's enterprise management systems offset by the favorable currency translation effects on European-based costs.

    At the beginning of fiscal 2000, the Company announced Action 2000, a two-year program of broad-based initiatives to improve performance and reduce costs. During 2000, the Company's Action 2000 initiative resulted in the recognition of $9.0 million of non-recurring charges. Of this amount, $7.5 million of severance and related benefit payments were made to approximately 250 salaried employees. The remainder represents severance obligations due to approximately 125 hourly manufacturing employees. This amount will be paid by mid 2001. It is anticipated that the program will be substantially complete by the end of fiscal year 2001 and that additional costs of approximately $2.0 million, primarily related to severance payments, will be incurred during 2001.

    Consistent with restructuring of Nordson's organization during fiscal 2000, the Company now will report results by global business segments rather than geographic divisions. Worldwide operating profits, expressed as a percentage of sales, before the effects of non-recurring charges, were 13.6 percent in 2000, compared with 11.4 percent for 1999. Segment operating profit percentages in 2000 and 1999, excluding expenses not allocated to segments, were as follows:

SEGMENT                            2000          1999
------------------------------------------------------
Adhesive Dispensing and             25%           21%
  Nonwoven Fiber Systems
Coating and Finishing Systems        6%            4%
Advanced Technology Systems         16%            9%


    All segments reflect improvement as a result of Action 2000 initiatives.

    Interest expense increased $1.4 million over the comparable period of 1999, mainly as a result of increased borrowing levels during most of the year and an increase in effective short-term borrowing rates. Interest of $.3 million related to the implementation of an enterprise management system was capitalized.

    Nordson's effective tax rate was 34.5 percent in 2000 compared with 33.5 percent in 1999. In 1999, the rate was influenced by the recognition of research and development credits related to prior years.

    Net income in 2000 was $54.6 million, or $1.67 per share on a diluted basis compared with $47.5 million, or $1.42 per share on a diluted basis in 1999. Excluding the effects of non-recurring charges, net income in 2000 was $60.5 million, or $1.85 per share, compared with $49.5 million, or $1.48 per share for 1999. Non-recurring charges on an after-tax basis totaled $5.9 million, or $.18 per share for 2000, and $2.0 million, or $.06 per share on a diluted basis for 1999. All figures reflect Nordson's 2-for-1 stock split, which was effective September 12, 2000.

    In-process technology acquired in 1998 from JM Laboratories, Inc. related primarily to the development of a product that uses two different technologies to form fibers. During 1999, product development was completed according to the expected timeframe and at the level of development costs anticipated. A working prototype of this product was made available to commercial customers in 1999. During 2000, orders were received for systems which evolved from this technology.

    Nordson will be required to implement the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements" effective for the first quarter of the Company's fiscal year 2001. This Bulletin will not have a material effect on the financial statements of the Company.

    Nordson has not yet adopted Financial Accounting Standards Board Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (FAS 138) which amended Statement No. 133, "Accounting and Reporting Standards for Derivative Instruments and Hedging Activities" (FAS 133). The Company must adopt FAS 138 for fiscal year 2001, and it will not have a material effect on the financial statements of the Company.

FISCAL YEARS 1999 AND 1998
Worldwide sales in 1999 reached $700.5 million, a 6 percent increase over 1998 sales of $660.9 million. Volume gains exceeded 5 percent, with unfavorable currency effects making up the difference.

    Worldwide volume gains were driven by the continued strong pace of activity within the advanced technology segment as well as increased sales of nonwoven systems in the adhesive dispensing segment. Offsetting these increases, sales of coating and finishing equipment decreased from the prior year. Volume gains were enhanced by full-year results from businesses acquired in 1998 in addition to new businesses acquired in 1999.

    Nordson's sales outside the United States accounted for 56 percent of total 1999 sales, compared with 59 percent for 1998. Volume gains were achieved in two of Nordson's four geographic regions in 1999. Sales volume in North America grew 13 percent for 1999, primarily due to the solid performance of recent acquisitions as well as positive contributions from the Company's advanced technology and adhesive dispensing segments. Local sales volume advanced 13 percent in the Pacific South region, spurred by strong performance in China, Mexico and Korea. Looking at other regions, sales volume declined 2 percent in Europe, with the impact of weakened economic conditions felt across most businesses. Local sales volume in Japan decreased 4 percent from the same period of 1998, reflecting the ongoing softness in the Japanese economy.

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

    The initial step taken as part of the Company's Action 2000 initiatives resulted in the recognition of $3.0 million of non-recurring charges consisting of severance payments and supplemental pension obligations during 1999.

    Worldwide operating profits, expressed as a percentage of sales, before the effects of non-recurring charges, were 11.4 percent in 1999, compared with 11.8 percent for 1998, mainly as a result of lower gross margin rates. Segment operating profit percentages in 1999 and 1998, excluding expenses not allocated to segments, were as follows:

SEGMENT                            1999          1998
------------------------------------------------------
Adhesive Dispensing and             21%           21%
  Nonwoven Fiber Systems
Coating and Finishing Systems        4%            5%
Advanced Technology Systems          9%           10%

    Interest expense increased $.6 million over the comparable period of 1998 mainly as a result of increased borrowing levels. Offsetting these higher borrowing levels was a decrease in effective short-term borrowing rates. In addition, $.4 million of interest related to an enterprise management system was capitalized.

    Nordson's effective tax rate was 33.5 percent in 1999 compared with a rate of 46.5 percent in 1998. In 1998, the rate was influenced by the write-off of in-process research and development, which is not tax deductible. Excluding this item, the effective tax rate would have been 34.0 percent in 1998. The decrease in the 1999 effective tax rate compared with 1998 can be traced to benefits from research and development credits from prior years offset by increased state and local taxes.

    Net income in 1999 was $47.5 million, or $1.42 per share on a diluted basis compared with $20.8 million, or $.62 per share on a diluted basis in 1998. Excluding the effects of non-recurring charges, net income in 1999 was $49.5 million, or $1.48 per share, compared with $47.4 million, or $1.42 per share for 1998. Non-recurring charges on an after-tax basis totaled $2.0 million, or $.06 per share for 1999, and $26.6 million, or $.80 per share on a diluted basis for 1998.

LIQUIDITY, CAPITAL EXPENDITURES AND SOURCES OF CAPITAL
During fiscal 2000, cash provided by operations was $85.0 million. Working capital, excluding cash and short-term notes payable, decreased $3.5 million as increases in inventories and accounts receivable were more than offset by increases in accounts payable, accrued liabilities and customer advance payments. Significant uses for cash included capital expenditures, dividends, repurchases of Nordson stock, scheduled repayments of long-term debt and payments of short-term borrowings.

    Nordson concentrated the majority of its 2000 capital expenditures on information systems and manufacturing equipment. Expenditures for information systems included the implementation of an enterprise management system, upgraded network capabilities and the development of the Company's e-commerce Web site.

    Dividend payments to shareholders on a per-share basis increased 8 percent over 1999.

    Purchases of treasury shares, net of shares issued, totaled $17.7 million. The Company uses repurchased shares primarily for stock-based employee compensation and incentive plans.

    Notes payable decreased $45.6 million as cash generated from operations was used to pay down short-term borrowings. Accounts payable increased as a result of purchases made near the end of the year to meet increasing demand for Nordson products. The increase in accrued liabilities is mainly attributable to profit-sharing commitments made to domestic employees. Customer advance payments increased as a result of increased customer orders, reflective of the record backlog for the year.

    Nordson has various lines of credit with both domestic and foreign banks. At October 29, 2000, these lines totaled $528.2 million, of which $440.3 million was unused, pending the acquisition of EFD, Inc. The Company believes that the combination of present capital resources, internally generated funds, and unused financing sources are more than adequate to meet cash requirements for 2001. There are no significant restrictions limiting the transfer of funds from international subsidiaries to the parent Company.

    On October 30, 2000, the Company completed the acquisition of EFD, Inc., a privately held East Providence, Rhode Island-based manufacturer of precision, low-pressure, industrial dispensing valves and components. The purchase price approximated $280 million. The majority of the purchase was financed with short-term credit facilities. Internally generated cash flow of the Company and EFD, Inc. will be used to pay down this debt.

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

    In 2000 compared with 1999, the U.S. dollar was generally stronger against foreign currencies. If 1999 exchange rates had been in effect during 2000, sales would have been approximately $18.6 million higher and third-party costs would have been approximately $13.8 million higher. In 1999 compared with 1998, the U.S. dollar was generally weaker against foreign currencies. If exchange rates for 1998 had been in effect during 1999, sales would have been approximately $3.9 million lower and third-party costs would have been approximately $1.8 million lower. These effects on reported sales do not include the impact of local price adjustments made in response to changes in currency exchange rates.

MARKET RISK
The Company operates internationally and enters into transactions denominated in foreign currencies. Consequently, the Company is subject to market risk arising from exchange rate movements between the dates foreign currencies are recorded and the dates they are settled. Nordson regularly uses foreign exchange contracts to reduce its risks related to most of these transactions. These contracts usually have maturities of 90 days or less, and generally require the Company to exchange foreign currencies for U.S. dollars at maturity, at rates stated in the contracts. Gains and losses from changes in the market value of these contracts which offset foreign exchange gains and losses on the underlying transactions are recognized in Net Income. The balance of transactions denominated in foreign currencies consist of derivatives used to hedge the Company's net investments in foreign subsidiaries and long-term intercompany loans. As a result of the Company's use of foreign exchange contracts on a routine basis to reduce the risks related to nearly all of the Company's transactions denominated in foreign currencies as of October 29, 2000, the Company did not have a material foreign currency risk related to its derivatives or other financial instruments.

    The Company finances a portion of its operations with fixed-rate borrowings. Consequently, the Company is subject to market risk arising from changes in interest rates. Nordson has entered into interest rate swaps to reduce risks related to its fixed-rate debt. Under these swaps, the Company receives a fixed rate and pays a variable rate, generally over the life of the underlying fixed-rate debt. The differential between interest to be received and interest to be paid is accrued monthly as an adjustment to interest expense. As a result of the Company's use of these interest rate swaps, at October 29, 2000, the risk associated with the Company's fixed-rate debt instruments was offset by the risk associated with its derivative instruments. The net effect of these identified risks was not material.

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

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995
Statements in this report pertaining to future periods are "forward-looking statements" intended to qualify for the protection afforded by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve risks and uncertainties. Consequently, the Company's actual results could differ materially from the expectations expressed in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from the expected results include, but are not limited to: deferral of orders, customer-requested delays in system installations, currency exchange rate fluctuations, a sales mix different from assumptions and significant changes in local business conditions in geographic regions in which the Company conducts business.