Form 10-K405, Exhibit 13
period 2000-10-29
NORDSON CORP
filed 2001-01-26
CIK 72331

                                                                    Exhibit 13-b


CONSOLIDATED STATEMENT OF INCOME

YEARS ENDED OCTOBER 29, 2000, OCTOBER 31, 1999
AND NOVEMBER 1, 1998                                         2000               1999               1998
-------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT FOR PER-SHARE AMOUNTS)
SALES                                                    $740,568           $700,465           $660,900

OPERATING COSTS AND EXPENSES:
   Cost of sales                                          332,597            318,230            303,671
   Selling and administrative expenses                    307,559            302,250            286,120
   Acquired in-process research and development                --                 --             14,300
   Other non-recurring charges                              8,960              3,000             11,738
-------------------------------------------------------------------------------------------------------
                                                          649,116            623,480            615,829
-------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                           91,452             76,985             45,071


Other income (expense):
   Interest expense                                       (11,665)           (10,244)            (9,647)
   Interest and investment income                             984              1,601                658
   Other - net                                              2,637              3,096              2,845
-------------------------------------------------------------------------------------------------------
                                                           (8,044)            (5,547)            (6,144)
-------------------------------------------------------------------------------------------------------
Income before income taxes                                 83,408             71,438             38,927


Income taxes:
   Current                                                 30,510             23,476             21,219
   Deferred                                                (1,734)               456             (3,117)
-------------------------------------------------------------------------------------------------------
                                                           28,776             23,932             18,102
-------------------------------------------------------------------------------------------------------
NET INCOME                                               $ 54,632           $ 47,506           $ 20,825
-------------------------------------------------------------------------------------------------------


COMMON SHARES                                              32,455             33,048             33,084
Incremental common shares attributable to
outstanding stock options, nonvested stock, and
deferred stock-based compensation                             312                436                238
-------------------------------------------------------------------------------------------------------
COMMON SHARES AND COMMON SHARE EQUIVALENTS                 32,767             33,484             33,322
-------------------------------------------------------------------------------------------------------


BASIC EARNINGS PER SHARE                                    $1.68              $1.44               $.63
DILUTED EARNINGS PER SHARE                                  $1.67              $1.42               $.62
-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.