Form 10-K405, Exhibit 13
period 2000-10-29
NORDSON CORP
filed 2001-01-26
CIK 72331

                                                                    Exhibit 13-c


CONSOLIDATED BALANCE SHEET


OCTOBER 29, 2000 AND OCTOBER 31, 1999                                                      2000                1999
-------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
ASSETS
Current assets:
   Cash and cash equivalents                                                          $     785           $  16,030
   Marketable securities                                                                     30                  30
   Receivables                                                                          191,371             170,519
   Inventories                                                                          134,922             119,504
   Deferred income taxes                                                                 32,747              28,563
   Prepaid expenses                                                                       9,383               6,670
-------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                                                              369,238             341,316

Property, plant and equipment - net                                                     126,910             128,639
Intangible assets - net                                                                  93,763             101,388
Deferred income taxes                                                                     7,679               8,839
Other assets                                                                             12,450              11,608
-------------------------------------------------------------------------------------------------------------------
                                                                                      $ 610,040           $ 591,790
-------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                      $  91,697           $ 137,311
   Accounts payable                                                                      74,151              35,849
   Income taxes payable                                                                   4,095               2,947
   Accrued liabilities                                                                   65,305              59,345
   Customer advance payments                                                             10,226               4,752
   Current maturities of long-term debt                                                   4,230               7,822
   Current obligations under capital leases                                               3,304               3,914
-------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                                                         253,008             251,940

Long-term debt                                                                           57,498              61,762
Obligations under capital leases                                                          3,302               4,213
Pension and retirement obligations                                                       47,484              49,549
Other liabilities                                                                         1,525               2,928

Shareholders' equity:
   Preferred shares, no par value; 10,000,000 shares authorized; none issued                 --                  --
   Common shares, no par value; 80,000,000 shares authorized;
      49,011,000 shares issued                                                           12,253              12,253
   Capital in excess of stated value                                                    103,142              97,167
   Retained earnings                                                                    493,273             455,494
   Accumulated other comprehensive loss                                                 (11,946)             (7,521)
   Common shares in treasury, at cost                                                  (348,979)           (335,656)
   Deferred stock-based compensation                                                       (520)               (339)
-------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                        247,223             221,398
-------------------------------------------------------------------------------------------------------------------
                                                                                      $ 610,040           $ 591,790
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.