Form 10-K405, Exhibit 13
period 2000-10-29
NORDSON CORP
filed 2001-01-26
CIK 72331

                                                                    Exhibit 13-d


CONSOLIDATED STATEMENT OF CASH FLOWS

YEARS ENDED OCTOBER 29, 2000, OCTOBER 31, 1999
AND NOVEMBER 1, 1998                                                       2000               1999               1998
---------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                          $ 54,632           $ 47,506           $ 20,825
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Non-recurring charges                                            1,528              3,000             32,960
         Depreciation                                                    24,276             22,257             18,414
         Amortization                                                     6,049              7,043              6,589
         Provision for losses on receivables                              1,110              1,374              1,022
         Deferred income taxes                                           (3,077)               215             (1,152)
         Other                                                            5,254              1,165              1,718
         Changes in operating assets and liabilities:
            Receivables                                                 (33,494)            (2,378)               598
            Inventories                                                 (20,606)             6,126             (5,210)
            Other current assets                                         (3,089)             1,234              2,155
            Other non-current assets                                        387             (3,218)            (3,842)
            Accounts payable                                             40,559                836             (5,534)
            Income taxes payable                                          2,480               (997)             1,204
            Accrued liabilities                                           6,314              3,178             (5,720)
            Customer advance payments                                     5,753            (11,942)             2,183
            Other non-current liabilities                                (3,100)             5,905              3,984
---------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                          84,976             81,304             70,194

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant and equipment                           (23,645)           (45,644)           (15,436)
   Proceeds from sale of property, plant and equipment                       82                151                441
   Acquisition of businesses                                                 --            (26,624)           (37,021)
   Proceeds from sales or maturities of marketable securities                --                 --                170
---------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                             (23,563)           (72,117)           (51,846)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from (repayment of) short-term borrowings               (37,688)            40,867             18,921
   Proceeds from long-term debt                                              --              2,590              5,000
   Repayment of long-term debt                                           (7,822)              (850)            (8,245)
   Repayment of capital lease obligations                                (4,031)            (4,665)            (5,320)
   Issuance of common shares                                              9,768              6,641             21,431
   Purchase of treasury shares                                          (17,651)           (29,121)           (29,987)
   Dividends paid                                                       (16,853)           (15,899)           (14,527)
---------------------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                             (74,277)              (437)           (12,727)

   Effect of exchange rate changes on cash                               (2,381)               460               (318)
---------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (15,245)             9,210              5,303
   Cash and cash equivalents at beginning of year                        16,030              6,820              1,517
---------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                            $    785           $ 16,030           $  6,820
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.