Form 10-K405, Exhibit 13
period 2000-10-29
NORDSON CORP
filed 2001-01-26
CIK 72331

                                                                    Exhibit 13-e



CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                       COMMON  SHARES                                         ACCUMULATED
                                         IN TREASURY               CAPITAL IN                    OTHER         DEFERRED
YEARS ENDED OCTOBER 29, 2000,          ----------------   COMMON    EXCESS OF     RETAINED   COMPREHENSIVE   STOCK-BASED
OCTOBER 31, 1999 AND NOVEMBER 1, 1998  SHARES    AMOUNT   SHARES  STATED VALUE    EARNINGS        LOSS       COMPENSATION    TOTAL
------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
BALANCE AT NOVEMBER 2, 1997             7,667  $(283,816) $12,253   $ 75,899      $417,589      $   (977)        $(403)    $220,545
   Net income                                                                       20,825                                   20,825
   Translation adjustments                                                                        (3,815)                    (3,815)
                                                                                                                            --------
      Total comprehensive income                                                                                             17,010
   Shares issued for acquisition
      of new business and under
      company stock and employee
      benefit plans                      (570)     8,058              16,131                                      (135)      24,054
   Amortization of deferred
      stock-based compensation                                                                                     303          303
   Purchase of treasury shares            669    (32,610)                                                                   (32,610)
   Dividends - $.44 per share                                                      (14,527)                                 (14,527)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 1, 1998             7,766   (308,368)  12,253     92,030       423,887        (4,792)         (235)     214,775

   Net income                                                                       47,506                                   47,506
   Translation adjustments                                                                        (2,729)                    (2,729)
                                                                                                                            --------
      Total comprehensive income                                                                                             44,777
   Shares issued for acquisition
      of new business and under
      company stock and employee
      benefit plans                      (206)     3,931               5,137                                      (329)       8,739
   Amortization of deferred
      stock-based compensation                                                                                     225          225
   Purchase of treasury shares            579    (31,219)                                                                   (31,219)
   Dividends - $.48 per share                                                      (15,899)                                 (15,899)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 31, 1999             8,139   (335,656)  12,253     97,167       455,494        (7,521)         (339)     221,398

   Net income                                                                       54,632                                   54,632
   Translation adjustments                                                                        (4,425)                    (4,425)
                                                                                                                            --------
      Total comprehensive income                                                                                             50,207
   2-for-1 stock split                  8,138
   Shares issued under company stock
      and employee benefit plans         (542)     5,988               5,975                                      (535)      11,428
   Amortization of deferred
      stock-based compensation                                                                                     354          354
   Purchase of treasury shares                   (19,311)                                                                   (19,311)
   Dividends - $.52 per share             827                                      (16,853)                                 (16,853)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 29, 2000            16,562  $(348,979) $12,253   $103,142      $493,273      $(11,946)        $(520)    $247,223
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.