Form 10-K405, Exhibit 13
period 2000-10-29
NORDSON CORP
filed 2001-01-26
CIK 72331

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

FISCAL YEAR -- The fiscal year for the Company's domestic operations ends on the Sunday closest to October 31 and contained 52 weeks in 2000, 1999 and 1998. To facilitate reporting of consolidated accounts, the fiscal year for most of the Company's international operations ends on September 30.

REVENUE RECOGNITION -- Revenues are recognized when customer orders are complete and shipped. Accruals for the cost of product warranties are maintained for anticipated future claims.

ADVERTISING COSTS -- Advertising costs are expensed as incurred and amounted to $4,973,000 in 2000 ($6,621,000 in 1999 and $5,669,000 in 1998).

RESEARCH AND DEVELOPMENT -- Research and development costs are charged to expense as incurred and amounted to $27,222,000 in 2000 ($29,672,000 in 1999 and $42,640,000 in 1998). The 1998 amount includes $14,300,000 of acquired research and development.

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

MARKETABLE SECURITIES -- Marketable securities consist primarily of municipal and other short-term notes with maturities greater than 90 days at date of purchase. At October 29, 2000, all contractual maturities were within one year. The Company's marketable securities are classified as available for sale and recorded at quoted market prices which approximate cost.

INVENTORIES -- Inventories are valued at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for 44 percent of consolidated inventories at October 29, 2000 (42 percent at October 31, 1999). The first-in, first-out (FIFO) method is used for all other inventories. Consolidated inventories would have been $7,245,000 and $8,207,000 higher than reported at October 29, 2000 and October 31, 1999, respectively, had the Company used the FIFO method, which approximates current cost, for valuation of all inventories.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION -- Property, plant and equipment are carried at cost. Plant and equipment are depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets or, in the case of property under capital leases, over the terms of the leases.

The Company capitalizes costs associated with the development and installation of internal use software in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, internal use software costs are expensed or capitalized depending on whether they are incurred in the preliminary project stage, application development stage, or the post-implementation stage. Amounts capitalized are amortized over the estimated useful lives of the software beginning with the project's completion. All reengineering costs are expensed as incurred. The Company capitalizes interest costs on significant capital projects.

The Company capitalized approximately $25.7 million in fiscal 1999 and 2000 in connection with the acquisition and installation of an enterprise management system. The majority of the system became operational in March 2000 and is being depreciated over 10 years.

INTANGIBLE ASSETS -- Intangibles, consisting primarily of costs in excess of net assets of acquired businesses, are amortized using the straight-line method over the periods of expected benefit. At present, these periods range from five to 35 years. The Company assesses the recoverability of the costs in excess of net assets of acquired businesses by reviewing for impairment losses whenever events or changes in circumstances indicate the carrying amount may not be recovered through future net undiscounted cash flows generated by the assets.

FOREIGN CURRENCY TRANSLATION -- The financial statements of the Company's subsidiaries outside the United States, except for those subsidiaries located in highly inflationary economies, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet dates. Income and expense items are translated at average monthly rates of exchange. The resulting translation adjustments are included in accumulated other comprehensive income
(loss), a separate component of shareholders' equity. Generally, gains and losses from foreign currency transactions, including forward contracts, of these subsidiaries and the United States parent are included in net income. Premiums and discounts on forward contracts are amortized over the lives of the contracts. Gains and losses from foreign currency transactions which hedge a net investment in a foreign subsidiary and from intercompany foreign currency transactions of a long-term investment nature are included in accumulated other comprehensive income (loss). For subsidiaries operating in highly inflationary economies, gains and losses from foreign currency transactions and translation adjustments are included in net income.

COMPREHENSIVE INCOME -- Accumulated other comprehensive income (loss) at October 29, 2000, October 31, 1999 and November 1, 1998 consisted entirely of foreign currency translation adjustments.

PRESENTATION -- Certain 1999 and 1998 amounts have been reclassified to conform with the 2000 presentation.


NOTE 2 -- ACCOUNTING CHANGES

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

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements" which summarizes the staff's views regarding the application of generally accepted accounting principles to selected revenue recognition issues and is effective for the first quarter of the Company's fiscal year 2001. This Bulletin will not have a material effect on the financial statements of the Company.

In June 2000, the Financial Accounting Standards Board issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (FAS 138) which amends Statement No. 133, "Accounting and Reporting Standards for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 requires an entity to measure all derivatives at fair value and to recognize them on the balance sheet as an asset or liability, depending on the entity's rights or obligations under the applicable derivative contract. The Company must adopt FAS 138 for fiscal year 2001. This Statement will not have a material effect on the financial statements of the Company.


NOTE 3 -- RETIREMENT, PENSION AND OTHER POSTRETIREMENT PLANS

RETIREMENT PLANS -- The parent company and certain subsidiaries have funded contributory retirement plans covering certain employees. The Company's contributions are primarily determined by the terms of the plans subject to the limitation that they shall not exceed the amounts deductible for income tax purposes. The Company also sponsors an unfunded contributory supplemental retirement plan for certain employees. Generally, benefits under these plans vest gradually over a period of approximately five years from date of employment, and are based on the employee's contribution. The expense applicable to retirement plans for 2000, 1999, and 1998 was approximately $3,326,000, $3,913,000, and $4,446,000 respectively.

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

A reconciliation of the benefit obligations, plan assets, accrued benefit cost and the amount recognized in financial statements for these plans is as follows:


                                                                        PENSION BENEFITS              OTHER POSTRETIREMENT BENEFITS
                                                                  ---------------------------         -----------------------------
                                                                       2000              1999             2000                 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            (In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year                            $104,460          $ 95,213         $ 13,306             $ 14,532
  Service cost                                                        3,604             3,733              643                  620
  Interest cost                                                       6,688             6,482            1,110                  923
  Amendments                                                             --             1,900               --                   --
  Assumption change                                                      --                --               --               (1,734)
  Foreign currency exchange rate change                              (1,883)              746               --                   --
  Actuarial loss (gain)                                              (6,856)              253            2,130                 (616)
  Curtailment                                                            --                --             (348)                  --
  Benefits paid from plan assets                                     (6,041)           (3,867)            (633)                (419)
-----------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                  $ 99,972          $104,460         $ 16,208             $ 13,306
-----------------------------------------------------------------------------------------------------------------------------------

Change in plan assets:
Beginning fair value of plan assets                                $ 74,604          $ 71,571         $     --             $     --
  Actual return on plan assets                                        4,267             6,187               --                   --
  Company contributions                                               5,233               853              633                  419
  Foreign currency exchange rate change                              (1,017)             (140)              --                   --
  Benefits paid from plan assets                                     (6,041)           (3,867)            (633)                (419)
-----------------------------------------------------------------------------------------------------------------------------------
Ending fair value of plan assets                                   $ 77,046          $ 74,604         $     --             $     --
-----------------------------------------------------------------------------------------------------------------------------------

Reconciliation of accrued cost:
Funded status of the plan                                          $(22,926)         $(29,856)        $(16,208)            $(13,306)
Unrecognized actuarial loss (gain)                                   (8,022)           (1,424)           1,446                 (684)
Unamortized prior service cost                                        3,015             2,519               --                   --
Unrecognized net transition obligation                                1,301              (218)              --                   --
-----------------------------------------------------------------------------------------------------------------------------------
Accrued benefit cost                                               $(26,632)         $(28,979)        $(14,762)            $(13,990)
-----------------------------------------------------------------------------------------------------------------------------------

Reconciliation of amount recognized in financial statements:
Prepaid benefit cost                                               $  1,334          $    601         $     --             $     --
Accrued benefit liability                                           (28,223)          (30,499)         (14,762)             (13,990)
Intangible asset                                                        257               919               --                   --
-----------------------------------------------------------------------------------------------------------------------------------
Total amount recognized in financial statements                    $(26,632)         $(28,979)        $(14,762)            $(13,990)
-----------------------------------------------------------------------------------------------------------------------------------

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $88,398,000, $76,264,000 and $64,924,000, respectively as of October 29, 2000 and $92,902,000, $81,854,000 and $63,827,000 as of October 31,
1999.

Net pension and other postretirement benefit costs include the following components:

                                                   PENSION BENEFITS                         OTHER POSTRETIREMENT BENEFITS
                                      ----------------------------------------            ---------------------------------
                                         2000            1999             1998            2000           1999          1998
---------------------------------------------------------------------------------------------------------------------------
                                                                            (In thousands)
Service cost                          $ 3,604         $ 3,733          $ 3,473          $  643         $  620        $  379
Interest cost                           6,688           6,482            5,407           1,110            923           882
Expected return on plan assets         (6,585)         (6,100)          (5,814)             --             --            --
Amortization and deferrals                650             397              579              --             --            --
Curtailment                                --              --               --            (348)            --            --
Termination benefit cost                   --             825            7,040              --             --           756
---------------------------------------------------------------------------------------------------------------------------
Total benefit cost                    $ 4,357         $ 5,337          $10,685          $1,405         $1,543        $2,017
---------------------------------------------------------------------------------------------------------------------------

For pensions, the actuarial value of projected benefit obligations at the end of 2000 and 1999 was determined using a weighted average discount rate of 7.1 and
6.7 percent, respectively, and a rate of increase in future compensation levels of 3.9 and 3.5 percent, respectively. Plan assets consist primarily of stocks and bonds. The expected long-term rate of return on plan assets was 9.5 percent for 2000 and 1999 and 8.0 percent for 1998.

For other postretirement benefits, the discount rate used in determining the accumulated postretirement benefit obligation at the end of 2000 and 1999 was
7.5 percent. The annual rate of increase in the per capita cost of covered benefits (the health care cost trend rate) was assumed to be 5.5 percent for 2001, decreasing to 5.0 percent for 2002 and thereafter.

The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one percentage point change in the assumed health care cost trend rate would have the following effects:


                                                 1% POINT                 1% POINT
                                                 INCREASE                 DECREASE
-----------------------------------------------------------------------------------
Effect on total service and
   interest cost components in 2000             $  376,000             $  (291,000)

Effect on postretirement obligation
    as of October 29, 2000                      $2,947,000             $(2,330,000)
-----------------------------------------------------------------------------------

NOTE 4 -- INCOME TAXES


Income tax expense includes the following:

                              2000              1999             1998
----------------------------------------------------------------------
                                          (In thousands)
Current:
  U.S. federal             $16,163           $ 8,351           $ 8,444
  State and local            1,261               860               844
  Foreign                   13,086            14,265            11,931
----------------------------------------------------------------------
   Total current            30,510            23,476            21,219

Deferred:
  U.S. federal              (2,429)              405            (1,793)
  State and local             (137)              207              (577)
  Foreign                      832              (156)             (747)
----------------------------------------------------------------------
   Total deferred           (1,734)              456            (3,117)
----------------------------------------------------------------------
                           $28,776           $23,932           $18,102
----------------------------------------------------------------------

The reconciliation of the United States statutory federal income tax rate to the worldwide consolidated effective tax rate follows:

                                        2000            1999            1998
-----------------------------------------------------------------------------
Statutory federal
  income tax rate                       35.0%           35.0%           35.0%
Acquired research and
  development with no
  tax benefit                             --              --            12.5
Foreign Sales Corporation
  exemption                             (3.7)           (3.7)           (4.4)
Foreign tax rate variances,
  net of foreign tax credits             1.4             3.0             3.9
State and local taxes, net
  of federal income tax
  benefit                                 .8             1.3             (.2)
Amounts related to
  prior years                             .4            (2.2)             --
Other - net                               .6              .1             (.3)
-----------------------------------------------------------------------------
Effective tax rate                      34.5%           33.5%           46.5%
-----------------------------------------------------------------------------

Earnings before income taxes of international operations were $32,580,000, $30,466,000, and $23,209,000 in 2000, 1999, and 1998, respectively. Deferred income taxes are not provided on undistributed earnings of international subsidiaries which are intended to be permanently invested in those operations. These undistributed earnings aggregated approximately $51,567,000 and $52,033,000 at October 29, 2000 and October 31, 1999, respectively. Should these earnings be distributed, applicable foreign tax credits would substantially offset U.S. taxes due upon the distribution. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                      2000             1999
---------------------------------------------------------------------------
                                                        (In thousands)
Deferred tax assets:
  Sales to international subsidiaries and
   related consolidation adjustments               $14,657          $14,139
  Employee benefits                                 17,582           16,988
  Other accruals not currently deductible
   for taxes                                         9,104            6,600
  Inventory adjustments                              2,412            2,249
  Translation of foreign currency
   accounts                                          3,244            2,110
  Other - net                                          729              504
---------------------------------------------------------------------------
   Total deferred tax assets                        47,728           42,590
Deferred tax liabilities:
  Depreciation                                       6,035            4,149
  Other - net                                        1,267            1,039
---------------------------------------------------------------------------
   Total deferred tax liabilities                    7,302            5,188
---------------------------------------------------------------------------

  Net deferred tax assets                          $40,426          $37,402
---------------------------------------------------------------------------


NOTE 5 -- INCENTIVE COMPENSATION PLAN

The Company has an incentive cash compensation plan for executive officers. Participants in the plan and payments under the plan are approved by a committee appointed by the Board of Directors. Members of the committee are directors and are not active officers of the Company. Amounts paid under the plan are based on a percentage of the base salary of each participant. Compensation expense attributable to the plan was $1,870,000 in 2000, $2,018,000 in 1999 and $1,528,000 in 1998.

NOTE 6 -- DETAILS OF BALANCE SHEET

                                                 2000                1999
-------------------------------------------------------------------------
                                                      (In thousands)
Receivables:
  Accounts                                  $ 175,400           $ 153,099
  Notes                                        15,308              17,126
  Other                                         3,488               3,633
-------------------------------------------------------------------------
                                              194,196             173,858
  Allowance for doubtful accounts              (2,825)             (3,339)
-------------------------------------------------------------------------
                                            $ 191,371           $ 170,519
-------------------------------------------------------------------------

Inventories:
  Finished goods                            $  38,732           $  38,731
  Work-in-process                              30,433              29,232
  Raw materials and finished parts             65,757              51,541
-------------------------------------------------------------------------
                                            $ 134,922           $ 119,504
-------------------------------------------------------------------------

Property, plant and equipment:
  Land                                      $   3,102           $   3,225
  Land improvements                             2,774               2,677
  Buildings                                    64,853              66,904
  Machinery and equipment                     142,278             140,598
  Enterprise management
   system                                      25,718                  --
  Construction-in-progress                     12,377              31,310
  Leased property under
   capitalized leases                          12,167              14,035
-------------------------------------------------------------------------

                                              263,269             258,749
  Accumulated depreciation
   and amortization                          (136,359)           (130,110)
-------------------------------------------------------------------------
                                            $ 126,910           $ 128,639
-------------------------------------------------------------------------

Intangible assets:
  Costs in excess of net assets of
   acquired businesses                      $ 126,186           $ 124,728
  Other                                         5,379               8,330
-------------------------------------------------------------------------
                                              131,565             133,058
  Accumulated amortization                    (37,802)            (31,670)
-------------------------------------------------------------------------
                                            $  93,763           $ 101,388

Accrued liabilities:
  Salaries and other compensation           $  29,392           $  28,795
  Pension and retirement                        3,464               2,782
  Taxes other than income taxes                 5,316               4,563
  Other                                        27,133              23,205
-------------------------------------------------------------------------
                                            $  65,305           $  59,345
-------------------------------------------------------------------------

NOTE 7 -- LEASES

The Company has lease commitments expiring at various dates, principally for manufacturing, warehouse and office space, automobiles and office equipment. Many leases contain renewal options and some contain purchase options.

The Company is a partner in two unconsolidated general partnerships which own office and manufacturing facilities. The Company has operating leases for these facilities. The leases have initial terms expiring in 2010 and 2016, renewal options and options to purchase the properties at fair market value. Future annual minimum lease payments range from $1,558,000 to $2,156,000 and approximate market rates.

Rent expense for all operating leases was approximately $10,776,000 in 2000, $9,603,000 in 1999, and $8,664,000 in 1998.

Assets held under capitalized leases and included in property, plant and equipment are as follows:












                                      2000               1999
-------------------------------------------------------------
                                          (In thousands)
Transportation equipment           $11,862            $13,036
Other                                  305                999
-------------------------------------------------------------
Total capitalized leases            12,167             14,035
Accumulated amortization            (5,561)            (5,908)
-------------------------------------------------------------
  Net capitalized leases           $ 6,606            $ 8,127
-------------------------------------------------------------

At October 29, 2000, future minimum lease payments under non-cancelable capitalized and operating leases are as follows:

                                         CAPITALIZED      OPERATING
                                           LEASES           LEASES
-------------------------------------------------------------------
                                                (In thousands)
Fiscal year ending:
  2001                                     $4,333          $ 9,512
  2002                                      2,841            7,879
  2003                                      1,170            6,806
  2004                                        191            5,693
  2005                                         19            5,057
  Later years                                  --           25,075
-------------------------------------------------------------------
Total minimum lease payments                8,554          $60,022
                                                           =======

Less amount representing
  executory costs                             767
-------------------------------------------------

Net minimum lease payments                  7,787

Less amount representing interest           1,181
-------------------------------------------------
Present value of net minimum
  lease payments                            6,606

Less current portion                        3,304
-------------------------------------------------
Long-term obligations at
  October 29, 2000                         $3,302
-------------------------------------------------

NOTE 8 -- NOTES PAYABLE

Bank lines of credit and notes payable are summarized as follows:

                                             2000               1999
--------------------------------------------------------------------
                                                 (In thousands)
Available bank lines of credit:
  Domestic banks                         $445,218           $363,645
  Foreign banks                            83,019             96,425
--------------------------------------------------------------------
   Total                                 $528,237           $460,070
--------------------------------------------------------------------

Notes payable:
  Domestic bank debt                     $ 62,469           $105,495
  Foreign bank debt                        29,056             31,686
  Other                                       172                130
--------------------------------------------------------------------
   Total                                 $ 91,697           $137,311
--------------------------------------------------------------------

Weighted average interest rate
  on notes payable                            4.6%               4.1%

Unused bank lines of credit              $436,712           $322,889
--------------------------------------------------------------------

Included in the domestic available amount above is $335,000,000 of revolving credit agreements with a group of banks. The agreements expire on various dates between 2001 and 2005 and require payment of commitment fees. Other lines of credit obtained by the Company can generally be withdrawn at the option of the banks and do not require material compensating balances or commitment fees. Other notes payable include promissory notes issued in connection with a business acquisition and an equipment purchase.


NOTE 9 -- LONG-TERM DEBT

The long-term debt of the Company is as follows:

                                                  2000             1999
-----------------------------------------------------------------------
                                                    (In thousands)
Senior notes                                   $50,000          $50,000
Industrial revenue bonds--
  Gwinnett County, Georgia                       5,400            6,000
Industrial revenue bonds--
  City of Westlake, Ohio                         1,700            2,550
Acquisition financing notes                      2,780            9,152
Leasehold improvements financing note            1,848            1,882
-----------------------------------------------------------------------

                                                61,728           69,584
Less current maturities                          4,230            7,822
-----------------------------------------------------------------------
   Total                                       $57,498          $61,762
-----------------------------------------------------------------------


SENIOR NOTES -- These notes are payable in one installment in 2007. Interest, payable at a fixed rate of 6.78 percent, was converted to a variable rate through an interest rate swap. The variable rate is reset semi-annually, and at October 29, 2000 the Company's effective borrowing rate was 7.15 percent. The swap agreement was terminated after year-end.

INDUSTRIAL REVENUE BONDS -- GWINNETT COUNTY, GEORGIA -- These bonds were issued in connection with the acquisition and renovation of the Norcross Manufacturing Facility in Gwinnett County, Georgia. These bonds are due in annual installments of $600,000, beginning in 2000 and extending through 2009, with interest payable quarterly. The tax-free interest rate varies weekly and was 4.5 percent at October 29, 2000. The bonds are secured by a $6,000,000 standby letter of credit.

INDUSTRIAL REVENUE BONDS -- CITY OF WESTLAKE, OHIO -- These bonds were issued in connection with the construction of the Company's world headquarters in Westlake, Ohio. The bonds are due in annual installments of $850,000 extending through 2002 with interest payable quarterly. The tax-free interest rate varies weekly and was 4.5 percent at October 29, 2000. The bonds are secured by a $1,773,000 standby letter of credit.

ACQUISITION FINANCING NOTES -- These unsecured notes were issued in connection with recent business acquisitions. They have various maturities through 2001. Interest is payable at variable rates with a weighted-average rate of 7.05 percent at October 29, 2000.



LEASEHOLD IMPROVEMENTS FINANCING NOTE -- This note partially funded the leasehold improvements for a new sales and demonstration facility in Japan. The principal balance is Japanese (Yen)200 million and is payable in one installment in 2006. Interest, payable at a fixed rate of 3.10 percent, was converted to a variable rate through an interest rate swap. The variable rate is reset semi-annually, and at October 29, 2000 the Company's effective borrowing rate was negative .19 percent.

ANNUAL MATURITIES -- The annual maturities of long-term debt for the five years subsequent to October 29, 2000 are as follows: $4,230,000 in 2001; $1,450,000 in 2002; $600,000 in 2003; $600,000 in 2004; and $600,000 in 2005.

GUARANTEES -- At October 29, 2000 and October 31, 1999, the Company had issued $3,520,000 and $3,311,000, respectively, of guarantees to support the term borrowing facilities of an unconsolidated affiliate.

NOTE 10 -- FINANCIAL INSTRUMENTS

The carrying amounts and fair values of the Company's financial instruments, other than receivables and accounts payable, are as follows:

                                     CARRYING       FAIR
                                      AMOUNT        VALUE
-----------------------------------------------------------
                                          (In thousands)
2000:
  Cash and cash equivalents          $     785    $     785
  Marketable securities                     30           30
  Notes payable                       (91, 697)     (91,697)
  Long-term debt                       (61,728)     (58,936)
  Forward exchange contracts               108          210
  Interest rate swaps                       --          448
-----------------------------------------------------------

1999:
  Cash and cash equivalents          $  16,030    $  16,030
  Marketable securities                     30           30
  Notes payable                       (137,311)    (137,311)
  Long-term debt                       (69,584)     (65,066)
  Forward exchange contracts              (145)        (370)
  Interest rate swaps                       --         (637)
-----------------------------------------------------------

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

The carrying amount of these forward contracts is included in receivables at the differential between the contract rates and the spot rates. Gains and losses from foreign currency forward contracts are included in other income/expense. The contracts require the Company to buy or sell foreign currencies, usually in exchange for U.S. dollars. The following table summarizes, by currency, the contractual amounts of the Company's forward exchange contracts at October 29, 2000:

                                         2000                               1999
                                 SELL             BUY              SELL             BUY
-----------------------------------------------------------------------------------------
                                                     (In thousands)
Contract amount:
  Japanese yen                 $ 9,729          $   467          $22,549          $11,010
  Euro                          15,386            2,577           21,221           17,147
  Pound sterling                 8,340              558           10,805              983
  German marcs                      --               --            5,556              804
  French francs                     --               --            3,322               --
  Netherland guilders               --            2,396               --               --
  Other                          6,917            4,800            9,952            5,259
-----------------------------------------------------------------------------------------
     Total                     $40,372          $10,798          $73,405          $35,203
-----------------------------------------------------------------------------------------

To manage interest rate exposure on outstanding balances of long-term debt, the Company enters into interest rate swaps under which it receives a fixed rate and pays a variable rate. No carrying value is assigned to these swaps. Net amounts to be paid or received under these agreements are recognized as adjustments to interest expense. A swap on Japanese (Yen)200 million of underlying principal expires in 2006. A swap on $50 million of underlying principal was terminated after year-end.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. The Company invests in securities with strong credit ratings and uses major banks throughout the world for cash deposits, forward exchange contracts and interest rate swaps. The Company's customers represent a wide variety of industries and geographic regions. As of October 29, 2000, there were no significant concentrations of credit risk.

NOTE 11 -- CAPITAL SHARES

PREFERRED -- The Company has authorized 10,000,000 Series A convertible preferred shares without par value. No preferred shares were outstanding in 2000, 1999 or 1998.

COMMON -- On August 1, 2000, the Board of Directors declared a 2-for-1 stock split on the Company's common stock, paid in the form of a 100 percent stock dividend on September 12, 2000, for all shares outstanding on August 25, 2000. Accordingly, all per-share amounts, common stock and common stock equivalents outstanding used in the calculation of per-share amounts and stock option information have been adjusted retroactively to reflect the stock split.

The Company has 80,000,000 authorized common shares without par value. In March 1992, the shareholders adopted an amendment to the Company's articles of incorporation which, when filed with the State of Ohio, would increase the number of authorized common shares to 160,000,000. During 2000 and 1999, there were 49,011,000 common shares issued. At October 29, 2000 and October 31, 1999, the number of outstanding common shares, net of treasury shares, was 32,449,000. Treasury shares are reissued using the first-in, first-out method.


NOTE 12 -- COMPANY STOCK PLANS

LONG-TERM PERFORMANCE PLAN -- The Company's long-term performance plan, adopted in 1993, provides for the granting of stock options, stock appreciation rights, restricted stock, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives. The number of common shares available for grant of awards is 3.0 percent of the number of common shares outstanding as of the first day of each fiscal year, plus up to an additional
0.5 percent, consisting of shares available, but not granted, in prior years. At the beginning of fiscal 2001, there were 1,136,000 shares available for grant in 2001.

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

Summarized transactions are as follows:

                                                              WEIGHTED
                                                              AVERAGE
                                                              EXERCISE
                                          NUMBER OF            PRICE
                                           OPTIONS           PER SHARE
----------------------------------------------------------------------
Outstanding at November 2, 1997           4,352,622           $24.92
Granted                                   1,093,654           $24.40
Exercised                                  (285,272)          $13.13
Forfeited                                  (244,562)          $27.01
----------------------------------------------------------------------
Outstanding at November 1, 1998           4,916,442           $25.38
Granted                                     928,880           $22.63
Exercised                                  (236,682)          $16.41
Forfeited                                  (125,726)          $27.82
----------------------------------------------------------------------
Outstanding at October 31, 1999           5,482,914           $25.25
Granted                                     904,256           $22.33
Exercised                                  (346,336)          $16.35
Forfeited                                  (332,498)          $26.14
----------------------------------------------------------------------
Outstanding at October 29, 2000           5,708,336           $25.27
----------------------------------------------------------------------
Exercisable at October 29, 2000           3,476,640           $26.15
----------------------------------------------------------------------
















Summarized information on currently outstanding options follows:

                                                  RANGE OF EXERCISE PRICE
                                          $20 - $25        $26 - $30     $31 - $35
----------------------------------------------------------------------------------
Number outstanding                        3,062,424        2,532,690       113,222
Weighted-average remaining
  contractual life, in years                    7.1              4.8           6.2
Weighted-average
  exercise price                             $22.90           $27.83        $31.88
----------------------------------------------------------------------------------

Number exercisable                        1,282,432        2,165,666        28,542
Weighted-average
  exercise price                             $23.10           $27.88        $31.88
----------------------------------------------------------------------------------

Pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for employee stock options granted since 1996 under the fair value method. Under this method, the estimated fair value of the options is amortized to expense over the options' vesting period. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model.

Pro forma and weighted average assumption information follows:

                                               2000                 1999                 1998
----------------------------------------------------------------------------------------------
                                              (In thousands except for per-share amounts)
Net income:
  As reported                               $54,632              $47,506              $20,825
  Pro forma                                 $50,876              $43,572              $18,335
Diluted earnings per share:
  As reported                               $  1.67              $  1.42              $   .62
  Pro forma                                 $  1.58              $  1.31              $   .55
Weighted-average fair value
  of options granted during
  the year                                  $  7.20              $  7.60              $  7.49
----------------------------------------------------------------------------------------------

Risk-free interest rate                   5.57-5.94%           5.91-6.17%           4.87-6.44%
Expected life of option,
  in years                                        7                    7                  6.5
Expected dividend yield                        1.50%                1.35%                1.25%
Expected volatility                             .24                  .23                  .22
----------------------------------------------------------------------------------------------

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

STOCK APPRECIATION RIGHTS -- The Company may grant stock appreciation rights to employees. A stock appreciation right provides for a payment equal to the excess of the fair market value of a common share when the right is exercised, over its value when the right was granted. There were no stock appreciation rights outstanding during 2000, 1999 and 1998.

Limited stock appreciation rights that become exercisable upon the occurrence of events which involve or may result in a change of control of the Company have been granted with respect to 5,708,000 shares.

RESTRICTED STOCK -- The Company may grant restricted stock to employees. These shares may not be disposed of for a designated period of time defined at the date of grant and are to be returned to the Company if the recipient's employment terminates during the restriction period. As shares are issued, deferred stock-based compensation equivalent to the market value on the date of grant is charged to shareholders' equity and subsequently amortized over the restriction period. Tax benefits arising from the lapse of restrictions on the stock are recognized when realized and credited to capital in excess of stated value. In 2000, there were 26,812 restricted shares granted at a weighted average fair value of $22.19 per share (11,888 and $25.58 in 1999 and 7,400 and $24.94 in 1998). Net amortization was $354,000 in 2000 ($225,000 in 1999 and
$303,000 in 1998).

EMPLOYEE STOCK PURCHASE RIGHTS -- The Company may grant stock purchase rights to employees. These rights permit eligible employees to purchase a limited number of common shares at a discount from fair market value. No stock purchase rights were outstanding during 2000, 1999 and 1998.

EMPLOYEE STOCK OWNERSHIP PLAN -- The Company sponsored an Employee Stock Ownership Plan (ESOP) covering all domestic employees. Company contributions were discretionary and funded annually by a combination of cash and shares of the Company's common stock. Allocations to the participants' accounts were made on December 31 on the basis of their compensation for the year. Each participant vested in his account at a rate of 20 percent per year from date of employment. Distribution of a participant's account occurs at retirement, death, or termination of employment.

The ESOP was merged into the Company's domestic retirement plan in fiscal year 2000. ESOP compensation expense was $167,000 in the first two months of 2000, $1,325,000 in 1999 and $685,000 in 1998. Contributions to the plan were $1,167,000,$1,063,000 and $-0- in 2000, 1999, and 1998, respectively. The number of allocated ESOP shares outstanding was 868,000 at October 29, 2000 and 884,000 at October 31, 1999.

SHAREHOLDER RIGHTS PLAN -- In August 1988, the Board of Directors declared a dividend of one common share purchase right for each common share outstanding on September 9, 1988. Rights are also distributed with common shares issued by the Company after that date. The rights may only be exercised if a party acquires 15 percent or more of the Company's common shares. The exercise price of each right is $87.50 per share. The rights trade with the shares until the rights become exercisable, unless the Board of Directors sets an earlier date for the distribution of separate right certificates.

If a party acquires at least 15 percent of the Company's common shares (a "flip-in" event), each right then becomes the right to purchase two common shares of the Company for $.50 per share.

The rights may be redeemed by the Company at a price of $.005 per right at any time prior to a "flip-in" event, or expiration of the rights on October 31, 2007.

SHARES RESERVED FOR FUTURE ISSUANCE -- At October 29, 2000, there were 84,042,000 shares reserved for future issuance through the exercise of outstanding options or rights, including 77,661,000 shares under the shareholder rights plan.

NOTE 13 -- NON-RECURRING CHARGES

During 2000, Nordson recognized non-recurring pre-tax charges of $9.0 million ($5.9 million on an after-tax basis or $.18 per share). The charges consist of severance payments and were recorded below selling and administrative expenses in the Consolidated Statement of Income.

During the fourth quarter of 1999, Nordson recognized non-recurring pre-tax charges of $3.0 million ($2.0 million on an after-tax basis or $.06 per share). The charges consist of severance payments and supplemental pension obligations and were recorded below selling and administrative expenses in the Consolidated Statement of Income.

During 1998, Nordson recognized non-recurring pre-tax charges of $33.0 million ($26.6 million on an after-tax basis or $.80 per share). The charges consist of $14.3 million for the portion of the purchase price paid for JM Laboratories, Inc. attributable to in-process research and development, $9.8 million for an early retirement program, involuntary severances and fixed-asset write-downs, $6.9 million related to inventory valuations, and $2.0 million for costs associated with the consolidation of European operations. Amounts related to inventories were charged to cost of sales. The remainder of the charges was recorded below selling and administrative expenses in the Consolidated Statement of Income.


NOTE 14 -- ACQUISITIONS

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

The cost of acquisitions amounted to $29,213,000 in 1999 and $39,543,000 in 1998. The 1998 amount includes the issuance of 872,000 shares which had a value of $19,939,000. Operating results of these acquisitions are included in the Consolidated Statement of Income from the respective dates of acquisition. Assuming the acquisitions had taken place at the beginning of 1999 and 1998, pro forma results for 1999 and 1998, respectively, would not be materially different.


NOTE 15-- SUPPLEMENTAL INFORMATION FOR THE STATEMENT OF CASH FLOWS

                                           2000             1999              1998
----------------------------------------------------------------------------------
                                                     (In thousands)
Cash operating activities:
  Interest paid                         $12,010          $ 9,417           $ 9,692
  Income taxes paid                      27,764           28,501            18,673
----------------------------------------------------------------------------------
Noncash investing and
  financing activities:
   Capitalized lease
     obligations incurred               $ 4,179          $ 5,757           $ 5,822
   Capitalized lease
     obligations terminated                 954            1,102             1,018
   Shares acquired and
     issued through exercise
     of stock options                     1,660            2,098             2,623
----------------------------------------------------------------------------------

Noncash assets and liabilities
  of businesses acquired:
   Working capital                      $    --          $ 4,901           $  (897)
   Property, plant and
     equipment                               --            1,032             2,232
   Intangibles and other                     --           21,279            41,254
   Long-term debt and
     other liabilities                       --             (588)           (5,568)
----------------------------------------------------------------------------------

                                        $    --          $26,624           $37,021
----------------------------------------------------------------------------------

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

The Company conducts business across three primary businesses: adhesive dispensing and nonwoven fiber, coating and finishing and advanced technology. The composition of segments and measure of segment profitability is consistent with that used by the Company's management. The primary measurement focus is operating profit, which equals sales less operating costs and expenses. Operating profit excludes interest income (expense), investment income (net) and other income (expense). Items below the operating income line of the Consolidated Statement of Income are not presented by segment, since they are excluded from the measure of segment profitability reviewed by the Company's management. The accounting policies of the segments are generally the same as those described in Note 1, Significant Accounting Policies.

End markets for Nordson products include food and beverage, metal furniture, appliances, electronic components, disposable nonwovens products and automotive components. Nordson sells its products primarily through a direct, geographically dispersed sales force.

No single customer accounted for more than 5.0 percent of the Company's sales in 2000, 1999 or 1998.

The following table presents information about Nordson's reportable segments:

                                               ADHESIVE
                                              DISPENSING
                                             AND NONWOVEN      COATING AND       ADVANCED
                                                FIBER           FINISHING       TECHNOLOGY     CORPORATE         TOTAL
------------------------------------------------------------------------------------------------------------------------
                                                                      (In thousands)
YEAR ENDED OCTOBER 29, 2000
Net external sales                             $463,552         $145,943         $131,073      $     --         $740,568
Depreciation                                     11,562            4,687            3,596         4,431           24,276
Operating profit                                114,075            9,479           20,789       (52,891)(a)       91,452
Identifiable assets(c)                          257,671           86,033           68,396       230,931 (b)      643,031
Expenditures for long-lived assets(d)             7,320            2,347            3,109        10,869           23,645
------------------------------------------------------------------------------------------------------------------------
YEAR ENDED OCTOBER 31, 1999
Net external sales                             $443,799         $152,866         $103,800      $     --         $700,465
Depreciation                                     12,542            4,452            3,256         2,007           22,257
Operating profit                                 95,378            5,580            9,601       (33,574)(a)       76,985
Identifiable assets(c)                          250,206           84,491           57,670       230,663 (b)      623,030
Expenditures for long-lived assets(d)            10,045            3,390            4,165        28,044           45,644
------------------------------------------------------------------------------------------------------------------------
YEAR ENDED NOVEMBER 1, 1998
Net external sales                             $413,171         $160,805         $ 86,924      $     --         $660,900
Depreciation                                     10,891            4,241            1,933         1,349           18,414
Operating profit                                 86,635            8,696            8,685       (58,945)(a)       45,071
Identifiable assets(c)                          244,531           91,912           36,179       211,141 (b)      583,763
Expenditures for long-lived assets(d)             6,626            2,991            3,798         2,021           15,436
------------------------------------------------------------------------------------------------------------------------

(a) Includes $33.0 million of non-recurring charges that were taken during 1998, $3.0 million of severance payments and supplemental pension obligations in 1999 and $9.0 million of severance costs in 2000. These charges were not allocated to reportable segments for management reporting purposes.
(b) Corporate assets are principally cash and cash equivalents, domestic deferred income taxes, investments, capital leases, headquarter facilities and the major portion of the Company's domestic enterprise management system.
(c) Includes notes and accounts receivable net of customer advance payments and allowance for doubtful accounts, inventories net of reserves and property, plant and equipment net of accumulated depreciation.
(d) Long-lived assets consist of property, plant and equipment and capital lease assets.

The Company has significant sales and long-lived assets in the following geographic areas:

                                    2000            1999            1998
------------------------------------------------------------------------
                                            (In thousands)
Net external sales
  North America(a)              $351,098        $328,573        $291,788
  Europe                         231,712         243,463         251,539
  Japan                           79,443          68,579          63,378
  Pacific South                   78,315          59,850          54,195
------------------------------------------------------------------------
Total net external sales        $740,568        $700,465        $660,900
------------------------------------------------------------------------

Long-lived assets
  North America(b)              $108,311        $106,054        $ 77,789
  Europe                          10,241          13,281          14,555
  Japan                            5,392           5,771           4,887
  Pacific South                    2,966           3,533           3,952
------------------------------------------------------------------------
Total long-lived assets         $126,910        $128,639        $101,183
------------------------------------------------------------------------

(a) Net external sales in the United States for 2000, 1999 and 1998 were $330.2 million, $307.7 million and $273.9 million, respectively.
(b) Long-lived assets in the United States for 2000, 1999 and 1998 were $108.2 million, $105.9 million and $77.6 million, respectively.


A reconciliation of total segment operating income to total consolidated income before income taxes is as follows:

                                          2000             1999            1998
--------------------------------------------------------------------------------
                                                     (In thousands)
Total profit for reportable
  segments                            $ 91,452         $ 76,985         $45,071
Interest expense                       (11,665)         (10,244)         (9,647)
Interest and investment income             984            1,601             658
Other net                                2,637            3,096           2,845
--------------------------------------------------------------------------------
Consolidated income before
  income taxes                        $ 83,408         $ 71,438         $38,927
--------------------------------------------------------------------------------


A reconciliation of total assets for reportable segments to total consolidated assets is as follows:

                                           2000             1999             1998
---------------------------------------------------------------------------------
                                                     (In thousands)
Total assets for reportable
  segments                             $643,031         $623,030         $583,763
Plus: customer advance payments           9,961            4,752           16,662
Eliminations                            (42,952)         (35,992)         (61,481)
---------------------------------------------------------------------------------
Total consolidated assets              $610,040         $591,790         $538,944
---------------------------------------------------------------------------------

NOTE 17 -- SUBSEQUENT EVENT

On October 30, 2000, the Company completed the acquisition of EFD, Inc., a privately held East Providence, Rhode Island-based manufacturer of precision, low-pressure, industrial dispensing valves and components. The purchase price approximated $280 million. The majority of the purchase was financed with short-term credit facilities. Internally generated cash flow of the Company and EFD, Inc. will be used to pay down this debt. The acquisition will be accounted for using the purchase method of accounting. EFD, Inc. is now a wholly owned subsidiary of the Company and will be consolidated with the results of the Company beginning in fiscal 2001.

The following unaudited pro forma data summarize the results of operations of the Company and EFD, Inc. as if the acquisition had occurred at the beginning of fiscal 2000 and 1999.









                                       2000                               1999
--------------------------------------------------------------------------------
                                 (In thousands except for per-share information)
Results of operations:
  Net sales                        $801,892                            $754,646
  Net income                       $ 54,056                            $ 44,757
  Basic earnings per share            $1.67                               $1.35
  Diluted earnings per share          $1.65                               $1.34
--------------------------------------------------------------------------------

NOTE 18 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

QUARTER                        FIRST          SECOND           THIRD          FOURTH
-------------------------------------------------------------------------------------
                                   (In thousands except for per-share amounts)
2000:
  Sales                      $152,888        $186,647        $184,104        $216,929
  Cost of sales                66,721          84,653          82,299          98,924
  Net income                    4,768          12,897          14,967          22,000

  Earnings per share:
     Basic                       $.15            $.40            $.47            $.68
     Diluted                      .15             .40             .46             .67
     Diluted before
        non-recurring
        charges                   .20             .48             .48             .69
-------------------------------------------------------------------------------------

1999:
  Sales                      $157,053        $174,766        $174,411        $194,235
  Cost of sales                72,631          77,884          78,652          89,063
  Net income                    6,984          13,024          13,389          14,109

  Earnings per share:
     Basic                       $.21            $.40            $.41            $.43
     Diluted                      .21             .39             .40             .43
     Diluted before
        non-recurring
        charges                   .21             .39             .40             .49
-------------------------------------------------------------------------------------

Domestic operations report results using four 13-week quarters. International subsidiaries report results using calendar quarters. The sum of the per-share amounts for the four quarters of 2000 and 1999 do not equal the annual per-share amounts as a result of the timing of treasury stock purchases and the effect of stock options granted by the Company.

During 2000, the Company recognized non-recurring pre-tax charges of $2.8 million in the first quarter ($1.9 million after-tax), $3.9 million in the second quarter ($2.6 million after-tax), $1.0 million in the third quarter ($.6 million after-tax) and $1.2 million in the fourth quarter ($.8 million after-tax).

In the fourth quarter of 1999, the Company recognized non-recurring pre-tax charges of $3.0 million ($2.0 million after-tax).