Form 10-K405, Exhibit 13
period 2000-10-29
NORDSON CORP
filed 2001-01-26
CIK 72331

                                                                    Exhibit 13-g


REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Nordson Corporation:

We have audited the accompanying consolidated balance sheet of Nordson Corporation as of October 29, 2000 and October 31, 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nordson Corporation at October 29, 2000 and October 31, 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 29, 2000 in conformity with accounting principles generally accepted in the United States.


/s/ ERNST & YOUNG LLP

Cleveland, Ohio
December 6, 2000