Form 10-K405, Exhibit 13
period 2000-10-29
NORDSON CORP
filed 2001-01-26
CIK 72331

                                                                    Exhibit 13-h

ELEVEN-YEAR SUMMARY

                                                                                  2000              1999              1998(g)
-----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT FOR PER-SHARE AMOUNTS)
OPERATING DATA (a)
   Sales                                                                      $740,568           700,465           660,900
-----------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                              $332,597           318,230           303,671(d)
   % of sales                                                                       45                45                46
-----------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                        $307,559           302,250           286,120
   % of sales                                                                       42                43                43
-----------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                           $ 91,452(e)         76,985(e)         45,071(d)
   % of sales                                                                       12                11                 7
-----------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes
      and non-recurring charges                                               $ 60,501(e)         49,501(e)         47,440(d)
   % of sales                                                                        8                 7                 7
-----------------------------------------------------------------------------------------------------------------------------
   Net income                                                                 $ 54,632            47,506            20,825
   % of sales                                                                        7                 7                 3
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL DATA (a)
   Working capital                                                            $116,230            89,376           121,394
-----------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and
      other non-current assets                                                $240,802           250,474           210,468
-----------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                                     $357,032           339,850           331,862
-----------------------------------------------------------------------------------------------------------------------------
   Total assets                                                               $610,040           591,790           538,944
-----------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                      $109,809           118,452           117,087
-----------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                       $247,223           221,398           214,775
-----------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                                       20                16                16
-----------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                                   27                23                22
-----------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA (a) (f)
   Basic earnings per share:
       Income before cumulative effect of accounting changes
          and non-recurring charges                                              $1.86(e)           1.50(e)           1.43(d)
       Net income                                                                $1.68              1.44               .63
   Diluted earnings per share:
       Income before cumulative effect of accounting changes
          and non-recurring charges                                              $1.85(e)           1.48(e)           1.42(d)
       Net income                                                                $1.67              1.42               .62
       Cash earnings per share (i)                                               $1.84              1.60               .76
-----------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                    $ .52               .48               .44
-----------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                                   $7.62              6.76              6.42
-----------------------------------------------------------------------------------------------------------------------------
   Common shares                                                                32,455            33,048            33,084
-----------------------------------------------------------------------------------------------------------------------------
   Common shares and common share equivalents                                   32,767            33,484            33,322
-----------------------------------------------------------------------------------------------------------------------------


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

       1997            1996            1995            1994         1993(h)            1992            1991            1990
---------------------------------------------------------------------------------------------------------------------------


    636,710         609,444         581,444         506,692         461,557         425,618         387,962         344,904
---------------------------------------------------------------------------------------------------------------------------
    276,425         255,095         245,587         212,866         191,575         168,437         158,885         154,653
         43              42              42              42              42              40              41              45
---------------------------------------------------------------------------------------------------------------------------
    286,226         270,088         251,913         219,422         202,608         189,887         170,814         140,450
         45              44              43              43              44              45              44              41
---------------------------------------------------------------------------------------------------------------------------
     74,059          84,261          83,944          74,404          67,374          67,294          58,263          49,801
         12              14              14              15              15              16              15              14
---------------------------------------------------------------------------------------------------------------------------
     49,967          53,071          52,676          46,654          40,775          39,537          33,787          29,346
          8               9               9               9               9               9               9               9
---------------------------------------------------------------------------------------------------------------------------
     49,967          53,071          52,676          46,654          35,991          39,537          33,787          29,346
          8               9               9               9               8               9               9               9
---------------------------------------------------------------------------------------------------------------------------

    139,152         110,486         130,562         126,996         125,391         105,138          87,004          66,093
---------------------------------------------------------------------------------------------------------------------------
    184,181         192,791         148,769         130,637         116,298         114,461         103,015          95,599
---------------------------------------------------------------------------------------------------------------------------
    323,333         303,277         279,331         257,633         241,689         219,599         190,019         161,692
---------------------------------------------------------------------------------------------------------------------------
    502,996         510,493         434,710         380,944         357,970         346,297         296,930         269,523
---------------------------------------------------------------------------------------------------------------------------
    102,788          57,980          48,001          45,209          45,284          41,879          37,305          31,318
---------------------------------------------------------------------------------------------------------------------------
    220,545         245,297         231,330         212,424         196,405         177,720         152,714         130,374
---------------------------------------------------------------------------------------------------------------------------
         18              20              21              20              19              20              21              21
---------------------------------------------------------------------------------------------------------------------------
         22              23              24              24              23              24              25              25
---------------------------------------------------------------------------------------------------------------------------


       1.45            1.49            1.45            1.25            1.09            1.05             .90             .78
       1.45            1.49            1.45            1.25             .96            1.05             .90             .78

       1.42            1.46            1.42            1.22            1.06            1.02             .88             .76
       1.42            1.46            1.42            1.22             .94            1.02             .88             .76
       1.54            1.55            1.49            1.28            1.00            1.06             .93             .81
---------------------------------------------------------------------------------------------------------------------------
        .40            .36              .32             .28             .24             .22             .20             .18
---------------------------------------------------------------------------------------------------------------------------
       6.55            6.95            6.42            5.77            5.24            4.74            4.07            3.47
---------------------------------------------------------------------------------------------------------------------------
     34,552          35,738          36,438          37,246          37,502          37,656          37,460          37,692
---------------------------------------------------------------------------------------------------------------------------
     35,106          36,408          37,154          38,134          38,368          38,942          38,186          38,532
---------------------------------------------------------------------------------------------------------------------------

(e) 2000 operating profit includes a non-recurring charge of $9.0 million which consists of severance payments. 1999 operating profit includes a non-recurring charge of $3.0 million which consists of severance payments and supplemental pension obligations.
(f)  Amounts adjusted for 2-for-1 stock split effective September 12, 2000.
(g) In 1998, the Company adopted Statements of Financial Accounting Standards No. 128, "Earnings Per Share." Prior years have been restated.
(h) In 1993, the Company adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions;" No. 109, "Accounting for Income taxes;", and No. 112, "Employers' Accounting for Postemployment Benefits." Prior years have not been restated.
(i) Diluted cash earnings per share consists of net earnings adjusted for goodwill amortization related to business acquisitions.