Form 10-K405, Exhibit 13
period 2000-10-29
NORDSON CORP
filed 2001-01-26
CIK 72331

                                                                    Exhibit 13-i


SHAREHOLDER INFORMATION

DIVIDEND INFORMATION AND PRICE RANGE
PER COMMON SHARES

Following is a summary of dividends paid per common share, the range of market prices, and average price-earnings ratios with respect to common shares, during each quarter of 2000 and 1999. Quarterly common stock price and dividend data are restated for the 2-for-1 stick split effective September 12, 2000. The price-earnings ratios reflect average market prices relative to trailing four-quarter earnings before non-recurring charges.

                            COMMON STOCK PRICE        PRICE-
FISCAL           DIVIDEND   ------------------       EARNINGS
QUARTERS           PAID      HIGH         LOW         RATIO
-------------------------------------------------------------
2000:
  First            $.13     $26.00       $20.63       15.9
  Second            .13      23.88        18.07       13.4
  Third             .13      29.94        20.13       15.3
  Fourth            .13      32.99        23.00       15.1
1999:
  First            $.12     $31.88       $22.41       18.2
  Second            .12      32.13        25.82       18.7
  Third             .12      32.97        26.38       19.4
  Fourth            .12      29.25        21.88       17.3

MARKET MAKERS AND RESEARCH FIRMS

The following firms make a market (M) in Nordson Corporation stock and/or provide research data (R) on Nordson Corporation:

     ABN AMRO, Inc.(R)
     Credit Suisse First Boston Corp.(M)(R)
     Herzog, Heine, Geduld, Inc.(M)
     McDonald Investments, Inc.(M)(R)
     Robinson-Humphrey, LLC(M)(R)
     Sherwood Securities Corp.(M)
     Spear, Leeds & Kellogg(M)
     Standard & Poors Corp.(R)
     Value Line, Inc.(R)

STOCK LISTING INFORMATION

Nordson stock is traded on The Nasdaq Stock Market's National Market under the symbol NDSN.

TRANSFER AGENT AND REGISTRAR

     National City Bank
     Corporate Trust Operations
     P.O. Box 92301
     Cleveland, Ohio 44193-0900
     (800)622-6757

ANNUAL SHAREHOLDERS' MEETING

     Date:    March 8, 2001
     Time:    5:30 p.m.
     Place:   Spitzer Conference Center
              1005 North Abbe Road
              Elyria, Ohio

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

NORDSON ON THE INTERNET

The Nordson Web site - www.nordson.com - offers up-to-date information about the company, including news, quarterly and annual financial results, stock quotes, and in-depth information on the company's products and systems. Each quarter, Nordson also broadcasts its traditional telephone conference calls via the Internet. In addition, visitors to the site can register to receive push e-mail alerts for online notification of the latest financial information.

ADDITIONAL INFORMATION

Copies of Nordson Corporation's Annual Report to the Securities and Exchange Commission (Form 10-K), quarterly reports and proxy statement are available without charge to shareholders. Send written requests to Barbara Price, Manager, Shareholder Relations, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145. Telephone: (440)414-5344; facsimile: (440)892-9507.