Form 10-K, Exhibit 13
period 2001-10-28
NORDSON CORP
filed 2002-01-25
CIK 72331

NORDSON CORPORATION
                                                                    Exhibit 13-a

MANAGEMENT'S DISCUSSION AND ANALYSIS

FISCAL YEARS 2001 AND 2000

Worldwide sales for 2001 were $731.4 million, down 1 percent from 2000 sales of $740.6 million. Local sales volume increased 2 percent, which was offset by negative currency effects of 3 percent due to the stronger dollar. Excluding sales from EFD, Inc., which was acquired on October 30, 2000, volume was down 5 percent.

     Sales volume in the Company's adhesive dispensing systems segment decreased 3 percent. Advanced technology segment volume was up 32 percent as a result of the EFD acquisition. Excluding EFD, sales volume for this segment was off 11 percent, primarily due to the global slowdown in the semiconductor and electronics industries. Coating and finishing systems sales volume was down 7 percent influenced by weak demand for powder engineered systems in the United States. It is estimated that the effect of pricing on total revenues was neutral relative to the prior year.

     Nordson's sales outside the United States accounted for 54 percent of total 2001 sales, compared with 55 percent for 2000. The addition of EFD resulted in volume gains in all of Nordson's four geographic regions. Excluding EFD, volume decreased 7 percent in North America, 5 percent in Europe and 6 percent in the Pacific South region. The slowdown in advanced technology was felt across all of these regions. Sales volume rose 1 percent in Japan, aided by gains in the advanced technology segment.

     Gross margins, before restructuring charges, expressed as a percentage of sales were 54.0 percent in 2001, compared with 55.1 percent in 2000. Unfavorable currency effects, a change in the mix of products sold, pricing pressures and higher indirect costs were partially offset by the higher margins reported by EFD.

     Selling and administrative expenses, excluding goodwill amortization and non-recurring charges, were 41.7 percent of sales in 2001 and 40.8 percent in 2000. Spending for 2001 increased 1.2 percent. Excluding EFD, spending was down 5 percent with favorable currency translation effects accounting for more than one-half of the decline. Goodwill amortization increased as a result of the EFD acquisition.

     During 2001, continuing activity related to the Company's Action 2000 initiative resulted in the recognition of $14.0 million of non-recurring charges, consisting of severance and other costs associated with the combination of certain businesses. The amount related to inventory write-offs, $.7 million, is included in cost of sales. It is anticipated that the programs will be completed by the end of fiscal year 2002 and additional costs of approximately $3.0 million, primarily related to severance payments, will be incurred. Annualized savings from these programs are projected to be $40 million.

     Worldwide operating profits, expressed as a percentage of sales before the effects of non-recurring charges, were 10.1 percent in 2001, compared with 13.6 percent for 2000. Segment operating profit percentages in 2001 and 2000, excluding corporate expenses which are not allocated to segments, were as follows:

SEGMENT                           2001       2000
--------------------------------------------------

Adhesive Dispensing Systems        20%        25%
Coating and Finishing Systems       3%         6%
Advanced Technology Systems        18%        16%

All segments were impacted by the global economic downturn. The addition of EFD had a positive effect on the profitability of the advanced technology segment.

     Interest expense of $29.5 million increased $17.8 million over 2000, due to increased borrowing levels as a result of the EFD acquisition. Other income included a gain of $5.1 million on the sale of real estate. Nordson's effective tax rate was 34.75 percent in 2001 compared with a rate of 34.50 percent in 2000.

     Net income in 2001 was $24.6 million, or $.74 per share on a diluted basis compared with $54.6 million, or $1.67 per share on a diluted basis, in 2000. Excluding the effects of non-recurring charges, net income in 2001 was $33.8 million, or $1.02 per share, compared with $60.5 million, or $1.85 per share for 2000. Non-recurring charges on an after-tax basis totaled $9.2 million, or $.28 per share for 2001, and $5.9 million, or $.18 per share on a diluted basis for 2000.

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets" effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. The Company will adopt Statements No. 141 and No. 142 in fiscal 2002. The effect of not amortizing goodwill is expected to result in an increase to net income in fiscal 2002 of approximately $11 million, or $.34 per share. During fiscal 2002 the Company will perform the required impairment tests of goodwill, and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for

12/13

Asset Retirement Obligations." No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When a liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company is required to adopt No. 143 in fiscal 2003 and has not yet determined the impact of adoption on its consolidated financial position or results of operations.

     In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." No. 144, which supersedes No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamentalrecognition and measurement provisions of No. 121, this Statement significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets held-for-sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. The Company is required to adopt No. 144 in fiscal 2003 and has not yet determined the impact of adoption on its consolidated financial position or results of operations.

FISCAL YEARS 2000 AND 1999

Worldwide sales for 2000 reached a record level of $740.6 million, up 6 percent over 1999 sales of $700.5 million. Local sales volume gains exceeded 8 percent, with the effect of the stronger dollar on translated international revenue accounting for the difference.

     Sales volume in the Company's adhesive dispensing systems segment grew 7 percent, reflecting strong demand for systems serving the nonwovens and product assembly markets. Revenue in the advanced technology segment was up 28 percent driven by sales of dispensing and plasma treatment systems to the semiconductor and telecommunications industries. Coating and finishing systems sales volume was down 3 percent influenced by weak demand in Europe. It is estimated that the effect of price increases on total revenues was less than 1 percent.

     Nordson's sales outside the United States accounted for 55 percent of total 2000 sales, compared with 56 percent for 1999. Volume gains were achieved in all of Nordson's four geographic regions. Compared to 1999, sales volume in North America grew 10 percent for the year, driven by strong performance within the Company's adhesive dispensing systems and advanced technology segments. In Europe, sales volume increased 6 percent as a result of strong sales in the adhesive dispensing markets. Sales volume also increased 6 percent in Japan. Lastly, sales volume rose 13 percent in the Pacific South region influenced by strong activity in the advanced technology segment.

     Gross margins, expressed as a percentage of sales, were 55.1 percent in 2000, compared with 54.6 percent in 1999. Improved manufacturing efficiencies were mitigated somewhat by the effect of the strong dollar.

     Selling and administrative expenses, excluding goodwill amortization and non-recurring charges, were 40.8 percent in 2000 and 42.3 percent in 1999. Spending for 2000 increased 1.8 percent with incremental expenses associated with the implementation of the Company's enterprise management system offset by the favorable currency translation effects of European-based costs.

     During 2000, the Company's Action 2000 initiative resulted in the recognition of $9.0 million of non-recurring charges. Of this amount, $7.5 million of severance and related benefit payments were made to approximately 250 salaried employees. The remainder represents severance obligations due to approximately 125 hourly manufacturing employees. This amount was paid in 2001.

     Worldwide operating profits, expressed as a percentage of sales before the effects of non-recurring charges, were 13.6 percent in 2000, compared with 11.4 percent for 1999. Segment operating profit percentages in 2000 and 1999, excluding expenses which are not allocated to segments, were as follows:

SEGMENT                           2000         1999
-------------------------------------------------------
Adhesive Dispensing Systems         25%         21%
Coating and Finishing Systems        6%          4%
Advanced Technology Systems         16%          9%

All segments reflect improvement as a result of Action 2000 initiatives.

     Interest expense increased $1.4 million over the comparable period of 1999, mainly as a result of increased borrowing levels during most of the year and an increase in effective short-term borrowing rates. Interest of $.3 million related to the implementation of an enterprise management system was capitalized.

     Nordson's effective tax rate was 34.5 percent in 2000 compared with a rate of 33.5 percent in 1999. In 1999, the rate was influenced by benefits from research and development credits from prior years.

     Net income in 2000 was $54.6 million, or $1.67 per share on a diluted basis compared with $47.5 million, or $1.42 per share on a diluted basis, in 1999. Excluding the effects of non-recurring charges, net income in 2000 was $60.5 million, or $1.85 per share, compared with $49.5 million, or $1.48 per share for 1999. Non-recurring charges on an after-tax basis totaled $5.9 million, or $.18 per share for 2000, and $2.0 million, or $.06 per share on a diluted basis for 1999.

LIQUIDITY, CAPITAL EXPENDITURES AND SOURCES OF CAPITAL

During 2001, cash generated by operations was $73.4 million. Looking at working capital, accounts receivable and inventories decreased in the aggregate by $27 million, while accounts payable and other liabilities decreased by more than $26 million. Finally, approximately $6 million of cash was used to fund certain long-term obligations.

     Significant uses of cash included the acquisition of EFD, Inc. on October 30, 2000, capital expenditures, dividends, and scheduled repayments of long-term debt. The EFD acquisition was financed with short-term credit facilities. Internally generated cash flow of the Company will be used to pay down this debt.

     Nordson concentrated the majority of its 2001 capital expenditures on information systems and manufacturing facilities.

     Dividend payments to shareholders on a per-share basis increased 8 percent over 2000.

     On May 17, 2001, the Company replaced its short- and long-term revolving credit agreements with a syndicated $350 million revolving credit line. This facility consists of two parts: a $100 million, 364-day facility that can be extended for one year and a $250 million, five-year facility. Also on May 17, 2001, the Company placed $100 million of unsecured debt with a number of insurance companies. The weighted-average interest rate is 7.02% and the original weighted-average life was 6.5 years.

     Nordson has various lines of credit with both domestic and foreign banks. At October 28, 2001, these lines totaled $432.6 million, of which $237.6 million was unused. The Company believes that the combination of present capital resources, internally generated funds, and unused financing sources are more than adequate to meet cash requirements for 2002. There are no significant restrictions limiting the transfer of funds from international subsidiaries to the parent Company.

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

     In 2001 compared with 2000, the U.S. dollar was generally stronger against foreign currencies. If 2000 exchange rates had been in effect during 2001, sales would have been approximately $25.4 million higher and third-party costs would have been approximately $15.5 million higher. In 2000 compared with 1999, the U.S. dollar was generally stronger against foreign currencies. If 1999 exchange rates had been in effect during 2000, sales would have been approximately $18.6 million higher and third-party costs would have been approximately $13.8 million higher. These effects on reported sales do not include the impact of local price adjustments made in response to changes in currency exchange rates.

MARKET RISK

The Company operates internationally and enters into transactions denominated in foreign currencies. Consequently, the Company is subject to market risk arising from exchange rate movements between the dates foreign currencies are recorded and the dates they are settled. Nordson regularly uses foreign exchange contracts to reduce its risks related to most of these transactions. These contracts usually have maturities of 90 days or less, and generally require the Company to exchange foreign currencies for U.S. dollars at maturity, at rates stated in the contracts. Gains and losses from changes in the market value of these contracts offset foreign exchange losses and gains, respectively, on the underlying transactions. The balance of transactions denominated in foreign currencies are designated as hedges of the Company's net investments in foreign subsidiaries or are intercompany transactions of a long-term investment nature. As a result of the Company's use of foreign exchange contracts on a routine basis to reduce the risks related to nearly all of the Company's transactions denominated in foreign currencies as of October 28, 2001, the Company did not have a material foreign currency risk related to its derivatives or other financial instruments.

     The Company finances a portion of its operations with short-term and long-term borrowings and is subject to market risk arising from changes in interest rates for most of its long-term debt.

14/15

The tables below present principal cash flows and related weighted-average interest rates by expected maturity dates of fixed-rate, long-term debt.

EXPECTED MATURITY DATE OCTOBER 28, 2001
                                                                                                THERE-        TOTAL       FAIR
                                2002         2003         2004        2005         2006         AFTER         VALUE       VALUE
---------------------------------------------------------------------------------------------------------------------------------
                                                                         (In thousands)
Long-term debt, including
current portion

    Fixed-rate debt            $8,000       $8,000       $8,000     $12,290       $52,290       $101,420       $190,000    $198,486
    Average interest rate        7.17%        7.13%        7.09%       7.05%         7.00%          6.90%          7.17%

EXPECTED MATURITY DATE OCTOBER 29, 2000
                                                                                                THERE-        TOTAL        FAIR
                                2001         2002         2003        2004         2005         AFTER         VALUE        VALUE
---------------------------------------------------------------------------------------------------------------------------------
                                                                         (In thousands)
Long-term debt, including
current portion

    Fixed-rate debt              $--          $--          $--         $--           $--         $50,000        $50,000     $47,175
    Average interest rate        6.78%        6.78%        6.78%       6.78%         6.78%          6.78%          6.78%

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

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

Statements in this report pertaining to future periods are "forward- looking statements" intended to qualify for the protection afforded by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve risks and uncertainties. Consequently, the Company's actual results could differ materially from the expectations expressed in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from the expected results include, but are not limited to: deferral of orders, customer-requested delays in system installations, currency exchange rate fluctuations, a sales mix different from assumptions and significant changes in local business conditions in geographic regions in which the Company conducts business.