Form 10-K, Exhibit 13
period 2001-10-28
NORDSON CORP
filed 2002-01-25
CIK 72331

NORDSON CORPORATION                                                Exhibit 13-b


CONSOLIDATED STATEMENT OF INCOME

Years ended October 28, 2001, October 29, 2000
and October 31, 1999                                                              2001            2000            1999
-----------------------------------------------------------------------------------------------------------------------
(In thousands except for per-share amounts)

SALES                                                                         $ 731,416       $ 740,568       $ 700,465

OPERATING COSTS AND EXPENSES:
   Cost of sales                                                                337,129         332,597         318,230
   Selling and administrative expenses                                          305,343         301,849         296,365
   Goodwill amortization                                                         16,052           5,710           5,885
   Severance and restructuring costs                                             13,355           8,960           3,000
-----------------------------------------------------------------------------------------------------------------------
                                                                                671,879         649,116         623,480
-----------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                                                 59,537          91,452          76,985

OTHER INCOME (EXPENSE):
   Interest expense                                                             (29,489)        (11,665)        (10,244)
   Interest and investment income                                                 1,414             984           1,601
   Other - net                                                                    6,254           2,637           3,096
-----------------------------------------------------------------------------------------------------------------------
                                                                                (21,821)         (8,044)         (5,547)
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                       37,716          83,408          71,438

Income taxes:
   Current                                                                       11,698          30,510          23,476
   Deferred                                                                       1,408          (1,734)            456
-----------------------------------------------------------------------------------------------------------------------
                                                                                 13,106          28,776          23,932
-----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $  24,610       $  54,632       $  47,506
-----------------------------------------------------------------------------------------------------------------------

AVERAGE COMMON SHARES                                                            32,727          32,455          33,048
Incremental common shares attributable to
outstanding stock options, nonvested stock, and
deferred stock-based compensation                                                   323             312             436
-----------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES AND COMMON SHARE EQUIVALENTS                               33,050          32,767          33,484
-----------------------------------------------------------------------------------------------------------------------

BASIC EARNINGS PER SHARE                                                      $     .75       $    1.68       $    1.44
DILUTED EARNINGS PER SHARE                                                    $     .74       $    1.67       $    1.42
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

16/17