Form 10-K, Exhibit 13
period 2001-10-28
NORDSON CORP
filed 2002-01-25
CIK 72331

                                                                                                 Exhibit 13-c
CONSOLIDATED BALANCE SHEET

October 28, 2001 and October 29, 2000                                                       2001              2000
--------------------------------------------------------------------------------------------------------------------
(In thousands)

ASSETS
Current assets:
   Cash and cash equivalents                                                            $   7,881          $     785
   Marketable securities                                                                       62                 30
   Receivables                                                                            167,822            191,371
   Inventories                                                                            139,186            134,922
   Deferred income taxes                                                                   37,564             32,747
   Prepaid expenses                                                                         9,662              9,383
--------------------------------------------------------------------------------------------------------------------
     TOTAL CURRENT ASSETS                                                                 362,177            369,238

Property, plant and equipment - net                                                       133,332            126,910
Intangible assets - net                                                                   343,106             93,763
Deferred income taxes                                                                       3,726              7,679
Other assets                                                                               20,112             12,450
--------------------------------------------------------------------------------------------------------------------
                                                                                        $ 862,453          $ 610,040
--------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                        $ 194,964          $  91,697
   Accounts payable                                                                        55,357             74,151
   Income taxes payable                                                                     2,926              4,095
   Accrued liabilities                                                                     71,404             65,305
   Customer advance payments                                                               12,992             10,226
   Current maturities of long-term debt                                                    14,580              4,230
   Current obligations under capital leases                                                 3,430              3,304
--------------------------------------------------------------------------------------------------------------------
     TOTAL CURRENT LIABILITIES                                                            355,653            253,008

Long-term debt                                                                            188,078             57,498
Obligations under capital leases                                                            3,695              3,302
Pension and retirement obligations                                                         50,144             47,484
Other liabilities                                                                           1,157              1,525

Shareholders' equity:
   Preferred shares, no par value; 10,000,000 shares authorized; none issued                 --                 --
   Common shares, no par value; 80,000,000 shares authorized;
     49,011,000 shares issued                                                              12,253             12,253
   Capital in excess of stated value                                                      114,889            103,142
   Retained earnings                                                                      499,570            493,273
   Accumulated other comprehensive loss                                                   (18,358)           (11,946)
   Common shares in treasury, at cost                                                    (344,194)          (348,979)
   Deferred stock-based compensation                                                         (434)              (520)
--------------------------------------------------------------------------------------------------------------------
     TOTAL SHAREHOLDERS' EQUITY                                                           263,726            247,223
--------------------------------------------------------------------------------------------------------------------
                                                                                        $ 862,453          $ 610,040
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.