Form 10-K, Exhibit 13
period 2001-10-28
NORDSON CORP
filed 2002-01-25
CIK 72331

NORDSON CORPORATION                                                                                                Exhibit 13-d

CONSOLIDATED STATEMENT OF CASH FLOWS

Years ended October 28, 2001, October 29, 2000,
and October 31, 1999                                                                2001               2000               1999
--------------------------------------------------------------------------------------------------------------------------------
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                   $  24,610          $  54,632          $  47,506
   Adjustments to reconcile net income to net cash
     provided by operating activities:
        Severance and restructuring costs                                           7,552              1,528              3,000
        Depreciation                                                               24,909             24,276             22,257
        Amortization                                                               16,946              6,049              7,043
        Provision for losses on receivables                                         2,289              1,110              1,374
        Deferred income taxes                                                       2,058             (3,077)               215
        Other                                                                       2,637              5,254              1,165
        Changes in operating assets and liabilities:
           Receivables                                                             28,050            (33,494)            (2,378)
           Inventories                                                               (849)           (20,606)             6,126
           Other current assets                                                    (1,575)            (3,089)             1,234
           Other non-current assets                                                (7,329)               387             (3,218)
           Accounts payable                                                       (19,899)            40,559                836
           Income taxes payable                                                      (524)             2,480               (997)
           Accrued liabilities                                                     (3,361)             6,314              3,178
           Customer advance payments                                                2,799              5,753            (11,942)
           Other non-current liabilities                                           (4,884)            (3,100)             5,905
--------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                     73,429             84,976             81,304

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant and equipment                                     (23,147)           (23,645)           (45,644)
   Proceeds from sale of property, plant and equipment                                 10                 82                151
   Acquisition of businesses                                                     (280,351)              --              (26,624)
   Purchases of marketable securities                                                 (32)              --                 --
--------------------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                                       (303,520)           (23,563)           (72,117)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from (repayment of) short-term borrowings                         104,550            (37,688)            40,867
   Proceeds from long-term debt                                                   153,371               --                2,590
   Repayment of long-term debt                                                    (12,267)            (7,822)              (850)
   Debt issuance costs                                                             (2,429)              --                 --
   Repayment of capital lease obligations                                          (3,738)            (4,031)            (4,665)
   Issuance of common shares                                                       16,762              9,768              6,641
   Purchase of treasury shares                                                       (462)           (17,651)           (29,121)
   Dividends paid                                                                 (18,313)           (16,853)           (15,899)
--------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) financing activities                          237,474            (74,277)              (437)

   Effect of exchange rate changes on cash                                           (287)            (2,381)               460
--------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    7,096            (15,245)             9,210
   Cash and cash equivalents at beginning of year                                     785             16,030              6,820
--------------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                                     $   7,881          $     785          $  16,030
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

18/19