Form 10-K, Exhibit 13
period 2001-10-28
NORDSON CORP
filed 2002-01-25
CIK 72331

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY                                                                         Exhibit 13-e

                                                                                                   Accumulated
Years ended October 28, 2001,              Common Shares                  Capital In                  Other     Deferred
                                            In Treasury                    Excess Of                 Compre-   Stock-based
                                        -------------------     Common      Stated      Retained     hensive     Compen-
October 29, 2000 and October 31, 1999   Shares      Amount      Shares       Value      Earnings       Loss      sation      Total
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

BALANCE AT NOVEMBER 1, 1998              7,766    $(308,368)   $ 12,253    $ 92,030    $ 423,887    $ (4,792)   $ (235)   $214,775

   Net income                                                                             47,506                            47,506
   Translation adjustments                                                                            (2,729)               (2,729)
                                                                                                                            ------
     Total comprehensive income                                                                                             44,777
   Shares issued for acquisition
     of new business and under
     company stock and employee
     benefit plans                        (206)       3,931                   5,137                              (329)       8,739
   Amortization of deferred
     stock-based compensation                                                                                     225          225
   Purchase of treasury shares             579      (31,219)                                                               (31,219)
   Dividends - $.48 per share                                                            (15,899)                          (15,899)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 31, 1999              8,139     (335,656)     12,253      97,167      455,494     (7,521)     (339)     221,398

   Net income                                                                             54,632                            54,632
   Translation adjustments                                                                           (4,425)                (4,425)
                                                                                                                            ------
     Total comprehensive income                                                                                             50,207
   2-for-1 stock split                   8,138
   Shares issued under company stock
     and employee benefit plans           (542)       5,988                   5,975                              (535)      11,428
   Amortization of deferred
     stock-based compensation                                                                                     354          354
   Purchase of treasury shares             827      (19,311)                                                               (19,311)
   Dividends - $.52 per share                                                            (16,853)                          (16,853)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 29, 2000             16,562     (348,979)     12,253     103,142      493,273    (11,946)     (520)     247,223

   Net income                                                                             24,610                            24,610
   Translation adjustments                                                                           (1,740)                (1,740)
   Minimum pension liability
     adjustment net of taxes
     of $3,012                                                                                       (4,672)                (4,672)
                                                                                                                            ------
     Total comprehensive income                                                                                             18,198
   Shares issued under company stock
     and employee benefit plans           (845)       9,332                  11,747                              (230)      20,849
   Amortization of deferred
     stock-based compensation                                                                                     316          316
   Purchase of treasury shares             157       (4,547)                                                                (4,547)
   Dividends - $.56 per share                                                            (18,313)                          (18,313)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 28, 2001             15,874    $(344,194)   $ 12,253    $114,889    $ 499,570   $(18,358)   $ (434)   $ 263,726
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.