Form 10-K, Exhibit 13
period 2001-10-28
NORDSON CORP
filed 2002-01-25
CIK 72331

NORDSON CORPORATION                                               Exhibits 13-f

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION-- The consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Ownership interests of 20 percent or more in non-controlled affiliates are accounted for by the equity method. Other investments are recorded at cost.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual amounts could differ from these estimates.

FISCAL YEAR-- The fiscal year for the Company's domestic operations ends on the Sunday closest to October 31 and contained 52 weeks in 2001, 2000, and 1999. To facilitate reporting of consolidated accounts, the fiscal year for most of the Company's international operations ends on September 30.

REVENUE RECOGNITION --Revenues are recognized when customer orders are complete and shipped. Accruals for the cost of product warranties are maintained for anticipated future claims. A limited number of the Company's large engineered systems sales contracts are accounted for using the percentage-of-completion method. Accordingly, the amount of revenue recognized is based on the ratio of actual costs incurred to total estimated costs at completion.

SHIPPING AND HANDLING COSTS --Shipping and handling costs are included in cost of sales.

ADVERTISING COSTS-- Advertising costs are expensed as incurred and amounted to $5,421,000 in 2001 ($4,973,000 in 2000 and $6,621,000 in 1999).

RESEARCH AND DEVELOPMENT-- Research and development costs are expensed as incurred and amounted to $27,701,000 in 2001 ($27,222,000 in 2000 and
$29,672,000 in 1999).

EARNINGS PER SHARE-- Basic earnings per share are computed based on the weighted-average number of common shares outstanding during each year, while diluted earnings per share are based on the weighted-average number of common shares and common share equivalents outstanding. Common share equivalents consist of shares issuable upon exercise of the Company's stock options, computed using the treasury stock method, as well as nonvested stock and deferred stock-based compensation.

CASH AND CASH EQUIVALENTS-- Highly liquid instruments with a maturity of 90 days or less at date of purchase are considered to be cash equivalents. Cash and cash equivalents are carried at cost.

MARKETABLE SECURITIES-- Marketable securities consist primarily of municipal and other short-term notes with maturities greater than 90 days at date of purchase. At October 28, 2001, all contractual maturities were within one year. The Company's marketable securities are classified as available for sale and recorded at quoted market prices which approximate cost.

INVENTORIES-- Inventories are valued at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for 41 percent of consolidated inventories at October 28, 2001 (44 percent at October 29, 2000). The first-in, first-out (FIFO) method is used for all other inventories. Consolidated inventories would have been $6,472,000 and $7,245,000 higher than reported at October 28, 2001 and October 29, 2000, respectively, had the Company used the FIFO method, which approximates current cost, for valuation of all inventories.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION-- Property, plant and equipment are carried at cost. Plant and equipment are depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets or, in the case of property under capital leases, over the terms of the leases.

The Company capitalizes costs associated with the development and installation of internal use software in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, internal use software costs are expensed or capitalized depending on whether they are incurred in the preliminary project stage, application development stage, or the post-implementation stage. Amounts capitalized are amortized over the estimated useful lives of the software beginning with the project's completion. All re-engineering costs are expensed as incurred. The Company capitalizes interest costs on significant capital projects.

The Company capitalizedapproximately $26.3 million in fiscal 2001, 2000 and 1999 in connection with the acquisition and installation of an enterprise management system,which is being depreciated over 10 years.

INTANGIBLE ASSETS-- Intangibles, consisting primarily of costs in excess of net assets of acquired businesses, are amortized using the straight-line method over the periods of expected benefit. At present, these periods range from five to 35 years. The Company assesses the recoverability of the costs in excess of net assets of acquired businesses by reviewing for impairment losses when- ever events or changes in circumstances indicate the carrying amount may not be recovered through future net undiscounted cash flows generated by the assets.

FOREIGN CURRENCY TRANSLATION-- The financial statements of the Company's subsidiaries outside the United States, except for those subsidiaries located in highly inflationary economies, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet dates. Income and expense items are translated at average monthly rates of exchange. The

20/21
resulting translation adjustments are included in accumulated other comprehensive income (loss), a separate component of shareholders' equity. Generally, gains and losses from foreign currency transactions, including forward contracts, of these subsidiaries and the United States parent are included in net income. Premiums and discounts on forward contracts are amortized over the lives of the contracts. Gains and losses from foreign currency transactions which hedge a net investment in a foreign subsidiary and from intercompany foreign currency transactions of a long-term investment nature are included in accumulated other comprehensive income (loss). For subsidiaries operating in highly inflationary economies, gains and losses from foreign currency transactions and translation adjustmentsare included in net income.

COMPREHENSIVE INCOME-- Accumulated other comprehensive loss at October 28, 2001consisted of foreign currency translation adjustments of $13,686,000 and a minimum pension liability adjustment of $4,672,000. Accumulated other comprehensive loss at October 29, 2000 consisted entirely of foreign currency translation adjustments.

PRESENTATION-- Certain 2000 and 1999 amounts have been reclassified to conform with the 2001 presentation.

NOTE 2 -- ACCOUNTING CHANGES

In June 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. No. 141 requires that all business combinations be accounted for by the purchase method. No. 142 provides that goodwill assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. The Company will adopt these statements in fiscal 2002. The effect of not amortizing goodwill is expected to result in an increase to net income in fiscal 2002 of approximately $11 million, or $0.34 per share. During fiscal 2002, the Company will perform the required impairment tests of goodwill and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

In August 2001, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When a liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company is required to adopt FAS 143 in fiscal 2003 and has not yet determined the impact of adoption on its consolidated financial position or results of operations.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." No. 144, which supersedes No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of No. 121, this Statement significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets held-for-sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. The Company is required to adopt No. 144 in fiscal 2003 and has not yet determined the impact of adoption on its consolidated financial position or results of operations.

In 2001, the Company adopted Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which summarizes the staff's views regarding the application of generally accepted accounting principles to selected revenue recognition issues. This Bulletin did not have a material effect on the financial statements of the Company.

In 2001, the Company adopted Financial Accounting Standards Board Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (No. 138), which amended Statement
No. 133, "Accounting and Reporting Standards for Derivative
Instruments and Hedging Activities" (No. 133). No. 133 requires an entity to measure all derivatives at fair value and to recognize them on the balance sheet as an asset or liability, depending on the entity's rights or obligations under the applicable derivative contract. This Statement did not have a material effect on the financial statements of the Company.

NOTE 3-- RETIREMENT, PENSION AND OTHER
POSTRETIREMENT PLANS

RETIREMENT PLANS-- The parent company and certain subsidiaries have funded contributory retirement plans covering certain employees. The Company's contributions are primarily determined by the terms of the plans subject to the limitation that they shall not exceed the amounts deductible for income tax purposes. The Company also sponsors unfunded contributory supplemental retirement plans for certain employees. Generally, benefits under these plans vest gradually over a period of approximately five years from date of employment, and are based on the employee's contribution. The expense applicable to retirement plans for 2001, 2000 and 1999 was approximately $4,254,000, $3,326,000 and $3,913,000, respectively.

PENSION AND OTHER POSTRETIREMENT PLANS-- The Company has various pension plans which cover substantially all employees. Pension plan benefits are generally based on years of employment and, for salaried employees, the level of compensation. The Company contributes actuarially determined amounts to domestic plans to provide sufficient assets to meet future benefit payment requirements. The Company also sponsors an unfunded supplemental pension plan for certain employees. The Company's international subsidiaries fund their pension plans according to local requirements.

The Company also has an unfunded postretirement benefit plan covering most of its domestic employees. The plan provides medical and life insurance benefits. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance.

A reconciliation of the benefit obligations, plan assets, accrued benefit cost and the amount recognized in financial statements for these plans is as follows:

                                                                         PENSION BENEFITS        OTHER POSTRETIREMENT BENEFITS
                                                                   ---------------------------   -----------------------------
                                                                        2001           2000             2001           2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year                             $  99,972       $ 104,460       $  16,208       $  13,306
  Service cost                                                          3,369           3,604             743             643
  Interest cost                                                         7,120           6,688           1,339           1,110
  Foreign currency exchange rate change                                  (226)         (1,883)           --              --
  Actuarial loss (gain)                                                 6,282          (6,856)          3,897           2,130
  Curtailment                                                            (401)           --            (1,104)           (348)
  Benefits paid from plan assets                                       (4,436)         (6,041)         (1,071)           (633)
-----------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                   $ 111,680       $  99,972       $  20,012       $  16,208
-----------------------------------------------------------------------------------------------------------------------------

Change in plan assets:
Beginning fair value of plan assets                                 $  77,046       $  74,604       $    --         $    --
  Actual return on plan assets                                        (10,080)          4,267            --              --
  Company contributions                                                10,038           5,233           1,071             633
  Foreign currency exchange rate change                                   (33)         (1,017)           --              --
  Benefits paid from plan assets                                       (4,436)         (6,041)         (1,071)           (633)
-----------------------------------------------------------------------------------------------------------------------------
Ending fair value of plan assets                                    $  72,535       $  77,046       $    --         $    --
-----------------------------------------------------------------------------------------------------------------------------

Reconciliation of accrued cost:
Funded status of the plan                                           $ (39,145)      $ (22,926)      $ (20,012)      $ (16,208)
Unrecognized actuarial loss (gain)                                     16,730          (8,022)          4,138           1,446
Unamortized prior service cost                                          2,126           3,015            --              --
Unrecognized net transition obligation                                    860           1,301            --              --
-----------------------------------------------------------------------------------------------------------------------------
Accrued benefit cost                                                $ (19,429)      $ (26,632)      $ (15,874)      $ (14,762)
-----------------------------------------------------------------------------------------------------------------------------

Reconciliation of amount recognized in financial statements:
Prepaid benefit cost                                                $    --         $   1,334       $    --         $    --
Accrued benefit liability                                             (29,113)        (28,223)        (15,874)        (14,762)
Intangible asset                                                        2,000             257            --              --
Accumulated other comprehensive income                                  7,684            --              --              --
-----------------------------------------------------------------------------------------------------------------------------
Total amount recognized in financial statements                     $ (19,429)      $ (26,632)      $ (15,874)      $ (14,762)
-----------------------------------------------------------------------------------------------------------------------------


22/23

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $104,170,000, $93,565,000 and $66,761,000, respectively as of October 28, 2001, and $88,398,000, $76,264,000 and $64,924,000 as of October
29, 2000.

Net pension and other postretirement benefit costs include the following components:

                                                          PENSION BENEFITS                      OTHER POSTRETIREMENT BENEFITS
                                               -----------------------------------         ------------------------------------
                                                 2001           2000          1999           2001          2000           1999
-------------------------------------------------------------------------------------------------------------------------------
                                                                              (In thousands)

Service cost                                  $ 3,369        $ 3,604        $ 3,733        $   743       $   643        $   620
Interest cost                                   7,120          6,688          6,482          1,339         1,110            923
Expected return on plan assets                 (7,509)        (6,585)        (6,100)          --            --             --
Amortization and deferrals                        548            650            397            101          --             --
Curtailment                                       318           --             --             --            (348)          --
Termination benefit cost                         --             --              825           --            --             --
-------------------------------------------------------------------------------------------------------------------------------
Total benefit cost                            $ 3,846        $ 4,357        $ 5,337        $ 2,183       $ 1,405        $ 1,543
-------------------------------------------------------------------------------------------------------------------------------

For pensions, the actuarial value of projected benefit obligations at the end of 2001 and 2000 was determined using a weighted-average discount rate of 6.9 and
7.1 percent, respectively, and a rate of increase in future compensation levels of 5.2 and 3.9 percent, respectively. Plan assets consist primarily of stocks and bonds. The expected long-term rate of return on plan assets was 9.5 percent for 2001, 2000 and 1999.

For other postretirement benefits, the discount rate used in determining the accumulated postretirement benefit obligation at the end of 2001 and 2000 was
7.25 percent and 7.5 percent, respectively. The annual rate of increase in the per capita cost of covered benefits (the health care cost trend rate) was assumed to be 7.5 percent in 2002, decreasing gradually to 5.0 percent in 2007.

The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one percentage point change in the assumed health care cost trend rate would have the following effects:

                                        1% POINT         1% POINT
                                        INCREASE         DECREASE
-------------------------------------------------------------------
Effect on total service and
 interest cost components in 2001        $  423,000    $  (330,000)
Effect on postretirement obligation
 as of October 28, 2001                  $3,415,000    $(2,723,000)
-------------------------------------------------------------------

NOTE 4 -- INCOME TAXES

Income tax expense includes the following:

                                          2001           2000              1999
-------------------------------------------------------------------------------
                                                 (In thousands)

Current:
  U.S. federal                         $ (1,161)       $ 16,163        $  8,351
  State and local                           821           1,261             860
  Foreign                                12,038          13,086          14,265
-------------------------------------------------------------------------------
   Total current                         11,698          30,510          23,476

Deferred:
  U.S. federal                            1,864          (2,429)            405
  State and local                           468            (137)            207
  Foreign                                  (924)            832            (156)
-------------------------------------------------------------------------------
   Total deferred                         1,408          (1,734)            456
-------------------------------------------------------------------------------
                                       $ 13,106        $ 28,776        $ 23,932
-------------------------------------------------------------------------------

The reconciliation of the United States statutory federal income tax rate to the worldwide consolidated effective tax rate follows:

                                           2001            2000            1999
-------------------------------------------------------------------------------

Statutory federal
  income tax rate                         35.00%          35.00%          35.00%
Foreign Sales Corporation
  exemption                                --             (3.68)          (3.72)
Foreign tax rate variances,
  net of foreign tax credits              (7.38)           1.40            3.01
State and local taxes, net
  of federal income tax
  benefit                                  3.37             .83            1.32
Amounts related to
  prior years                               .25             .42           (2.17)
Other - net                                3.51             .53             .06
-------------------------------------------------------------------------------
Effective tax rate                        34.75%          34.50%          33.50%
-------------------------------------------------------------------------------

Earnings before income taxes of international operations were $25,699,000, $32,580,000 and $30,466,000 in 2001, 2000 and 1999, respectively. Deferred income taxes are not provided on undistributed earnings of international subsidiaries which are intended to be permanently invested in those operations. These undistributed earnings aggregated approximately $51,426,000 and $51,567,000 at October 28, 2001 and October 29, 2000, respectively. Should these earnings be distributed, applicable foreign tax credits would substantially offset U.S. taxes due upon the distribution. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                         2001         2000
-----------------------------------------------------------------------------
                                                           (In thousands)

Deferred tax assets:
  Sales to international subsidiaries and
   related consolidation adjustments                   $12,941       $14,657
  Employee benefits                                     19,909        17,582
  Other accruals not currently deductible
   for taxes                                            14,315         9,104
  Inventory adjustments                                  3,600         2,412
  Translation of foreign currency
   accounts                                              2,910         3,244
  Other - net                                              342           729
-----------------------------------------------------------------------------
   Total deferred tax assets                            54,017        47,728
Deferred tax liabilities:
  Depreciation                                          11,296         6,035
  Other - net                                            1,431         1,267
-----------------------------------------------------------------------------
   Total deferred tax liabilities                       12,727         7,302
-----------------------------------------------------------------------------
  Net deferred tax assets                              $41,290       $40,426
-----------------------------------------------------------------------------

NOTE 5 -- INCENTIVE COMPENSATION PLAN

The Company has an incentive cash compensation plan for executive officers. Participants in the plan and payments under the plan are approved by a committee appointed by the Board of Directors. Members of the committee are directors and are not active officers of the Company. Amounts paid under the plan are based on a percentage of the base salary of each participant. Compensation expense attributable to the plan was $242,000 in 2001, $1,870,000 in 2000, and $2,018,000 in 1999.

24/25

NOTE 6 -- DETAILS OF BALANCE SHEET

                                                      2001             2000
----------------------------------------------------------------------------
                                                        (In thousands)

Receivables:
  Accounts                                        $ 156,562        $ 175,400
  Notes                                               7,242           15,308
  Other                                               8,036            3,488
----------------------------------------------------------------------------
                                                    171,840          194,196
  Allowance for doubtful accounts                    (4,018)          (2,825)
----------------------------------------------------------------------------
                                                  $ 167,822        $ 191,371
----------------------------------------------------------------------------

Inventories:
  Finished goods                                  $  56,106        $  38,732
  Work-in-process                                    15,517           30,433
  Raw materials and finished parts                   67,563           65,757
----------------------------------------------------------------------------
                                                  $ 139,186        $ 134,922
----------------------------------------------------------------------------

Property, plant and equipment:
  Land                                            $   3,662        $   3,102
  Land improvements                                   2,793            2,774
  Buildings                                          76,200           64,853
  Machinery and equipment                           156,815          142,278
  Enterprise management
   system                                            26,300           25,718
  Construction-in-progress                           13,937           12,377
  Leased property under
   capitalized leases                                13,135           12,167
----------------------------------------------------------------------------
                                                    292,842          263,269
  Accumulated depreciation
   and amortization                                (159,510)        (136,359)
----------------------------------------------------------------------------
                                                  $ 133,332        $ 126,910
----------------------------------------------------------------------------

Intangible assets:
  Costs in excess of net assets of
   acquired businesses                            $ 389,894        $ 126,186
  Other                                               8,079            5,379
----------------------------------------------------------------------------
                                                    397,973          131,565
  Accumulated amortization                          (54,867)         (37,802)
----------------------------------------------------------------------------
                                                  $ 343,106        $  93,763
----------------------------------------------------------------------------

Accrued liabilities:
  Salaries and other compensation                 $  22,896        $  29,392
  Pension and retirement                              2,856            3,464
  Taxes other than income taxes                       4,787            5,316
  Other                                              40,865           27,133
----------------------------------------------------------------------------
                                                  $  71,404        $  65,305
----------------------------------------------------------------------------

NOTE 7 -- LEASES

The Company has lease commitments expiring at various dates, principally for manufacturing, warehouse and office space, automobiles and office equipment. Many leases contain renewal options and some contain purchase options.

The Company has an operating lease for office and manufacturing space owned by a partnership in which the Company is a partner. The lease ends in 2010 and contains a renewal option and an annual option to purchase the property at fair market value. Future annual minimum lease payments range from $777,000 to $1,009,000 and approximate market rates.

Rent expense for all operating leases was approximately $10,697,000 in 2001, $10,776,000 in 2000, and $9,603,000 in 1999.

Assets held under capitalized leases and included in property, plant and equipment are as follows:

                                                      2001              2000
------------------------------------------------------------------------------
                                                           (In thousands)

Transportation equipment                           $ 12,755          $ 11,862
Other                                                   380               305
------------------------------------------------------------------------------
Total capitalized leases                             13,135            12,167
Accumulated amortization                             (6,010)           (5,561)
------------------------------------------------------------------------------
  Net capitalized leases                           $  7,125          $  6,606
------------------------------------------------------------------------------

At October 28, 2001, future minimum lease payments under non- cancelable capitalized and operating leases are as follows:

                                                   CAPITALIZED      OPERATING
                                                     LEASES           LEASES
------------------------------------------------------------------------------
                                                            (In thousands)

Fiscal year ending:
  2002                                             $  4,438          $  8,915
  2003                                                2,941             6,993
  2004                                                1,448             5,650
  2005                                                  260             4,788
  2006                                                   16             4,102
  Later years                                          --              10,915
------------------------------------------------------------------------------
Total minimum lease payments                          9,103          $ 41,363
                                                                     ---------
Less amount representing
  executory costs                                     1,020
------------------------------------------------------------
Net minimum lease payments                            8,083
Less amount representing interest                       958
------------------------------------------------------------
Present value of net minimum
  lease payments                                      7,125
Less current portion                                  3,430
------------------------------------------------------------
Long-term obligations at
  October 28, 2001                                 $  3,695
------------------------------------------------------------

NOTE 8 -- NOTES PAYABLE

Bank lines of credit and notes payable are summarized as follows:

                                                      2001             2000
------------------------------------------------------------------------------
                                                         (In thousands)

Available bank lines of credit:
  Domestic banks                                   $360,130          $445,218
  Foreign banks                                      72,427            83,019
------------------------------------------------------------------------------
   Total                                           $432,557          $528,237
------------------------------------------------------------------------------

Notes payable:
  Domestic bank debt                               $162,000          $ 62,469
  Foreign bank debt                                  32,834            29,056
  Other                                                 130               172
------------------------------------------------------------------------------
   Total                                           $194,964          $ 91,697
------------------------------------------------------------------------------

Weighted-average interest rate
  on notes payable                                      3.8%              4.6%
Unused bank lines of credit                        $237,593          $436,712
------------------------------------------------------------------------------

Included in the domestic available amount above is a $350,000,000 revolving credit agreement with a group of banks. This facility consists of two parts: a $100 million, 364-day facility that can be extended for one year and a $250 million, five-year facility. Payment of commitment fees is required. Other lines of credit obtained by the Company can generally be withdrawn at the option of the banks and do not require material compensating balances or commitment fees. Other notes payable include promissory notes issued in connection with a business acquisition and an equipment purchase.

NOTE 9 -- LONG-TERM DEBT

The long-term debt of the Company is as follows:

                                                       2001              2000
------------------------------------------------------------------------------
                                                           (In thousands)

Senior note, due 2007                              $ 50,000          $ 50,000
Senior notes, due 2006-2011                         100,000              --
Five-year term loan                                  40,000              --
Industrial revenue bonds--
  Gwinnett County, Georgia                            4,800             5,400
Industrial revenue bonds--
  City of Westlake, Ohio                                850             1,700
Acquisition financing notes                           5,130             2,780
Leasehold improvements financing note                 1,878             1,848
------------------------------------------------------------------------------
                                                    202,658            61,728
Less current maturities                              14,580             4,230
------------------------------------------------------------------------------
   Total                                           $188,078          $ 57,498
------------------------------------------------------------------------------

SENIOR NOTE, DUE 2007-- This note is payable in one installment and bears interest at a fixed rate of 6.78 percent.

SENIOR NOTES, DUE 2006-2011-- These notes with a group of insurance companies have a weighted-average, fixed-interest rate of 7.02 percent and an original weighted-average life of 6.5 years.

FIVE-YEAR TERM NOTES -- These notes are payable in five annual installments of $8,000,000 from 2002 extending through 2006 with interest payable quarterly. The interest rate was 8.02 percent at October 28, 2001.

INDUSTRIAL REVENUE BONDS -- GWINNETT COUNTY, GEORGIA-- These bonds were issued in connection with the acquisition and renovation of the Norcross Manufacturing Facility in Gwinnett County, Georgia. These bonds are due in annual installments of $600,000 through 2009, with interest payable quarterly. The tax-free interest rate varies weekly and was 2.2 percent at October 28, 2001. The bonds are secured by a $5,036,000 standby letter of credit.

INDUSTRIAL REVENUE BONDS -- CITY OF WESTLAKE, OHIO-- These bonds were issued in connection with the construction of the Company's world headquarters in Westlake, Ohio. The bonds are due in annual installments of $850,000 extending through 2002 with interest payable quarterly. The tax-free interest rate varies weekly and was 2.25 percent at October 28, 2001. The bonds are secured by a $886,000 standby letter of credit.

ACQUISITION FINANCING NOTES-- These unsecured notes were issued in connection with recent business acquisitions and mature in 2002. Interest is payable at variable rates with a weighted-average rate of 2.98 percent at October 28, 2001.

LEASEHOLD IMPROVEMENTS FINANCING NOTE-- This note partially funded the leasehold improvements for a new sales and demonstration facility in Japan. The principal balance is Japanese (Y)200 million and is payable in one installment in 2006. Interest, payable at a fixed rate of 3.10 percent, was converted to a variable rate through an interest rate swap. The variable rate is reset semi-annually, and at October 28, 2001 the Company's effective borrowing rate was negative .29 percent.

ANNUAL MATURITIES-- The annual maturities of long-term debt for the five years subsequent to October 28, 2001 are as follows: $14,580,000 in 2002; $8,600,000 in 2003; $8,600,000 in 2004; $12,890,000 in 2005; and $54,768,000 in 2006.

GUARANTEES-- No guarantees were issued at October 28, 2001. Subsequent to year-end, the Company issued $4,318,000 of guarantees to support the term-borrowing facilities of an unconsolidated affiliate. At October 29, 2000, the Company had issued $3,520,000 of similar guarantees.

26/27

NOTE 10 -- FINANCIAL INSTRUMENTS

The Company enters into foreign currency forward contracts, which are derivative financial instruments, to reduce the risk of foreign currency exposures resulting from the collection of intercompany receivables, payables and loans denominated in foreign currencies. The maturities of these contracts are usually less than 90 days. Forward contracts are marked to market each accounting period, and the resulting gains or losses are included in other income (expense) on the Consolidated Statement of Income. Gains of $146,000, $248,000 and $562,000 were recognized from changes in the fair value of these contracts for the years ended October 28, 2001, October 29, 2000 and October 31, 1999, respectively.

At October 28, 2001 the Company had outstanding forward exchange contracts that mature at various dates through December 2001. The following table summarizes, by currency, the Company's forward exchange contacts at October 28, 2001 and October 29, 2000:

                                    SELL                         BUY
                           NOTIONAL     FAIR MARKET     NOTIONAL    FAIR MARKET
                            AMOUNTS        VALUE        AMOUNTS        VALUE
-------------------------------------------------------------------------------
                                             (In thousands)

October 28, 2001 contract amounts:
  Euro                       $ 9,302       $ 9,339       $14,620       $14,726
  British pound               14,603        14,723         4,549         4,572
  Japanese yen                 7,733         8,372        10,199        10,639
  Others                       1,495         1,491         8,534         8,428
------------------------------------------------------------------------------
   Total                     $33,133       $33,925       $37,902       $38,365
------------------------------------------------------------------------------

                                    SELL                         BUY
                           NOTIONAL     FAIR MARKET     NOTIONAL    FAIR MARKET
                            AMOUNTS        VALUE        AMOUNTS        VALUE
--------------------------------------------------------------------------------
                                               (In thousands)

October 29, 2000 contract amounts:
  Euro                         $15,386       $15,271       $ 2,577       $ 2,540
  British pound                  8,340         8,636           558           574
  Japanese yen                   9,729         9,380           467           462
  Others                         6,917         6,899         7,196         7,146
--------------------------------------------------------------------------------
   Total                       $40,372       $40,186       $10,798       $10,722
--------------------------------------------------------------------------------

The Company also uses foreign denominated fixed-rate debt and intercompany foreign currency transactions of a long-term investment nature to protect the value of its investment in its wholly owned subsidiaries. For hedges of the net investment in foreign operations, realized and unrealized gains and losses are shown in the cumulative translation adjustment account included in total comprehensive income. For the years ended October 28, 2001 and October 29, 2000, net gains of $1,914,000 and $6,322,000, respectively, were included in the cumulative translation adjustment account related to foreign denominated fixed-rate debt designated as a hedge of net investment in foreign operations.

The Company has an interest-rate swap that it has designated as a fair-value hedge. This derivative qualified for the short-cut method. The swap is recorded with a fair market value of $204,000 in other assets in the Consolidated Balance Sheet.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. The Company uses major banks throughout the world for cash deposits, forward exchange contracts and interest rate swaps. The Company's customers represent a wide variety of industries and geographic regions. As of October 28, 2001, there were no significant concentrations of credit risk. The Company does not use financial instruments for trading or speculative purposes.

The carrying amounts and fair values of the Company's financial instruments, other than receivables and accounts payable, are as follows:

2001
                                             CARRYING AMOUNT       FAIR VALUE
------------------------------------------------------------------------------
                                                           (In thousands)

Cash and cash equivalents                        $   7,881          $   7,881
Marketable securities                                   62                 62
Notes payable                                     (194,964)          (194,964)
Long-term debt                                    (202,658)          (211,144)
Forward exchange contracts                             254                278

2000

                                             CARRYING AMOUNT       FAIR VALUE
------------------------------------------------------------------------------

                                                           (In thousands)

Cash and cash equivalents                          $    785          $    785
Marketable securities                                    30                30
Notes payable                                       (91,697)          (91,697)
Long-term debt                                      (61,728)          (58,936)
Forward exchange contracts                              108               210
Interest rate swaps                                    --                 448

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

NOTE 11 -- CAPITAL SHARES

PREFERRED-- The Company has authorized 10,000,000 Series A convertible preferred shares without par value. No preferred shares were outstanding in 2001, 2000, or1999.

COMMON-- On August 1, 2000, the Board of Directors declared a 2-for-1 stock split on the Company's common stock, paid in the form of a 100 percentstock dividend on September 12, 2000, for all shares outstanding on August 25, 2000. Accordingly, all per-share amounts, common stock and common stock equivalents outstanding used in the calculation of per-share amounts and stock option information have been adjusted retroactively to reflect the stock split.

The Company has 80,000,000 authorized common shares without par value. In March 1992, the shareholders adopted an amendment to the Company's articles of incorporation which, when filed with the State of Ohio, would increase the number of authorized common shares to 160,000,000. During 2001 and 2000, there were 49,011,000 common shares issued. At October 28, 2001 and October 29, 2000, the number of outstanding common shares, net of treasury shares, was 33,138,000 and 32,449,000, respectively. Treasury shares are reissued using the first-in, first-out method.

NOTE 12 -- COMPANY STOCK PLANS

LONG-TERM PERFORMANCE PLAN-- The Company's long-term performance plan, adopted in 1993, provides for the granting of stock options, stock appreciation rights, restricted stock, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives. The number of common shares available for grant of awards is 3.0 percent of the number of common shares outstanding as of the first day of each fiscal year, plus up to an additional
0.5 percent, consisting of shares available, but not granted, in prior years. At the beginning of fiscal 2002, there were 1,160,000 shares available for grant in 2002.

STOCK OPTIONS-- The Company may grant non-qualified or incentive stock options to employees and directors of the Company. Generally, the options may be exercised beginning one year from the date of grant at a rate not exceeding 25 percent per year, and the options expire 10 years from the date of grant. Vesting accelerates upon the occurrence of events which involve or may result in a change of control of the Company.

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

Summarized transactions are as follows:

                                                                    WEIGHTED-
                                                                    AVERAGE
                                                                    EXERCISE
                                                NUMBER OF            PRICE
                                                 OPTIONS           PER SHARE
-----------------------------------------------------------------------------
Outstanding at November 1, 1998                 4,916,442            $25.38
Granted                                           928,880            $22.63
Exercised                                        (236,682)           $16.41
Forfeited                                        (125,726)           $27.82
-----------------------------------------------------------------------------
Outstanding at October 31, 1999                 5,482,914            $25.25
Granted                                           904,256            $22.33
Exercised                                        (346,336)           $16.35
Forfeited                                        (332,498)           $26.14
-----------------------------------------------------------------------------
Outstanding at October 29, 2000                 5,708,336            $25.27
Granted                                           836,300            $28.51
Exercised                                        (338,493)           $22.84
Forfeited                                        (208,151)           $26.40
-----------------------------------------------------------------------------
Outstanding at October 28, 2001                 5,997,992            $25.82
-----------------------------------------------------------------------------
Exercisable at October 28, 2001                 3,854,220            $26.16
-----------------------------------------------------------------------------

Summarized information on currently outstanding options follows:

                                         RANGE OF EXERCISE PRICE
                                  $20 - $25       $26 - $30     $31 - $35
--------------------------------------------------------------------------
Number outstanding                2,687,232       3,210,259       100,501
Weighted-average remaining
  contractual life, in years            7.7             5.1           5.2
Weighted-average
  exercise price                     $22.99          $28.00        $31.88
--------------------------------------------------------------------------
Number exercisable                1,476,350       2,327,646        50,224
Weighted-average
  exercise price                     $23.27          $27.87        $31.88
--------------------------------------------------------------------------

28/29

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

Pro forma and weighted-average assumption information follows:

                                         2001           2000           1999
-------------------------------------------------------------------------------
                                    (In thousands except for per-share amounts)

Net income:
  As reported                          $24,610        $54,632        $47,506
  Pro forma                            $21,200        $50,876        $43,572
Diluted earnings per share:
  As reported                             $.74          $1.67          $1.42
  Pro forma                               $.64          $1.58          $1.31
Weighted-average fair value
  of options granted during
  the year                               $8.43          $7.20          $7.60
-------------------------------------------------------------------------------
Risk-free interest rate              3.91-4.57%     5.57-5.94%     5.91-6.17%
Expected life of option,
  in years                                   7              7              7
Expected dividend yield                   1.62%          1.50%          1.35%
Expected volatility                        .25            .24            .23
-------------------------------------------------------------------------------

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

STOCK APPRECIATION RIGHTS-- The Company may grant stock appreciation rights to employees. A stock appreciation right provides for a payment equal to the excess of the fair market value of a common share when the right is exercised, over its value when the right was granted. There were no stock appreciation rights outstanding during 2001, 2000, and 1999.

Limited stock appreciation rights that become exercisable upon the occurrence of events which involve or may result in a change of control of the Company have been granted with respect to 5,998,000 shares.

RESTRICTED STOCK-- The Company may grant restricted stock to employees. These shares may not be disposed of for a designated period of time defined at the date of grant and are to be returned to the Company if the recipient's employment terminates during the restriction period. As shares are issued, deferred stock-based compensation equivalent to the market value on the date of grant is charged to shareholders' equity and subsequently amortized over the restriction period. Tax benefits arising from the lapse of restrictions on the stock are recognized when realized and credited to capital in excess of stated value. In 2001, there were 11,850 restricted shares granted at a weighted average fair value of $27.60 per share (26,812 and $22.19 in 2000 and 11,888 and $25.58 in 1999). Net amortization was $316,000 in 2001 ($354,000 in 2000 and
$225,000 in 1999).

EMPLOYEE STOCK PURCHASE RIGHTS-- The Company may grant stock purchase rights to employees. These rights permit eligible employees to purchase a limited number of common shares at a discount from fair market value. No stock purchase rights were outstanding during 2001, 2000, and 1999.

EMPLOYEE STOCK OWNERSHIP PLAN-- The Company sponsored an Employee Stock Ownership Plan (ESOP) covering all domestic employees. Company contributions were discretionary and funded annually by a combination of cash and shares of the Company's common stock. Allocations to the participants' accounts were made on December 31 on the basis of their compensation for the year. Each participant vested in his account at a rate of 20 percent per year from date of employment. Distribution of a participant's account occurs at retirement, death, or termination of employment.

The ESOP was merged into the Company's domestic retirement plan in fiscal year 2000. ESOP compensation expense was $167,000 in the first two months of 2000, and $1,325,000 in 1999. Contributions to the plan were $1,167,000,and $1,063,000 in 2000, and 1999, respectively. The number of allocated ESOP shares outstanding was 868,000 at October 29, 2000.

SHAREHOLDER RIGHTS PLAN-- In August 1988, the Board of Directors declared a dividend of one common share purchase right for each common share outstanding on September 9, 1988. Rights are also distributed with common shares issued by the Company after that date. The rights may only be exercised if a party acquires 15 percent or more of the Company's common shares. The exercise price of each right is $87.50 per share. The rights trade with the shares until the rights become exercisable, unless the Board of Directors sets an earlier date for the distribution of separate right certificates.

If a party acquires at least 15 percent of the Company's common shares (a "flip-in" event), each right then becomes the right to purchase two common shares of the Company for $.50 per share.

The rights may be redeemed by the Company at a price of $.005 per right at any time prior to a "flip-in" event, or expiration of the rights on October 31, 2007.

SHARES RESERVED FOR FUTURE ISSUANCE-- At October 28, 2001, there were 84,700,000 shares reserved for future issuance through the exercise of outstanding options or rights, including 78,558,000 shares under the shareholder rights plan.

NOTE 13 -- SEVERANCE AND RESTRUCTURING COSTS

Total 2001 severance and restructuring costs were $14.0 million ($9.2 million on an after-tax basis, or $.28 per share). Of this amount, $13.3 million related to workforce reduction actions including reductions of approximately 400 people initiated in 2001. This amount was recorded below selling and administrative expenses in the Consolidated Statement of Income. The remaining amount of $.7 million related to inventory write-offs associated with the combination of certain businesses was included in cost of sales. Of the total amount, $7.6 million is unpaid at October 28, 2001.

During 2000, Nordson recognized non-recurring pre-tax charges of $9.0 million ($5.9 million on an after-tax basis or $.18 per share). Of this amount, $7.5 million was paid in 2000, and the remainder was paid in 2001. The charges consist of severance payments and were recorded below selling and administrative expenses in the Consolidated Statement of Income.

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

On October 30, 2000, the Company completed the acquisition of EFD, Inc., a privately held East Providence, Rhode Island-based manufacturer of precision, low-pressure, industrial dispensing valves and components. The majority of the purchase was financed with short-term credit facilities. Internally generated cash flow of the Company and EFD, Inc. will be used to pay down this debt. The acquisition was accounted for using the purchase method of accounting. EFD, Inc. is now a wholly owned subsidiary of the Company.

The following unaudited pro forma data summarize the results of operations of the Company and EFD, Inc. as if the acquisition had occurred at the beginning of fiscal 2000 and 1999.

                                                   2000               1999
-------------------------------------------------------------------------------
                              (In thousands except for per-share information)

Results of operations:
  Net sales                                       $801,892           $754,646
  Net income                                       $54,056            $44,757
  Basic earnings per share                           $1.67              $1.35
  Diluted earnings per share                         $1.65              $1.34
-------------------------------------------------------------------------------

In January 1999 and March 1999, the Company acquired manufacturers of systems that use gas plasma technology. In July 1999, the Company acquired a manufacturer of cold adhesive application equipment and verification systems, and in September 1999, a manufacturer of ultraviolet curing lamps. Assuming the acquisitions had taken place at the beginning of 1999, pro forma results for 1999 would not be materially different.

The cost of acquisitions amounted to $281,183,000 in 2001 and $29,213,000 in 1999. Operating results of these acquisitions are included in the Consolidated Statement of Income from the respective dates of acquisition.

NOTE 15-- SUPPLEMENTAL INFORMATION FOR THE STATEMENT
OF CASH FLOWS

                                            2001       2000       1999
------------------------------------------------------------------------
                                                 (In thousands)

Cash operating activities:
  Interest paid                          $ 26,282   $ 12,010   $  9,417
  Income taxes paid                        11,373     27,764     28,501
------------------------------------------------------------------------
Noncash investing and
  financing activities:
   Capitalized lease
     obligations incurred                $  4,954   $  4,179   $  5,757
   Capitalized lease
     obligations terminated                   654        954      1,102
   Shares acquired and
     issued through exercise
     of stock options                       4,086      1,660      2,098
------------------------------------------------------------------------
Noncash assets and liabilities
  of businesses acquired:
   Working capital                       $ 11,285   $   --     $  4,901
   Property, plant and
     equipment                              6,378       --        1,032
   Intangibles and other                  262,688       --       21,279
   Long-term debt and
     other liabilities                       --         --         (588)
------------------------------------------------------------------------
                                         $280,351   $   --     $ 26,624
------------------------------------------------------------------------

30/31

NOTE 16-- OPERATING SEGMENTS AND GEOGRAPHIC AREA DATA

The Company conducts business across three primary businesses: adhesive dispensing and nonwoven fiber, coating and finishing, and advanced technology. The composition of segments and measure of segment profitability is consistent with that used by the Company's management. The primary measurement focus is operating profit, which equals sales less operating costs and expenses. Operating profit excludes interest income (expense), investment income (net) and other income (expense). Items below the operating income line in the Consolidated Statement of Income are not presented by segment, since they are excluded from the measure of segment profitability reviewed by the Company's chief operating decision maker. The accounting policies of the segments are generally the same as those described in Note 1, Significant Accounting Policies.

End markets for Nordson products include food and beverage, metal furniture, appliances, electronic components, disposable nonwovens products and automotive components. Nordson sells its products primarily through a direct, geographically dispersed sales force.

No single customer accounted for more than 5.0 percent of the Company's sales in 2001, 2000, or 1999.

The following table presents information about Nordson's reportable segments:

                                                    ADHESIVE
                                                   DISPENSING
                                                  AND NONWOVEN    COATING AND       ADVANCED
                                                      FIBER        FINISHING       TECHNOLOGY        CORPORATE            TOTAL
---------------------------------------------------------------------------------------------------------------------------------
                                                                                 (In thousands)

YEAR ENDED OCTOBER 28, 2001
Net external sales                                 $ 430,614       $ 130,911       $ 169,891       $    --             $ 731,416
Depreciation                                          10,725           3,507           4,336           6,341              24,909
Operating profit                                      85,139           4,008          31,417         (61,027)(a)          59,537
Identifiable assets(c)                               240,409          77,087          82,009         468,903 (b)         868,408
Expenditures for long-lived assets(d)                 14,106           2,427           3,199           3,415              23,147
---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED OCTOBER 29, 2000
Net external sales                                 $ 463,552       $ 145,943       $ 131,073       $    --             $ 740,568
Depreciation                                          11,562           4,687           3,596           4,431              24,276
Operating profit                                     114,075           9,479          20,789         (52,891)(a)          91,452
Identifiable assets(c)                               257,671          86,033          68,396         230,931 (b)         643,031
Expenditures for long-lived assets(d)                  7,320           2,347           3,109          10,869              23,645
---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED OCTOBER 31, 1999
Net external sales                                 $ 443,799       $ 152,866       $ 103,800       $    --             $ 700,465
Depreciation                                          12,542           4,452           3,256           2,007              22,257
Operating profit                                      95,378           5,580           9,601         (33,574)(a)          76,985
Identifiable assets(c)                               250,206          84,491          57,670         230,663 (b)         623,030
Expenditures for long-lived assets(d)                 10,045           3,390           4,165          28,044              45,644
---------------------------------------------------------------------------------------------------------------------------------

(a) Includes $3.0 million of severance payments and supplemental pension obligations in 1999, $9.0 million of severance costs in 2000 and $14.0 million of severance and other restructuring charges in 2001. These charges were not allocated to reportable segments for management reporting purposes.

(b) Corporate assets are principally cash and cash equivalents, domestic deferred income taxes, investments, capital leases, headquarter facilities, the major portion of the Company's domestic enterprise management system and intangible assets.

(c) Includes notes and accounts receivable net of customer advance payments and allowance for doubtful accounts, inventories net of reserves and property, plant and equipment net of accumulated depreciation.

(d) Long-lived assets consist of property, plant and equipment and capital lease assets.

The Company has significant sales and long-lived assets in the following geographic areas:

                                             2001         2000         1999
------------------------------------------------------------------------------
                                                     (In thousands)
Net external sales
  North America(a)                        $357,461      $351,098      $328,573
  Europe                                   220,122       231,712       243,463
  Japan                                     74,979        79,443        68,579
  Pacific South                             78,854        78,315        59,850
------------------------------------------------------------------------------
Total net external sales                  $731,416      $740,568      $700,465
------------------------------------------------------------------------------

Long-lived assets
  North America(b)                        $112,947      $108,311      $106,054
  Europe                                    12,787        10,241        13,281
  Japan                                      4,636         5,392         5,771
  Pacific South                              2,962         2,966         3,533
------------------------------------------------------------------------------
Total long-lived assets                   $133,332      $126,910      $128,639
------------------------------------------------------------------------------

(a) Net external sales in the United States for 2001, 2000 and 1999 were $339.5 million, $330.2 million, and $307.7 million, respectively.
(b) Long-lived assets in the United States for 2001, 2000 and 1999 were $112.7 million, $108.2 million, and $105.9 million, respectively.

A reconciliation of total segment operating income to total consolidated income before income taxes is as follows:

                                            2001        2000            1999
------------------------------------------------------------------------------
                                                  (In thousands)
Total profit for reportable
  segments                               $ 59,537      $ 91,452      $ 76,985
Interest expense                          (29,489)      (11,665)      (10,244)
Interest and investment income              1,414           984         1,601
Other-net                                   6,254         2,637         3,096
------------------------------------------------------------------------------
Consolidated income before
  income taxes                           $ 37,716      $ 83,408      $ 71,438
------------------------------------------------------------------------------

A reconciliation of total assets for reportable segments to total consolidated assets is as follows:

                                            2001          2000          1999
------------------------------------------------------------------------------
                                                     (In thousands)
Total assets for reportable
  segments                              $ 868,408     $ 643,031     $ 623,030
Plus: customer advance payments            12,992         9,961         4,752
Eliminations                              (18,947)      (42,952)      (35,992)
------------------------------------------------------------------------------
Total consolidated assets               $ 862,453     $ 610,040     $ 591,790
------------------------------------------------------------------------------

NOTE 17-- QUARTERLY FINANCIAL DATA (UNAUDITED)

QUARTER                      FIRST         SECOND         THIRD        FOURTH
-------------------------------------------------------------------------------
                                (In thousands except for per-share amounts)

2001:
  Sales                  $   175,333   $   192,825   $   175,333   $   187,925
  Cost of sales               77,313        85,706        83,661        90,449
  Net income                   7,526         9,007         5,627         2,450

  Earnings per share:
   Basic                 $       .23   $       .28   $       .17   $       .07
   Diluted                       .23           .27           .17           .07
   Diluted before
    severance and
    restructuring costs          .23           .30           .19           .31
-------------------------------------------------------------------------------

2000:
  Sales                  $   152,888   $   186,647   $   184,104   $   216,929
  Cost of sales               66,721        84,653        82,299        98,924
  Net income                   4,768        12,897        14,967        22,000

  Earnings per share:
   Basic                 $       .15   $       .40   $       .47   $       .68
   Diluted                       .15           .40           .46           .67
   Diluted before
    severance and
    restructuring costs          .20           .48           .48           .69
-------------------------------------------------------------------------------

Domestic operations report results using four 13-week quarters. International subsidiaries report results using calendar quarters. The sum of the per-share amounts for the four quarters of 2001 and 2000 do not equal the annual per-share amounts as a result of the timing of treasury stock purchases and the effect of stock options granted by the Company.

During 2001, the Company recognized severance and restructuring pre-tax charges of $.1 million in the first quarter ($.1 million after-tax), $1.3 million in the second-quarter ($.9 million after-tax), $.8 million in the third-quarter ($.5 million after-tax) and $11.8 million in the fourth-quarter ($7.7 million after-tax).

During 2000, the Company recognized severance and restructuring pre-tax charges of $2.8 million in the first-quarter ($1.9 million after- tax), $3.9 million in the second-quarter ($2.6 million after-tax), $1.0 million in the third quarter ($.6 million after-tax) and $1.2 million in the fourth quarter ($.8 million after-tax).

32/33