Form 10-K, Exhibit 13
period 2001-10-28
NORDSON CORP
filed 2002-01-25
CIK 72331

                                                                    Exhibit 13-g

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Nordson Corporation

We have audited the accompanying consolidated balance sheet of Nordson Corporation as of October 28, 2001 and October 29, 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 28, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nordson Corporation at October 28, 2001 and October 29, 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 28, 2001 in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

Cleveland, Ohio
December 5, 2001