Form 10-K, Exhibit 13
period 2001-10-28
NORDSON CORP
filed 2002-01-25
CIK 72331

NORDSON CORPORATION

                                                                                                             Exhibit 13-h
ELEVEN-YEAR SUMMARY

                                                                                          2001          2000         1999
----------------------------------------------------------------------------------------------------------------------------
 (In thousands except for per-share amounts)

OPERATING DATA (a)
   Sales                                                                               $731,416        740,568       700,465
-------------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                                       $337,129(j)     332,597       318,230
   % of sales                                                                                46             45            45
-------------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                                 $321,395        307,559       302,250
   % of sales                                                                                44             42            43
-------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                                     $59,537(j)      91,452(e)     76,985(e)
   % of sales                                                                                 8             12            11
-------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes and non-recurring charges      $33,774(j)      60,501(e)     49,501(e)
   % of sales                                                                                 5              8             7
-------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                           $24,610         54,632        47,506
   % of sales                                                                                 3              7             7
-------------------------------------------------------------------------------------------------------------------------------
FINANCIAL DATA (a)
   Working capital                                                                       $6,524        116,230        89,376
-------------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets                      $500,276        240,802       250,474
-------------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                                              $506,800        357,032       339,850
-------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                        $862,453        610,040       591,790
-------------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                               $243,074        109,809       118,452
-------------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                                $263,726        247,223       221,398
-------------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                                                10             20            16
-------------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                                            13             27            23
-------------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA (a) (f)
   Basic earnings per share:
     Income before cumulative effect of accounting changes and non-recurring charges      $1.03           1.86(e)       1.50(e)
     Net income                                                                            $.75           1.68          1.44
   Diluted earnings per share:
     Income before cumulative effect of accounting changes and non-recurring charges      $1.02           1.85(e)       1.48(e)
     Net income                                                                            $.74           1.67          1.42
     Cash earnings per share (i)                                                          $1.23           1.84          1.60
-------------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                              $.56            .52           .48
-------------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                                            $7.96           7.62          6.76
-------------------------------------------------------------------------------------------------------------------------------
   Average common shares                                                                 32,727         32,455        33,048
-------------------------------------------------------------------------------------------------------------------------------
   Average common shares and common share equivalents                                    33,050         32,767        33,484
-------------------------------------------------------------------------------------------------------------------------------

ELEVEN-YEAR SUMMARY

                                                                                        1998(g)         1997       1996       1995
-----------------------------------------------------------------------------------------------------------------------------------
 (In thousands except for per-share amounts)

OPERATING DATA (a)
   Sales                                                                               660,900        636,710    609,444    581,444
-----------------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                                       303,671(d)     276,425    255,095    245,587
   % of sales                                                                               46             43         42         42
-----------------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                                 286,120        286,226    270,088    251,913
   % of sales                                                                               43             45         44         43
-----------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                                     45,071(d)      74,059     84,261     83,944
   % of sales                                                                                7             12         14         14
-----------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes and non-recurring charges      47,440(d)      49,967     53,071     52,676
   % of sales                                                                                7              8          9          9
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                           20,825         49,967     53,071     52,676
   % of sales                                                                                3              8          9          9
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL DATA (a)
   Working capital                                                                     121,394        139,152    110,486    130,562
-----------------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets                      210,468        184,181    192,791    148,769
-----------------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                                              331,862        323,333    303,277    279,331
-----------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                        538,944        502,996    510,493    434,710
-----------------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                               117,087        102,788     57,980     48,001
-----------------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                                214,775        220,545    245,297    231,330
-----------------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                                               16             18         20         21
-----------------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                                           22             22         23         24
-----------------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA (a) (f)
   Basic earnings per share:
     Income before cumulative effect of accounting changes and non-recurring charges      1.43(d)        1.45       1.49       1.45
     Net income                                                                            .63           1.45       1.49       1.45
   Diluted earnings per share:
     Income before cumulative effect of accounting changes and non-recurring charges      1.42(d)        1.42       1.46       1.42
     Net income                                                                            .62           1.42       1.46       1.42
     Cash earnings per share (i)                                                           .76           1.54       1.55       1.49
-----------------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                              .44            .40        .36        .32
-----------------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                                            6.42           6.55       6.95       6.42
-----------------------------------------------------------------------------------------------------------------------------------
   Average common shares                                                                33,084         34,552     35,738     36,438
-----------------------------------------------------------------------------------------------------------------------------------
   Average common shares and common share equivalents                                   33,322         35,106     36,408     37,154
-----------------------------------------------------------------------------------------------------------------------------------
ELEVEN-YEAR SUMMARY

                                                                                           1994      1993(h)      1992       1991
-----------------------------------------------------------------------------------------------------------------------------------
 (In thousands except for per-share amounts)

OPERATING DATA (a)
   Sales                                                                                  506,692    461,557    425,618    387,962
-----------------------------------------------------------------------------------------------------------------------------------
   Cost of sales                                                                          212,866    191,575    168,437    158,885
   % of sales                                                                                  42         42         40         41
-----------------------------------------------------------------------------------------------------------------------------------
   Selling and administrative expenses                                                    219,422    202,608    189,887    170,814
   % of sales                                                                                  43         44         45         44
-----------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                                        74,404     67,374     67,294     58,263
   % of sales                                                                                  15         15         16         15
-----------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting changes and non-recurring charges         46,654     40,775     39,537     33,787
   % of sales                                                                                   9          9          9          9
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                              46,654     35,991     39,537     33,787
   % of sales                                                                                   9          8          9          9
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL DATA (a)
   Working capital                                                                        126,996    125,391    105,138     87,004
-----------------------------------------------------------------------------------------------------------------------------------
   Net property, plant and equipment and other non-current assets                         130,637    116,298    114,461    103,015
-----------------------------------------------------------------------------------------------------------------------------------
   Total invested capital                                                                 257,633    241,689    219,599    190,019
-----------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                           380,944    357,970    346,297    296,930
-----------------------------------------------------------------------------------------------------------------------------------
   Long-term obligations                                                                   45,209     45,284     41,879     37,305
-----------------------------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                                   212,424    196,405    177,720    152,714
-----------------------------------------------------------------------------------------------------------------------------------
   Return on average invested capital-- % (b)                                                  20         19         20         21
-----------------------------------------------------------------------------------------------------------------------------------
   Return on average shareholders' equity-- % (c)                                              24         23         24         25
-----------------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA (a) (f)
   Basic earnings per share:
     Income before cumulative effect of accounting changes and non-recurring charges         1.25       1.09       1.05        .90
     Net income                                                                              1.25        .96       1.05        .90
   Diluted earnings per share:
     Income before cumulative effect of accounting changes and non-recurring charges         1.22       1.06       1.02        .88
     Net income                                                                              1.22        .94       1.02        .88
     Cash earnings per share (i)                                                             1.28       1.00       1.06        .93
-----------------------------------------------------------------------------------------------------------------------------------
   Dividends per common share                                                                 .28        .24        .22        .20
-----------------------------------------------------------------------------------------------------------------------------------
   Book value per common share                                                               5.77       5.24       4.74       4.07
-----------------------------------------------------------------------------------------------------------------------------------
   Average common shares                                                                   37,246     37,502     37,656     37,460
-----------------------------------------------------------------------------------------------------------------------------------
   Average common shares and common share equivalents                                      38,134     38,368     38,942     38,186
-----------------------------------------------------------------------------------------------------------------------------------


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

(f)  Amounts adjusted for 2-for-1 stock split effective September 12, 2000.

(g) In 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Prior years have been restated.

(h) In 1993, the Company adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; No. 109, "Accounting for Income Taxes"; and No. 112, "Employers' Accounting for Postemployment Benefits." Prior years have not been restated.

(i) Diluted cash earnings per share consists of net earnings adjusted for goodwill amortization related to business acquisitions.

(j) 2001 includes a non-recurring charge of $14.0 million which consists of severance and other charges of $13.3 million and inventory write-offs of $.7 million which is included in cost of sales.

34135