Form 10-K, Exhibit 13
period 2001-10-28
NORDSON CORP
filed 2002-01-25
CIK 72331

                                                                  Exhibit 13-i

NORDSON CORPORATION

SHAREHOLDER INFORMATION

DIVIDEND INFORMATION AND PRICE RANGE
PER COMMON SHARES

Following is a summary of dividends paid per common share, the range of market prices, and average price-earnings ratios with respect to common shares, during each quarter of 2001 and 2000. The price-earnings ratios reflect average market prices relative to trailing four-quarter earnings before severance and restructuring costs.

                                       COMMON STOCK PRICE        PRICE-
FISCAL                  DIVIDEND       ------------------      EARNINGS
QUARTERS                  PAID         HIGH           LOW        RATIO
-------------------------------------------------------------------------

2001:
  First                  $.14         $31.81         $24.25        14.9
  Second                  .14          32.25          22.00        15.9
  Third                   .14          29.00          24.06        18.8
  Fourth                  .14          28.77          20.67        24.2

2000:
  First                  $.13         $26.00         $20.63        15.9
  Second                  .13          23.88          18.07        13.4
  Third                   .13          29.94          20.13        15.3
  Fourth                  .13          32.99          23.00        15.1

MARKET MAKERS AND RESEARCH FIRMS

The following firms make a market (M) in Nordson Corporation stock and/or provide research data (R) on Nordson Corporation:

    Robert W. Baird & Co. Inc. (M) (R)
    Credit Suisse First Boston Corp. (M) (R)
    Herzog, Heine, Geduld, Inc. (M)
    Jefferies & Co. Inc. (M)
    Knight Securities L.P. (M)
    McDonald Investments, Inc. (M) (R)
    Merrill Lynch Global Securities (M) (R)
    Schwab Capital Markets L.P. (M)
    Sherwood Securities Corp. (M)
    Spear, Leeds & Kellogg (M)
    Sun Trust Capital Markets, Inc. (M)
    Value Line, Inc. (R)

STOCK LISTING INFORMATION

Nordson stock is traded on The Nasdaq Stock Market's National Market under the symbol NDSN.

TRANSFER AGENT AND REGISTRAR

    National City Bank
    Corporate Trust Operations
    P.O. Box 92301
    Cleveland, Ohio 44193-0900
    (800)622-6757

ANNUAL SHAREHOLDERS' MEETING

    Date:    March 7, 2002
    Time:    1:30 p.m.
    Place:   Alpharetta Marriott
             5750 Windward Parkway
             Alpharetta, Georgia

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